Exhibit 10.1

Execution Version

ABL CREDIT AND GUARANTY AGREEMENT

dated as of June 16, 2026

among

WHIRLPOOL CORPORATION

INSINKERATOR LLC

KITCHENAID GLOBAL LLC

WHIRLPOOL PROPERTIES, INC.

MAYTAG PROPERTIES, LLC

CERTAIN FINANCIAL INSTITUTIONS

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

and

THE BANK OF NOVA SCOTIA,

FIFTH THIRD BANK, NATIONAL ASSOCIATION,

THE HUNTINGTON NATIONAL BANK,

and

STANDARD CHARTERED BANK,

as Documentation Agents

and

JPMORGAN CHASE BANK, N.A.

BNP PARIBAS SECURITIES CORP.,

CITIBANK, N.A.,

MIZUHO BANK, LTD.,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

BMO CAPITAL MARKETS CORP,

GOLDMAN SACHS BANK USA,

PNC BANK, NATIONAL ASSOCIATION

and

TD BANK, N.A.,

as Joint Lead Arrangers and Joint Bookrunners

i

Section 10.10	CONSENT TO JURISDICTION	161
Section 10.11	WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES	161
Section 10.12	Binding Effect; Termination	162
Section 10.13	Confidentiality	162
Section 10.14	Acknowledgement and Consent to Bail-In of Affected Financial Institutions	163
Section 10.15	Release of Subsidiary Guarantors and Collateral	164
Section 10.16	Appointment for Perfection	166
Section 10.17	Acknowledgement Regarding Any Supported QFCs	166

ARTICLE 11. THE ADMINISTRATIVE AGENT		167

Section 11.01	Appointment and Authority	167
Section 11.02	Rights as a Lender	168
Section 11.03	Exculpatory Provisions	168
Section 11.04	Reliance by Administrative Agent	169
Section 11.05	Delegation of Duties	169
Section 11.06	Resignation of Administrative Agent	169
Section 11.07	Acknowledgements of Lenders and Issuing Lenders	170
Section 11.08	Reimbursement and Indemnification	172
Section 11.09	No Other Duties, etc.	173
Section 11.10	Certain ERISA Matters	173
Section 11.11	Borrower Communications	174
Section 11.12	Collateral Matters	175
Section 11.13	Credit Bidding	176
Section 11.14	Secured Cash Management Agreements, Secured Hedge Agreements, Secured Pari Lease Agreements Supply Chain Financings, Import/Export Financings and Bilateral Letters of Credit	177

ARTICLE 12. SETOFF; RATABLE PAYMENTS		179

Section 12.01	Setoff	179
Section 12.02	Ratable Payments	179

ARTICLE 13. BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS		180

Section 13.01	Successors and Assigns	180
Section 13.02	Participations	180
Section 13.03	Assignments	181
Section 13.04	Dissemination of Information	184
Section 13.05	Tax Treatment	184
Section 13.06	SPCs	184
Section 13.07	Pledges	185
Section 13.08	Interest Rate Limitation	185

ARTICLE 14. NOTICES		185

Section 14.01	Giving Notice	185
Section 14.02	Change of Address	186

ARTICLE 15. COUNTERPARTS		186

ARTICLE 16. PATRIOT ACT NOTICE		187

EXHIBITS

Exhibit A	–	Note
Exhibit B	–	Assumption Agreement
Exhibit C	–	Assignment Agreement
Exhibit D	–	Compliance Certificate
Exhibit E	–	Form of Solvency Certificate
Exhibit F	–	Form of Perfection Certificate
Exhibit G	–	Form of Counterpart Agreement
Exhibit H	–	Form of Borrowing Base Certificate
Exhibit I	–	Form of Junior Lien Intercreditor Agreement

SCHEDULES

Schedule I	–	Commitments
Schedule II	–	Payment Offices of the Administrative Agent
Schedule III	–	Pricing Schedule
Schedule IV	–	Notices
Schedule V	–	Designated Cash Management Agreements
Schedule VI	–	Designated Hedging Agreements
Schedule VII	–	Supply Chain Financings
Schedule VIII	–	Bilateral Letters of Credit
Schedule IX	–	Import/Export Financings
Schedule 1.01	–	Subsidiary Guarantors
Schedule 1.02	–	Existing Synthetic Lease Agreements
Schedule 1.03	–	Credit Card Issuers
Schedule 1.04	–	Credit Card Processors
Schedule 2.04	–	Existing Letters of Credit
Schedule 6.08	–	Plans
Schedule 6.10	–	Subsidiaries
Schedule 7.10	–	Existing Liens
Schedule 7.11	–	Existing Indebtedness
Schedule 7.17	–	Transactions with Affiliates
Schedule 7.23	–	Certain Post-Closing Obligations

v

ABL CREDIT AND GUARANTY AGREEMENT

This ABL Credit and Guaranty Agreement, dated as of June 16, 2026, is among Whirlpool Corporation, a Delaware corporation, InSinkErator LLC, a Delaware limited liability company, KitchenAid Global LLC, a Delaware limited liability company, Whirlpool Properties, Inc., a Michigan corporation, Maytag Properties, LLC, a Michigan limited liability company, the other Borrowers from time to time party hereto, the Subsidiary Guarantors from time to time party hereto, the Lenders from time to time party hereto, JPMorgan Chase Bank, N.A., as Administrative Agent for such Lenders and The Bank of Nova Scotia, Fifth Third Bank, National Association, The Huntington National Bank and Standard Chartered Bank, as Documentation Agents.

WITNESSETH:

WHEREAS, the Borrowers have requested that the Lenders extend credit to the Borrowers in the form of a senior secured revolving credit facility in an aggregate principal amount of $2,000,000,000, the proceeds of which will be used, among other things, for working capital needs and general corporate purposes of the Borrowers and their respective Subsidiaries;

WHEREAS, the Lenders are willing to extend such credit to the Borrowers on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the undertakings set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE 1.

DEFINITIONS

Section 1.01 Definitions.

As used in this Credit Agreement:

“2031 Senior Secured Notes” means those certain 7.500% Senior Notes due 2031 issued by Whirlpool pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $1,000,000,000 as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“2034 Senior Secured Notes” means those certain 7.875% Senior Notes due 2034 issued by Whirlpool pursuant to the Senior Secured Notes Indenture in the original aggregate principal amount of $1,000,000,000 as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“ABL Indebtedness Priority Collateral” is defined in the applicable Term Indebtedness Intercreditor Agreement, and is intended to indicate that portion of the Collateral subject to a Lien in favor of the Administrative Agent and the other secured parties for which it acts over the Collateral assets of a type included in the calculation of the Borrowing Base. For the avoidance of doubt, following the IP Release, Intellectual Property shall not constitute ABL Indebtedness Priority Collateral and following the M&E Release, Machinery and Equipment shall not constitute ABL Indebtedness Priority Collateral.

“Account” is defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Account Debtor” means any Person obligated on an Account.

“Acquired Accounts” is defined in the definition of “Eligible Accounts”.

“Acquired Asset Applicable Advance Rate” means (i) with respect to any Acquired Account that constitutes (x) a Non-Investment Grade Eligible Account, 63.75% or (y) an Investment Grade Eligible Account, 67.5% and (ii) with respect to any Acquired Inventory that constitutes (w) Eligible Finished Goods, 60%, (x) Eligible Raw Materials, 37.5%, (y) Eligible Service Parts, 37.5%, or (z) Eligible In-Transit Inventory, 20%.

“Acquired Intellectual Property” is defined in the definition of “Eligible Intellectual Property”.

“Acquired Inventory” is defined in the definition of “Eligible Inventory”.

“Acquired Machinery and Equipment” is defined in the definition of “Eligible Machinery and Equipment”.

“Additional Borrowing Subsidiary” means any Additional Canadian Borrowing Subsidiary and/or any Additional U.S. Borrowing Subsidiary, as the context requires.

“Additional Canadian Borrowing Subsidiary” means any Subsidiary Guarantor that is (i) a Canadian Loan Party (or any Subsidiary of Whirlpool that becomes a Canadian Loan Party concurrently with becoming an Additional Canadian Borrowing Subsidiary) and (ii) duly designated by Whirlpool pursuant to Section 2.09 to request Advances hereunder, which such Subsidiary Guarantor shall have satisfied the conditions precedent set forth in Section 5.02.

“Additional U.S. Borrowing Subsidiary” means any Subsidiary Guarantor that is (i) not a Canadian Loan Party (or any Subsidiary of Whirlpool that becomes a Subsidiary Guarantor concurrently with becoming an Additional U.S. Borrowing Subsidiary) and (ii) duly designated by Whirlpool pursuant to Section 2.09 to request Advances hereunder, which such Subsidiary Guarantor shall have satisfied the conditions precedent set forth in Section 5.02.

“Additional Lender” means any Person that is not an existing Lender and has agreed to provide Incremental Commitments pursuant to Section 2.14.

“Adjustment Date” is defined in the Pricing Schedule.

“Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as agent for the Lenders pursuant to Article 11, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article 11.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans, including Protective Advances, made by the Lenders to the applicable Borrower at the same time, of the same Type and Agreed Currency and, in the case of Term Benchmark Advances, for the same Interest Period.

“Affiliate” means with respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. As used herein, the term “Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms “Controlled” and “Controlling” have meanings correlative to the foregoing.

“Aggregate Borrowing Base” means, at any time, the Dollar Amount of the sum of the U.S. Borrowing Base plus the Canadian Borrowing Base; provided that in no event shall the Canadian Borrowing Base comprise more than $200,000,000.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders hereunder (which, as of the date of this Credit Agreement, is $2,000,000,000), as amended from time to time pursuant to the terms hereof.

“Agreed Currency” means, subject to Section 3.04, (a) (i) Dollars, (ii) euros, (iii) Sterling and (iv) Canadian Dollars and (b) solely with respect to Letters of Credit, Dollars and Canadian Dollars; provided that no additional currencies may be added after the Effective Date without the consent of Whirlpool, each Lender and the Administrative Agent.

“Alternate Base Rate” means, on any date of determination and with respect to all Dollar-denominated Floating Rate Advances, a fluctuating rate of interest per annum equal to the sum of (a) the highest of (i) the NYFRB Rate in effect on such date plus 0.50% per annum, (ii) the Prime Rate and (iii) the Term SOFR Reference Rate for a one month Interest Period as published two U.S. Government Securities Business Days prior to such date of determination (or if such day is not a U.S. Government Securities Business Day, the immediately preceding U.S. Government Securities Business Day) plus 1% plus (b) the Alternate Base Rate Margin for such date of determination; provided that for the purpose of this definition, the Term SOFR Rate for any U.S. Government Securities Business Day shall be based on the Term SOFR Reference Rate at approximately 5:00 a.m. Chicago time on such U.S. Government Securities Business Day (or any amended publication time for the Term SOFR Reference Rate, as specified by the CME Term SOFR Administrator in the Term SOFR Reference Rate methodology); and provided, further, that if the Alternate Base Rate as so determined under clauses (i), (ii) or (iii) above would be less than 1.00%, such rate shall be deemed to be equal to 1.00% for the purposes of this Credit Agreement. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Term SOFR Rate, respectively. If the Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 3.04 (for the avoidance of doubt, only until the Benchmark Replacement has been determined pursuant to Section 3.04(b)), then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.

“Alternate Base Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“AML Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to anti-money laundering, including the Canadian AML Legislation.

“Annual Field Examination” is defined in Section 7.08(e).

“Annual Inventory Appraisal” is defined in Section 7.08(b).

“Annual IP Appraisal” is defined in Section 7.08(c).

“Annual M&E Appraisal” is defined in Section 7.08(d).

“Anti-Corruption Laws” means, with respect to Whirlpool or any of its Subsidiaries, all laws, rules, and regulations of any jurisdiction applicable to Whirlpool or such Subsidiary from time to time concerning or relating to bribery or corruption including, without limitation, the UK Bribery Act 2010, the United States Foreign Corrupt Practices Act of 1977 and the Corruption of Foreign Public Officials Act (Canada).

“Applicable Parties” is defined in Section 11.11(c).

“Applicable Screen Rate” means, with respect to Dollar-denominated Term Benchmark Advances, the Term SOFR Reference Rate, with respect to Euro-denominated Term Benchmark Advances, the EURIBOR Screen Rate and, with respect to Canadian Dollar-denominated Term Benchmark Advances, the Term CORRA Rate.

“Approved Borrower Portal” is defined in Section 11.11(a).

“Arrangers” means JPMorgan Chase Bank, N.A., BNP Paribas Securities Corp., Citibank, N.A., Mizuho Bank, Ltd., Wells Fargo Bank, National Association, BMO Capital Markets Corp, Goldman Sachs Bank USA, PNC Bank, National Association and TD Bank, N.A.

“Article” means an article of this Credit Agreement unless another document is specifically referenced.

“Assumption Agreement” means an agreement of a Subsidiary of Whirlpool addressed to the Lenders in substantially the form of Exhibit B hereto pursuant to which such Subsidiary agrees to become a “Borrower” and be bound by the terms and conditions of this Credit Agreement.

“Attributable Receivables Indebtedness” means, at any time, the principal amount of Indebtedness which (i) if a Permitted Receivables Facility is structured as a lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (ii) if a Permitted Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under the Permitted Receivables Facility if the same were structured as a lending agreement rather than a purchase agreement or such other similar agreement (whether such amount is described as “capital” or otherwise).

“Authorized Officer” means, with respect to any Loan Party, (i) the Chairman of the Board of such Loan Party, (ii) the Executive Vice President and Chief Financial Officer of such Loan Party, (iii) the Vice President and Treasurer of such Loan Party and (iv) any other officer of such Loan Party authorized by resolution of the board of directors (or any other applicable governing body) of such Loan Party to execute and deliver on behalf of such Loan Party this Credit Agreement or any other Loan Document.

“Authorized Representative” means any Authorized Officer and any other officer, employee or agent of a Loan Party designated from time to time as an Authorized Representative in a written notice from any Authorized Officer to the Administrative Agent.

“Availability” means at any time, an amount equal to (a) the Line Cap minus (b) the Total Revolving Extensions of Credit then outstanding.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, any tenor for such Benchmark (or component thereof) or payment period for interest calculated with reference to such Benchmark (or component thereof), as applicable, that is or may be used for determining the length of an Interest Period for any term rate or otherwise, for determining any frequency of making payments of interest calculated pursuant to this Credit Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 3.04(e).

“Average Daily Used Percentage” means, for any fiscal quarter of Whirlpool, the percentage derived by dividing (a) the sum of (x) the average daily principal balance of all Advances outstanding during such Fiscal Quarter plus (y) the average daily undrawn amount of all outstanding LOC Obligations by (b) the average daily amount of the aggregate Commitments during such Fiscal Quarter.

“Bail-In Action” is defined in Section 10.14.

“Bankruptcy Code” means Title 11, United States Code, Sections 1 et seq., as the same may have been and may hereafter be amended from time to time, and any successor thereto or replacement therefor which may be hereafter enacted.

“Belgian Civil Code” means the Belgian oud Burgerlijk Wetboek/ancien Code Civil of 21 March 1804 and, with effect from its applicable effective date, the Belgian new Burgerlijk Wetboek/Code Civil introduced pursuant to the law of 13 April 2019 introducing a Civil Code and inserting book 8 (Evidence) in the Civil Code.

“Belgian Collateral Document” means the Belgian law governed movable assets pledge agreement, dated as of the Effective Date (or such later date as may be contemplated by Section 7.23), between KitchenAid Europa, Inc. as the pledgor and the Administrative Agent as the pledgee.

“Benchmark” means, initially, with respect to any (i) Floating Rate Loan denominated in Sterling, SONIA or (ii) Term Benchmark Loan, the Relevant Rate for such Agreed Currency; provided that if a Benchmark Transition Event and the related Benchmark Replacement Date have occurred with respect to the applicable Relevant Rate or the then-current Benchmark for such Agreed Currency, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.04(b).

“Benchmark Replacement” means, for any Available Tenor, the first alternative set forth in the order below that can be determined by the Administrative Agent for the applicable Benchmark Replacement Date; provided that, in the case of any Loan denominated in euro or Sterling, “Benchmark Replacement” shall mean the alternative set forth in (2) below:

(1) (a) in the case of any Loan denominated in Dollars, Daily Simple SOFR and/or (b) in the case of any Loan denominated in Canadian Dollars, the Daily Simple CORRA;

(2) the sum of: (a) the alternate benchmark rate that has been selected by the Administrative Agent and Whirlpool as the replacement for the then-current Benchmark for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then-current Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time in the United States and (b) the related Benchmark Replacement Adjustment;

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Credit Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Interest Period and Available Tenor for any setting of such Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and Whirlpool for the applicable Corresponding Tenor giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body on the applicable Benchmark Replacement Date and/or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement and/or any Term Benchmark Loan denominated in Dollars, any technical, administrative or operational changes (including changes to the definition of “Alternate Base Rate,” the definition of “Canadian Prime Rate”, the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, length of lookback periods, the applicability of breakage provisions, and other technical, administrative or operational matters) that the Administrative Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of such Benchmark exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Credit Agreement).

“Benchmark Replacement Date” means, with respect to any Benchmark, the earliest to occur of the following events with respect to such then-current Benchmark:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be no longer representative; provided, that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, (i) if the event giving rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination and (ii) the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (1) or (2) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means, with respect to any Benchmark, the occurrence of one or more of the following events with respect to such then-current Benchmark:

(1) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(2) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the NYFRB, the Bank of Canada, the CME Term SOFR Administrator, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), in each case, which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are no longer, or as of a specified future date will no longer be, representative.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means, with respect to any Benchmark, the period (if any) (x) beginning at the time that a Benchmark Replacement Date pursuant to clauses (1) or (2) of that definition has occurred if, at such time, no Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 3.04 and (y) ending at the time that a Benchmark Replacement has replaced such then-current Benchmark for all purposes hereunder in accordance with Section 3.04.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“BHC Act Affiliate” of a party means an “affiliate’ (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Bilateral Letter of Credit Bank” means any Person that, (a) at the time it issues a Bilateral Letter of Credit permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as an issuer of such Bilateral Letter of Credit or (b) in the case of any Bilateral Letter of Credit issued prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as an issuer of such Bilateral Letter of Credit.

“Bilateral Letter of Credit” means (i) any commercial documentary letter of credit issued for the account of any Loan Party or any Subsidiary, (ii) any irrevocable letter of credit issued pursuant to which the issuing institution agrees to make payments for the account of Loan Party or any Subsidiary in respect of obligations of such Person incurred pursuant to contracts made or performances undertaken or to be undertaken or like matters relating to contracts to which such Person is or proposes to become a party in furtherance of such Person’s good faith business purposes, or (iii) any bank guarantee issued for the account of any Loan Party or any Subsidiary for a purpose described in clause (i) or (ii), in the case of each of clauses (i), (ii) and (iii), that is issued by a Bilateral Letter of Credit Bank and is listed on Schedule VIII hereto or, after the Effective Date, has been designated by Whirlpool in writing to the Administrative Agent as a “Bilateral Letter of Credit”; provided, that in respect of any Bilateral Letter of Credit so designated after the Effective Date, Whirlpool shall deliver to the Administrative Agent an updated version of Schedule VIII reflecting such Bilateral Letter of Credit and the principal or similar amount of Bilateral Letter of Credit Obligations in respect thereof. The Bilateral Letters of Credit on the Effective Date are identified as such in Schedule VIII hereto.

“Bilateral Letter of Credit Obligations” means any and all obligations of a Loan Party or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), in connection with Bilateral Letters of Credit.

“Borrower” means, individually, Whirlpool or any Borrowing Subsidiary, and “Borrowers” means collectively, Whirlpool and each Borrowing Subsidiary.

“Borrower Communications” means, collectively, any Borrowing Notice, Interest Election Request, notice of prepayment, notice requesting the issuance, amendment or extension of a Letter of Credit or other notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by Whirlpool to the Administrative Agent through an Approved Borrower Portal.

“Borrowing Base” means the U.S. Borrowing Base and/or the Canadian Borrowing Base, as the context requires.

“Borrowing Base Assets” means assets included in the calculation of the Borrowing Base.

“Borrowing Base Certificate” means a certificate, signed and certified as accurate and complete by a Responsible Officer of Whirlpool, in substantially the form of Exhibit H or another form which is acceptable to the Administrative Agent in its sole discretion.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” means a request by a Borrower for an Advance in accordance with Section 2.03, which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers.

“Borrowing Subsidiary” means a U.S. Borrowing Subsidiary or a Canadian Borrowing Subsidiary, as the context requires, and “Borrowing Subsidiaries” means, collectively, the U.S. Borrowing Subsidiaries and the Canadian Borrowing Subsidiaries.

“Budget” is defined in Section 7.01(i).

“Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in New York City; provided that (a) in relation to Loans denominated in Sterling, “Business Day” means any day (other than a Saturday or a Sunday) on which banks are open for business in London, (b) in relation to Loans denominated in euros and in relation to the calculation or computation of the EURIBOR Rate, “Business Day” means any day which is a TARGET Day, (c) in relation to Loans referencing the Term SOFR Rate and any interest rate settings, fundings, disbursements, settlements or payments of any such Loans referencing the Term SOFR Rate, “Business Day” means any such day that is a U.S. Government Securities Business Day and (d) in relation to Loans denominated in Canadian Dollars, any day (other than a Saturday or a Sunday) on which banks are open for business in Toronto, Ontario, Canada.

“Canadian AML Legislation” means, collectively, the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada), the Criminal Code (Canada) and the United Nations Act (Canada), including the Regulations Implementing the United Nations Resolutions on the Suppression of Terrorism (Canada) and the United Nations Al-Qaida and Taliban Regulations (Canada) promulgated under the United Nations Act (Canada), and other applicable anti-money laundering laws applicable in Canada, including any rules, regulations, directives, guidelines or orders thereunder.

“Canadian Borrowing Base” means at any time, the Dollar Amount of the sum of (without duplication of any asset included in the U.S. Borrowing Base):

(a) (i) 85% of the book value of the Canadian Loan Parties’ Non-Investment Grade Eligible Accounts at such time and (ii) 90% of the book value of the Canadian Loan Parties’ Investment Grade Eligible Accounts, plus

(b) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Finished Goods valued on a first-in-first-out basis and (ii) 80% multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Finished Goods valued on a first-in-first-out basis, plus

(c) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Raw Materials valued on a first-in-first-out basis and (ii) 50 % multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Raw Materials valued on a first-in-first-out basis, plus

(d) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Service Parts valued on a first-in-first-out basis and (ii) 50% multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Service Parts valued on a first-in-first-out basis; plus

(e) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Semi-Finished Goods valued on a first-in-first-out basis and (ii) 35% multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible Semi-Finished Goods valued on a first-in-first-out basis; plus

(f) 90% of the Canadian Loan Parties Eligible Credit Card Receivables; plus

(g) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible In-Transit Inventory valued on a first-in-first-out basis and (ii) 70% multiplied by the lesser of market value and cost of the Canadian Loan Parties’ Eligible In-Transit Inventory valued on a first-in-first-out basis, but in no event to exceed, when taken together with amounts referred to in clause (h) of the definition of the U.S. Borrowing Base, 10% of the Line Cap; plus

(h) 100.0% of the Canadian Loan Parties’ Eligible Cash; provided that, notwithstanding anything to the contrary herein, amounts referred to in this clause (h), when taken together with amounts referred to in clause (j) of the definition of U.S. Borrowing Base, shall not constitute more than 10% of Specified Availability; minus

(i) Reserves (without duplication of Reserves imposed in connection with the U.S. Borrowing Base).

The Administrative Agent may, in its Permitted Discretion adjust Reserves used in computing the Canadian Borrowing Base in accordance with the definition of Reserves. The Canadian Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(j) of this Credit Agreement.

“Canadian Borrowing Subsidiary” means, individually, any Additional Canadian Borrowing Subsidiary, and “Canadian Borrowing Subsidiaries” means, collectively, each Additional Canadian Borrowing Subsidiary.

“Canadian Collateral” means Collateral consisting of assets or interests in assets of the Canadian Loan Parties, or assets or interests of the other Loan Parties which are subject to the PPSA or the UCC or are otherwise located in Canada or the United States, in each case now owned or hereafter acquired, and the proceeds thereof.

“Canadian Collateral Agreement” means the collateral agreement, dated as of the Effective Date, among the Canadian Loan Parties party thereto and the Administrative Agent.

“Canadian Collateral Documents” means, collectively, the Canadian Collateral Agreement, any Account Control Agreements, each of the collateral assignments and supplements to all of the foregoing, security agreements, deeds of hypothec, pledge agreements, intellectual property security agreements or other similar agreements, in each case, entered into by a Canadian Loan Party and delivered to the Administrative Agent pursuant to Sections 5.01(a), 7.21, 7.22 or 7.23 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties in the Canadian Collateral.

“Canadian Defined Benefit Plan” means any Canadian Pension Plan which contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Canadian Tax Act, other than a Canadian Defined Benefit Multi-Employer Plan.

“Canadian Defined Benefit Multi-Employer Plan” means any Canadian Multi-Employer Plan that contains a “defined benefit provision”, as defined in subsection 147.1(1) of the Canadian Tax Act.

“Canadian Dollars”, “C$” and “Cdn$” means the lawful money of Canada.

“Canadian Economic Sanctions and Export Control Laws” means any Canadian laws, regulations or orders governing dealings with countries, entities, organizations, or individuals subject to economic sanctions and similar measures, including, without limitation, the United Nations Act (Canada), Special Economic Measures Act (Canada), the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law) (Canada), Freezing Assets of Corrupt Foreign Officials Act (Canada), Part II.1 of the Criminal Code (Canada), Export and Import Permits Act (Canada), Defence Production Act (Canada), and the Foreign Extraterritorial Measures Act (Canada).

“Canadian Employee Benefit Plan” is defined in Section 11.10.

“Canadian Insolvency Laws” means each of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, any successors to such statutes and any other applicable insolvency or other similar law of Canada or any province or territory thereof, including any corporate or other law of Canada or any province or territory thereof permitting a debtor to obtain a stay or a compromise of the claims of its creditors against it.

“Canadian Loan Party” means any Loan Party organized under the laws of Canada or any province or territory thereof, including for the avoidance of doubt, each Canadian Borrowing Subsidiary.

“Canadian Multi-Employer Plan” means any “multi-employer plan” within the meaning of the regulations under the Canadian Tax Act and applicable federal, provincial or territorial pension standards legislation in Canada that is contributed to by a Canadian Loan Party for its Canadian (employed in Canada) employees or former employees or under which a Canadian Loan Party has any liability with respect to its Canadian (employed in Canada) employees or former employees.

“Canadian Pension Event” means the occurrence of any of the following: (a) the board of directors of a Canadian Loan Party passes a resolution to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan administered by a Canadian Loan Party, or any Canadian Loan Party otherwise initiates any action or filing to voluntarily terminate or wind up in whole or in part any Canadian Defined Benefit Plan administered by a Canadian Loan Party, (b) the institution of proceedings by a Governmental Authority to terminate in whole or in part any Canadian Defined Benefit Plan administered by a Canadian Loan Party, including notice being given by a Governmental Authority that it intends to order a wind up in whole or in part of such Canadian Defined Benefit Plan, (c) the wind up or termination (in whole or in part) of any Canadian Defined Benefit Plan administered by a Canadian Loan Party, (d) the withdrawal of any Canadian Loan Party from any Canadian Defined Benefit Multi-Employer Plan where any additional contributions by such Canadian Loan Party are triggered by such withdrawal, (e) the appointment by a Governmental Authority of a replacement administrator or trustee to wind up or terminate (in whole or in part) any Canadian Defined Benefit Plan administered by a Canadian Loan Party, and (f) there is a cessation of required Canadian Loan Party contributions to the pension fund of a Canadian Defined Benefit Plan administered by a Canadian Loan Party.

“Canadian Pension Plans” means each pension plan required to be registered under Canadian federal or provincial pension standards legislation and/or the Canadian Tax Act that is sponsored, administered or contributed to by a Canadian Loan Party for its Canadian employees or former employees, but does not include a Canadian Multi-Employer Plan, the Canada Pension Plan, the Québec Pension Plan as maintained by the Government of Canada or the Province of Québec, respectively, or any other statutory retirement savings or benefit plan that is both administered by a Governmental Authority and required under Canadian federal or provincial statutes for a Canadian Loan Party to contribute to or otherwise participate.

“Canadian Prime Rate” means, on any day, the rate determined by the Administrative Agent to be equal to the sum of (i) the higher of (a) the rate equal to the PRIMCAN Index rate that appears on the Bloomberg screen at 10:15 a.m. Toronto time on such day (or, in the event that the PRIMCAN Index is not published by Bloomberg, any other information services that publishes such index from time to time, as selected by the Administrative Agent in its reasonable discretion) and (b) the Term CORRA Reference Rate for a one month Interest Period plus 1.0 % per annum plus (ii) the Canadian Prime Rate Margin for such date of determination; provided, that if the above rate as so determined under clause (i) above shall be less than zero, such rate shall be deemed to be equal to zero for purposes of this Agreement. Any change in the Canadian Prime Rate due to a change in the PRIMCAN Index or the Term CORRA Reference Rate shall be effective from and including the effective date of such change.

“Canadian Prime Rate Loans” means Floating Rate Loans for which the applicable rate of interest is based upon the Canadian Prime Rate.

“Canadian Prime Rate Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Canadian Priority Payables Reserve” means, without duplication, reserves (determined from time to time by the Administrative Agent in its Permitted Discretion) representing a trust, deemed trust, Lien or other claim on the Collateral ranking or capable of ranking in priority to or pari passu with one or more of the Liens of the Secured Parties granted in the Loan Documents for each of the following: (a) the amount past due and owing by any Canadian Loan Party, or the accrued amount for which such Canadian Loan Party has an obligation to remit, to a governmental authority or other Person pursuant to any applicable law, rule or regulation, in respect of (i) goods and services taxes, harmonized sales tax, sales taxes, employee income taxes, municipal taxes and other taxes payable or to be remitted or withheld; (ii) workers’ compensation or employment insurance; (iii) vacation or holiday pay or unpaid wages or claims under the Wage Earner Protection Program Act (Canada); (iv) Canada Pension Plan, Quebec Pension Plan or other statutory pension plan contributions under which a Canadian Loan Party is required to contribute and such pension plans is administered by a Governmental Authority; and (v) other like charges and demands to the extent that any Governmental Authority or other Person could reasonably claim a trust, Lien or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens of the Secured Parties granted in the Loan Documents; and (b) the aggregate amount of any other liabilities of any Canadian Loan Party (i) in respect of unpaid or unremitted pension plan contributions, normal cost contributions or special payments under a Canadian Defined Benefit Plan or Canadian Defined Benefit Multi-Employer Plan, or (ii) representing any unfunded liability, solvency deficiency or wind-up deficiency with respect to a Canadian Defined Benefit Plan or Canadian Defined Benefit Multi-Employer Plan, or (iii) which are secured by a trust, deemed trust, Lien or other claim on any Collateral, in all cases, pursuant to any applicable law, rule or regulation only to the extent such trust, deemed trust, Lien or other claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens of the Secured Parties granted in the Loan Documents (such as trusts, deemed trusts, Liens or other claims in favor of employees, landlords, warehousemen, customs brokers/freight forwarders, carriers, mechanics, materialmen, labourers, or suppliers)

“Canadian Tax Act” means the Income Tax Act (Canada), as amended.

“Capital Expenditures” means for any period, with respect to any Person, the aggregate of all expenditures by such Person and its Subsidiaries for the acquisition or leasing (pursuant to a Finance Lease) of fixed or capital assets or additions to equipment (including replacements, capitalized repairs and improvements during such period) that is required to be capitalized under GAAP on a consolidated balance sheet of such Person and its Subsidiaries.

“Cash Collateralize” means, to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Lenders or Lenders, as collateral for LOC Obligations or obligations of Lenders to fund participations in respect of LOC Obligations, cash or deposit account balances or, if the Administrative Agent and each applicable Issuing Lender shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and each applicable Issuing Lender. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, card services (including services related to credit cards, including purchasing and commercial cards, prepaid cards, including payroll, stored value and gift cards, merchant services processing and debit cards), electronic funds transfer and other cash management arrangements or automated clearinghouse transfer of funds, or any similar services.

“Cash Management Bank” means (a) any Person that, at the time it enters into a Cash Management Agreement with Whirlpool or any Subsidiary (which may include such an agreement where a third party intermediary is party to such agreement with Whirlpool or any Subsidiary and such third party intermediary enters into a “back-to-back” agreement or similar arrangement whereby such Person assumes all or a portion of the risk and/or funding obligations under such agreement with Whirlpool or such Subsidiary provided that no such Person pursuant to such “back-to-back” agreement or similar agreement (except the Administrative Agent or any of its Affiliates) shall be considered a Cash Management Bank until such time as it shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that such Person constitutes a Cash Management Bank entitled to the benefits of Article 4 and the Collateral Documents), is a

Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement and (b) in the case of any Cash Management Agreement entered into prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Cash Management Agreement (which may include such an agreement where a third party intermediary is party to such agreement with Whirlpool or any Subsidiary and such third party intermediary enters into a “back-to-back” agreement or similar arrangement whereby such Person assumes all or a portion of the risk and/or funding obligations under such agreement with Whirlpool or such Subsidiary provided that no such Person pursuant to such “back to “back” agreement or similar agreement (except the Administrative Agent or any of its Affiliates) shall be considered a Cash Management Bank until such time as it shall have delivered written notice to the Administrative Agent that such a transaction has been entered into and that such Person constitutes a Cash Management Bank entitled to the benefits of Article 4 and the Collateral Documents).

“Central Bank Rate” means, (A) the greater of (i) for any Loan denominated in (a) Sterling, the Bank of England (or any successor thereto)’s “Bank Rate” as published by the Bank of England (or any successor thereto) from time to time and (b) euro, one of the following three rates as may be selected by the Administrative Agent in its reasonable discretion: (1) the fixed rate for the main refinancing operations of the European Central Bank (or any successor thereto), or, if that rate is not published, the minimum bid rate for the main refinancing operations of the European Central Bank (or any successor thereto), each as published by the European Central Bank (or any successor thereto) from time to time, (2) the rate for the marginal lending facility of the European Central Bank (or any successor thereto), as published by the European Central Bank (or any successor thereto) from time to time or (3) the rate for the deposit facility of the central banking system of the Participating Member States, as published by the European Central Bank (or any successor thereto) from time to time and (ii) zero; plus (B) the applicable Central Bank Rate Adjustment; provided that if the Central Bank Rate as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Credit Agreement.

“Central Bank Rate Adjustment” means, for any day, for any Loan denominated in (a) euro, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of the EURIBOR Rate for the five most recent Business Days preceding such day for which the EURIBOR Screen Rate was available (excluding, from such averaging, the highest and the lowest EURIBOR Rate applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of euro in effect on the last Business Day in such period and (b) Sterling, a rate equal to the difference (which may be a positive or negative value or zero) of (i) the average of SONIA for the five most recent Business Days preceding such day for which SONIA was available (excluding, from such averaging, the highest and the lowest SONIA applicable during such period of five Business Days) minus (ii) the Central Bank Rate in respect of Sterling in effect on the last Business Day in such period. For purposes of this definition, (x) the term Central Bank Rate shall be determined disregarding clause (B) of the definition of such term and (y) the EURIBOR Rate on any day shall be based on the EURIBOR Screen Rate on such day at approximately the time referred to in the definition of such term for deposits in euro for a maturity of one month.

“Charges” is defined in Section 13.08.

“CME Term SOFR Administrator” means CME Group Benchmark Administration Limited as administrator of the forward-looking term Secured Overnight Financing Rate (SOFR) (or a successor administrator).

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property provided as collateral security under the terms of the Collateral Documents, including for certainty the Canadian Collateral; provided that, the Collateral shall exclude the Excluded Assets.

“Collateral Access Agreement” means any landlord waiver or other agreement, in form and substance reasonably satisfactory to the Administrative Agent, between the Administrative Agent and any third party (including any bailee, consignee, customs broker, or other similar Person) in possession of any Collateral or any landlord of any real property where any Collateral is located, as such landlord waiver or other agreement may be amended, restated, or otherwise modified from time to time.

“Collateral Deposit Account” is defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Collateral Documents” means, collectively, the U.S. Collateral Documents, the Canadian Collateral Documents, the Belgian Collateral Document and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral.

“Collection Account” means individually and collectively, each “Collection Account” referred to in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Commencement Date” is defined in Section 7.13.

“Commitment” means, (i) for each Lender, the obligation of such Lender (a) to make Loans to the Borrowers under this Credit Agreement, (b) to purchase Participation Interests in Letters of Credit in accordance with Section 2.04(c) or (c) to make Protective Advances to the Borrowers under this Credit Agreement, in each case not exceeding in the aggregate the amount set forth on Schedule I hereto or as set forth in an applicable Assignment Agreement in the form of Exhibit C hereto received by the Administrative Agent under the terms of Section 13.03, as such amount may be modified from time to time pursuant to the terms of this Credit Agreement and (ii) with respect to each Issuing Lender, the Permanent LOC Commitment and the First-Year LOC Commitment. On the Effective Date, the maximum Commitment of each Lender shall be the amount set forth under “Commitment” on Schedule I hereto.

“Commitment Increase” is defined in Section 2.14(a).

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Compliance Certificate” is defined in Section 7.01(c).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (without duplication) (i) an amount, which in the determination of such net income has been deducted for (a) Consolidated Interest Expense for such period, (b) taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries for such period, (c) identifiable and verifiable non-recurring cash restructuring charges, (d) depreciation and amortization expense for such period, (e) non-cash charges, losses and expenses and fees for such period, (f) non-recurring, extraordinary or unusual charges, losses and expenses for such period, (g) any expenses, charges, or fees (whether or not successful) related to the transactions contemplated by this Credit Agreement or any equity offering, Permitted Acquisition, Investment, acquisition, Disposition, recapitalization, merger, amalgamation or consolidation or the incurrence, modification, refinancing, redemption, repurchase, amendment or waiver of any Indebtedness (including the Obligations), Swap Agreements and amendments or modifications to any Loan Document, (h) any losses for such period attributable to early extinguishment of Indebtedness, obligations under any Swap Agreement or other derivative instruments, including any deferred financing costs written off and premiums paid or other expenses incurred directly in connection therewith, (i) any losses (or gains) attributable to realized foreign exchange losses (or gains) resulting from the impact of foreign currency changes on the valuation of assets or liabilities or on Indebtedness or other obligations denominated in a currency other than the functional currency, in each case, not in the ordinary course of business, (j) costs or expenses pursuant to any management equity plan, employee stock ownership plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Whirlpool or net cash proceeds of an issuance of Equity Interests of Whirlpool (other than Disqualified Equity Interests), (k) minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary, (l) any loss on sale of securitization assets and related assets, (m) any charge, loss, expense, write-off or accrual to the extent indemnified or insured by a third party (including pursuant to any acquisition agreement, indemnification agreement or insurance policy) to the extent actually reimbursed, or so long as such amount is in fact indemnified or insured and reasonable evidence exists that such amount will be reimbursed by the indemnitor or insurer (in each case, with a deduction for any amount so added back to the extent not so reimbursed within 365 days following such determination), (n) any non-cash charges, losses or expenses arising from adjustments to contingent liabilities, deferred purchase price obligations, deferred compensation, earn-out obligations or similar obligations, (o) costs and expenses incurred in connection with being a public company (including compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission), (p) cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were previously deducted in calculating Consolidated EBITDA, (q) non-recurring costs, charges and expenses incurred in connection with (I) the opening, pre-opening or start-up of new facilities, stores, offices, manufacturing plants, distribution centers or other business units, (II) transitioning, integrating, relocating or consolidating facilities, functions, personnel or operations, (III) entry into new lines of business or markets, (IV) launching, transitioning or integrating new product lines, services, software, systems or operational initiatives and (V) other start-up, transition, relocation, expansion or business optimization activities; provided that the aggregate amount added pursuant to the foregoing clauses (I) through (V) shall not exceed 15.0% of Consolidated EBITDA for such period (calculated after giving effect to the addition of all such amounts) and (r) any charges, losses and expenses (including settlement costs, judgments, fines, penalties, legal fees and other related costs) in connection with any litigation, investigation, arbitration, claim, proceeding or other dispute, plus (ii) “run rate” cost savings, operating expense reductions and synergies (other than revenue synergies) related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Effective Date that are reasonably identifiable and factually supportable and projected by Whirlpool, in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the reasonable and good faith determination of Whirlpool), within eighteen (18) months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies (other than revenue synergies) had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies (other than revenue synergies) were realized during the entirety of such period; provided that the aggregate amount added pursuant to this clause (ii) shall not exceed 15.0% of Consolidated EBITDA for such period (calculated after giving effect to the addition of all such amounts), and plus (or minus) (iii) to the extent included in the determination of such Consolidated Net Income (x) losses (or income) from discontinued operations for such period and (y) losses (or gains) from the effects of accounting changes during such period. For the purpose of calculating Consolidated EBITDA for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, and shall include any pro forma adjustments permitted to be made pursuant to clause (ii) above.

“Consolidated First Lien Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded First Lien Indebtedness of Whirlpool and its Consolidated Subsidiaries as of such date, minus (ii) the aggregate Unrestricted Cash of Whirlpool and its Consolidated Subsidiaries on such date to (b) Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries, in each case, calculated on a pro forma basis in a manner consistent with Section 1.02.

“Consolidated Fixed Charge Coverage Ratio” means for any period, the ratio of (a) Consolidated EBITDA for such period less the aggregate amount actually paid by Whirlpool and its Subsidiaries during such period on account of Capital Expenditures which are not financed from the proceeds of any Indebtedness (other than the Loans) to (b) Consolidated Fixed Charges for such period. For the avoidance of doubt, for purposes of calculating the Consolidated Fixed Charge Coverage Ratio, Consolidated Fixed Charges shall exclude any interest expense paid in cash during such period in respect of any Synthetic Lease Agreement (other than a Secured Pari Lease Agreement).

“Consolidated Fixed Charges” means for any period, the sum (without duplication) of (a) Consolidated Interest Expense for such period paid in cash, (b) scheduled principal payments made during such period on account of principal of Indebtedness of Whirlpool or any Subsidiary (excluding, for the avoidance of doubt, (i) mandatory prepayments of any kind on account thereof and (ii) the payment in full of any remaining outstanding principal amount of such Indebtedness on the scheduled maturity date thereof to the extent refinanced with the proceeds of Indebtedness on such scheduled maturity date), (c) payments for income taxes made in cash during such period, (d) Restricted Payments made in cash during such period (other than Restricted Payments made pursuant to Section 7.18(l)) and (e) scheduled cash payments in respect of obligations under Finance Leases, all calculated for Whirlpool and its Subsidiaries on a consolidated basis and, to the extent applicable, in accordance with GAAP.

“Consolidated Funded First Lien Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness that is secured by a first priority Lien on the Collateral, including any Crossing-Lien Indebtedness.

“Consolidated Funded Indebtedness” means, as of any date of determination, the sum, without duplication, of (a) the aggregate Indebtedness of Whirlpool and its Consolidated Subsidiaries calculated on a consolidated basis as of such date in accordance with GAAP, (b) Secured Pari Lease Obligations and (c) Indebtedness of the type referred to in clauses (a) or (b) hereof of another Person guaranteed by Whirlpool or any of its Consolidated Subsidiaries, but excluding in each case (to the extent included therein), without duplication (i) the aggregate amount of Indebtedness of Whirlpool and its Consolidated Subsidiaries consisting of the undrawn amount of all letters of credit outstanding and bankers acceptances as of such date, (ii) Indebtedness in respect of any Swap Agreement, (iii) intercompany Indebtedness owed among Whirlpool and its Consolidated Subsidiaries, (iv) prior to the date such Indebtedness is required to be repaid as set forth in the definition thereof, any Senior Notes Refinancing Indebtedness (and the proceeds from such Senior Notes Refinancing Indebtedness) and (v) any Synthetic Lease Obligations other than Secured Pari Lease Obligations. For the avoidance of doubt, Consolidated Funded Indebtedness includes all Indebtedness described in clause (i) of the definition of “Attributable Receivables Indebtedness”.

“Consolidated Funded Secured Indebtedness” means, as of any date of determination, Consolidated Funded Indebtedness that is secured by a Lien on such date.

“Consolidated Interest Expense” means, for any period, the consolidated interest expense of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with GAAP). For the purpose of calculating Consolidated Interest Expense for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated Interest Expense for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, as determined in good faith by Whirlpool and detailed, to the extent reasonably practicable, in the applicable Compliance Certificate; provided that Whirlpool shall not make such adjustments with respect to any Material Acquisition or Material Disposition unless adjustments are made to Consolidated EBITDA with respect to such Material Acquisition or Material Disposition.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of Whirlpool and its Consolidated Subsidiaries for such period (as determined in accordance with GAAP).

“Consolidated Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Secured Indebtedness of Whirlpool and its Consolidated Subsidiaries as of such date, minus (ii) the aggregate Unrestricted Cash of Whirlpool and its Consolidated Subsidiaries on such date to (b) Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries, in each case, calculated on a pro forma basis in a manner consistent with Section 1.02.

“Consolidated Subsidiary” means, as of any date of determination, any Subsidiary the accounts of which would be consolidated with those of Whirlpool in its consolidated financial statements if such statements were prepared as of such date in accordance with GAAP.

“Consolidated Total Assets” means, as of the date of any determination, total assets of Whirlpool and its Subsidiaries calculated in accordance with GAAP on a consolidated basis as of such date.

“Consolidated Total Net Leverage Ratio” means, as of any date of determination, the ratio of (a) (i) Consolidated Funded Indebtedness of Whirlpool and its Consolidated Subsidiaries as of such date, minus (ii) the aggregate Unrestricted Cash of Whirlpool and its Consolidated Subsidiaries on such date to (b) Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries, in each case, calculated on a pro forma basis in a manner consistent with Section 1.02.

“Control” is defined in the definition of Affiliate.

“Controlled Group” means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with any Loan Party, are treated as a single employer under Section 414 of the Code.

“Convertible Preferred Stock” means Whirlpool’s 8.50% Series A Mandatory Convertible Preferred Stock issued on February 27, 2026.

“CORRA” means the Canadian Overnight Repo Rate Average administered and published by the CORRA Administrator.

“CORRA Administrator” means the Bank of Canada (or any successor administrator).

“CORRA Determination Date” is defined in the definition of “Daily Simple CORRA”.

“CORRA Rate Day” is defined in the definition of “Daily Simple CORRA”.

“Corresponding Tenor” with respect to any Available Tenor means, as applicable, either a tenor (including overnight) or an interest payment period having approximately the same length (disregarding business day adjustment) as such Available Tenor.

“Counterpart Agreement” means a joinder to this Credit Agreement substantially in the form of Exhibit G.

“Covered Entity” means any of the following:

(a) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(b) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(c) “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party” is defined in Section 10.17.

“Credit Agreement” means this Credit and Guaranty Agreement, as it may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Credit Card Agreements” means all agreements now or hereafter entered into by any Loan Party for the benefit of a Loan Party, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

“Credit Card Issuer” means any of the credit card issuers or electronic payment services providers listed on Schedule 1.03, and any other credit card issuer or electronic payment services provider reasonably acceptable to the Administrative Agent.

“Credit Card Notification” means, collectively, the notices to Credit Card Issuers or Credit Card Processors who are parties to Credit Card Agreements, which Credit Card Notifications shall require the ACH or wire transfer no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) of all payments due from Credit Card Processors to (i) a Lock Box subject to a Lock Box Agreement, (ii) a Deposit Account that is a Collateral Deposit Account, or (iii) any other deposit account in the United States or Canada with respect to which a springing deposit account control agreement is in place between the applicable Loan Party, the applicable depositary institution and the Administrative Agent (or over which the Administrative Agent has “control” whether or not pursuant to a control agreement).

“Credit Card Processor” means any of the credit card or electronic payment processors or clearinghouses listed on Schedule 1.04, and any other credit card or electronic payment processor or clearinghouse reasonably acceptable to the Administrative Agent.

“Credit Card Receivables” means, collectively, (a) all present and future rights of the Loan Parties to payment from any Credit Card Issuer or Credit Card Processor arising from sales of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card or an electronic payment service and (b) all present and future rights of the Loan Parties to payment from any Credit Card Issuer or Credit Card Processor in connection with the sale or transfer of Accounts arising pursuant to the sale of goods or rendition of services to customers who have purchased such goods or services using a credit or debit card or an electronic payment service, including, but not limited to, all amounts at any time due or to become due from any Credit Card Issuer or Credit Card Processor under the Credit Card Agreements or otherwise, in each case above calculated net of prevailing interchange charges and net of billing for interest, fees or late charges.

“Crossing-Lien Indebtedness” means, collectively, (i) the Secured Obligations and (ii) any Term Indebtedness Obligations.

“Customary Term A Loans” means any term loans that are syndicated primarily to Persons regulated as banks in the primary syndication thereof, that, when made, have scheduled amortization of at least 2.5% per year prior to maturity, and that contain other provisions customary for “term A loans,” as reasonably determined by Whirlpool in consultation with the Administrative Agent.

“Daily Simple CORRA” means, for any day (a “CORRA Rate Day”), a rate per annum equal to CORRA for the day (such day “CORRA Determination Date”) that is five (5) Business Days prior to (i) if such CORRA Rate Day is a Business Day, such CORRA Rate Day or (ii) if such CORRA Rate Day is not a Business Day, the Business Day immediately preceding such CORRA Rate Day, in each case, as such CORRA is published by the CORRA Administrator on the CORRA Administrator’s website. Any change in Daily Simple CORRA due to a change in CORRA shall be effective from and including the effective date of such change in CORRA without notice to the applicable Borrower. If by 5:00 p.m. (Toronto time) on any given CORRA Determination Date, CORRA in respect of such CORRA Determination Date has not been published on the CORRA Administrator’s website and a Benchmark Replacement Date with respect to the Daily Simple CORRA has not occurred, then CORRA for such CORRA Determination Date will be CORRA as published in respect of the first preceding Business Day for which such CORRA was published on the CORRA Administrator’s website, so long as such first preceding Business Day is not more than five (5) Business Days prior to such CORRA Determination Date; provided further that, if Daily Simple CORRA as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of calculating such rate.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to (a) SOFR for the day (such day “SOFR Determination Date”) that is five (5) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is an U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website; provided that if Daily Simple SOFR as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of this Credit Agreement. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrowers.

“Daily Simple SONIA” means, for any day (a “SONIA Interest Day”), an interest rate per annum equal to sum of (a) SONIA for the day that is five Business Days prior to (A) if such SONIA Interest Day is a Business Day, such SONIA Interest Day or (B) if such SONIA Interest Day is not a Business Day, the Business Day immediately preceding such SONIA Interest Day plus (b) the Daily Simple SONIA Margin for such day; provided that if the rate described in clause (a) above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement. Any change in Daily Simple SONIA due to a change in SONIA shall be effective from and including the effective date of such change in SONIA without notice to the Borrowers.

“Daily Simple SONIA Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect, including any Canadian Insolvency Laws.

“Deemed M&E Period” means the period commencing on the Effective Date and ending on the earlier of (i) the date that is sixty (60) days after the Effective Date and (ii) the date on which the Initial M&E Appraisal is received by the Administrative Agent.

“Initial M&E Appraisal” means the first Machinery and Equipment appraisal received by the Administrative Agent following the Effective Date.

“Default” means an event described in Article 8.

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” means, subject to Section 2.12(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and Whirlpool in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) pay to the Administrative Agent, any Issuing Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two Business Days of the date when due or (iii) fund any portion of its Protective Advances, (b) has notified Whirlpool, the Administrative Agent or any Issuing Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lenders’ obligation to fund a Loan or Protective Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or Whirlpool, to confirm in writing to the Administrative Agent and Whirlpool that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and Whirlpool), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law or a Bail-In Action, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors (other than by way of an Undisclosed Administration (as defined below)) or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a governmental authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such governmental authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.12(b)) upon delivery of written notice of such determination to Whirlpool, each Issuing Lender and each Lender. “Undisclosed Administration” means in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“Delaware Divided LLC” means any Delaware LLC which has been formed upon the consummation of a Delaware LLC Division.

“Delaware LLC” means any limited liability company organized or formed under the laws of the State of Delaware.

“Delaware LLC Division” means the statutory division of any Delaware LLC into two or more Delaware LLCs pursuant to Section 18-217 of the Delaware Limited Liability Company Act.

“Deposit Account Control Agreement” means individually and collectively, each “Deposit Account Control Agreement” referred to in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Designated Cash Management Agreements” means, collectively, Secured Cash Management Agreements with any Cash Management Bank that are (i) secured by Liens on the Collateral pursuant to the applicable Collateral Documents and (ii) in respect of which the applicable Lender (whether in its own capacity as Cash Management Bank or on behalf its Affiliate as Cash Management Bank) and Whirlpool have both provided notice thereof to the Administrative Agent, together with any related information reasonably requested thereby, in each case, in accordance with Section 11.14(b); provided that each Cash Management Agreement listed on Schedule V shall be deemed a “Designated Cash Management Agreement” on the Effective Date; provided, further, that in respect of any Secured Cash Management Agreement that is designated a “Designated Cash Management Agreement” after the Effective Date in accordance with Section 11.14(b), Whirlpool shall deliver to the Administrative Agent an updated version of Schedule V reflecting such Designated Cash Management Agreement.

“Designated Cash Management Reserves” means reserves as may be established or modified by the Administrative Agent in accordance with Section 11.14(b) with respect to anticipated monetary obligations under Designated Cash Management Agreements owing to any Cash Management Bank. Each Lender may, from time to time, notify the Administrative Agent and Whirlpool of any increase or decrease in the anticipated monetary obligations under a Designated Cash Management Agreement and, upon receipt of such notice, the Administrative Agent shall adjust the Designated Cash Management Reserves with respect thereto, in its Permitted Discretion; provided that Designated Cash Management Reserves shall not be increased if such increase would result in Availability being less than zero.

“Designated Hedging Agreements” means, collectively, Secured Hedge Agreements with any Hedge Bank that are (i) secured by Liens on the Collateral pursuant to the applicable Collateral Documents and (ii) in respect of which the applicable Lender (whether in its own capacity as Hedge Bank or on behalf its Affiliate as Hedge Bank) and Whirlpool have both provided notice thereof to the Administrative Agent, together with any related information reasonably requested thereby, in each case, in accordance with Section 11.14(b); provided that each Secured Hedge Agreement listed on Schedule VI shall be deemed a “Designated Hedging Agreement” on the Effective Date; provided, further, that in respect of any Secured Hedge Agreement that is designated a “Designated Hedging Agreement” after the Effective Date in accordance with Section 11.14(b), Whirlpool shall deliver to the Administrative Agent an updated version of Schedule VI reflecting such Designated Hedging Agreement.

“Designated Hedging Reserves” means reserves as may be established or modified by the Administrative Agent in accordance with Section 11.14(b) with respect to anticipated monetary obligations under Designated Hedging Agreements owing to any Hedge Bank. Each Lender may, from time to time, notify the Administrative Agent and Whirlpool of any increase or decrease in the anticipated monetary obligations under a Designated Hedging Agreement and, upon receipt of such notice, the Administrative Agent shall adjust the Designated Hedging Reserves with respect thereto, in its Permitted Discretion; provided that Designated Hedging Reserves shall not be increased if such increase would result in Availability being less than zero.

“Designated Synthetic Lease Reserves” means all Reserves that the Administrative Agent from time to time establishes in its Permitted Discretion for Secured Pari Lease Obligations then outstanding. Whirlpool may (or Whirlpool and a Lease Bank or other holder of Secured Pari Lease Obligations together may), from time to time, notify the Administrative Agent (and the applicable Lease Bank or other holder of Secured Pari Lease Obligations, if such notice has not come from a Lease Bank or other holder of Secured Pari Lease Obligations) of any decrease in the amount of Secured Pari Lease Obligations under a Secured Pari Lease Agreement and, upon receipt of such notice, the Administrative Agent shall adjust the Designated Synthetic Lease Reserves with respect thereto, in its Permitted Discretion.

“Disposition” or “Dispose” means the sale, transfer, license, sublicense, cross-license, lease, sublease or other disposition (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise) of any Property by any Person (including any sale and leaseback transaction and any issuance of Equity Interests of a Subsidiary of such Person), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith and including any disposition of property to a Delaware Divided LLC pursuant to a Delaware LLC Division.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interest into which they are convertible or for which they are exchangeable) or upon the happening of any event or condition, (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests) (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments), in whole or in part, (c) provide for the mandatory scheduled payment of dividends in cash or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case prior to the date that is ninety one (91) days after the Termination Date in effect at the time of issuance of such Equity Interests; provided that, only the portion of Equity Interests which so mature or are mandatorily redeemable, are redeemable at the option of the holder thereof, provide for the mandatory scheduled payment of dividends or which are or become convertible as described above shall be deemed to be Disqualified Equity Interests; provided further, however, that any Equity Interests that would not constitute Disqualified Equity Interests but for provisions thereof giving holders thereof (or the holders of any security into or for which such Equity Interests is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any change of control, any offering of Equity Interests or any Disposition occurring prior to the date that is ninety one (91) days after the Termination Date in effect at the time of issuance of such Equity Interests shall not constitute Disqualified Equity Interests if such Equity Interests provide that the issuer thereof will not redeem any such Equity Interests pursuant to such provisions prior to the repayment in full of the Loans and all other Obligations that are accrued and payable and the termination of the Commitments; and provided further, however, that, notwithstanding the foregoing, (i) if such Equity Interests are issued pursuant to any plan for the benefit of directors, officers, employees, members of management, managers or consultants or by any such plan to such directors, officers, employees, members of management, managers or consultants, in each case in the ordinary course of business of the Whirlpool or any Subsidiary, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by the issuer thereof in order to satisfy applicable statutory or regulatory obligations, and (ii) no Equity Interests held by any future, present or former employee, director, officer, manager, member of management or consultant (or their respective Affiliates or Immediate Family Members) of the Whirlpool or any Subsidiary shall be considered Disqualified Equity Interests because such Equity Interests are redeemable or subject to repurchase pursuant to any management equity subscription agreement, stock option, stock appreciation right or other stock award agreement, stock ownership plan, put agreement, stockholder agreement or similar agreement that may be in effect from time to time.

“Disqualified Institution” means, collectively, those Persons that are (i) competitors of the Whirlpool or its Subsidiaries, identified in writing by Whirlpool to the Administrative Agent from time to time, (ii) such other persons identified in writing by Whirlpool to the Administrative Agent prior to the Effective Date and (iii) Affiliates of the Persons identified pursuant to clauses (i) or (ii) that are either clearly identifiable by name based solely on the similarity of name to the name of any entity on the DQ List or identified in writing by Whirlpool to the Administrative Agent (in each case, other than any affiliate that is a bona fide debt fund or investment vehicle that is primarily engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and other similar extensions of credit in the ordinary course); provided that, notwithstanding anything herein to the contrary, in no event shall a supplement apply retroactively to disqualify any parties that have previously acquired an assignment, participation interest or trade hereunder that is otherwise permitted hereunder; provided, further, that no designation of a person as a “Disqualified Institution” shall be effective until three (3) Business Days following the Administrative Agent’s receipt of notice of such designation (which notice shall be delivered by email to [***]).

“Documentation Agents” means The Bank of Nova Scotia, Fifth Third Bank, National Association, The Huntington National Bank and Standard Chartered Bank, each in its respective capacity as documentation agent for the credit facility evidenced by this Credit Agreement.

“Documents” is defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Dollar Amount” of any currency at any date means (i) the amount of such currency if such currency is Dollars or (ii) the equivalent amount of Dollars if such currency is any currency other than Dollars, determined by using the rate of exchange for the purchase of dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent) by Reuters on the Business Day (New York City time) immediately preceding the date of determination or if such service ceases to be available or ceases to provide a rate of exchange for the purchase of Dollars with such currency, as provided by such other publicly available information service which provides that rate of exchange at such time in place of Reuters chosen by the Administrative Agent in its sole discretion (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion). If for any reason such conversion rates are not available, the Dollar Amount shall be determined by the Administrative Agent using any method of determination it deems appropriate in its sole discretion. The Dollar Amount of each Term Benchmark Advance shall be established two Business Days prior to the first day of each Interest Period with respect thereto.

“Dollar Continuation/Conversion Notice” is defined in Section 2.03(f).

“Dollars” and “$” each mean lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America or Canada other than a Subsidiary substantially all of the assets of which consist of the Equity Interests of (and/or receivables or other amounts due from) one or more “controlled foreign corporations” within the meaning of Section 957 of the Code (other than any “controlled foreign corporations” organized under the laws of Canada or any province or territory thereof), so long as such Subsidiary (i) does not conduct any business or activities other than the ownership of such Equity Interests and/or receivables and (ii) does not incur and is not otherwise liable for any Indebtedness or other liabilities (other than liabilities incurred in the ordinary course of business as a holding company).

“DQ List” is defined in Section 13.03(e)(iv).

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“Effective Date” is defined in Section 5.01.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Accounts” means at any time, the Accounts of the Loan Parties which the Administrative Agent determines in its Permitted Discretion are eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Accounts shall not include any Account:

(a) which is not subject to a first priority perfected security interest in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent and (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, and (iii) a Lien permitted by this Agreement that is subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, which does not have priority over the Lien in favor of the Administrative Agent;

(c) (i) which is unpaid more than 90 days after the date of the original invoice therefor or more than 60 days after the original due date therefor or (ii) which has been written off the books of the Loan Parties or otherwise designated as uncollectible (in determining the aggregate amount from the same Account Debtor that is unpaid hereunder there shall be excluded the amount of any net credit balances relating to Accounts due from such Account Debtor which are unpaid more than 90 days from the date of the original invoice therefor or more than 60 days from the original due date);

(d) which is owing by an Account Debtor for which more than 50% of the Accounts owing from such Account Debtor and its Affiliates are ineligible pursuant to clause (c) above;

(e) (i) which is owing by Lowes and/or its Affiliates (so long as Lowes and such applicable Affiliates have securities that are rated BBB- or better by S&P or Baa3 or better by Moody’s) to the extent the aggregate amount of Accounts owing from Lowes and such Affiliates exceeds 40% of the aggregate Eligible Accounts, but only to the extent of such excess, (ii) which is owing by Home Depot and/or its Affiliates (so long as Home Depot and such applicable Affiliates have securities that are rated BBB- or better by S&P or Baa3 or better by Moody’s) to the extent the aggregate amount of Accounts owing from Home Depot and such Affiliates exceeds 30% of the aggregate Eligible Accounts, but only to the extent of such excess and (iii) which is owing by an Account Debtor (other than Lowes and its Affiliates and Home Depot and its Affiliates, in each case, to the extent satisfying the rating criteria set forth in the preceding clause (i) or (ii), as applicable) to the extent the aggregate amount of Accounts owing from such Account Debtor and its Affiliates to the Loan Parties exceeds 25% of the aggregate Eligible Accounts, but only to the extent of such excess;

(f) with respect to which any covenant, representation or warranty contained in this Credit Agreement or in the U.S. Collateral Agreement or the Canadian Collateral Agreement has been breached or is not true in any material respect;

(g) which (i) does not arise from the sale of goods in the ordinary course of business, (ii) is not evidenced by an invoice or other documentation satisfactory to the Administrative Agent (utilizing its Permitted Discretion) which has been sent to the Account Debtor, (iii) represents a progress billing, (iv) is contingent upon a Loan Party’s completion of any further performance, (v) represents a sale on a bill-and-hold, guaranteed sale, sale-and-return, sale on approval, consignment, cash-on-delivery or any other repurchase or return basis or (vi) relates to payments of interest;

(h) (i) for which the goods giving rise to such Account have not been shipped to the Account Debtor by a Loan Party or if such Account was invoiced more than once or (ii) for which the goods giving rise to such Account have been shipped to the Account Debtor by FOB destination and such goods have not yet been received by the Account Debtor;

(i) with respect to which any check or other instrument of payment has been returned uncollected for any reason;

(j) which is owed by an Account Debtor which has (i) applied for, suffered, or consented to the appointment of any receiver, custodian, trustee, or liquidator of its assets, (ii) had possession of all or substantially all of its property taken by any receiver, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any state or federal bankruptcy laws (other than post-petition accounts payable of an Account Debtor that is a debtor-in-possession under the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, including any Canadian Insolvency Law, and reasonably acceptable to the Administrative Agent), (iv) admitted in writing its inability, or is generally unable to, pay its debts as they become due, (v) become insolvent, or (vi) ceased operation of its business;

(k) which is owed by any Account Debtor which has sold all or a substantially all of its assets;

(l) which is owed in any currency other than Dollars, Canadian Dollars, Euros, Pounds Sterling or Australian Dollars;

(m) which is owed by (i) the government (or any department, agency, public corporation, or instrumentality thereof) of any country other than the U.S. or Canada unless such Account is backed by a letter of credit acceptable to the Administrative Agent which is in the possession of, and is directly drawable by, the Administrative Agent, or (ii) the government of the U.S. or Canada, or any department, agency, public corporation, or instrumentality thereof, unless, if required by applicable law, the Federal Assignment of Claims Act of 1940, as amended (31 U.S.C. § 3727 et seq. and 41 U.S.C. § 15 et seq.), or the Financial Administration Act (Canada), as amended, and any other steps necessary to perfect the Lien of the Administrative Agent in such Account have been complied with to the Administrative Agent’s satisfaction;

(n) which is owed by any Affiliate of any Loan Party or any employee, officer, director, agent or stockholder of any Loan Party or any of its Affiliates;

(o) which is owed by an Account Debtor or any Affiliate of such Account Debtor to which any Loan Party is indebted, but only to the extent of such indebtedness, or is subject to any security, deposit, progress payment, retainage or other similar advance made by or for the benefit of an Account Debtor, in each case to the extent thereof;

(p) which is subject to any counterclaim, deduction, defense, setoff or dispute but only to the extent of any such counterclaim, deduction, defense, setoff or dispute;

(q) which is evidenced by any promissory note, chattel paper or instrument;

(r) which is owed by an Account Debtor (i) located in any jurisdiction which requires filing of a “Notice of Business Activities Report” or other similar report in order to permit the applicable Loan Party to seek judicial enforcement in such jurisdiction of payment of such Account, unless the applicable Loan Party has filed such report or qualified to do business in such jurisdiction or (ii) which is a Sanctioned Person;

(s) with respect to which any Loan Party has made any agreement with the Account Debtor for any reduction thereof, other than discounts and adjustments given in the ordinary course of business, or any Account which was partially paid and the applicable Loan Party created a new receivable for the unpaid portion of such Account;

(t) which does not comply in all material respects with the requirements of all applicable laws and regulations, whether Federal, state, provincial, territorial or local, including the Federal Consumer Credit Protection Act, the Federal Truth in Lending Act and Regulation Z of the Federal Reserve Board;

(u) which is for goods that have been sold under a purchase order or pursuant to the terms of a contract or other agreement or understanding (written or oral) that indicates that any Person other than a Loan Party has or has had an ownership interest in such goods, or which indicates any party other than a Loan Party as payee or remittance party;

(v) which was created on cash on delivery terms;

(w) which is a Foreign Account unless such Account is backed by (i) a Letter of Credit acceptable to the Administrative Agent in its Permitted Discretion and which is, if requested by the Administrative Agent, in the possession of, and is directly drawable by, the Administrative Agent or (ii) other credit support acceptable to the Administrative Agent in its sole discretion;

(x) which the Administrative Agent determines in its Permitted Discretion may not be paid by reason of the Account Debtor’s inability to pay;

(y) which is owed by an Account Debtor for which any accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables owing by such Account Debtor are subject to (x) a Permitted Receivables Facility or (y) any arrangements with C2FO; or

(z) which is a floorplan Account.

Notwithstanding the foregoing, unless agreed by the Administrative Agent in its Permitted Discretion, if Accounts are acquired outside of the ordinary course of business (including in a Permitted Acquisition) (such Accounts, “Acquired Accounts”), such Acquired Accounts shall not constitute Eligible Accounts until after the delivery to the Administrative Agent of a field examination in respect thereof that is reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood that, notwithstanding the limits set forth in Section 7.08(e) regarding reimbursement of expenses of the Administrative Agent, such field examination shall be at the expense of such Loan Party); provided, however, that, any Acquired Account for which no such field examination has been delivered to the Administrative Agent that otherwise constitutes an Eligible Account shall be included in the determination of the applicable Borrowing Base for a period of up to 90 days following the acquisition of such Acquired Account, which amount included for any such Acquired Account shall be calculated as the Acquired Asset Applicable Advance Rate for such Acquired Account multiplied by the book value of such Acquired Account; provided, further, that in no event may Acquired Accounts, together with Acquired Inventory, constitute more than 10% of the Aggregate Borrowing Base (as calculated prior to the inclusion of any Acquired Accounts and Acquired Inventory).

Without duplication of any Reserve or the eligibility criteria above, in determining the amount of an Eligible Account, the face amount of an Account may, in the Administrative Agent’s Permitted Discretion, be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that any Loan Party may be obligated to rebate to an Account Debtor pursuant to the terms of any agreement or understanding), in each case, relating to such Eligible Account and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the applicable Loan Party to reduce the amount of such Account. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Cash” means, at any time, the aggregate amount of Unrestricted Cash (other than any Permitted Investments) of each Loan Party which is (a) held in one or more deposit accounts maintained at the Administrative Agent, identified in writing to the Administrative Agent, located in the United States of America or Canada, which at all times is subject to a springing Deposit Account Control Agreement and with respect to which the Administrative Agent has a perfected first priority Lien; provided that for so long as Availability (as determined without regard to any Eligible Cash) shall be less than the greater of (i) $445,000,000 and (ii) 25% of the Line Cap, such deposit accounts shall be subject to daily balance reporting (which shall include updates from the most recently delivered Borrowing Base Certificate that reflect any changes in Eligible Cash); (b) available for use by such Loan Party, without condition or restriction and (c) free and clear of any pledge, security interest, lien, claim or other Lien (other than (x) a Lien in favor of the Administrative Agent described in the preceding clause (a), (y) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, or (z) a Lien permitted by this Agreement that is subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, which does not have priority over the Lien in favor of the Administrative Agent). For the avoidance of doubt, any cash held in a Material Indebtedness Contingency Account shall not constitute Eligible Cash.

“Eligible Credit Card Receivables” means all Credit Card Receivables of the Loan Parties which satisfy the criteria set forth below:

(a) such Credit Card Receivables arise from the actual and bona fide sale and delivery of goods or rendition of services by such Loan Party in the ordinary course of the business of such Loan Party and comply in all material respects with each of the applicable representations and warranties (or, if qualified by materiality, in all respects) and covenants made in the Loan Documents relating to such Credit Card Receivables;

(b) such Credit Card Receivables have not been outstanding for more than five Business Days (or, if such Credit Card Receivable is due to such Loan Party from the American Express Company or its Affiliates, seven Business Days);

(c) the Credit Card Issuer or Credit Card Processor obligated in respect of such Credit Card Receivable has not failed to remit any monthly payment in respect of such Credit Card Receivable;

(d) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not asserted a counterclaim, defense or dispute against such Credit Card Receivables (other than customary set-offs to fees and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor with such Person from time to time), but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the amount owing by such Person to such Credit Card Issuer or Credit Card Processor pursuant to such fees and chargebacks shall be deemed Eligible Credit Card Receivables;

(e) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables has not set off against amounts otherwise payable by such Credit Card Issuer or Credit Card Processor to the applicable Loan Party for the purpose of establishing a reserve or collateral for obligations of such Loan Party to such Credit Card Issuer or Credit Card Processor (other than customary set-offs and chargebacks consistent with the practices of such Credit Card Issuer or Credit Card Processor from time to time) but the portion of the Credit Card Receivables owing by such Credit Card Issuer or Credit Card Processor in excess of the set-off amounts shall be deemed Eligible Credit Card Receivables;

(f) such Credit Card Receivables (x) are owned by a Loan Party and such Loan Party has a good title to such Credit Card Receivables, (y) are subject to a valid and perfected first priority Lien in favor of the Administrative Agent (it being the intent that chargebacks in the ordinary course by Credit Card Processors or Credit Card Issuers shall not be deemed violative of this clause), and (z) are not subject to any other Lien (other than (i) the Lien in favor of the Administrative Agent, (ii) any non-consensual Permitted Encumbrances that does not have priority over the Lien in favor of the Administrative Agent, or (iii) a Lien permitted by this Agreement that is subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, that does not have priority over the Lien in favor of the Administrative Agent );

(g) the Credit Card Issuer or Credit Card Processor with respect to such Credit Card Receivables is not subject to an event of the type described in Section 8.05 or 8.06;

(h) no event of default has occurred under the Credit Card Agreement of such Loan Party with the Credit Card Issuer or Credit Card Processor who has issued the credit card or debit card or handles payments under the credit card or debit card used in the sale which gave rise to such Credit Card Receivables which event of default gives such Credit Card Issuer or Credit Card Processor the right to cease or suspend payments to such Loan Party;

(i) to the knowledge of the applicable Loan Party, the customer using the credit card or debit card giving rise to such Credit Card Receivable shall not have returned the merchandise purchased giving rise to such Credit Card Receivable;

(j) to the extent required by Section 7.25 and subject to the grace period provided in Section 7.25, the Credit Card Receivables are subject to Credit Card Notifications;

(k) the Credit Card Processor is organized and has its principal offices or assets within the United States or Canada or is otherwise acceptable to the Administrative Agent in its Permitted Discretion; and

(l) such Credit Card Receivables are not evidenced by chattel paper or an instrument of any kind (unless such chattel paper or instrument is in the possession of the Administrative Agent, and to the extent necessary or appropriate, endorsed to the Administrative Agent), and have not been reduced to judgment.

Any Credit Card Receivables which are not Eligible Credit Card Receivables shall nevertheless be part of the Collateral as and to the extent provided in the Collateral Documents.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Finished Goods” means, Eligible Inventory that (a) is located in the United States, Canada or Belgium or is in-transit to the United States, Canada or Belgium and (b) constitutes finished goods to be sold by Whirlpool in the ordinary course of business of the Borrower, excluding Eligible Raw Materials, Eligible Semi-Finished Goods and Eligible Service Parts.

“Eligible In-Transit Inventory” means all Eligible Finished Goods of the Loan Parties that constitute Eligible Inventory in reliance on the proviso to clause (h) of the definition of “Eligible Inventory”.

Notwithstanding the foregoing, the Administrative Agent may, from time to time, in the exercise of its Permitted Discretion, exclude particular Inventory from “Eligible In-Transit Inventory” in the event the Administrative Agent determines that such Inventory is subject to any Person’s right of reclamation, repudiation, stoppage in transit or other event which may adversely impact the ability of the Administrative Agent to realize upon such Inventory. Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to

Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Intellectual Property” means Intellectual Property used in connection with a Loan Party’s business which is acceptable to the Administrative Agent in its Permitted Discretion for inclusion in the U.S. Borrowing Base and which, except as otherwise agreed by the Administrative Agent, satisfies all of the following conditions:

(a) such Intellectual Property is validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(b) such Intellectual Property is solely owned by a Loan Party that has good, valid and marketable title thereto, free and clear of any Lien (other than a valid and perfected first priority Lien in favor of the Administrative Agent), and such Loan Party is identified as the owner thereof in the records of the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(c) such Intellectual Property is not subject to any licensing, trademark, trade name or other agreement with any third Person (i) which would require any consent of such third Person for the sale or disposition of such Intellectual Property (which consent has not been obtained in form and substance reasonably satisfactory to the Administrative Agent) or the payment of any monies to such third Person upon such sale or other disposition or (ii) from whom a Loan Party has received notice of a dispute in respect of such agreement;

(d) such Intellectual Property is not subject to any valid claim or assertion (whether in writing, by suit or otherwise) that such Loan Party’s ownership or use of such Intellectual Property violates the Intellectual Property of any other Person;

(e) such Intellectual Property is subject to a valid and perfected first priority Lien in favor of the Administrative Agent, and without limiting the foregoing, the Administrative Agent shall have received evidence that all actions that the Administrative Agent may reasonably deem necessary or appropriate in order to create and perfect valid first priority on such Intellectual Property (including, without limitation, filings at the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable) have been taken;

(f) such Intellectual Property conforms to all representations, warranties or other provisions in this Credit Agreement and the other Loan Documents relating to Intellectual Property in all material respects;

(g) the Administrative Agent shall have received an appraisal of such Intellectual Property by a third party appraiser reasonably acceptable to the Administrative Agent and otherwise in form and substance reasonably satisfactory to the Administrative Agent; and

(h) there are no facts, events or occurrences which would impair the validity, enforceability or usability of such Intellectual Property.

For clarity, Eligible Intellectual Property shall not include any proceeds generated from the use or license of such Intellectual Property.

Notwithstanding the foregoing, if Intellectual Property is acquired outside of the ordinary course of business (including in a Permitted Acquisition) (such Intellectual Property, “Acquired Intellectual Property”), such Acquired Intellectual Property shall not constitute Eligible Intellectual Property until after the delivery to the Administrative Agent of an Intellectual Property appraisal in respect thereof that is reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood that, notwithstanding the limits set forth in Section 7.08(c) regarding reimbursement of expenses of the Administrative Agent, such Intellectual Property appraisal shall be at the expense of such Loan Party).

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Inventory” means at any time, the Inventory of the Loan Parties which the Administrative Agent determines in its Permitted Discretion is eligible as the basis for the extension of Loans and the issuance of Letters of Credit. Without limiting the Administrative Agent’s Permitted Discretion provided herein, Eligible Inventory shall not include any Inventory:

(a) which is not subject to a first priority perfected Lien (subject only to (x) tax liens described in Section 7.10(b) and subject to Reserves therefor in the Administrative Agent’s Permitted Discretion and (y) Liens described in Section 7.10(e) to the extent such Inventory is not ineligible pursuant to clause (j) below) in favor of the Administrative Agent;

(b) which is subject to any Lien other than (i) a Lien in favor of the Administrative Agent (subject only to (x) tax liens described in Section 7.10(b) and subject to Reserves therefor in the Administrative Agent’s Permitted Discretion and (y) Liens described in Section 7.10(e) to the extent such Inventory is not ineligible pursuant to clause (j) below), (ii) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent, (iii) a Lien permitted by this Agreement that is subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, which does not have priority over the Lien in favor of the Administrative Agent or (iv) in the case of Inventory at a warehouse or other third party storage facility or in transit with a common carrier (and such Inventory is otherwise in compliance with clause (h) below), any Lien arising under applicable law in respect of which an appropriate Reserve shall have been established by the Administrative Agent in its Permitted Discretion;

(c) which is, in the Administrative Agent’s Permitted Discretion, slow moving, obsolete, unmerchantable, defective, used, unfit for sale, not salable at prices approximating at least the cost of such Inventory in the ordinary course of business or unacceptable due to age, type, category and/or quantity;

(d) with respect to which any covenant, representation or warranty contained in this Credit Agreement or in the U.S. Collateral Agreement or the Canadian Collateral Agreement has been breached or is not true and which does not conform to all standards imposed by any Governmental Authority in the United States, Canada or Belgium;

(e) in which any Person other than a Loan Party shall (i) have any direct or indirect ownership, interest or title to such Inventory or (ii) be indicated on any purchase order or invoice with respect to such Inventory as having an interest therein;

(f) which is not raw materials or finished goods;

(g) which constitutes work-in-process, spare or replacement parts, subassemblies, packaging and shipping material, manufacturing supplies, samples, prototypes, displays or display items, bill-and-hold or ship-in-place goods, goods that are returned or marked for return, repossessed goods, defective or damaged goods, goods held on consignment, or goods which are not of a type held for sale in the ordinary course of business;

(h) which is in transit with a common carrier from vendors and suppliers or has not been released or cleared for sale by US Customs and Border Protection, Food and Drug Administration or other regulatory agencies; provided that Inventory in transit from vendors and suppliers may be included as Eligible Inventory despite the foregoing provision of this clause (h) so long as:

(i)

the Administrative Agent shall have received (i) a true and correct copy of the bill of lading and other shipping documents for such Inventory and (ii) evidence of satisfactory casualty insurance naming the Administrative Agent as lender loss payable and otherwise covering such risks as the Administrative Agent may reasonably request; provided, that the requirement for the Administrative Agent to have received such copies and/or evidence set forth in this clause (i) shall be waived for the first 60 days following the Effective Date (or such longer period as the Administrative Agent may agree in its sole discretion);

(ii)	the common carrier with respect thereto is not an Affiliate of the applicable vendor or supplier;

(iii)	the customs broker is not an Affiliate of any Loan Party;

(iv)

if the bill of lading is non-negotiable, the Inventory must be in transit in the U.S., and at any time after 60 days following the Effective Date (or such longer period as Administrative Agent may agree in its sole discretion), the Administrative Agent shall have received, if requested, a duly executed Collateral Access Agreement, in form and substance satisfactory to the Administrative Agent, from the applicable customs broker, freight forwarder or carrier for such Inventory;

(v)

if the bill of lading is negotiable, the Inventory must be in transit from outside the U.S., and the Administrative Agent shall have received (i) confirmation that the bill is issued in the name of a Loan Party and consigned to the order of the Administrative Agent, and an acceptable agreement has been executed with such Loan Party’s customs broker, in which the customs broker agrees that it holds the negotiable bill as agent for the Administrative Agent and has granted the Administrative Agent access to the Inventory, and (ii) an estimate from such Loan Party of the customs duties and customs fees associated with such Inventory in order to establish an appropriate Reserve;

(vi)	such Inventory shall not have been in transit for more than 45 days;

(i) [reserved];

(j) which is located in any third party warehouse or is in the possession of a bailee (other than a third party processor) and is not evidenced by a Document, unless (i) such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement and such other documentation as the Administrative Agent may require or (ii) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(k) which is being processed offsite at a third party location or outside processor, or is in-transit to or from such third party location or outside processor other than Eligible In-Transit Inventory;

(l) which is a discontinued product or component thereof;

(m) which is the subject of a consignment by the applicable Loan Party as consignor;

(n) which is perishable;

(o) which contains or bears any intellectual property rights licensed to the applicable Loan Party unless the Administrative Agent is reasonably satisfied in its Permitted Discretion that it may sell or otherwise dispose of such Inventory (including, without limitation, through fair use and/or patent exhaustion) without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to sale of such Inventory under the current licensing agreement;

(p) which is not reflected in a current perpetual inventory report or on the general ledger of the Loan Parties (unless such Inventory is reflected in a report to the Administrative Agent as “in transit” Inventory);

(q) for which reclamation rights have been asserted by the seller;

(r) which has been acquired from a Sanctioned Person; or

(s) which the Administrative Agent in its Permitted Discretion determines is unacceptable.

Notwithstanding the foregoing, unless agreed by the Administrative Agent in its Permitted Discretion, if Inventory is acquired outside of the ordinary course of business (including in a Permitted Acquisition) (such Inventory, “Acquired Inventory”), such Acquired Inventory shall not constitute Eligible Inventory until after the delivery to the Administrative Agent of an Inventory appraisal in respect thereof that is reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood that, notwithstanding the limits set forth in

Section 7.08(b) regarding reimbursement of expenses of the Administrative Agent, such Inventory appraisal shall be at the expense of such Loan Party); provided, however, that, any Acquired Inventory for which no such appraisal has been delivered to the Administrative Agent that otherwise constitutes Eligible Inventory, Eligible Finished Goods, Eligible Raw Materials, Eligible Service Parts or Eligible In-Transit Inventory shall be included in the determination of the applicable Borrowing Base for a period of up to 90 days following the acquisition of such Acquired Inventory, which amount included for any such Acquired Inventory shall be calculated as the Acquired Asset Applicable Advance Rate for such Acquired Inventory multiplied by the lesser of market value and cost of such Acquired Inventory valued on a first-in-first-out basis; provided, further, that in no event may Acquired Inventory, together with Acquired Accounts, constitute more than 10% of the Aggregate Borrowing Base (as calculated prior to the inclusion of any Acquired Inventory and Acquired Accounts). For the avoidance of doubt any amount included for any Acquired Inventory that constitutes Eligible In-Transit Inventory shall remain subject to the applicable sublimit set forth in the applicable Borrowing Base for Eligible In-Transit Inventory.

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Jurisdiction” means (a) each jurisdiction where any Borrower is organized and (b) each of Belgium, France, Italy, the Netherlands, Spain, Switzerland and the United Kingdom; provided that the Administrative Agent may, in its Permitted Discretion, add one or more countries to those Eligible Jurisdictions pursuant to this clause (b).

“Eligible Machinery and Equipment” means the Machinery and Equipment owned by the Loan Parties and meeting each of the following requirements:

(a) the Loan Parties have good title to such Machinery and Equipment;

(b) the Loan Parties have the right to subject such Machinery and Equipment to a Lien in favor of the Administrative Agent;

(c) such Machinery and Equipment is subject to a first priority perfected security interest in favor of the Administrative Agent and is free and clear of all other Liens of any nature whatsoever (except for (i) a Permitted Encumbrance which does not have priority over the Lien in favor of the Administrative Agent and (ii) a Lien permitted by this Agreement that is subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, which does not have priority over the Lien in favor of the Administrative Agent;

(d) the full purchase price for such Machinery and Equipment has been paid by the applicable Loan Party;

(e) such Machinery and Equipment is located in the U.S. and on premises (i) owned by a Loan Party or (ii) leased by a Loan Party where (x) the lessor has delivered to the Administrative Agent a Collateral Access Agreement or (y) a Rent Reserve has been established by the Administrative Agent in its Permitted Discretion;

(f) such Machinery and Equipment is in good working order and condition (ordinary wear and tear excepted) and is used or held for use by the applicable Loan Party in the ordinary course of business of such Loan Party; and

(g) such Machinery and Equipment (i) is not subject to any agreement which restricts the ability of such Loan Party to use, sell, transport or dispose of such Machinery and Equipment or which restricts the Administrative Agent’s ability to take possession of, sell or otherwise dispose of such Machinery and Equipment and (ii) has not been purchased from a Sanctioned Person.

Notwithstanding the foregoing, if Machinery and Equipment is acquired outside of the ordinary course of business (including in a Permitted Acquisition) (such Machinery and Equipment, “Acquired Machinery and Equipment”), such Acquired Machinery and Equipment shall not constitute Eligible Machinery and Equipment until after the delivery to the Administrative Agent of a Machinery and Equipment appraisal in respect thereof that is reasonably satisfactory to the Administrative Agent in its Permitted Discretion (it being understood that, notwithstanding the limits set forth in Section 7.08(d) regarding reimbursement of expenses of the Administrative Agent, such Machinery and Equipment appraisal shall be at the expense of such Loan Party).

Standards of eligibility may be made more restrictive from time to time by the Administrative Agent in its Permitted Discretion with any such changes to be effective four Business Days after delivery of notice thereof to Whirlpool and the Lenders; provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change; provided, further, that if notice to Whirlpool and the Lenders is not practicable or if failure to implement any such change within a shorter time period would, in the good faith judgment of the Administrative Agent, reasonably be expected to result in a Material Adverse Effect or materially and adversely affect the Collateral or the rights of the Lenders under the Loan Documents, such change may be implemented within a shorter time as determined by the Administrative Agent in its Permitted Discretion; provided, further, that any Borrowing Base Certificate delivered during such four Business Day period will reflect any such changes.

“Eligible Raw Materials” means, Eligible Inventory that is (a) located in the United States or Canada and (b) constitutes raw materials used or consumed by Whirlpool in the ordinary course of business in the manufacture or production of other inventory, excluding Eligible Finished Goods, Eligible Semi-Finished Goods and Eligible Service Parts.

“Eligible Semi-Finished Goods” means, Inventory (a) which would constitute Eligible Inventory in all respects but for clause (g) of the definition thereof, (b) that is located in the United States or Canada and (c) that constitutes semi-finished goods produced or used by a Loan Party in the ordinary course of business, including components, hardware, assemblies and motors, and excluding Eligible Finished Goods, Eligible Service Parts and Eligible Raw Materials.

“Eligible Service Parts” means, Inventory (a) which would constitute Eligible Inventory in all respects but for clauses (g) of the definition thereof, (b) that is located in the United States or Canada and (c) that constitutes service parts, excluding Eligible Finished Goods, Eligible Semi-Finished Goods and Eligible Raw Materials.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into the environment, including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and the rulings issued thereunder.

“EURIBOR Rate” means, with respect to any Term Benchmark Advance denominated in euros and for any Interest Period, the sum of (a) the EURIBOR Screen Rate, two TARGET Days prior to the commencement of such Interest Period plus (b) the Term Benchmark Margin for such day; provided that if the rate described in clause (a) above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“EURIBOR Screen Rate” means the euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over the administration of that rate) for the relevant period displayed (before any correction, recalculation or republication by the administrator) on page EURIBOR01 of the Thomson Reuters screen (or any replacement Thomson Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Thomson Reuters as published at approximately 11:00 a.m. Brussels time on the applicable date of determination. If such page or service ceases to be available, the Administrative Agent may specify another page or service displaying the relevant rate after consultation with Whirlpool.

“euro” means the common currency of participating members of the European Union.

“European Union” means the European countries that are signatories to the Treaty on European Union.

“Existing Letters of Credit” means the letters of credit existing on the Effective Date and identified on Schedule 2.04.

“Existing Long-Term Credit Agreement” means that certain Fifth Amended and Restated Long-Term Credit Agreement, dated as of May 3, 2022, among Whirlpool, certain other borrowers, JPMorgan Chase Bank, N.A., individually and as Administrative Agent, and certain lenders named therein, as amended by Amendment No. 1 to Fifth Amended and Restated Long-Term Credit Agreement, dated as of May 1, 2026, and as further amended, restated, amended and restated, supplemented or otherwise modified from time to time.

“Existing Senior Notes” means, collectively, (a) Whirlpool’s 4.750% Senior Notes due 2029, 6.125% Senior Notes due 2030, 2.400% Senior Notes due 2031, 4.700% Senior Notes due 2032, 5.500% Senior Notes due 2033, 6.500% Senior Notes due 2033, 5.750% Senior Notes due 2034, 5.150% Senior Notes due 2043, 4.500% Senior Notes due 2046 and 4.600% Senior Notes due 2050, (b) the Existing Senior Lux Finance Notes and (c) Whirlpool EMEA Finance S.à r.l.’s 0.500% Senior Notes due 2028, in each case, outstanding on the Effective Date.

“Existing Senior Notes Indentures” means, collectively, the indentures governing the Existing Senior Notes, in each case, as in effect on the Effective Date and to the extent the applicable series of Existing Senior Notes remains outstanding.

“Existing Senior Lux Finance Notes” means Whirlpool Finance Luxembourg S.à r.l.’s 1.250% Senior Notes due 2026 and 1.100% Senior Notes due 2027.

“Existing Synthetic Lease Agreements” means those documents identified as “Existing Synthetic Lease Agreements” on Schedule 1.02.

“Excluded Accounts” means, collectively, deposit accounts (other than any Collection Account), securities account, commodity account or any other deposit account, to the extent exclusively constituting (a) payroll and other employee wage and benefit accounts (including accounts consisting of Canada Pension Plan contributions or Québec Pension Plan contributions), (b) tax accounts, including sales tax accounts, (c) escrow, fiduciary or trust accounts, (d) designated disbursement accounts and bank accounts located outside of the U.S. or Canada, (e) deposit accounts, securities accounts or commodities accounts (i) that are zero balance accounts or (ii) the balances of which are transferred automatically on a daily basis to deposit accounts, securities account or commodities account that are not Excluded Accounts, (f) accounts holding cash collateral in escrow or in trust for the benefit of a third party in connection with a Permitted Encumbrance, (g) accounts that do not have an individual ending balance in excess of $10,000,000 or in the aggregate with each other account described in this clause (g), in excess of $25,000,000, (h) any account the balance of which consists solely of identifiable proceeds of any sale or other disposition of any Term Indebtedness Priority Collateral so long as all amounts on deposit therein constitute Term Indebtedness Priority Collateral, (i) segregated accounts established in connection with Permitted Receivables Facility Documents and the balance of which consists solely of identifiable proceeds and collections of Permitted Receivables Facility Assets, and (j) the funds or other property held in or maintained in any such account identified in clauses (a) through (j).

“Excluded Assets” means:

(a) any fee-owned real property and all leasehold or subleasehold interests in real property;

(b) any motor vehicles, aircraft and other assets subject to certificates of title (other than to the extent the security interest in such certificates of title may be perfected by the filing of UCC or PPSA financing statements);

(c) assets in respect of which pledges and security interests are prohibited by applicable U.S. or Canadian federal, state, provincial or territorial law, rule or regulation or agreements with any United States or Canadian (or applicable state, provincial or territorial) Governmental Authority (other than to the extent that such prohibition would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such prohibitions, such assets shall automatically cease to constitute “Excluded Assets”;

(d) Equity Interests in any Person other than wholly-owned Subsidiaries to the extent not permitted by terms in such Person’s organizational or joint venture documents (unless any such restriction would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law);

(e) any lease, license or other agreement or any property subject to such lease, license or other agreement including a purchase money security interest or similar arrangement, in each case, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement or purchase money arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) or would require the consent or approval of any other party thereto (other than a Loan Party) (so long as such lease, license or other agreement is binding on such asset on the Effective Date or at the time of its acquisition and is not entered into in contemplation of the Effective Date or such acquisition, and other than (i) proceeds and receivables thereof, the assignment of which is expressly deemed effective under the UCC or PPSA notwithstanding such prohibition, (ii) to the extent that any such term has been waived or (iii) to the extent any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC of any applicable jurisdiction, or the PPSA, or any other applicable law); provided that, immediately upon the ineffectiveness, lapse or termination of any such express term, such assets shall automatically cease to constitute “Excluded Assets”;

(f) Excluded Accounts;

(g) cash to secure letter of credit reimbursement obligations (other than in respect of Letters of Credit) to the extent such secured letters of credit are issued or permitted, and such cash collateral is permitted, by this Credit Agreement;

(h) any “intent-to-use” application for registration of a trademark filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, prior to the filing of a “Statement of Use” pursuant to Section 1(d) of the Lanham Act or an “Amendment to Allege Use” pursuant to Section 1(c) of the Lanham Act with respect thereto, to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of any registration that issues from such intent-to-use application under applicable federal law;

(i) Equity Interests in any (x) not-for-profit Subsidiary or (y) other Subsidiary if the granting of a security interest in such Equity Interests (i) is prohibited or restricted by any applicable law or any contractual obligation (limited, in the case of a contractual obligation, to such contractual obligations in existence on the Effective Date or on the date such Subsidiary was acquired by Whirlpool or any other Subsidiary and that was not entered into in contemplation thereof) from providing a Guaranty of the Obligations or (ii) would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide such security interest (other than any such consent, approval, license or authorization that has been obtained);

(j) voting Equity Interests in any Foreign Subsidiary representing more than 65% of the voting Equity Interests in such Foreign Subsidiary;

(k) any assets to the extent a security interest in such assets would result in material adverse Tax consequences (as reasonably determined by the Borrowers in consultation with the Administrative Agent);

(l) Permitted Receivables Facilities Assets;

(m) Specified Assets; and

(n) any assets (other than any Collateral securing Secured Pari Lease Obligations pursuant to the Collateral Documents) securing obligations of Whirlpool or any Subsidiary under any Synthetic Lease Agreement (in each case, as in effect on the Effective Date and without giving effect to any amendments, supplements or modifications to such Synthetic Lease Agreements after the Effective Date);

provided that, “Excluded Assets” shall not include (x) any proceeds, products, substitutions or replacements of Excluded Assets (unless such proceeds, products, substitutions or replacements would otherwise constitute Excluded Assets), (y) any asset or property of a Loan Party included in the calculation of the Borrowing Base and (z) any asset or property of a Loan Party on which a Lien has been granted to secure Term Indebtedness Obligations or Junior Indebtedness.

“Excluded Import/Export Financing Agreement” is defined in the definition of “Import/Export Financing.”

“Excluded Subsidiary” means:

(a) any Immaterial Subsidiary;

(b) any Subsidiary that is not a wholly-owned Subsidiary;

(c) any not-for-profit Subsidiary;

(d) any Subsidiary (i) that is prohibited or restricted by any applicable law or any contractual obligation (limited, in the case of a contractual obligation, to such contractual obligations in existence on the Effective Date or on the date such Subsidiary was acquired by Whirlpool or any other Subsidiary and that was not entered into in contemplation thereof) from providing a Guaranty of the Obligations, (ii) that would require a governmental consent, approval, license or authorization (including any regulatory consent, approval, license or authorization) in order to provide a Guaranty of the Obligations (other than any such consent, approval, license or authorization that has been obtained), (iii) if the provision of a Guaranty of the Obligations by such Subsidiary would result in adverse tax consequences to Whirlpool, as reasonably determined by the Borrowers in consultation with the Administrative Agent or (iv) that is a Foreign Subsidiary;

(e) without limiting clause (d) above, any Subsidiary acquired by Whirlpool or any other Subsidiary after the Effective Date that, at the time of the relevant acquisition, is an obligor in respect of assumed Indebtedness that is permitted under this Credit Agreement to the extent (and for so long as) the documentation governing the applicable assumed Indebtedness prohibits such Subsidiary from providing a Guaranty of the Obligations so long as such restriction was not incurred in contemplation of such acquisition;

(f) any Receivables Entity;

(g) any captive insurance Subsidiary or special-purpose entity; or

(h) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrowers, the burden or cost of providing a Guaranty of the Obligations outweighs the benefits afforded thereby.

Notwithstanding the foregoing, (x) in no event shall any Borrower be an “Excluded Subsidiary” and (y) no Domestic Subsidiary of Whirlpool that owns or holds an exclusive license or exclusive sublicense to any Material Intellectual Property shall constitute an Excluded Subsidiary.

“Excluded Supply Chain Financing Agreement” is defined in the definition of “Supply Chain Financing.”

“Excluded Swap Obligation” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guaranty of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Credit Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreements entered into in connection with the implementation of the foregoing, and any fiscal or regulatory legislation, rules or practices adopted pursuant to such intergovernmental agreement, or any treaty or convention entered into in connection with the implementation of the foregoing.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate per annum equal for each day during such period to (i) the rate published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the NYFRB for overnight Federal funds transactions with members of the Federal Reserve System; or (ii) if such rate is not so published for any day which is a Business Day, the quotation for such day on such transactions received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided that if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Credit Agreement.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Fee Letter” means that certain Fee Letter dated as of February 12, 2026, by and among Whirlpool and JPMorgan Chase Bank, N.A.

“Finance Lease” means any lease in which the obligation for rentals with respect thereto is required to be capitalized on a balance sheet of the lessee in accordance with GAAP; provided, that “Finance Lease” shall not include obligations or liabilities of any Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations would be required to be classified and accounted for as an operating lease under GAAP as in effect on December 31, 2015. For the avoidance of doubt, in no event shall any operating lease constitute a “Finance Lease”.

“Financials” means the annual or quarterly financial statements, and accompanying certificates and other documents, of Whirlpool and its Subsidiaries required to be delivered pursuant to Section 7.01(a) or Section 7.01(b).

“First-Year LOC Commitment” means, for each Issuing Lender, the commitment of such Lender to issue Letters of Credit not exceeding the amount set forth on Schedule I hereto under the column “First-Year LOC Commitment”, provided that the aggregate face amount of all such issuances at any time outstanding (together with the amounts of any unreimbursed drawings thereon) shall not exceed the LOC Committed Amount; provided, further, that the First-Year LOC Commitments shall automatically terminate and expire on the First-Year LOC Commitment Termination Date.

“First-Year LOC Commitment Termination Date” means June 16, 2027.

“Fitch” means Fitch Ratings Inc.

“Fixed Amount” means, as of any date of determination, an amount equal to (i) the greater of (x) $1,000,000,000 and (y) 100% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries minus (ii) the aggregate amount of Incremental Commitments then outstanding minus (iii) the aggregate principal amount of Indebtedness incurred pursuant to Section 7.11(v) minus (iv) the aggregate principal amount of Indebtedness incurred pursuant to Section 7.11(f) in reliance on clause (iii)(x) thereof.

“Floating Rate Advance” means (a) a Dollar-denominated Advance which bears interest at the Alternate Base Rate, (b) a Sterling-denominated Advance which bears interest at Daily Simple SONIA or (c) a Canadian Dollar-denominated Advance which bears interest at the Canadian Prime Rate.

“Floating Rate Loan” means (a) a Dollar-denominated Loan which bears interest at the Alternate Base Rate, (b) a Sterling-denominated Loan which bears interest at Daily Simple SONIA or (c) a Canadian Dollar-denominated Loan which bears interest at the Canadian Prime Rate.

“Foreign Account” means an Account that is owed by an Account Debtor which (i) does not maintain its chief executive office in the U.S., Canada, Australia or any Eligible Jurisdiction (including any state, province or territory thereof) or (ii) is not organized under applicable law of the U.S., any state of the U.S., the District of Columbia, Canada, any province or territory of Canada, Australia, or any Eligible Jurisdiction.

“Foreign Currency Continuation/Conversion Notice” is defined in Section 2.03(g).

“Foreign Significant Subsidiary” means, as of any date of determination, any Foreign Subsidiary of Whirlpool (a) whose total assets as of the most recent available quarterly or year-end financial statements exceed 10.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of Whirlpool and its Consolidated Subsidiaries at such date, determined in accordance with GAAP or (b) whose Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements are available exceeds 10.00% of Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements are available of Whirlpool and its Consolidated Subsidiaries.

“Foreign Subsidiary” means any Subsidiary which is not a Domestic Subsidiary.

“Fronting Exposure” means, at any time there is a Defaulting Lender, with respect to any Issuing Lender, such Defaulting Lender’s Ratable Share of the outstanding LOC Obligations with respect to Letters of Credit issued by such Issuing Lender other than LOC Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Full Cash Dominion Period” means (a) each period when a Default shall have occurred and be continuing and (b) each period beginning on the third consecutive Business Day on which Availability is less than the greater of (x) 10% of the Line Cap and (y) $135,000,000; provided that any such Full Cash Dominion Period commencing pursuant to clause (b) shall end when and if Availability shall have been not less than such specified level for twenty (20) consecutive days.

“GAAP” means generally accepted accounting principles in the United States of America.

“Government Acts” is defined in Section 2.04(i)(i).

“Governmental Authority” means the government of the United States of America, Canada or any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantors” means, collectively, Whirlpool (except with regard to its own Obligations) and each Subsidiary Guarantor.

“Guaranty” of any Person (the “guarantor”) means any agreement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes liable upon the obligation of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person or otherwise assures any creditor of such other Person against loss, and shall include, without limitation, the contingent liability of such Person under or in relation to any letter of credit (or similar instrument), but shall exclude endorsements for collection or deposit in the ordinary course of business.

“Hedge Bank” means any Person that, (a) at the time it enters into a Swap Agreement, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Swap Agreement or (b) in the case of any Swap Agreement entered into prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Swap Agreement.

“Home Depot” means Home Depot Inc., a Delaware corporation.

“Immaterial Subsidiary” means, as of any date of determination, any Subsidiary of Whirlpool that has been designated by Whirlpool on Schedule 6.10 or by written notice to the Administrative Agent as an “Immaterial Subsidiary” from time to time and (a) whose total assets as of the most recent available quarterly or year-end financial statements do not exceed 5.00% of Consolidated Total Assets (excluding intercompany amounts and balances) of Whirlpool and its Consolidated Subsidiaries at such date, determined in accordance with GAAP and (b) whose Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements are available does not exceed 5.00% of Consolidated EBITDA for the most recent period of four fiscal quarters for which financial statements are available of Whirlpool and its Consolidated Subsidiaries; provided that (i) the total assets of all such Subsidiaries as of the most recent available quarterly or year-end financial statements shall not exceed 10.00 % of Consolidated Total Assets (excluding intercompany amounts and balances) of Whirlpool and its Consolidated Subsidiaries at such date, determined in accordance with GAAP and (ii) the Consolidated EBITDA of all such Subsidiaries for the most recent period of four fiscal quarters for which financial statements are available shall not exceed 10.00% of Consolidated EBITDA of Whirlpool and its Consolidated Subsidiaries for such period. For any determination made as of or prior to the time any Person becomes an indirect or direct Subsidiary of Whirlpool, such determination and designation shall be made based on financial statements provided by or on behalf of such Person in connection with the acquisition of such Person or such Person’s assets. Whirlpool may change the designation of any Subsidiary as an Immaterial Subsidiary by providing written notice to the Administrative Agent; provided that any Subsidiary of Whirlpool formed or acquired after the Effective Date, as applicable, that meets the requirements of an “Immaterial Subsidiary” set forth herein shall be deemed designated as an “Immaterial Subsidiary” unless Whirlpool otherwise notifies the Administrative Agent in writing. Notwithstanding anything to the contrary set forth herein, no Subsidiary of Whirlpool that owns or holds an exclusive license or exclusive sublicense to any Material Intellectual Property shall constitute an Immaterial Subsidiary.

“Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor.

“Import/Export Finance Bank” means any Person that, (a) at the time it enters into an Import/Export Financing permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Import/Export Financing or (b) in the case of any Import/Export Financing entered into prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Import/Export Financing.

“Import/Export Finance Obligations” means obligations of Whirlpool or any Subsidiary relating to Import/Export Financings with an Import/Export Finance Bank, other than Import/Export Financings arising under an Excluded Import/Export Financing Agreement.

“Import/Export Financing” means any financing arrangement in respect of importing and/or exporting goods of Whirlpool or any Subsidiary outside the United States or domestic trade financing outside the United States so long as, (i) other than pursuant to this Agreement and the Collateral Documents, such Indebtedness is unsecured and (ii) such Indebtedness represents amounts not in excess of those which Whirlpool or any of its Subsidiaries would otherwise have been obligated to pay with respect to such financing arrangements, in each case, that is provided by a Lender or any of its Affiliates and is listed on Schedule IX hereto or, after the Effective Date, has been designated by Whirlpool in writing to the Administrative Agent as an “Import/Export Financing” and in an aggregate principal amount not to exceed $50,000,000 at any time outstanding for all Import/Export Financing; provided, that in respect of any Import/Export Financing so designated after the Effective Date, Whirlpool shall deliver to the Administrative Agent an updated version of Schedule IX reflecting such Import/Export Financing and the principal or similar amount of Import/Export Finance Obligations in respect thereof. The Import/Export Financings on the Effective Date are identified as such in Schedule IX hereto. Whirlpool or the relevant Subsidiary and the Import/Export Finance Bank providing Import/Export Financing may designate in writing to the Administrative Agent any Import/Export Financing agreement as an agreement not intended to be included as an Import/Export Finance Obligations for purposes of this Agreement (such agreement, an “Excluded Import/Export Financing Agreement”).

“Incremental Amendment” is defined in Section 2.14(f).

“Incremental Commitments” is defined in Section 2.14(a).

“Incremental Facility Closing Date” is defined in Section 2.14(d).

“Incremental Lenders” is defined in Section 2.14(c).

“Incremental Loan” is defined in Section 2.14(b).

“Indebtedness” means, without duplication, with respect to each Borrower and each Subsidiary of a Borrower, such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of any of its Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade) which are due and payable more than one year after the incurrence of such obligations, (iii) obligations, whether or not assumed, secured by Liens (other than Permitted Encumbrances that are not otherwise included within this definition of “Indebtedness”) or payable out of the proceeds or production from any Property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances, or other instruments, (v) obligations under Finance Leases which would be shown as a liability on a balance sheet of such Person, (vi) net liabilities under any agreement, device or arrangement designed to protect at least one of the parties thereto from the fluctuation of interest rates, exchange rates or forward rates applicable to such party’s assets, liabilities or exchange transactions (including any cancellation, buy back, reversal, termination or assignment thereof), (vii) Indebtedness of another Person for which such Person is obligated pursuant to a Guaranty, (viii) obligations in respect of Attributable Receivables Indebtedness, (ix) Secured Pari Lease Obligations and (x) Disqualified Equity Interests. For the avoidance of doubt, in no event shall obligations of any such Person in respect of any operating lease constitute “Indebtedness”. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Intellectual Property” means Intellectual Property as defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Interest Period” means, with respect to a Term Benchmark Advance (a) denominated in Dollars or euros, the period commencing on the date of such Advance and ending on the day that is one, three or six months thereafter or (b) denominated in Canadian Dollars, the period commencing on the date of such Advance and ending on the day that is one or three months thereafter (in each case, subject to the availability for the Benchmark applicable to such Advance), as the applicable Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a

Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of an Advance initially shall be the date on which such Advance is made and thereafter shall be the effective date of the most recent conversion or continuation of such Advance.

“Intercompany Note” means an intercompany note in the form mutually agreed by the Borrowers and the Administrative Agent.

“Inventory” is defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement.

“Investment” is defined in Section 7.15.

“Investment Grade Eligible Accounts” means Eligible Accounts owing by an Account Debtor whose securities are rated BBB- or better by S&P or Baa3 or better by Moody’s at such time.

“IP Release” is defined in the definition of “U.S. Borrowing Base”.

“Issuing Lender” means any of JPMorgan, BNP Paribas, Citibank, N.A., Mizuho Bank, Ltd., Wells Fargo Bank, National Association and any other Lender approved by Whirlpool (and consented to by such Lender).

“JPMorgan” means JPMorgan Chase Bank, N.A., and its successors.

“Junior Indebtedness” means (a) the Senior Notes, (b) any Material Subordinated Indebtedness, (c) any Indebtedness (other than any Consolidated Funded First Lien Indebtedness) of Whirlpool and its Subsidiaries that is secured by a Lien on the Collateral that is junior to the Lien on the Collateral securing the Obligations (for the avoidance of doubt, not including any Crossing-Lien Indebtedness) and (d) any Material Unsecured Indebtedness of Whirlpool and its Subsidiaries.

“Junior Lien Intercreditor Agreement” means that certain Junior Lien Intercreditor Agreement, dated as of the Effective Date by and among the Administrative Agent, the Senior Secured Notes Agent, and the Loan Parties party thereto, or to the extent executed in connection with the incurrence of any Indebtedness, any other intercreditor agreement substantially in the form of Exhibit I, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior to the Liens on the Collateral securing the Secured Obligations.

“LCT Test Date” is defined in Section 1.05.

“Lease Bank” means any Person that (a) at the time it enters into a Secured Pari Lease Agreement with Whirlpool or any Subsidiary, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Secured Pari Lease Agreement, (b) in the case of any Secured Pari Lease Agreement in effect on or prior to the Effective Date, is, as of the Effective Date (x) a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Secured Pari Lease Agreement or (y) party to such Secured Pari Lease Agreement and designated in writing to the Administrative Agent or (c) in the case of any Secured Pari Lease Agreement entered into after the Effective Date, is (x) a commercial bank or (y) otherwise reasonably acceptable to the Administrative Agent, in each case, designated in writing to the Administrative Agent.

“Lender-Related Person” is defined in Section 10.06(b).

“Lenders” means the financial institutions listed on the signature pages of this Credit Agreement, each commercial bank that shall become a party hereto pursuant to Section 2.14 and their respective permitted successors and assigns. Unless the context otherwise requires, the term “Lenders” includes the Lenders and the Issuing Lenders.

“Lending Installation” means any office, branch, subsidiary or affiliate of any Lender or the Administrative Agent.

“Letter of Credit” means any letter of credit issued by an Issuing Lender for the account of a Borrower in accordance with Section 2.04.

“Liabilities” is defined in Section 10.06(b).

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Finance Lease or other title retention agreement).

“Line Cap” means at any time, an amount equal to the lesser of (a) (x) the Aggregate Commitments minus (y) applicable Reserves (without duplication of Reserves imposed in connection with the Borrowing Base) and (b) the Aggregate Borrowing Base.

“Limited Condition Transaction” means any acquisition or Investment that (a) is not prohibited hereunder (subject to Section 1.05) and (b) is not conditioned on the availability of, or on obtaining, third-party financing.

“Limited Condition Transaction Agreement” is defined in Section 1.05(a).

“Loan” means, with respect to a Lender, such Lender’s portion, if any, of any Advance, including Protective Advances.

“Loan Documents” means this Credit Agreement, each Note, the LOC Documents, the Collateral Documents, the Junior Lien Intercreditor Agreement, any Incremental Amendment, the Assumption Agreements and all other agreements to which a Loan Party is a party and that are expressly identified as Loan Documents therein; provided that no Swap Agreement shall constitute a Loan Document.

“Loan Parties” means, collectively, each Borrower and each Subsidiary Guarantor; provided that, as used in the definition of “U.S. Borrowing Base”, “Loan Party” shall exclude each Canadian Loan Party.

“LOC Committed Amount” means (x) prior to the First-Year LOC Commitment Termination Date, $415,000,000 and (y) on and after the First-Year LOC Commitment Termination Date, $250,000,000, in each case, as it may be reduced from time to time pursuant to the terms hereof.

“LOC Documents” means, with respect to any Letter of Credit, such Letter of Credit, any amendments thereto, any documents delivered in connection therewith, any application therefor, and any agreements, instruments, guarantees or other documents (whether general in application or applicable only to such Letter of Credit) governing or providing for (i) the rights and obligations of the parties concerned or at risk or (ii) any collateral security for such obligations. The term “LOC Documents” shall not include any underlying agreements between the account party and the beneficiary of a Letter of Credit.

“LOC Obligations” means, at any time, the sum of (i) the maximum amount which is, or at any time thereafter may become, available to be drawn under Letters of Credit then outstanding, assuming compliance with all requirements for drawings referred to in such Letters of Credit plus (ii) the aggregate amount of all drawings under Letters of Credit honored by the applicable Issuing Lender but not theretofore reimbursed by the applicable Borrower.

“Lowes” means Lowe’s Companies, Inc., a Delaware corporation.

“M&E Release” is defined in the definition of “U.S. Borrowing Base”.

“Machinery and Equipment” means (a) for purposes of the definition of “Eligible Machinery and Equipment” and provisions relating to the Borrowing Base, shall mean any “equipment” as such term is defined in Article 9 of the UCC owned by any Loan Party, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings and fittings now or hereinafter owned by any Loan Party and all additions, all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto and (b) solely in the case of equipment, for all other purposes, has the meaning assigned to such term in Article 9 of the UCC.

“Master Agreement” is defined in the definition of “Swap Agreement”.

“Material Acquisition” means any acquisition or series of related acquisitions that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of US$500,000,000 ; provided that Whirlpool may, in its sole discretion, treat an acquisition or series of related acquisitions that involve consideration of less than US$500,000,000 as a Material Acquisition.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, financial condition or results of operations of Whirlpool and its Subsidiaries taken as a whole, (ii) the ability of any Borrower to perform its payment obligations under the Loan Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Disposition” means any disposition of property or series of related dispositions of property that involves consideration (including assumption of debt) with a fair market value, as of the date of the closing thereof, in excess of US$500,000,000; provided that Whirlpool may, in its sole discretion, treat a disposition or series of related dispositions that involves consideration of less than US$500,000,000 as a Material Disposition.

“Material Domestic Subsidiary” means any Domestic Subsidiary that (i) is not an Immaterial Subsidiary or (ii) is a guarantor of any Term Indebtedness Obligations or Junior Indebtedness.

“Material Indebtedness” means any Indebtedness in an aggregate principal amount, for all such Indebtedness taken together, of $500,000,000 or more; provided that, Indebtedness in an individual principal amount of less than $50,000,000 shall be disregarded for purposes of calculating such aggregate amount.

“Material Indebtedness Contingency Account” is defined in the definition of “Material Indebtedness Contingency Cash Amount”.

“Material Indebtedness Contingency Cash Amount” means the amount of Unrestricted Cash deposited in a fully-blocked deposit account with the Administrative Agent subject to a control agreement or assignment of deposit account reasonably satisfactory to the Administrative Agent (such account, the “Material Indebtedness Contingency Account”) that is designated by Whirlpool as a Material Debt Contingency Amount with respect to specified Material Indebtedness; provided that (i) the Material Indebtedness Contingency Account may be an interest bearing money market deposit account and (ii) if reasonably necessary to repay or redeem such specified Material Indebtedness, Loan Parties may transfer such Unrestricted Cash to a deposit account maintained by a Loan Party or subsidiary thereof outside the United States which is not a fully blocked deposit account subject to a control agreement in which case such Unrestricted Cash shall continue to constitute Material Indebtedness Contingency Cash Amount for such time (not to exceed ten (10) Business Days) as may be reasonably necessary in advance of such repayment or redemption.

“Material Indebtedness Maturity Reserve” means, as of any date of determination, a reserve equal to the aggregate principal amount of (i) Material Indebtedness maturing within ninety-one (91) days after such date minus (ii) the Material Indebtedness Contingency Cash Amount.

“Material Intellectual Property” means any Intellectual Property which is material to the business of Whirlpool and its Domestic Subsidiaries, taken as a whole.

“Material Subordinated Indebtedness” means any Subordinated Indebtedness in an aggregate principal amount of $100,000,000 or more.

“Material Unsecured Indebtedness” means any Indebtedness in an aggregate principal amount of $75,000,000 or more that is not secured by a Lien on any property of Whirlpool and its Subsidiaries.

“Maturity Limitations” means, with respect to any Indebtedness, that (i) such Indebtedness shall not have a final scheduled maturity date earlier than the Termination Date (provided, that the foregoing limitation shall not apply to (x) a customary bridge facility with a maturity date not longer than one year which, subject to customary conditions, automatically converts into long-term debt satisfying the requirements of this clause (i) and (y) customary 364-day bridge loans) and (ii) as of the date such Indebtedness is incurred, such Indebtedness shall have amortization (subject to the immediately preceding clause (i)) determined by Whirlpool and the applicable lenders; provided that, such Indebtedness (x) in the form of Customary Term A Loans shall not amortize at an annual rate in excess of 10.00% and (y) in any other form shall not amortize at an annual rate in excess of 5.00%.

“Maximum Permitted Receivables Facility Amount” means an amount equal to the greater of (i) $200,000,000 and (ii) 20% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Subsidiaries.

“Maximum Rate” is defined in Section 13.08.

“Maximum Specified Principal Property Secured Amount” means, at any time, an amount equal to (i) 9.0% of “Consolidated Net Tangible Assets” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) minus (ii) the amount of “Attributable Debt” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) of Whirlpool and its subsidiaries outstanding at such time.

“Minimum Collateral Amount” means, at any time, (i) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 103% of the Fronting Exposure of all Issuing Lenders with respect to Letters of Credit issued and outstanding at such time and (ii) otherwise, an amount determined by the Administrative Agent and the Issuing Lenders in their sole discretion.

“Moody’s” means Moody’s Investors Service, Inc.

“Net Cash Proceeds” means:

(a) with respect to any Disposition by any Loan Party or any of its Subsidiaries of assets, the amount of cash proceeds actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when so received) by or on behalf of such Loan Party or such Subsidiary, in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to the Administrative Agent or any Lender under this Credit Agreement or the other Loan Documents, (B) Term Indebtedness Obligations owing to the Term Indebtedness Administrative Agent or any lender under the Term Indebtedness Documents and (C) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such sale or disposition, (ii) fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such sale or disposition, (iii) Taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such sale or disposition, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction, and (iv) all amounts that are set aside as a reserve (A) for adjustments in respect of the purchase price of such assets, (B) for any liabilities associated with such sale or casualty, to the extent such reserve is required by GAAP, and (C) for the payment of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition; and

(b) with respect to the issuance or incurrence of any Indebtedness by any Loan Party or any of its Subsidiaries, or the issuance by any Loan Party or any of its Subsidiaries of any Equity Interests, the aggregate amount of cash actually received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration, but only as and when so received) by or on behalf of such Loan Party or such Subsidiary in connection with such issuance or incurrence, after deducting therefrom only (i) fees, commissions, and expenses related thereto and required to be paid by such Loan Party or such Subsidiary in connection with such issuance or incurrence, and (ii) Taxes paid or payable to any taxing authorities by such Loan Party or such Subsidiary in connection with such issuance or incurrence, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of any Loan Party or any of its Subsidiaries, and are properly attributable to such transaction.

“Net Forced Liquidation Value” means, with respect to Intellectual Property of any Person, the net forced liquidation value thereof as determined in an appraisal of such Intellectual Property by a third party appraiser reasonably acceptable to the Administrative Agent and which appraisal is otherwise in form and substance reasonably satisfactory to the Administrative Agent.

“Net Orderly Liquidation Value In Place” means, with respect to Machinery and Equipment of any Person, (i) prior to the receipt by the Administrative Agent of the Initial M&E Appraisal, the net orderly liquidation value in place expected to be realized at an orderly, negotiated sale held within reasonable time period from the most recent Machinery and Equipment estimated appraisal received by the Administrative Agent and shared with Whirlpool on or prior to the Effective Date and (ii) from and after receipt by the Administrative Agent of the Initial M&E Appraisal, the net orderly liquidation value in place expected to be realized at an orderly, negotiated sale held within reasonable time period from the most recent Machinery and Equipment appraisal ordered by the Administrative Agent.

“Net Orderly Liquidation Value” means with respect to Inventory of any Person, the net orderly liquidation value expected to be realized at an orderly, negotiated sale held within reasonable time period from the most recent Inventory appraisal ordered by the Administrative Agent.

“New York Process Agent” is defined in Section 10.10(b).

“Non-Consenting Lender” means any Lender that does not approve any consent, waiver or amendment that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 9.03 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“Non-Investment Grade Eligible Accounts” means Eligible Accounts that are not Investment Grade Eligible Accounts.

“Non-Loan Party” means any Subsidiary of Whirlpool that is not a Loan Party.

“Note” means a promissory note in substantially the form of Exhibit A hereto, with appropriate insertions, duly executed and delivered to the Administrative Agent by the applicable Borrower for the account of a Lender and payable to such Lender, including any amendment, modification, renewal or replacement of such promissory note.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined would be less than 0%, such rate shall be deemed to be 0% for purposes of this Credit Agreement.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans and the Notes, all LOC Obligations, all accrued and unpaid fees, all obligations of the Guarantors under Article 4 and all other reimbursements, indemnities or other obligations of the Borrowers, any Loan Party or any Subsidiary arising under the Loan Documents (including all interest and expenses accruing after the commencement of a proceeding under any bankruptcy law, whether or not constituting an allowed claim in such proceeding).

“OID” means original issue discount.

“Original Borrowers” is defined in Section 5.01.

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight eurodollar transactions denominated in Dollars by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Participant” is defined in Section 13.02(a).

“Participant Register” is defined in Section 13.02(e).

“Participation Interest” means a purchase by a Lender of a participation in Letters of Credit or LOC Obligations as provided in Section 2.04(c).

“Patriot Act” is defined in Article 16.

“Payment Conditions” means (a) no Default has occurred and is continuing or would result from the specified transaction and (b) at all times during the Pro Forma Period either (i) after giving effect to the proposed event as if it occurred on the first day of the Pro Forma Period, a daily average pro forma Availability is greater than the greater of (x) 20% of the Line Cap and (y) $310,000,000, or (ii) after giving effect to the proposed event on a pro forma basis as if it occurred on the first day of the Pro Forma Period, (A) a daily average pro forma Availability during the Pro Forma Period greater than the greater of (x) 15% of the Line Cap and (y) $225,000,000 and (B) a Consolidated Fixed Charge Coverage Ratio for the most recently ended four quarter period greater than 1.00:1.00.

“Payment Date” means the last Business Day of each March, June, September and December.

“Payment Office” means with respect to the Administrative Agent for each of the Agreed Currencies (a) the office, branch or affiliate of the Administrative Agent specified as its “Payment Office” for such currency in Schedule II hereto or (b) such other office, branch, affiliate or correspondent bank of the Administrative Agent as it may from time to time specify to each Borrower and each Lender as its Payment Office for such currency.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Perfection Certificate” means a certificate substantially in the form of Exhibit F or any other form approved by the Administrative Agent.

“Permanent LOC Commitment” means, for each Issuing Lender, the commitment of such Lender to issue Letters of Credit not exceeding the amount set forth on Schedule I hereto under the column “Permanent LOC Commitment”, provided that the aggregate face amount of all such issuances at any time outstanding (together with the amounts of any unreimbursed drawings thereon) shall not exceed the LOC Committed Amount.

“Permitted Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Credit Agreement, by which any Borrower or any Subsidiary of a Borrower (i) acquires any going business or all or substantially all of the assets of any firm, corporation or any division or business unit thereof, whether through purchase of assets, merger or otherwise, or (ii) directly or indirectly acquires (in one transaction or in a series of transactions) all or substantially all or substantially all the Equity Interests in, a Person or division or line of business of a Person, in each case of the foregoing clauses (i) and (ii), if, at the time of and immediately after giving effect thereto, in the case of an acquisition, merger or consolidation involving any Borrower, such Borrower is the surviving entity of such merger and/or consolidation (unless, in the case of a Borrowing Subsidiary, such Subsidiary is terminated as a Borrowing Subsidiary prior to or concurrently with such transaction).

“Permitted Discretion” means a determination made in good faith and in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.

“Permitted Encumbrances” means Liens of the type described in Sections 7.10(b), (d), (e), (g), (h),(j) through (p), (y) and (ee); provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness for borrowed money.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America or Canada (or by any agency thereof), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating of at least A-1 from S&P, P-1 from Moody’s or F-1 by Fitch;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof or Canada or any province or territory thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940 or any analogous rule, regulation or applicable law under any federal and provincial securities laws in Canada, (ii) are rated AAA by S&P, Aaa by Moody’s or AAA by Fitch and (iii) have portfolio assets of at least $5,000,000,000;

(f) marketable general obligations issued by any state of the United States or any political subdivision of any such state or Canada or any province or territory or other political subdivision thereof or any public instrumentality thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition thereof, having a credit rating of A or better from S&P, Moody’s or Fitch; and

(g) in the case of any Subsidiary of Whirlpool organized or having its principal place of business outside the United States, investments consisting of the currency of the jurisdiction in which such Person is organized or has its principal place of business or conducts business or denominated in such currency which are similar to the items specified in clause (a) of this definition.

“Permitted Lien” means a Lien permitted pursuant to Section 7.10.

“Permitted Receivables Facility” means a receivables facility or facilities created under the Permitted Receivables Facility Documents, providing for the sale, transfer and/or pledge by Whirlpool and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to Whirlpool and/or such Receivables Seller(s)) to (i) third-party lenders or investors pursuant to the Permitted Receivables Facility Documents or (ii) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall sell, transfer and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents (with the Receivables Entity permitted to issue or convey purchaser interests, investor certificates, purchased interest certificates or other similar documentation evidencing interests in the Permitted Receivables Facility Assets) in return for the cash used by such Receivables Entity to acquire the Permitted Receivables Facility Assets from Whirlpool and/or the respective Receivables Sellers, in each case as more fully set forth in the Permitted Receivables Facility Documents.

“Permitted Receivables Facility Assets” means Receivables (whether now existing or arising in the future) of the Receivables Sellers which are transferred, sold and/or pledged to (i) third-party lenders or investors pursuant to the Permitted Receivables Facility Documents and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such third-party lenders or investors pursuant to the Permitted Receivables Facility Documents and all proceeds thereof or (ii) a Receivables Entity pursuant to a Permitted Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to the Receivables Entity and all proceeds thereof.

“Permitted Receivables Facility Documents” means each of the documents and agreements entered into in connection with any Permitted Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended, modified, supplemented, refinanced or replaced from time to time.

“Permitted Receivables Related Assets” means any assets that are customarily sold, transferred and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization or structured or supply chain finance transactions involving receivables similar to Receivables and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables and collections in respect of Receivables).

“Permitted Receivables Facility Repurchase Obligation” means any obligation of Whirlpool or a Receivables Seller to repurchase the assets it sold under a Permitted Receivables Facility as a result of a breach of a representation, warranty or covenant or otherwise, including as a result of a receivable or portion thereof becoming subject to any asserted defense, dilution, dispute, offset or counterclaim of any kind as a result of any action taken by, any failure to take action by or any other event relating to the seller.

“Permitted Refinancing” means, with respect to any Person, any modification, refinancing, re-funding, renewal, restructuring, replacement or extension of any Indebtedness of such Person; provided that (a) the principal amount (or accreted value, if applicable) thereof does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so modified, refinanced, refunded, renewed, restructured, replaced or extended except by an amount equal to (x) unpaid accrued interest and premium (including tender premiums) thereon plus other amounts owing or paid related to such Indebtedness, and fees, commissions and expenses (including upfront fees and original issue discount) incurred, in connection with such modification, refinancing, refunding, renewal, replacement or extension and (y) any existing commitments unutilized thereunder, except as otherwise permitted under Section 7.11, (b) other than with respect to a Permitted Refinancing in respect of Indebtedness permitted pursuant to Section 7.11(e), such modification, refinancing, refunding, renewal, restructuring, replacement or extension has a final maturity date equal to or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being modified, refinanced, refunded, renewed, replaced or extended, (c) if such Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is Subordinated Indebtedness, such modification, refinancing, refunding, renewal, replacement or extension is subordinated in right of payment to the Obligations on terms (1) that reflect market terms and conditions (as reasonably determined by the Borrowers) at the time of incurrence or issuance of such Permitted Refinancing or (2) otherwise reasonably acceptable to the Administrative Agent, and (d) to the extent such Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended is secured by the Collateral and/or subject to intercreditor arrangements for the benefit of the Lenders, such modification, refinancing, refunding, renewal, restructuring, replacement or extension is either (1) unsecured or (2) secured and, if secured, subject to intercreditor arrangements on terms at least as favorable, taken as a whole (as reasonably determined by the Borrowers), to the Lenders as those contained in the documentation governing the Indebtedness being modified, refinanced, refunded, renewed, restructured, replaced or extended. Any reference to a Permitted Refinancing in this Credit Agreement or any other Loan Document shall be interpreted to mean (a) a Permitted Refinancing of the subject Indebtedness and (b) any further refinancings constituting a Permitted Refinancing of the Indebtedness resulting from a prior Permitted Refinancing.

“Person” means any corporation, other body corporate, natural person, firm, joint venture, partnership, limited liability company, trust, unincorporated organization, enterprise, government or any department or agency of any government.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which any Loan Party or any other member of the Controlled Group may have any liability. For avoidance of doubt, the term “Plan” excludes any Foreign Plan and any Canadian Employee Benefit Plan including any Canadian Pension Plan and Canadian Multi-Employer Plan.

“Platform” is defined in Section 14.01(c).

“PPSA” means the Personal Property Security Act (Ontario) and the regulations thereunder as each may be amended from time to time (or another successor statute); provided, that, if validity, perfection or effect of perfection or non-perfection or the priority of a security interest in any Collateral are governed by the personal property security laws of any Canadian jurisdiction other than Ontario, “PPSA” shall mean those personal property security laws (including the Civil Code of Québec) in such other jurisdiction for the purposes of the provisions hereof relating to such validity, perfection, effect of perfection or non-perfection or priority and for the definitions related to such provisions, as from time to time in effect.

“Pricing Schedule” means Schedule III attached hereto.

“Prime Rate” means the rate of interest last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as determined by the Administrative Agent). Each change in the Prime Rate shall be effective from and including the date such change is publicly announced or quoted as being effective.

“Pro Forma Period” means with respect to any Disposition, Restricted Payment, Investment or Restricted Debt Payment (any of the foregoing, a “Specified Event”), the period (a) commencing 30 days prior to the date such Specified Event is proposed by Whirlpool to occur and (b) ending on the date such Specified Event is proposed by Whirlpool to occur.

“Property” of a Person means any and all property and assets, whether real, personal, tangible, intangible, or mixed (including Equity Interests), of such Person.

“Protective Advance Exposure” means at any time, the sum of the aggregate amount of all outstanding Protective Advances at such time. The Protective Advance Exposure of any Lender at any time shall be its Ratable Share of the total Protective Advance Exposure at such time.

“Protective Advances” is defined in Section 2.15(a).

“Protesting Lender” is defined in Section 2.09.

“Purchaser” is defined in Section 13.03(a).

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support” is defined in Section 10.17.

“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.

“Ratable Share” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.11 when a Defaulting Lender shall exist, “Ratable Share” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Ratable Shares shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Ratio Debt” is defined in Section 7.11(l).

“Recipient” is defined in Section 3.01(c).

“Receivables” means any right to payment created by or arising from sales of goods, leases of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).

“Receivables Entity” means a wholly-owned Subsidiary which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) no portion of the Indebtedness or any other obligations (contingent or otherwise) of which (i) is guaranteed by Whirlpool or any Subsidiary, or is otherwise recourse to or obligates Whirlpool or any Subsidiary in any way (other than pursuant to Standard Receivables Facility Undertakings) or (ii) subjects any property or asset of Whirlpool or any Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Receivables Facility Undertakings, (b) with which neither Whirlpool nor any Subsidiary has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to Whirlpool or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of Whirlpool, and (c) to which neither Whirlpool nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Receivables Facility Undertakings). Any such designation shall be evidenced to the Administrative Agent by delivering to the Administrative Agent an officer’s certificate of Whirlpool certifying that, to the best of such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

“Receivables Sellers” means Whirlpool and those Subsidiaries that are from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two U.S. Government Securities Business Days preceding the date of such setting, (2) if such Benchmark is the EURIBOR Rate, 11:00 a.m. Brussels time two TARGET Days preceding the date of such setting, (3) if such Benchmark is SONIA, then four Business Days prior to such setting, (4) if such Benchmark is the Term CORRA Rate, 1:00 p.m. (Toronto time) on the day that is two Business Days preceding the date of such setting or (5) if such Benchmark is none of the Term SOFR Rate, the EURIBOR Rate, SONIA or the Term CORRA Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” is defined in Section 13.03(c).

“Regulation U” means Regulation U of the Federal Reserve Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Federal Reserve Board relating to the extension of credit by banks for the purpose of purchasing or carrying margin stock applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Federal Reserve Board from time to time in effect and shall include any successor or other regulations or official interpretations of the Federal Reserve Board relating to the obtaining of credit for the purpose of purchasing or carrying margin stock from (among others) member banks of the Federal Reserve System.

“Regulatory Authority” is defined in Section 10.13.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means (i) with respect to a Benchmark Replacement in respect of Loans denominated in Dollars, the Federal Reserve Board and/or the NYFRB, the CME Term SOFR Administrator, as applicable, or a committee officially endorsed or convened by the Federal Reserve Board and/or the NYFRB or, in each case, any successor thereto, (ii) with respect to a Benchmark Replacement in respect of Loans denominated in Sterling, the Bank of England, or a committee officially endorsed or convened by the Bank of England or, in each case, any successor thereto, (iii) with respect to a Benchmark Replacement in respect of Loans denominated in euros, the European Central Bank, or a committee officially endorsed or convened by the European Central Bank, (iv) with respect to a Benchmark Replacement in respect of Loans denominated in Canadian Dollars, the Bank of Canada, or a committee officially endorsed or convened by the Bank of Canada or, in each case, any successor thereto and (v) with respect to a Benchmark Replacement in respect of Loans denominated in any other currency, (a) the central bank for the currency in which such Benchmark Replacement is denominated or any central bank or other supervisor which is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement or (b) any working group or committee officially endorsed or convened by (1) the central bank for the currency in which such Benchmark Replacement is denominated, (2) any central bank or other supervisor that is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement, (3) a group of those central banks or other supervisors or (4) the Financial Stability Board or any part thereof.

“Relevant Rate” means (i) with respect to any Term Benchmark Advance denominated in Dollars, the Term SOFR Rate, (ii) with respect to any Term Benchmark Advance denominated in euros, the EURIBOR Rate, (iii) with respect to any Term Benchmark Advance denominated in Canadian Dollars, the Term CORRA Rate or (iv) with respect to any Advance denominated in Sterling, Daily Simple SONIA.

“Rent Reserve” means with respect to any store, warehouse distribution center, regional distribution center or depot where any Inventory subject to Liens arising by operation of law is located, unless such warehouseman or bailee has delivered to the Administrative Agent a Collateral Access Agreement, a reserve equal to three months’ rent at such store, warehouse distribution center, regional distribution center or depot.

“Report” means reports prepared by the Administrative Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Loan Parties from information furnished by or on behalf of Whirlpool, after the Administrative Agent has exercised its rights of inspection pursuant to this Credit Agreement, which Reports may be distributed to the Lenders by the Administrative Agent.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA with respect to a Plan, excluding, however, such events as to which the PBGC by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event. For clarity, Reportable Event excludes a Canadian Pension Event.

“Required Lenders” means, at any time, Lenders in the aggregate holding more than 50% of the sum of the aggregate unpaid principal amount of the outstanding Advances and Participation Interests in LOC Obligations plus the aggregate unused Commitments each as in effect at such time; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Required Lenders at such time the Advances, Participation Interests and Commitment of such Lender at such time; provided, further, that, the Required Lenders must include (a) at any time there are two (2) or fewer un-affiliated Lenders, all of the Lenders and (b) at any time there are more than two (2) un-affiliated Lenders, two or more un-affiliated Lenders.

“Reserves” means, without duplication of any other reserves or items that are otherwise addressed or excluded through eligibility criteria, such reserves as the Administrative Agent deems necessary, in its Permitted Discretion, to maintain (including, without limitation, an availability reserve, reserves for accrued and unpaid interest on the Obligations, Designated Cash Management Reserves, Designated Hedging Reserves, Designated Synthetic Lease Reserves, Canadian Priority Payables Reserves, Material Indebtedness Maturity Reserves, reserves for the cost of liquidation of Eligible Inventory, Eligible Accounts, Eligible Credit Card Receivables, Eligible Machinery and Equipment or any costs or other amounts due in connection with any enforcement action, work-out or restructuring, reserves for variance between perpetual inventory report and the general ledger of the Loan Parties, volatility reserves, Rent Reserves, reserves for dilution of Accounts, reserves for Inventory shrinkage, reserves for changes in eligibility criteria, reserves for customs charges and shipping charges related to any Inventory in transit, reserves for contingent liabilities of any Loan Party, reserves for uninsured losses of any Loan Party, reserves for uninsured, underinsured, un-indemnified or under-indemnified liabilities or potential liabilities with respect to any litigation and reserves for taxes, fees, assessments, and other governmental charges) with respect to the Collateral or any Loan Party. Any imposition of, establishment of, or increase to any reserves (other than Material Indebtedness Maturity Reserves, Designated Cash Management Reserves, Designated Hedging Reserves, Designated Synthetic Lease Reserves and Canadian Priority Payables Reserves, in each case, which may become effective immediately upon written notice to Whirlpool and the Lenders) shall be effective five Business Days after delivery of written notice thereof to Whirlpool and the Lenders (which notice will include a reasonably detailed description of the Reserves being established or increased); provided that during the period following notice and prior to the imposition of such change, there shall be no extension of credit that would result in Availability being less than the amount by which Availability would be reduced after the imposition of such change. During such five Business Day period, the Administrative Agent will, if requested, discuss any such new or modified Reserve with the Borrowers. Notwithstanding anything to the contrary herein, (a) the amount of any such Reserve or change will have a reasonable relationship to the event, condition or other matter that is the basis for such Reserve or such change as determined by the Administrative Agent in good faith and (b) no Reserves or changes will be duplicative of other reserves or changes or items that are otherwise addressed, excluded or already accounted for through eligibility criteria (including collection/advance rates).

“Restricted Debt Payment” is defined in Section 7.20.

“Restricted Indebtedness” means any (a) Junior Indebtedness and (b) Term Indebtedness Obligations.

“Restricted Indebtedness Documents” means any document, agreement or instrument evidencing any Restricted Indebtedness or entered into in connection with any Restricted Indebtedness, in each case, on terms and conditions satisfactory to the Administrative Agent.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in Whirlpool or any Subsidiary, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in Whirlpool or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Whirlpool or any Subsidiary.

“Reuters” means, as applicable, Thomson Reuters Corp., Refinitiv, or any successor thereto.

“Revaluation Date” shall mean (a) with respect to any Loan denominated in any currency other than Dollars, each of the following: (i) the date of the Advance of such Loan and (ii) (A) with respect to any Term Benchmark Loan, each date of a conversion into or continuation of such Loan pursuant to the terms of this Credit Agreement and (B) with respect to any Floating Rate Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the Advance of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month); (b) with respect to any Letter of Credit denominated in a currency other than Dollars, each of the following: (i) the date on which such Letter of Credit is issued, (ii) the first Business Day of each calendar month and (iii) the date of any amendment of such Letter of Credit that has the effect of increasing the face amount thereof; and (c) any additional date as the Administrative Agent may determine at any time when a Default exists.

“S&P” means Standard & Poor’s Rating Services, a Standard & Poor’s Financial Services LLC business.

“Sanctioned Country” means, at any time, a country, region or territory which is itself, or whose government is, the subject or target of any comprehensive Sanctions (as of the date of this Credit Agreement, the Crimea, so-called Donetsk People’s Republic, so-called Luhansk People’s Republic, Cuba, Iran, and North Korea).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom, Switzerland or the Government of Canada or any of its agencies or departments (including pursuant to Canadian Economic Sanctions and Export Control Laws), (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person 50% or more owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or Switzerland, (c) the Government of Canada or any of its agencies or departments (including pursuant to Canadian Economic Sanctions and Export Control Laws) or (d) any other sanctions authority in the jurisdiction of organization of any Borrowing Subsidiary.

“Scheduled Borrowing Base Delivery Date” means any date on which Whirlpool is obligated to deliver a Borrowing Base Certificate pursuant to Section 7.01(j).

“Section” means a numbered Section of this Credit Agreement, unless another document is specifically referenced.

“Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party or any of its Subsidiaries and any Cash Management Bank.

“Secured Cash Management Obligations” means any and all obligations of the Loan Parties or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Secured Cash Management Agreements.

“Secured Hedge Agreement” means any Swap Agreement that is entered into by and between a Loan Party or any of its Subsidiaries and any Hedge Bank.

“Secured Hedging Obligations” means any and all obligations of the Loan Parties or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Secured Hedge Agreements.

“Secured Junior Indebtedness” means any Junior Indebtedness that is secured by a Lien on any portion of the Collateral.

“Secured Obligations” means, collectively, the Obligations, the Secured Cash Management Obligations, the Secured Hedging Obligations, the Secured Pari Lease Obligations, the Supply Chain Finance Obligations, the Bilateral Letter of Credit Obligations and the Import/Export Finance Obligations; provided that the definition of “Secured Obligations” shall not create or include any guarantee by any Loan Party of (or grant of security interest by any Loan Party to support, as applicable) any Excluded Swap Obligations of such Loan Party for purposes of determining any obligations of any Loan Party.

“Secured Pari Lease Agreements” means each Existing Synthetic Lease Agreement that is designated as a “Secured Pari Lease Agreement” on Schedule 1.02 and any other Synthetic Lease Agreement that is entered into by and between any Loan Party or any of its Subsidiaries and any Lease Bank and designated in writing by Whirlpool to the Administrative Agent as a Secured Pari Lease Agreement.

“Secured Pari Lease Obligations” means any and all obligations of the Loan Parties or any of their Subsidiaries, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Secured Pari Lease Agreements; provided that in no event shall (a) the amount of Secured Pari Lease Obligations in respect of any Secured Pari Lease Agreement exceed the amount set forth on Schedule 1.02 in respect of such Secured Pari Lease Agreement and (b) the principal or similar amount of all Secured Pari Lease Obligations, collectively and in the aggregate, exceed $75,000,000 plus any amounts permitted to be secured pursuant to Section 7.10(c); provided, further, that in respect of any Secured Pari Lease Agreement entered into after the Effective Date, Whirlpool shall deliver to the Administrative Agent an updated version of Schedule 1.02 reflecting such Secured Pari Lease Agreement and the principal or similar amount of Secured Pari Lease Obligations in respect thereof.

“Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Lenders, with respect to any Secured Cash Management Agreement, the Cash Management Banks, with respect to any Secured Hedge Agreement, the Hedge Banks, with respect to any Secured Pari Lease Obligation, the Lease Banks, with respect to any Supply Chain Finance Obligations, the Supply Chain Finance Banks, with respect to any Import/Export Finance Obligations, the Import/Export Finance Banks, with respect to any Bilateral Letters of Credit, the Bilateral Letter of Credit Banks, each co-agent or sub-agent appointed by the Administrative Agent from time to time pursuant to Section 11.05, and the other Persons the Secured Obligations owing to which are or are purported to be secured by the Collateral under the terms of the Loan Documents.

“Senior Notes” means, collectively, the Existing Senior Notes and the Senior Secured Notes.

“Senior Notes Refinancing Indebtedness” means any Indebtedness of Whirlpool or any of its Subsidiaries that has been issued for the purpose of consummating a Permitted Refinancing, in whole or in part, of the Senior Notes; provided that (a) the release of the proceeds thereof to Whirlpool and its Subsidiaries is contingent upon the consummation of such Permitted Refinancing and, pending such release, such proceeds are held in escrow (and if such Permitted Refinancing is not consummated within one hundred eighty (180) days following the incurrence of such Indebtedness, such proceeds shall be promptly applied to satisfy and discharge all obligations of Whirlpool and its Subsidiaries in respect of such Indebtedness and, in any event, within fifteen (15) days following the end of such one hundred eighty (180) day period) or (b) such Indebtedness contains a “special mandatory redemption” provision (or other similar provision) or otherwise permits such Indebtedness to be redeemed or prepaid if such Permitted Refinancing is not consummated within one hundred eighty (180) days following the incurrence of such Indebtedness (and if such Permitted Refinancing is otherwise not consummated within such one hundred eighty (180) day period, such Indebtedness is so redeemed or prepaid promptly and, in any event, within fifteen (15) days following the end of such one hundred eighty (180) day period).

“Senior Secured Notes” means, collectively, the 2031 Senior Secured Notes and the 2034 Senior Secured Notes.

“Senior Secured Notes Agent” means U.S. Bank Trust Company, National Association, in its capacity as notes collateral agent under the Senior Secured Notes Indenture and other Senior Secured Notes Documents.

“Senior Secured Notes Documents” means any and all agreements and guaranties relating to the Senior Secured Notes, including but not limited to the Senior Secured Notes and the Senior Secured Notes Indenture, as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Notes Indebtedness” means the Indebtedness and the other obligations owing to the Senior Secured Notes Agent, the trustee under the Senior Secured Notes Indenture and holders of the Senior Secured Notes.

“Senior Secured Notes Indenture” means that certain Indenture, dated as of the Effective Date, among, inter alios, Whirlpool, as issuer, U.S. Bank Trust Company, National Association, as trustee and the Senior Secured Notes Agent, as amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the NYFRB’s website, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Determination Date” is defined in the definition of “Daily Simple SOFR”.

“SOFR Rate Day” is defined in the definition of “Daily Simple SOFR”.

“Solvency Certificate” means a certificate substantially in the form attached hereto as Exhibit E.

“Solvent” means, as to any Person as of any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair saleable value of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts, including contingent debts, as they become absolute and matured, (c) such Person is able to pay its debts and liabilities as they mature and (d) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“SONIA” means, with respect to any Business Day, a rate per annum equal to the Sterling Overnight Index Average for such Business Day published by the SONIA Administrator on the SONIA Administrator’s Website on the immediately succeeding Business Day.

“SONIA Administrator” means the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website” means the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Assets” means, collectively, (a) letter of credit rights (other than to the extent the security interest in such letter of credit rights may be perfected by the filing of UCC or PPSA financing statements) with a value of less than $5,000,000 individually and $10,000,000 in the aggregate, (b) commercial tort claims with an estimated value by the Borrowers of less than $5,000,000 individually and $10,000,000 in the aggregate, (c) such assets as to which the Administrative Agent and the Borrowers reasonably agree that the cost of obtaining such a security interest therein or perfection thereof are excessive in relation to the benefit to the Secured Parties of the security to be afforded thereby and (d) Specified Existing Senior Notes Equity/Debt.

“Specified Availability” means, at any time, the Line Cap at such time but calculated as if (a) no Reserves have been imposed or are in effect and (b) Eligible Cash is equal to zero.

“Specified Default” means (a) a Default pursuant to Section 8.02, Section 8.05 and Section 8.06 and (b) any other default designated by the Incremental Lenders, if any, providing the Indebtedness that is to be used to finance the applicable acquisition or Investment that is a Limited Condition Transaction.

“Specified Event” is defined in the definition of “Pro Forma Period”.

“Specified Existing Senior Notes Assets” means, collectively, Specified Existing Senior Notes Equity/Debt and Specified Existing Senior Notes Principal Property.

“Specified Existing Senior Notes Equity/Debt” means any shares of stock or Debt (as defined in the Existing Senior Notes Indentures or in any indenture governing any Applicable Refinanced Existing Senior Notes) of any Subsidiary of Whirlpool that is subject to the “limitations on liens” covenants included in the Existing Senior Notes Indentures (and without giving effect to any amendments, supplements or modifications thereto after the Effective Date) for so long as such Existing Senior Notes are outstanding and limit such liens (or refinancings and replacements thereof which include the same (or substantially similar) “limitation on liens” covenants that are outstanding and limit such liens (the “Applicable Refinanced Existing Senior Notes”)). Solely for purposes of this definition, references in any Existing Senior Notes Indentures or any indenture governing any Applicable Refinanced Existing Senior Notes to “shares of stock,” “shares of capital stock,” “capital stock” or similar terms shall be interpreted to include all Equity Interests (including, without limitation, membership interests in limited liability companies, partnership interests in partnerships or limited partnerships, and any other ownership or equity interest in any Person).

“Specified Existing Senior Notes Principal Property” means, subject to the last sentence of this definition, any Principal Property (as defined in the Existing Senior Notes Indentures or in any indenture governing any Applicable Refinanced Existing Senior Notes), owned or leased by Whirlpool or any Subsidiary that is subject to the “limitations on liens” covenants included in the Existing Senior Notes Indentures (and without giving effect to any amendments, supplements or modifications thereto after the Effective Date) for so long as such Existing Senior Notes are outstanding and limit such liens (or Applicable Refinanced Existing Senior Notes which include the same (or substantially similar) “limitation on liens” covenants that are outstanding and limit such liens); provided that, notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall the principal amount of the Secured Obligations secured by the Specified Existing Senior Notes Principal Property exceed the Maximum Specified Principal Property Secured Amount at any time. Notwithstanding the foregoing, Specified M&E Assets shall not constitute Specified Existing Senior Notes Principal Property.

“Specified M&E Assets” means any Machinery and Equipment that Whirlpool and the Administrative Agent, in its Permitted Discretion, have agreed, in writing, is not Specified Existing Senior Notes Principal Property.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Standard Receivables Facility Undertakings” means representations, warranties, covenants, performance guarantees, servicing obligations, and indemnities entered into by Whirlpool or any Subsidiary thereof, including any “bad boy” or similar guarantee and any Permitted Receivables Facility Repurchase Obligation, in connection with the Permitted Receivables Facility which are reasonably customary in an accounts receivable financing transaction.

“Sterling” means the lawful money of the United Kingdom.

“Subordinated Indebtedness” means any Indebtedness of Whirlpool or any Subsidiary (other than intercompany Indebtedness owed among Whirlpool and its Subsidiaries) the payment of which is subordinated to payment of the obligations under the Loan Documents pursuant to terms and conditions reasonably satisfactory to the Administrative Agent.

“Subsidiary” of a Person means (i) any corporation or other body corporate more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be, directly or indirectly, so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Whirlpool.

“Subsidiary Guarantor” means each Subsidiary of Whirlpool that is a signatory hereto and each other Subsidiary of Whirlpool that executes a Counterpart Agreement until such Subsidiary is released in accordance with Section 10.15. The Subsidiary Guarantors on the Effective Date are identified as such in Schedule 1.01 hereto.

“Supermajority Lenders” means, at any time, Lenders in the aggregate holding more than 66 2/3% of the sum of the aggregate unpaid principal amount of the outstanding Advances and Participation Interests in LOC Obligations plus the aggregate unused Commitments each as in effect at such time; provided that if any Lender shall be a Defaulting Lender at such time, there shall be excluded from the determination of Supermajority Lenders at such time the Advances, Participation Interests and Commitment of such Lender at such time; provided, further, that, the Supermajority Lenders must include (a) at any time there are two (2) or fewer un-affiliated Lenders, all of the Lenders and (b) at any time there are more than two (2) un-affiliated Lenders, two or more un-affiliated Lenders.

“Supply Chain Finance Bank” means any Person that, (a) at the time it enters into a Supply Chain Financing permitted hereunder, is a Lender, the Administrative Agent or an Arranger or an Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Supply Chain Financing or (b) in the case of any Supply Chain Financing entered into prior to, and existing on, the Effective Date, any Person that is, on the Effective Date, a Lender, the Administrative Agent or an Arranger or Affiliate of a Lender, the Administrative Agent or an Arranger, in its capacity as a party to such Supply Chain Financing.

“Supply Chain Finance Obligations” means obligations of Whirlpool or any Subsidiary relating to Supply Chain Financings with a Supply Chain Finance Bank, other than Supply Chain Financings arising under an Excluded Supply Chain Financing Agreement.

“Supply Chain Financing” means credit support in respect of trade payables of Whirlpool or any Subsidiary, in each case issued for the benefit of any bank, financial institution or other person that has acquired such trade payables pursuant to “supply chain” or other similar financing for vendors and suppliers of Whirlpool or any Subsidiaries, so long as (i) other than pursuant to this Agreement and the Collateral Documents, such Indebtedness is unsecured, (ii) the terms of such trade payables shall not have been extended in connection with the Supply Chain Financing and (iii) such Indebtedness represents amounts not in excess of those which Whirlpool or any of its Subsidiaries would otherwise have been obligated to pay to its vendor or supplier in respect of the applicable trade payables, in each case, that is provided by a Lender or any of its Affiliates and is listed on Schedule VII hereto or, after the Effective Date, has been designated by Whirlpool in writing to the Administrative Agent as a “Supply Chain Financing”; provided, that in respect of any Supply Chain

Financing so designated after the Effective Date, Whirlpool shall deliver to the Administrative Agent an updated version of Schedule VII reflecting such Supply Chain Financing. The Supply Chain Financings on the Effective Date are identified as such in Schedule VII hereto. Whirlpool or the relevant Subsidiary and the Supply Chain Finance Bank providing Supply Chain Financing may designate in writing to the Administrative Agent any Supply Chain Financing agreement as an agreement not intended to be included as a Supply Chain Finance Obligation for purposes of this Agreement (such agreement, an “Excluded Supply Chain Financing Agreement”).

“Supported QFC” is defined in Section 10.17.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Whirlpool or the Subsidiaries shall be a Swap Agreement.

“Synthetic Lease Agreement” means any agreement entered into by Whirlpool or any of its Subsidiaries governing any synthetic lease (including, for the avoidance of doubt, the Existing Synthetic Lease Agreements); provided that any such agreement is of a type and on terms customary for comparable transactions in the good faith judgment of Whirlpool or such Subsidiary.

“Synthetic Lease Obligations” means any obligations of Whirlpool or any of its Subsidiaries under any Synthetic Lease Agreement.

“Synthetic Lease Services” means services provided to Whirlpool and its Subsidiaries by a Lease Bank in respect of Synthetic Lease Agreements.

“T2” means the real time gross settlement system operated by the Eurosystem, or any successor system.

“TARGET Day” means any day on which T2 (or, if such payment system ceases to be operative, such other payment system, if any, determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” is defined in Section 3.01(a).

“Term Benchmark Advance” means (a) a Dollar-denominated Advance which bears interest at the Term SOFR Rate, other than pursuant to clause (iii) of the definition of Alternate Base Rate with respect to Term SOFR, (b) a euro-denominated Advance which bears interest at the EURIBOR Rate or (c) a Canadian Dollar-denominated Advance which bears interest at the Term CORRA Rate.

“Term Benchmark Loan” means (a) a Dollar-denominated Loan which bears interest at the Term SOFR Rate, (b) a euro-denominated Loan which bears interest at the EURIBOR Rate, (c) a Canadian Dollar-denominated Loan which bears interest at the Term CORRA Rate.

“Term Benchmark Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Term CORRA Rate” means, with respect to any Term Benchmark borrowing denominated in Canadian Dollars, the sum of (a) the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day, the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA Rate will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day plus (b) the Term Benchmark Margin for such day; provided further that, if the rate described in clause (a) above as so determined would be less than zero, such rate shall be deemed to be equal to zero for the purposes of calculating such rate.

“Term CORRA Administrator” means CanDeal Benchmark Administration Services, Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate” means the forward-looking term rate based on CORRA.

“Term Indebtedness Agent” means the administrative agent or trustee under any Term Indebtedness Agreement (or any successor agent or trustee thereunder or under any replacement thereof).

“Term Indebtedness Agreement” means an agreement providing for the incurrence of secured term loans or indenture providing for the issuance of secured notes by Whirlpool or any other Loan Party in an aggregate principal amount permitted by Section 7.11(l) or (v) hereof, and subject to a Term Indebtedness Intercreditor Agreement, as the same may be amended, restated, supplemented or otherwise modified from time to time and as replaced or refinanced in whole or in part (whether with the same group of lenders or a different group of lenders) in accordance with the terms hereof and of such Term Indebtedness Intercreditor Agreement.

“Term Indebtedness Documents” means, collectively, the Term Indebtedness Agreement and all other agreements, instruments, documents and certificates executed and/or delivered in connection therewith, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and of the Term Indebtedness Intercreditor Agreement.

“Term Indebtedness Intercreditor Agreement” means, to the extent executed in connection with the incurrence of any Term Indebtedness Obligations, a customary intercreditor agreement in form and substance reasonably acceptable to the Administrative Agent and Whirlpool, which agreement shall provide that (i) the Liens on the ABL Indebtedness Priority Collateral securing such Term Indebtedness Obligations shall rank junior to the Liens on the ABL Indebtedness Priority Collateral securing the Secured Obligations and (ii) the Liens on the Term Indebtedness Priority Collateral securing the Term Indebtedness Obligations shall rank senior to the Liens on the Term Indebtedness Priority Collateral securing the Secured Obligations. Such intercreditor agreement shall be posted to the Lenders not less than five (5) Business Days, or such shorter time as is acceptable to the Required Lenders, before execution thereof and, if the Required Lenders shall not have objected to such agreement within five (5) Business Days after posting, then the Required Lenders shall be deemed to have agreed that the Administrative Agent’s entry into such intercreditor agreement is reasonable and to have consented to such intercreditor agreement and to the Administrative Agent’s execution thereof.

“Term Indebtedness Obligations” means the Indebtedness and other obligations of Whirlpool and its Subsidiaries under the Term Indebtedness Documents.

“Term Indebtedness Priority Collateral” is defined in the applicable Term Indebtedness Intercreditor Agreement, and is intended to indicate that portion of the Collateral (if any) subject to a Lien in favor of the Term Indebtedness Agent and the other secured parties for which it acts over the Collateral other than the ABL Indebtedness Priority Collateral; provided that in no event shall Term Indebtedness Priority Collateral include assets of a type included in the calculation of the Borrowing Base. For the avoidance of doubt, following the IP Release, Intellectual Property shall constitute Term Indebtedness Priority Collateral and following the M&E Release Machinery and Equipment shall constitute Term Indebtedness Priority Collateral.

“Term SOFR Determination Day” is defined in the definition of “Term SOFR Reference Rate”.

“Term SOFR Rate” means, with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the sum of (a) the Term SOFR Reference Rate at approximately 5:00 a.m., Chicago time, two U.S. Government Securities Business Days prior to the commencement of such tenor comparable to the applicable Interest Period, as such rate is published by the CME Term SOFR Administrator plus (b) the Term Benchmark Margin for such day; provided that if the rate described in clause (a) above shall be less than zero, such rate shall be deemed to be zero for the purposes of this Credit Agreement.

“Term SOFR Reference Rate” means, for any day and time (such day, the “Term SOFR Determination Day”), with respect to any Term Benchmark Advance denominated in Dollars and for any tenor comparable to the applicable Interest Period, the rate per annum determined by the Administrative Agent as the forward-looking term rate based on SOFR. If by 5:00 pm (New York City time) on such Term SOFR Determination Day, the “Term SOFR Reference Rate” for the applicable tenor has not been published by the CME Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Rate has not occurred, then the Term SOFR Reference Rate for such Term SOFR Determination Day will be the Term SOFR Reference Rate as published in respect of the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate was published by the CME Term SOFR Administrator, so long as such first preceding Business Day is not more than five (5) Business Days prior to such Term SOFR Determination Day.

“Termination and Release Date” is defined in Section 10.15(c).

“Termination Date” means the earlier of (a) the fifth anniversary of the Effective Date and (b) the date on which the Commitments terminate pursuant to the terms of this Credit Agreement.

“Total Revolving Extensions of Credit” means at any time, the Dollar Amount of the aggregate principal amount of all outstanding Advances plus the outstanding LOC Obligations.

“Trade Date” is defined in Section 13.03(e)(i).

“Treaty on European Union” means the Treaty of Rome of March 25, 1957, as amended by the Single European Act 1986 and the Maastricht Treaty (which was signed at Maastricht on February 1, 1992 and came into force on November 1, 1993), as amended from time to time.

“Type” means, with respect to any Loan or Advance, its nature as a Floating Rate Advance or Loan or a Term Benchmark Advance or Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unliquidated Obligations” means, at any time, any Obligations (or portion thereof) that are contingent in nature or unliquidated at such time, including any Obligation that is: (i) an obligation to reimburse a bank for drawings not yet made under a letter of credit issued by it; (ii) any other obligation (including any guarantee) that is contingent in nature at such time; or (iii) an obligation to provide collateral to secure any of the foregoing types of obligations.

“Unrestricted Cash” means unrestricted cash and Permitted Investments owned by any Loan Party or its Subsidiaries and not controlled by or subject to any Lien in favor of any creditor (other than (v) Liens created under the Loan Documents, (w) Liens permitted by this Agreement that are subject to an intercreditor agreement (including for the avoidance of doubt any Term Indebtedness Intercreditor Agreement or Junior Lien Intercreditor Agreement) or subordination agreement, in each case, which do not have priority over the Lien in favor of the Administrative Agent, (x) unperfected Liens permitted pursuant to Section 7.10(b) or (l), (y) Liens permitted pursuant to Section 7.10(n) and (z) customary rights of setoff and similar items (including, without limitation, Liens permitted pursuant to Section 7.10(h)) related to the account where such funds are located).

“Unused Commitment Fee Rate” means a rate per annum determined in accordance with the Pricing Schedule.

“U.S. Borrowing Base” means at any time, the sum of (without duplication of any asset included in the Canadian Borrowing Base):

(a) (i) 85% of the book value of the Loan Parties’ Non-Investment Grade Eligible Accounts at such time and (ii) 90% of the book value of the Loan Parties’ Investment Grade Eligible Accounts, plus

(b) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Finished Goods valued on a first-in-first-out basis and (ii) 80% multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Finished Goods valued on a first-in-first-out basis; provided that, notwithstanding anything to the contrary herein, amounts referred to in this clause (b) attributable to Inventory located in Belgium shall in no event exceed $100,000,000, plus

(c) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Raw Materials valued on a first-in-first-out basis and (ii) 50 % multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Raw Materials valued on a first-in-first-out basis, plus

(d) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Service Parts valued on a first-in-first-out basis and (ii) 50% multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Service Parts valued on a first-in-first-out basis; plus

(e) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Semi-Finished Goods valued on a first-in-first-out basis and (ii) 35% multiplied by the lesser of market value and cost of the Loan Parties’ Eligible Semi-Finished Goods valued on a first-in-first-out basis; plus

(f) 90% of the Loan Parties Eligible Credit Card Receivables; plus

(g) 50% of the Net Forced Liquidation Value of the Loan Parties’ Eligible Intellectual Property, but in no event to exceed the lesser of (i) $225,000,000 and (ii) 20% of the Line Cap; provided that, notwithstanding anything to the contrary herein, amounts referred to in this clause (g), when taken together with amounts referred to in clause (i) below, shall not exceed the lesser of (A) at any time prior to the effectiveness of both of the IP Release and the M&E Release, (x) $575,000,000 and (y) 35% of the Line Cap and (B) at any time following the effectiveness of the M&E Release but prior to the effectiveness of the IP Release, (x) $225,000,000 and (y) 20 % of the Line Cap; provided that, the $225,000,000 dollar amount set forth in this clause (g) shall be reduced automatically on the last day of each fiscal quarter beginning on or around September 30, 2026, based on a twenty-year straight-line amortization schedule (i.e., 1.25% per fiscal quarter); provided, further, that, the percentage amount set forth in the preceding clause (A)(y) shall be amortized quarterly such that by September 30, 2036, such amount is 30% of the Line Cap (i.e., 0.125% per fiscal quarter); plus

(h) the lesser of (i) the amount equal to 85% multiplied by the Net Orderly Liquidation Value percentage identified in the most recent Inventory appraisal ordered by the Administrative Agent multiplied by the lesser of market value and cost of the Loan Parties’ Eligible In-Transit Inventory valued on a first-in-first-out basis and (ii) 70% multiplied by the lesser of market value and cost of the Loan Parties’ Eligible In-Transit Inventory valued on a first-in-first-out basis, but in no event to exceed, when taken together with amounts referred to in clause (g) of the definition of the Canadian Borrowing Base, 10% of the Line Cap; plus

(i) (i) during the Deemed M&E Period, 70% of the Net Orderly Liquidation Value In Place of the Loan Parties’ Eligible Machinery and Equipment and (ii) following the Deemed M&E Period and solely to the extent the Administrative Agent has received the Initial M&E Appraisal, 85% of the Net Orderly Liquidation Value In Place of the Loan Parties’ Eligible Machinery and Equipment provided that, notwithstanding anything to the contrary herein, amounts referred to in this clause (i), when taken together with amounts referred to in clause (g) above, shall not exceed

(A) at any time prior to the effectiveness of both of the IP Release and the M&E Release, the lesser of (x) $575,000,000 and (y) 35% of the Line Cap and (B) at any time following the effectiveness of the IP Release but prior to the effectiveness of the M&E Release, the lesser of (x) $355,000,000 and (y) 25% of the Line Cap; provided, further, that, the percentage amount set forth in the preceding clause (A)(y) shall be amortized quarterly such that by September 30, 2036, such amount is 30% of the Line Cap (i.e., 0.125% per fiscal quarter); provided, further, that, in no event shall amounts referred to in this clause (i) contributed by Specified Existing Senior Notes Principal Property exceed the Maximum Specified Principal Property Secured Amount; plus

(j) 100.0% of the Loan Parties’ Eligible Cash; provided that, notwithstanding anything to the contrary herein, amounts referred to in this clause (j), when taken together with amounts referred to in clause (h) of the definition of Canadian Borrowing Base, shall not constitute more than 10% of Specified Availability; minus

(k) Reserves (without duplication of Reserves imposed in connection with the Canadian Borrowing Base);

The Administrative Agent may, in its Permitted Discretion adjust Reserves used in computing the U.S. Borrowing Base in accordance with the definition of Reserves. The U.S. Borrowing Base at any time shall be determined by reference to the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(j) of this Credit Agreement.

Notwithstanding the foregoing, in connection its entry into any Term Indebtedness Agreement, (i) Whirlpool may elect to permanently remove Eligible Intellectual Property from the determination of the Borrowing Base concurrently with the effectiveness of such Term Indebtedness Agreement and the subordination of the Administrative Agent’s Lien on such Intellectual Property to the Liens of the Term Indebtedness Agent (collectively, the “IP Release”) and (ii) Whirlpool may elect to permanently remove Eligible Machinery and Equipment from the determination of the Borrowing Base concurrently with the effectiveness of such Term Indebtedness Agreement and the subordination of the Administrative Agent’s Lien on such Machinery and Equipment to the Liens of the Term Indebtedness Agent (collectively, the “M&E Release”); provided that, (i) immediately before and after giving effect to the IP Release and/or M&E Release (including any repayment of Advances in connection therewith), (x) no Default has occurred and is continuing or would result therefrom and (y) pro forma Availability shall not be less than 20% of the Line Cap and (ii) neither the IP Release nor the M&E Release shall be permitted unless the Administrative Agent receives a completed Borrowing Base Certificate concurrently with the IP Release and/or the M&E Release, as applicable, and prepared on a pro forma basis for the IP Release and/or the M&E Release, as applicable. Notwithstanding anything to the contrary in Section 9.03, the Administrative Agent and Whirlpool shall be permitted to amend this Agreement and the other Loan Documents in order to effectuate the IP Release and M&E Release without the consent of any Lender or Issuing Lender required.

“U.S. Borrowing Subsidiary” means, individually, InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC or any Additional U.S. Borrowing Subsidiary, and “U.S. Borrowing Subsidiaries” means, collectively, InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC and each Additional U.S. Borrowing Subsidiary.

“U.S. Collateral Agreement” means the collateral agreement, dated as of the Effective Date, among the Loan Parties (other than the Canadian Loan Parties) party thereto and the Administrative Agent.

“U.S. Collateral Documents” means, collectively, the U.S. Collateral Agreement, any Account Control Agreements, each of the collateral assignments and supplements to all of the foregoing, security agreements, pledge agreements, intellectual property security agreements or other similar agreements, in each case, entered into by a Loan Party (other than a Canadian Loan Party) and delivered to the Administrative Agent pursuant to Sections 5.01(a), 7.21, 7.22 or 7.23 and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties in the Collateral (other than the Canadian Collateral).

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolution Regimes” is defined in Section 10.17.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (i) the sum of the products obtained by multiplying (a) the amount of each then remaining scheduled installment, sinking fund, serial maturity or other required scheduled payments of principal, including payment at final scheduled maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (ii) the then outstanding principal amount of such Indebtedness; provided that the effects of any prepayments made on such Indebtedness shall be disregarded in making such calculation.

“Whirlpool” means Whirlpool Corporation, a Delaware corporation, and its successors and assigns.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Section 1.02 Accounting Terms and Determinations.

(a) Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP. All calculations made for the purposes of determining compliance with this Credit Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with the most recent annual or quarterly financial statements delivered pursuant to Section 7.01; provided, however, if (i) Whirlpool shall object to determining such compliance on such basis at the time of delivery of such financial statements due to any change in GAAP or the rules promulgated with respect thereto or (ii) either the Administrative Agent or the Required Lenders shall so object in writing within 60 days after delivery of such financial statements (or after the Lenders have been informed of the change in GAAP affecting such financial statements, if later), then such calculations shall be made on a basis consistent with the most recent financial statements delivered by Whirlpool to the Lenders as to which no such objection shall have been made.

(b) All pro forma computations required to be made hereunder giving effect to any acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction shall in each case be calculated giving pro forma effect thereto (and, in the case of any pro forma computation made hereunder to determine whether such acquisition or Disposition, or issuance, incurrence or assumption of Indebtedness, or other transaction is permitted to be consummated hereunder, to any other such transaction consummated since the first day of the period covered by any component of such pro forma computation and on or prior to the date of such computation) as if such transaction had occurred on the first day of the period of four consecutive fiscal quarters ending with the most recent fiscal quarter for which financial statements shall have been delivered pursuant to Section 7.01(a) or 7.01(b) (or, prior to the delivery of any such financial statements, ending with the last fiscal quarter included in the financial statements most recently filed with the Securities and Exchange Commission), and, to the extent applicable, to the historical earnings and cash flows associated with the assets acquired or disposed of and to “run-rate” cost savings, operating expense reductions and other cost synergies permitted to be included pursuant to clause (ii) of the definition of Consolidated EBITDA and any related incurrence or reduction of Indebtedness. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Swap Agreement applicable to such Indebtedness).

(c) Notwithstanding anything to the contrary herein, financial ratios and tests, including the Consolidated Total Net Leverage Ratio, the Consolidated Secured Net Leverage Ratio and the Consolidated First Lien Net Leverage Ratio and compliance with covenants determined by reference to Consolidated EBITDA (including any component definitions thereof), shall be calculated in the manner prescribed by this Section 1.02 (including with respect to calculations based on the most recent four quarter periods, based on the financial statements referenced in Section 1.02(a)); provided that notwithstanding anything to the contrary in this Section 1.02, (i) when calculating any such ratio or test for purposes of Section 7.13, the events described in this Section 1.02 that occurred subsequent to the end of the applicable period shall not be given pro forma effect and (ii) when calculating any such ratio or test for purposes of the incurrence of Ratio Debt, (A) cash and Permitted Investments resulting directly from the incurrence of any such Indebtedness shall be excluded from the pro forma calculation of any applicable ratio or test and (B) all concurrently incurred commitments in respect of such Ratio Debt shall be deemed to be fully drawn.

Section 1.03 Interest Rates; Benchmark Notification.

The interest rate on a Loan denominated in an Agreed Currency may be derived from an interest rate benchmark that may be discontinued or is, or may in the future become, the subject of regulatory reform. Upon the occurrence of a Benchmark Transition Event, Section 3.04(b) provides a mechanism for determining an alternative rate of interest. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission, performance or any other matter related to any interest rate used in this Credit Agreement, or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate will be similar to, or produce the same value or economic equivalence of, the existing interest rate being replaced or have the same volume or liquidity as did any existing interest rate prior to its discontinuance or unavailability. The Administrative Agent and its affiliates and/or other related entities may engage in transactions that affect the calculation of any interest rate used in this Credit Agreement or any alternative, successor or alternative rate (including any Benchmark Replacement) and/or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain any interest rate used in this Credit Agreement, any component thereof, or rates referenced in the definition thereof, in each case pursuant to the terms of this Credit Agreement, and shall have no liability to the Borrowers, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 1.04 Other Interpretive Provisions.

For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05 Limited Condition Transactions.

In the event that Whirlpool notifies the Administrative Agent in writing that any proposed acquisition or Investment is a Limited Condition Transaction and that Whirlpool wishes to test the conditions to such acquisition or Investment and, if applicable and solely with respect to an acquisition, the Indebtedness that is to be used to finance such acquisition in accordance with this Section 1.05, then the following provisions shall apply (other than with respect to (x) any Incremental Loans and/or Incremental Commitments pursuant to Section 2.14 provided in connection with such acquisition if specified otherwise by the Incremental Lenders’ Incremental Loans and/or Incremental Commitments, as applicable and (y) any other Loans or Advances made under this Agreement):

(a) any condition to such Limited Condition Transaction or, solely with respect to an acquisition, such Indebtedness that requires that no Unmatured Default or Default shall have occurred and be continuing at the time of such Limited Condition Transaction or the incurrence of such Indebtedness, shall be satisfied if (i) no Unmatured Default or Default shall have occurred and be continuing at the time of the execution (the “LCT Test Date”) of the definitive purchase agreement, merger agreement, or other agreement governing such Limited Condition Transaction (any such agreement, a “Limited Condition Transaction Agreement”) and (ii) no Specified Default shall have occurred and be continuing both immediately before and immediately after giving effect to such Limited Condition Transaction and all other transactions in connection therewith (including the incurrence of such Indebtedness);

(b) any condition to such Limited Condition Transaction or such Indebtedness that the representations and warranties in this Credit Agreement and the other Loan Documents shall be true and correct at the time of consummation of such Limited Condition Transaction or the incurrence of such Indebtedness shall be deemed satisfied if (i) all representations and warranties in this Credit Agreement and the other Loan Documents are true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects) as of the LCT Test Date, or if such representation speaks as of an earlier date, as of such earlier date and (ii) as of the date of consummation of such Limited Condition Transaction, (A) the representations and warranties under the relevant definitive agreement governing such Limited Condition Transaction as are material to the lenders providing such Indebtedness (including, if applicable, the Lenders) shall be true and correct, but only to the extent that Whirlpool or its applicable Subsidiary has the right to terminate its obligations under such agreement or otherwise decline to close such Limited Condition Transaction as a result of a breach of such representations and warranties or the failure of those representations and warranties to be true and correct and (B) certain of the representations and warranties in this Credit Agreement and the other Loan Documents which are customary for similar “funds certain” financings and required by the lenders (including, if applicable, the Lenders) providing such Indebtedness shall be true and correct in all material respects (except for any representation and warranty that is qualified by materiality or reference to Material Adverse Effect, which such representation and warranty shall be true and correct in all respects);

(c) any financial ratio test or condition to be tested in connection with such Limited Condition Transaction and the availability of Indebtedness will be tested as of the LCT Test Date, in each case after giving effect to the relevant Limited Condition Transaction and all other transactions in connection therewith (including the incurrence or assumption of any Indebtedness), on a pro forma basis where applicable, and, for the avoidance of doubt, (i) such ratios and baskets shall not be tested at the time of consummation of such Limited Condition Transaction and (ii) if any of such ratios are exceeded or conditions are not met following the LCT Test Date, but prior to the closing of such Limited Condition Transaction, as a result of fluctuations in such ratio or amount (including due to fluctuations in Consolidated EBITDA of Whirlpool or the Person subject to such Limited Condition Transaction), at or prior to the consummation of the relevant transaction or action, such ratios will not be deemed to have been exceeded and such conditions will not be deemed unmet as a result of such fluctuations solely for purposes of determining whether the relevant transaction or action is permitted to be consummated or taken; and

(d) except as provided in the next sentence, in connection with any subsequent calculation of any ratio or basket on or following the relevant LCT Test Date and prior to the earlier of the date on which such Limited Condition Transaction is consummated and the date that the relevant Limited Condition Transaction Agreement is terminated or expires without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated (i) on a pro forma basis assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have been consummated and (ii) assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated. Notwithstanding the foregoing, any calculation of a ratio in connection with determining whether or not Whirlpool is in compliance with the financial covenant set forth in Section 7.13 shall, in each case be calculated assuming such Limited Condition Transaction and other transactions in connection therewith (including the incurrence or assumption of Indebtedness) have not been consummated.

The foregoing provisions shall apply with similar effect during the pendency of multiple Limited Condition Transactions such that each of the possible scenarios is separately tested. Notwithstanding anything to the contrary in this Agreement, the provisions of this Section 1.05 shall not apply when determining the amount of Availability under this Agreement or whether the Availability component of the definition of Payment Conditions or the conditions to borrowing under Article 5 have been satisfied.

Section 1.06 Letter of Credit Amounts.

Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Amount of the stated amount of such Letter of Credit available to be drawn at such time; provided that with respect to any Letter of Credit that, by its terms, provides for one or more automatic increases in the available amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Amount of the maximum amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum amount is available to be drawn at such time.

Section 1.07 Exchange Rates; Currency Equivalents.

(a) The Administrative Agent or the Issuing Lender, as applicable, shall determine the Dollar Amount amounts of Term Benchmark Advances or Floating Rate Advances or Letter of Credit extensions denominated in a currency other than Dollars. Such Dollar Amount shall become effective as of such Revaluation Date and shall be the Dollar Amount of such amounts until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Whirlpool hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any Agreed Currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Lender, as applicable.

(b) Wherever in this Credit Agreement in connection with an Advance, conversion, continuation or prepayment of a Term Benchmark Loan or Floating Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Advance, Loan or Letter of Credit is denominated in a currency other than Dollars, such amount shall be the Dollar Amount of such amount (rounded to the nearest unit of such currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Lender, as the case may be.

Section 1.08 Canadian Terms.

All terms used in this Agreement which are defined in Article 8 or Article 9 of the UCC, when used to define a category or categories of the Collateral which is subject to the PPSA, shall include the equivalent category or categories of property set forth in the applicable PPSA. Without limiting the generality of the foregoing, (i) any term defined in this Agreement by reference to the “Uniform Commercial Code” or “UCC” with respect to the Canadian Loan Parties or Canadian Collateral shall also have any extended, alternative or analogous meaning given to such term in the applicable PPSA and other applicable Canadian laws (including, without limitation, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Collateral, (ii) any and all references in this Agreement to Article 7, Article 8 or Article 9 of the UCC shall be deemed to refer also to applicable Canadian securities transfer laws including the Securities Transfer Act, 2006 (Ontario), as amended from time to time, (iii) any and all references in this Agreement to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under the applicable PPSA, including, without limitation, where applicable, financing change statements, (iv) any and all references to federal or state securities law of the United States shall be deemed to refer also to analogous federal and provincial securities laws in Canada, and (v) any and all references to state or federal bankruptcy laws shall be deemed to refer also to any insolvency proceeding occurring in Canada or under Canadian federal, provincial or territorial law.

ARTICLE 2.

THE FACILITY

Section 2.01 Description of Facility.

Upon the terms and subject to the conditions set forth in this Credit Agreement, the Lenders hereby grant to the Borrowers a revolving credit facility pursuant to which:

(i) each Lender severally agrees to make Loans in Agreed Currencies to each of the Borrowers in accordance with Section 2.03; and

(ii) each Issuing Lender agrees to issue Letters of Credit in Agreed Currencies for the account of each of the Borrowers in accordance with Section 2.04;

provided that (A) in no event may the Dollar Amount of the Total Revolving Extensions of Credit exceed the Aggregate Commitment, (B) in no event may the Dollar Amount of the aggregate principal amount of all outstanding Loans made by a Lender plus such Lender’s ratable share of the outstanding LOC Obligations plus such Lender’s Protective Advance Exposure then outstanding exceed such Lender’s Commitment and (C) in no event may the Total Revolving Extensions of Credit exceed the Line Cap, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.15.

Section 2.02 Availability of Facility; Required Payments.

Subject to all of the terms and conditions of this Credit Agreement, each Borrower may borrow, repay and reborrow Advances and, subject to Section 2.04(a), request Letters of Credit at any time prior to the latest scheduled Termination Date. The Commitment of each Lender shall expire on the Termination Date applicable to such Lender. Each applicable Borrower promises to pay its outstanding Loans and its other unpaid Obligations in respect of each Lender in full on the Termination Date applicable to such Lender.

Section 2.03 Advances.

(a) Advances. Each Lender severally agrees, on the terms and conditions set forth in this Credit Agreement to make Loans to the Borrowers from time to time, from and including the Effective Date and prior to the Termination Date applicable to such Lender, in amounts the Dollar Amount of which shall not exceed in the aggregate at any one time outstanding the amount equal to the excess of (i) its Commitment over (ii) its Participation Interests. Each Advance hereunder shall consist of borrowings made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment. The Advances shall be repaid as provided by the terms of Sections 2.02 and 2.03(g).

(b) Types of Advances. The Advances may be Floating Rate Advances or Term Benchmark Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.03(e), 2.03(f) and 2.03(g).

(c) Reductions in Aggregate Commitment.

(i) Ratable Reductions. Whirlpool may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in an amount of $25,000,000 or an integral multiple of $5,000,000 in excess thereof, upon at least three Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the aggregate principal amount of the outstanding Advances plus the outstanding LOC Obligations; provided further that any such notice may state by its terms that it is conditioned upon the effectiveness of other credit facilities, incurrences of Indebtedness, dispositions or other expected sources of funds, in which case such notice may be revoked by the applicable Borrower by notice to the Administrative Agent in the event that such condition is not satisfied; provided further that no such termination or reduction of the Aggregate Commitment shall be permitted if, after giving effect to any prepayments of the Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Line Cap.

(ii) Non-Ratable Reduction. As long as no Default or Unmatured Default exists at the time of such request and at the time of reduction, Whirlpool shall have the right, at any time, upon at least ten Business Days’ notice to a Defaulting Lender (with a copy to the Administrative Agent), to terminate in whole such Lender’s Commitment. Such termination shall be effective, (x) with respect to such Lender’s unused Commitment, on the date set forth in such notice, provided, however, that such date shall be no earlier than ten Business Days after receipt of such notice and (y) with respect to each Loan outstanding to such Lender, in the case of a Base Rate Loan, on the date set forth in such notice and, in the case of a Term Benchmark Loan, on the last day of the then current Interest Period relating to such Loan. Upon termination of a Lender’s Commitment under this Section 2.03(c), the Borrowers will pay or cause to be paid all principal of, and interest accrued to the date of such payment on, Loans owing to such Lender and pay any accrued Unused Commitment Fees or Letter of Credit issuance fees payable to such Lender pursuant to the provisions of Section 2.07, and all other amounts payable to such Lender hereunder (including, but not limited to, any indemnification for Taxes under Section 3.01 and any increased costs or other amounts owing under Section 3.02 or 3.03); and upon such payments, the obligations of such Lender hereunder shall, by the provisions hereof, be released and discharged; provided, however, that such Lender’s rights under Sections 3.01, 3.02, 3.03, and 10.06, and its obligations under Section 11.08 shall survive such release and discharge as to matters occurring prior to such date. The aggregate amount of the Commitment of the Lenders once reduced pursuant to this Section 2.03(c)(ii) may not be reinstated.

(d) Minimum Amount of Each Advance. Each Advance made or continued hereunder shall be in the minimum Dollar Amount of $5,000,000 or a higher integral multiple of $1,000,000; provided, however, that any Dollar-denominated Floating Rate Advance may be in the aggregate amount of the unused Aggregate Commitment.

(e) Method of Selecting Types and Interest Periods for New Advances. Subject to all of the terms and conditions of this Credit Agreement, each Borrower shall select the Type of Advance and, in the case of each Term Benchmark Advance, the Interest Period applicable thereto, for each Advance from time to time made to it. A Borrower shall give the Administrative Agent an irrevocable notice signed by an Authorized Officer of such Borrower substantially in the form of a Borrowing Notice not later than (x) 1:00 P.M. (New York City time) (1) on the Borrowing Date of each Floating Rate Advance denominated in Dollars, (2) five Business Days before the Borrowing Date for each Floating Rate Advance denominated in Sterling, (3) three Business Days before the Borrowing Date for each Term Benchmark Advance denominated in Dollars or Canadian Dollars, (4) four Business Days before the Borrowing Date for each Term Benchmark Advance denominated in euro and (y) 11:00 A.M. (New York City time) on the Borrowing Date for each Floating Rate Advance denominated in Canadian Dollars; provided that, if such Borrowing Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. A Borrowing Notice shall in accordance with all the terms and conditions of this Credit Agreement specify:

(i) the Borrower to which such Advance is to be made;

(ii) the Borrowing Date, which shall be a Business Day, of such Advance;

(iii) the Type of Advance selected;

(iv) the Agreed Currency of such Advance;

(v) the aggregate amount of such Advance;

(vi) in the case of each Term Benchmark Advance, the Interest Period applicable thereto; and

(vii) the account information for the account of the Borrower that shall be credited with the proceeds of such Advance.

(f) Continuation and Conversion of Dollar-Denominated Advances. Subject to all of the terms and conditions of this Credit Agreement, each Floating Rate Advance shall continue as a Floating Rate Advance unless and until such Floating Rate Advance is paid or converted into one or more Dollar-denominated or Canadian Dollar-denominated, as applicable, Term Benchmark Advances. Subject to all of the terms and conditions of this Credit Agreement, each Term Benchmark Advance denominated in Dollars shall continue as a Dollar-denominated Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall be automatically converted into a Floating Rate Advance denominated in Dollars unless (x) such Term Benchmark Advance is paid by the applicable Borrower or the applicable Borrower shall have given the Administrative Agent an irrevocable notice signed by an Authorized Officer of such Borrower, such notice which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers (a “Dollar Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Term Benchmark Advance continue as a Dollar-denominated Term Benchmark Advance for the same or another specified Interest Period, be converted into one or more new Dollar-denominated Term Benchmark Advances each having a specified new Interest Period or be converted into a Floating Rate Advance or (y) any Default shall have occurred and be continuing; provided that, if such Dollar Continuation/Conversion Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, each Borrower may elect from time to time to convert all or any part (subject to Section 2.03(d)) of a Dollar-denominated Advance of any Type made to it into the other Type of Dollar-denominated Advance; provided that any conversion of a Term Benchmark Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Administrative Agent a Dollar Continuation/Conversion Notice with respect to each continuation or conversion of a Dollar-denominated Advance not later than 12:00 Noon (New York City time) at least three Business Days prior to the date of the requested continuation or conversion, specifying in accordance with all of the terms and conditions of this Credit Agreement:

(i) the requested date, which shall be a Business Day, of such continuation or conversion;

(ii) the aggregate amount and Type of the Advance which is to be continued or converted;

(iii) the amount and Type(s) of the Dollar-denominated Advance(s) into which such Advance is to be continued or converted; and

(iv) in the case of each continuation of or conversion into a Dollar-denominated Term Benchmark Advance, the Interest Period applicable thereto (provided that if no Interest Period is specified, the applicable Borrower shall be deemed to have requested an Interest Period of one month).

(g) Payment or Continuation and Conversion of Euro or Canadian Dollars Denominated Advances. Subject to all of the terms and conditions of this Credit Agreement, each Term Benchmark Advance denominated in euro or Canadian Dollars shall continue as a Term Benchmark Advance until the end of the then applicable Interest Period therefor, at which time such Term Benchmark Advance shall mature and be payable by the applicable Borrower on the last day of the applicable Interest Period unless the applicable Borrower shall have given the Administrative Agent an irrevocable notice signed by an Authorized Officer of such Borrower, such notice which shall be substantially in the form approved by the Administrative Agent and separately provided to the Borrowers (a “Foreign Currency Continuation/Conversion Notice”) requesting that, at the end of such Interest Period, such Term Benchmark Advance either continue as a Term Benchmark Advance denominated in the same currency for the same or another specified Interest Period or be converted into one or more new Term Benchmark Advances each denominated in the same currency as that of the converted Term Benchmark Advance and having a specified new Interest Period; provided that, if such Foreign Currency Continuation/Conversion Notice is submitted through an Approved Borrower Portal, the foregoing signature requirement may be waived at the sole discretion of the Administrative Agent; provided further that if after giving effect to any such conversion or continuation, the Total Revolving Extensions of Credit would exceed the Line Cap, such Borrower shall prepay an aggregate principal amount of such Term Benchmark Advance on the last day of the Interest Period then ending such that the Total Revolving Extensions of Credit does not exceed the Line Cap. Accordingly, but subject to all of the terms and conditions of this Credit Agreement, each Borrower may elect from time to time to convert all or any part (subject to Section 2.03(d)) of a Term Benchmark

Advance denominated in euro or Canadian Dollars, as applicable, made to it into any other Term Benchmark Advance(s) denominated in euro or Canadian Dollars, as applicable; provided that any such conversion shall be made on, and only on, the last day of the Interest Period applicable to the converted Term Benchmark Advance. The applicable Borrower shall give the Administrative Agent a Foreign Currency Continuation/Conversion Notice with respect to each continuation or conversion of a Term Benchmark Advance denominated in (x) euro not later than 12:00 Noon (New York City time) at least four Business Days or (y) Canadian Dollars not later than 12:00 Noon (New York City time) at least three Business Days, in each case, prior to the date of the requested continuation or conversion specifying in accordance with all of the terms and conditions of this Credit Agreement:

(i) the requested date, which shall be a Business Day, of such continuation or conversion;

(ii) the aggregate amount of the euro-denominated or Canadian Dollar-denominated, as applicable, Term Benchmark Advance which is to be continued or converted;

(iii) the amount(s) of the Term Benchmark Advance(s) into which such Term Benchmark Advance is to be continued or converted; and

(iv) the Interest Period applicable to each new Term Benchmark Advance (provided that if no Interest Period is specified or if a Default has occurred and is continuing, the applicable Borrower shall be deemed to have requested an Interest Period of one month).

(h) Notice to Lenders. The Administrative Agent shall give prompt notice to each Lender of each Dollar Continuation/Conversion Notice and each Foreign Currency Continuation/Conversion Notice received by it.

Section 2.04 Letter of Credit Subfacility.

(a) Issuance. Subject to the terms and conditions hereof and in reliance upon the representations and warranties set forth herein and upon the agreements of the other Lenders set forth in this Section 2.04, each Issuing Lender agrees to issue, and each Lender severally agrees to participate in the issuance by such Issuing Lender of, standby Letters of Credit in Agreed Currencies from time to time from the Effective Date until the date thirty days prior to latest scheduled Termination Date as any Borrower may request, in a form acceptable to such Issuing Lender; provided, however, that (i) the Dollar Amount of the LOC Obligations outstanding shall not at any time exceed the LOC Committed Amount, (ii) the Total Revolving Extensions of Credit shall not at any time exceed the Aggregate Commitment, (iii) the Dollar Amount of the LOC Obligations in respect of Letters of Credit issued by any Issuing Lender shall not at any time exceed (x) prior to the First-Year LOC Commitment Termination Date, the First-Year LOC Commitment of such Issuing Lender and (y) on and after the First-Year LOC Commitment Termination Date, the Permanent LOC Commitment of such Issuing Lender, in each case of the foregoing clauses (x) and (y), without the consent of such Issuing Lender and (iv) the Total Revolving Extensions of Credit shall not at any time exceed the Line Cap, subject to the authority of the Administrative Agent, in its sole discretion, to make Protective Advances pursuant to the terms of Section 2.15. No Issuing Lender shall issue any Letter of Credit if (x) the original expiry date of such Letter of Credit is more than one year from the date of issuance (provided that such Letter of Credit may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended by a specific time period unless such Issuing Lender gives notice to the beneficiary of such Letter of Credit at least a specified time period prior to the expiry date then in effect), (y) such Letter of Credit has an expiry date extending beyond the date that is five Business Days before the Termination Date or (z) with respect to any Letter of Credit (A) issued prior to the First-Year LOC Commitment Termination Date and (B) the issuance of which would cause the Dollar

Amount of the LOC Obligations in respect of Letters of Credit issued by any Issuing Lender to exceed the Permanent LOC Commitment of such Issuing Lender, such Letter of Credit has an expiry date extending beyond the First-Year LOC Commitment Termination Date; provided that the participation of each Lender in each such Letter of Credit shall terminate in full on the Termination Date applicable to such Lender; provided further that at the time of the issuance or extension of any such Letter of Credit having an expiry date beyond the date referred to in clause (y) above, the applicable Borrower shall provide the applicable Issuing Lender cash collateral or another form of collateral, in each case acceptable to the applicable Issuing Lender, in respect of such Letter of Credit. No Issuing Lender shall be under any obligation to issue any Letter of Credit if the issuance of such Letter of Credit would violate any applicable laws, rules, regulations or orders or any generally applicable policy of such Issuing Lender, including, without limitation, any order, judgment or decree of any government authority or arbitrator that by its terms purports to enjoin or restrain such Issuing Lender from issuing such Letter of Credit, or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over such Issuing Lender that prohibits, or requests that such Issuing Lender refrain from the issuance of letters of credit generally or such Letter of Credit in particular or that imposes upon such Issuing Lender with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or that imposes upon such Issuing Lender any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which such Issuing Lender in good faith deems material to it. Each Letter of Credit shall be a standby letter of credit and shall comply with the related LOC Documents. If requested by the Issuing Lender, the applicable Borrower also shall submit a letter of credit application on the Issuing Lender’s standard form in connection with any request for a Letter of Credit. The issuance and expiry dates of each Letter of Credit shall be a Business Day. Notwithstanding anything herein to the contrary, the Issuing Lender shall have no obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person in violation of Sanctions, or in any Sanctioned Country or (ii) in any manner that would result in a violation of any Sanctions by any party to this Credit Agreement.

The parties hereto agree that the Existing Letters of Credit shall be deemed to be Letters of Credit for all purposes under this Agreement, without any further action by Whirlpool, any Issuing Lender or any other Person.

(b) Notice and Reports. Any Borrower may request the issuance of a Letter of Credit by submitting a request therefor (which may be transmitted by electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the respective Issuing Lender) to the applicable Issuing Lender (by completion of the appropriate application forms of such Issuing Lender) at least three Business Days (or, in the case of any Letter of Credit to be issued as a “back-to-back” or “counter” letter of credit, five Business Days) prior to the requested date of issuance. At least monthly (and more frequently upon request) such Issuing Lender shall provide to the Administrative Agent a detailed report specifying the Letters of Credit issued by such Issuing Lender which are then issued and outstanding.

(c) Participation. Each Lender, upon issuance of a Letter of Credit, shall be deemed to have purchased without recourse a Participation Interest from the applicable Issuing Lender in such Letter of Credit and the obligations arising thereunder and any collateral relating thereto, in each case in an amount equal to its pro rata share of the obligations under such Letter of Credit (ratably in proportion to the ratio that its respective Commitment bears to the Aggregate Commitment) and shall absolutely, unconditionally and irrevocably assume and be obligated to pay to such Issuing Lender and discharge when due, its pro rata share of the obligations arising under such Letter of Credit. Without limiting the scope and nature of each Lender’s Participation Interest in any Letter of Credit, to the extent that the applicable Issuing Lender has not been reimbursed as required hereunder or under any such Letter of Credit, each such Lender shall pay to the Administrative Agent for the account of such Issuing Lender its pro rata share of such unreimbursed drawing in same day funds on the day of notification by the Administrative Agent of an unreimbursed drawing pursuant to the provisions of subsection (d) below. The obligation of each Lender to so reimburse each Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Unmatured Default, a Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of the applicable Borrower to reimburse the applicable Issuing Lender under any Letter of Credit, together with interest as hereinafter provided. Each Lender acknowledges and agrees that its participation in each Letter of Credit will be automatically adjusted to reflect such Lender’s ratable share of the obligations under such Letter of Credit at each time such Lender’s Commitment is amended pursuant to an assignment in accordance with Section 13.01 or otherwise pursuant to this Credit Agreement.

(d) Reimbursement.

(i) The Issuing Lender for any Letter of Credit shall, within the time allowed by applicable laws or the specific terms of the Letter of Credit following its receipt thereof, examine all documents purporting to represent a demand for payment under such Letter of Credit. Such Issuing Lender shall promptly after such examination notify the Administrative Agent and the applicable Borrower in writing of such demand for payment if such Issuing Lender has or will honor a drawing thereunder. The applicable Borrower promises to reimburse the applicable Issuing Lender (such reimbursement to be made to the Administrative Agent for the account of such Issuing Lender) not later than 12:00 P.M. (New York City time), on (x) the Business Day that the applicable Borrower receives notice of such drawing, if such notice is received on such day prior to 10:00 A.M. (New York City time) or (y) if clause (x) above does not apply, the Business Day immediately following the day that such Borrower receives such notice, in each case, either in same day funds in the same Agreed Currency as the related drawing or with an Advance (A) in the case of a drawing funded in any Agreed Currency other than Canadian Dollars, in Dollars in the Dollar Amount of such drawing and (B) in the case of a drawing funded in Canadian Dollars, in Canadian Dollars in the amount of such drawing; provided that, after giving effect to such Advance, the Line Cap would not be exceeded at such time. Unless such Borrower shall promptly notify the Administrative Agent and the applicable Issuing Lender that such Borrower intends to otherwise reimburse such Issuing Lender for such drawing, such Borrower shall be deemed to have requested that the Lenders make an Advance in (x) Dollars in the Dollar Amount of the drawing or (y) in Canadian Dollars in the amount of the drawing, as applicable, as provided in subsection (e) below on the related Letter of Credit, the proceeds of which will be used to satisfy the related reimbursement obligations. Each Issuing Lender will promptly notify the Administrative Agent, who shall, in turn, promptly notify the other Lenders of the amount of any unreimbursed drawing and each Lender shall promptly pay to the Administrative Agent for the account of such Issuing Lender in (x) Dollars and in immediately available funds, the Dollar Amount or (y) Canadian Dollars and in immediately available fund, the amount, as applicable, of such Lender’s pro rata share of such unreimbursed drawing. Such payment shall be made on the day such notice is received by such Lender from the Administrative Agent if such notice is received at or before 11:00 A.M. (New York City time), and otherwise such payment shall be made at or before 1:00 P.M. (New York City time) on the Business Day next succeeding the day such notice is received. If such Lender does not pay such amount to the Administrative Agent for the account of the applicable Issuing Lender in full upon such request, such Lender shall, on demand, pay to the Administrative Agent for the account of such Issuing Lender interest on the unpaid amount during the period from the date of such drawing until such Lender pays such amount to the Administrative Agent for the account of such Issuing Lender in full at a rate per annum equal to, if paid within two Business Days of the date that such Lender is required to make payments of such amount pursuant to the preceding sentence, the NYFRB Rate and thereafter at a rate equal to the Alternate Base Rate. Each Lender’s obligation to make such payment to the applicable Issuing Lender, and the right of such Issuing Lender to receive the same, shall be absolute and unconditional, shall not be affected by any circumstance whatsoever and without regard to the termination of this Credit Agreement or the Commitments hereunder, the existence of an Unmatured Default or a Default or the acceleration of the obligations of the Borrowers hereunder and shall be made without any offset, abatement, withholding or reduction whatsoever. Simultaneously with the making of each such payment by a Lender to the Administrative Agent for the account of the applicable Issuing Lender, such Lender shall, automatically and without any further action on the part of the Administrative Agent, such Issuing Lender or such Lender, acquire a Participation Interest in an amount equal to such payment (excluding the portion of such payment constituting interest owing to such Issuing Lender) in the related unreimbursed drawing portion of the LOC Obligation and in the interest thereon and in the related LOC Documents, and shall have a claim against the applicable Borrower with respect thereto.

(ii) Each Borrower’s reimbursement obligations as provided in this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Credit Agreement under any and all circumstances whatsoever and irrespective of (A) any lack of validity or enforceability of any Letter of Credit or this Credit Agreement, or any term or provision therein, (B) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (C) payment by the Issuing Lender under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (D) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the applicable Borrower’s obligations hereunder.

(e) Repayment with Advances. On any day on which a Borrower shall have requested, or been deemed to have requested an Advance to reimburse a drawing under a Letter of Credit, the Administrative Agent shall give notice to the Lenders that an Advance has been requested or deemed requested by such Borrower to be made in connection with a drawing under a Letter of Credit, in which case an Advance comprised of (x) Dollar-denominated Floating Rate Loans in the Dollar Amount of the unreimbursed drawing or (y) Canadian Dollar-denominated Floating Rate Loans in the amount of the unreimbursed drawing, as applicable, shall be immediately made to such Borrower by all Lenders (notwithstanding any termination of the Commitments pursuant to Section 9.01) ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (determined before giving effect to any termination of the Commitments pursuant to Section 9.01) and the proceeds thereof shall be paid directly to the Administrative Agent for the account of the applicable Issuing Lender for application to the respective LOC Obligations. Each such Lender hereby irrevocably agrees to make its pro rata share of each such Advance immediately upon any such request or deemed request in the amount, in the manner and on the date specified in the preceding sentence notwithstanding (i) the amount of such borrowing may not comply with the minimum amount for Advances otherwise required hereunder, (ii) whether any conditions specified in Section 5.03 are then satisfied, (iii) whether an Unmatured Default or a Default then exists, (iv) failure for any such request or deemed request for such Advance to be made by the time otherwise required hereunder, (v) whether the date of such borrowing is a date on which Advances are otherwise permitted to be made hereunder or (vi) any termination of the Commitments relating thereto immediately prior to or contemporaneously with such borrowing. In the event that any Advance cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower), then each such Lender hereby agrees that it shall forthwith purchase (as of the date such borrowing would otherwise have occurred, but adjusted for any payments received from the applicable Borrower on or after such date and prior to such purchase) from the applicable Issuing Lender such Participation Interests in the outstanding LOC Obligations as shall be necessary to cause each such Lender to share in such LOC Obligations ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment (determined before giving effect to any termination of the Commitments pursuant to Section 9.01)), provided that at the time any purchase of Participation Interests pursuant to this sentence is actually made, the purchasing Lender shall be required to pay to the Administrative Agent for the account of such Issuing Lender, to the extent not paid to such Issuing Lender by the applicable Borrower in accordance with the terms of subsection (d) above, interest on the principal amount of Participation Interests purchased for each day from and including the day upon which such borrowing would otherwise have occurred to but excluding the date of payment for such Participation Interests, at the rate equal to, if paid within two Business Days of the date of the Advance, the NYFRB Rate, and thereafter at a rate equal to the Alternate Base Rate.

(f) Designation of Subsidiaries as Account Parties. Notwithstanding anything to the contrary set forth in this Credit Agreement, including without limitation Section 2.04(a), a Letter of Credit issued hereunder may contain a statement to the effect that such Letter of Credit is issued for the account of any Subsidiary of Whirlpool, provided that notwithstanding such statement, and without derogating from any rights of the applicable Issuing Bank (whether arising by contract, at law, in equity or otherwise) against such Subsidiary in respect of such Letter of Credit, Whirlpool (i) shall reimburse, indemnify and compensate the applicable Issuing Lender hereunder for such Letter of Credit (including to reimburse any and all drawings thereunder) as if such Letter of Credit had been issued solely for the account of Whirlpool and (ii) irrevocably waives any and all defenses that might otherwise be available to it as a guarantor or surety of any or all of the obligations of such Subsidiary in respect of such Letter of Credit. Whirlpool hereby acknowledges that the issuance of such Letters of Credit for its Subsidiaries inures to the benefit of Whirlpool, and that Whirlpool’s business derives substantial benefits from the businesses of such Subsidiaries.

(g) Renewal, Extension. The amendment, renewal or extension of any Letter of Credit shall, for purposes hereof, be treated in all respects the same as the issuance of a new Letter of Credit hereunder.

(h) Uniform Customs and Practices. The Issuing Lenders may have the Letters of Credit be subject to The Uniform Customs and Practice for Documentary Credits (the “UCP”) or the International Standby Practices 1998 (the “ISP98”), in either case as published as of the date of issue by the International Chamber of Commerce, in which case the UCP or the ISP98, as applicable, may be incorporated therein and deemed in all respects to be a part thereof.

(i) Indemnification; Nature of Issuing Lenders’ Duties.

(i) In addition to its other obligations under this Section 2.04, each Borrower hereby agrees to pay, and protect, indemnify and save each Lender harmless from and against, any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys’ fees), other than Taxes, which shall be governed by Sections 3.01 and 3.02, that such Lender may incur or be subject to as a consequence, direct or indirect, of (A) the issuance of any Letter of Credit or (B) the failure of the applicable Issuing Lender to honor a drawing under a Letter of Credit as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority (all such acts or omissions, herein called “Government Acts”).

(ii) As between the Borrowers and the Lenders (including the Issuing Lenders), the applicable Borrower shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Administrative Agent nor any Lender (including the Issuing Lenders), nor any of their Related Parties shall be responsible: (A) for reason of or in connection with the issuance or transfer of any Letter of Credit; (B) for any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in Section 2.04(d)(ii)

hereof); (C) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (D) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, that may prove to be invalid or ineffective for any reason; (E) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (F) for any loss or delay in the transmission or otherwise of any document required in order to make a drawing under a Letter of Credit or of the proceeds thereof; (G) for any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Lender; and (H) for any consequences arising from causes beyond the control of such Lender, including, without limitation, any Government Acts provided that the foregoing shall not be construed to excuse the Issuing Lender from liability to the applicable Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the applicable Borrower to the extent permitted by applicable law) suffered by the applicable Borrower that are caused by the Issuing Lender’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence, bad faith and willful misconduct on the part of the Issuing Lender (as determined by a court of competent jurisdiction by final and nonappealable judgment), the Issuing Lender shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Lender may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. None of the above shall affect, impair, or prevent the vesting of any Issuing Lender’s rights or powers hereunder.

(iii) In furtherance and extension and not in limitation of the specific provisions hereinabove set forth, any action taken or omitted by any Lender (including any Issuing Lender), under or in connection with any Letter of Credit or the related certificates, if taken or omitted in good faith, shall not put such Lender under any resulting liability to any Borrower. It is the intention of the parties that this Credit Agreement shall be construed and applied to protect and indemnify each Lender (including the Issuing Lenders) against any and all risks involved in the issuance of the Letters of Credit, all of which risks are hereby assumed by the Borrowers, including, without limitation, any and all Government Acts. No Lender (including the Issuing Lenders) shall, in any way, be liable for any failure by any Issuing Lender to pay any drawing under any Letter of Credit as a result of any Government Acts or any other cause beyond the control of such Issuing Lender.

(iv) Nothing in this Section 2.04(i) is intended to limit the reimbursement obligations of any Borrower contained in subsection (d) above. The obligations of each Borrower under this Section 2.04(i) shall survive the termination of this Credit Agreement. No act or omission of any current or prior beneficiary of a Letter of Credit shall in any way affect or impair the rights of the Lenders (including the Issuing Lenders) to enforce any right, power or benefit under this Credit Agreement.

(v) Notwithstanding anything to the contrary contained in this Section 2.04(i), no Borrower shall have any obligation to indemnify any Issuing Lender in respect of any liability incurred by such Issuing Lender (A) arising solely out of the gross negligence, bad faith or willful misconduct of such Issuing Lender, as determined by a court of competent jurisdiction by final and nonappealable judgment, or (B) caused by such Issuing Lender’s failure to pay under any Letter of Credit after presentation to it of a request strictly complying with the terms and conditions of such Letter of Credit, as determined by a court of competent jurisdiction, unless such payment is prohibited by any law, regulation, court order or decree.

(j) Responsibility of Issuing Lenders. It is expressly understood and agreed that the obligations of the Issuing Lenders hereunder to the Lenders are only those expressly set forth in this Credit Agreement and that the Issuing Lenders shall be entitled to assume that the conditions precedent set forth in Section 5.03 have been satisfied unless it shall have acquired actual knowledge or received written notice from the applicable Borrower, the Administrative Agent or any Lender that any such condition precedent has not been satisfied; provided, however, that nothing set forth in this Section 2.04 shall be deemed to prejudice the right of any Lender to recover from any Issuing Lender any amounts made available by such Lender to such Issuing Lender pursuant to this Section 2.04 in the event that it is determined by a court of competent jurisdiction by final and nonappealable judgment that the payment with respect to a Letter of Credit constituted gross negligence or willful misconduct on the part of such Issuing Lender.

(k) Conflict with LOC Documents. In the event of any conflict between this Credit Agreement and any LOC Document (including any letter of credit application), this Credit Agreement shall control.

(l) Appointment of Issuing Lender. Each of the Lenders listed on Schedule I hereto as having “Permanent LOC Commitments” or “First-Year LOC Commitments” is hereby appointed as Issuing Lender hereunder and under each other Loan Document and each of the Lenders authorizes each Issuing Lender to act on behalf of the Lenders with respect to any Letters of Credit and related LOC Documents.

Section 2.05 Reserved.

Section 2.06 Reserved.

Section 2.07 Fees.

(a) Unused Commitment Fee. Whirlpool hereby agrees to pay to the Administrative Agent for the account of each Lender (other than a Defaulting Lender), ratably in proportion to their Commitments, a commitment fee at the Unused Commitment Fee Rate on the excess of (i) the daily actual amount of the Aggregate Commitment of the Lenders over (ii) all Loans plus LOC Obligations of the Lenders, for the period from and including the Effective Date to but excluding the Termination Date applicable to such Lender, which fee shall be payable quarterly in arrears on the fifteenth day following each Payment Date and on the Termination Date applicable to such Lender.

(b) Administration Fees. Whirlpool hereby agrees to pay to the Administrative Agent for its own account such arrangement and administration fees as are heretofore and hereafter agreed upon in writing by Whirlpool and the Administrative Agent (including all fees due and payable pursuant to the terms of the Fee Letter).

(c) Letter of Credit Fees.

(i) In consideration of the issuance of Letters of Credit hereunder, each Borrower hereby agrees to pay to the Administrative Agent, for the account of each Lender (other than a Defaulting Lender), an issuance fee on the actual daily maximum amount available to be drawn under each such Letter of Credit issued for the account of such Borrower computed at a per annum rate for each day from the date of issuance to the date of expiration equal to the Term Benchmark Margin in effect from time to time; such issuance fee shall be allocated among the Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment and shall be payable quarterly in arrears on the fifteenth day following each Payment Date and on the Termination Date applicable to such Lender.

(ii) In addition to the issuance fee payable pursuant to clause (i) above, each Borrower hereby agrees to pay to each Issuing Lender, without sharing by the other Lenders (A) a letter of credit fronting fee on the actual daily maximum amount available to be drawn under each Letter of Credit issued for the account of such Borrower computed at a per annum rate equal to 0.125%, for each day from the date of issuance to the date of expiration (which fronting fee shall be payable quarterly in arrears on the fifteenth day following each Payment Date, and on the Termination Date applicable to such Issuing Lender) and (B) the customary charges and expenses from time to time of such Issuing Lender with respect to the issuance, amendment, transfer, administration, cancellation and conversion of, and drawings under, such Letters of Credit; provided that, notwithstanding the foregoing, such fronting fee shall not be in duplication of any fronting fee payable pursuant to any letter agreement separately agreed among Whirlpool and an Issuing Lender.

(d) Other Fees. Whirlpool agrees to pay to the Arrangers, each for their own accounts, the fees payable in the amounts and at the times separately agreed upon between the Borrowers and the Arrangers.

Section 2.08 General Facility Terms.

(a) Method of Borrowing. On each Borrowing Date, each applicable Lender shall make available its Loan or Loans, if any, in the requested Agreed Currency, (i) if such Loan is a Term Benchmark Advance denominated in Dollars, not later than 2:00 P.M. (New York City time) in funds immediately available to the Administrative Agent, at its address specified in or pursuant to Article 14, (ii) if such Loan is a Floating Rate Advance denominated in Dollars, not later than 3:00 P.M. (New York City time) in funds immediately available to the Administrative Agent, at its address specified in or pursuant to Article 14 and (iii) if such Loan is denominated in another currency, not later than 12:00 Noon, local time in the city of the Administrative Agent’s Payment Office for such currency, in funds immediately available to the Administrative Agent, at the Administrative Agent’s Payment Office for such currency. The Administrative Agent will make the funds so received from the applicable Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.08(a), to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan denominated in the same Agreed Currency as that of the maturing Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

(b) Prepayments.

(i) Optional Prepayments. Each Borrower may from time to time prepay all of its outstanding Floating Rate Advances, or, in a minimum aggregate Dollar Amount of $5,000,000 (and in integral multiples of $1,000,000 if in excess thereof), any portion of the outstanding Floating Rate Advances. The applicable Borrower shall give the Administrative Agent notice by telephone or electronic mail (confirmed by telecopy or electronic communication, including an Approved Borrower Portal, if arrangements for doing so have been approved by the Administrative Agent) with respect to each such prepayment not later than 11:00 a.m. (New York City time) one Business Day prior to the date of the requested prepayment. Each Borrower may from time to time prepay all of its outstanding Term Benchmark Advances, or, in a minimum aggregate Dollar Amount of $5,000,000 and in integral multiples of $1,000,000 if in excess thereof, any portion of the outstanding Term Benchmark Advances. The applicable Borrower shall give the

Administrative Agent notice with respect to each such prepayment not later than 11:00 a.m. (New York City time) three Business Days prior to the date of the requested prepayment; provided that any such notice may state by its terms that it is conditioned upon the effectiveness of other credit facilities, incurrences of Indebtedness, dispositions or other expected sources of funds, in which case such notice may be revoked by the applicable Borrower by notice to the Administrative Agent in the event that such condition is not satisfied. Any such prepayment pursuant to the foregoing provisions of this Section 2.08 of a Term Benchmark Advance prior to the end of its applicable Interest Period shall be subject to the provisions of Section 3.05.

(ii) Mandatory Prepayments.

(A) Aggregate Commitment. If at any time, (x) the Dollar Amount of the Total Revolving Extensions of Credit exceeds the Aggregate Commitment (minus applicable Reserves) or (y) the Dollar Amount of the Total Revolving Extensions of Credit (excluding for such purposes Protective Advances) exceeds the Aggregate Borrowing Base, the Borrowers immediately shall prepay outstanding Advances, (after all Advances have been repaid) cash collateralize LOC Obligations and/or prepay (in the case of clause (x) above) outstanding Protective Advances in an aggregate amount equal to such excess (it being understood that the Borrowers shall prepay Loans and/or Protective Advances prior to cash collateralization of the total LOC Obligations).

(B) LOC Committed Amount. If at any time, the sum of the Dollar Amount of the aggregate principal amount of LOC Obligations shall exceed 103% of the LOC Committed Amount, the Borrowers immediately shall cash collateralize LOC Obligations in an amount sufficient to eliminate such excess.

(C) Solely to the extent any (i) Term Indebtedness Obligations are outstanding that require repayment of such Term Indebtedness Obligations with the proceeds of any Disposition of Borrowing Base Assets pursuant to the Term Indebtedness Documents and subject to any Term Indebtedness Intercreditor Agreement (including as to the allocation of proceeds of mixed Collateral) or (ii) Secured Junior Indebtedness is outstanding that requires repayment of such Secured Junior Indebtedness with the proceeds of any Disposition of Borrowing Base Assets pursuant to the documents governing such Secured Junior Indebtedness and subject to any Junior Lien Intercreditor Agreement (including as to the allocation of proceeds of mixed Collateral), in the event and on each such occasion that Net Cash Proceeds are received by or on behalf of Whirlpool or any Loan Party in respect of any Disposition of Borrowing Base Assets (other than a Disposition of cash or cash equivalents) pursuant to Section 7.09(a)(x), Whirlpool shall, immediately after such Net Cash Proceeds are received by Whirlpool or any Loan Party, first, prepay the Loans and, second, cash collateralize the LOC Obligations as set forth in Section 2.08(b)(ii)(D) below (without a corresponding reduction in Commitments) in an aggregate amount equal to the lesser of (x) 100% of such Net Cash Proceeds received by a Loan Party solely with respect to the Disposition of such Borrowing Base Assets (other than a Disposition of cash or cash equivalents) as determined by Whirlpool in its reasonable judgment, which amount shall not be less than the amount of the Borrowing Base attributable to such Borrowing Base Assets and (y) the Dollar Amount of the Total Revolving Extensions of Credit then outstanding, provided that Whirlpool shall have 90 days after receipt of such Net Cash Proceeds to apply the Net Cash Proceeds from such event (or a portion thereof) to acquire (or replace or rebuild) assets expected to be used or useful in the business of the Loan Parties and no prepayment shall be required pursuant to this paragraph in respect of the portion of such Net Cash Proceeds so applied; provided, further, that (i) to the extent of any such Net Cash Proceeds therefrom that have not been so applied by the end of such 90 day period, a prepayment shall be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied and (ii) to the extent a Full Cash Dominion Period is in effect at any time during such 90-day period, a prepayment shall immediately be required at such time in an amount equal to such Net Cash Proceeds that have not been so applied. For the avoidance of doubt, (i) dispositions of Inventory and settling of Accounts in the ordinary course of business and transfers of Permitted Receivables Facility Assets (including Permitted Receivables Related Assets) under Permitted Receivables Facilities shall not result in any prepayment pursuant to this Section 2.08(b)(ii)(C) and (ii) at any time that (x) no Term Indebtedness Obligations are outstanding that require repayment of such Term Indebtedness Obligations with the proceeds of any Disposition of Borrowing Base Assets pursuant to the Term Indebtedness Documents and (y) no Secured Junior Indebtedness is outstanding that require repayment of such Secured Junior Indebtedness with the proceeds of any Disposition of Borrowing Base Assets pursuant to the documents governing such Secured Junior Indebtedness, then no repayment shall be required pursuant to this Section 2.08(b)(ii)(C).

(D) The application of any prepayment pursuant to this Section 2.08(b) shall be applied first, to Floating Rate Loans, second, to Term Benchmark Loans and third, to cash collateralize LOC Obligations

(E) On each Business Day during any Full Cash Dominion Period, the Administrative Agent shall apply, subject to Section 2.08(f)(i), all funds credited to any applicable Collection Account as of 10:00 a.m., New York City time, on such Business Day (whether or not immediately available) and first to prepay any Protective Advances that may be outstanding, second to prepay other Loans (without a corresponding reduction in Commitments).

(c) Interest Rates; Interest Periods. Subject to Section 2.08(d), (i) each Floating Rate Advance (and each Floating Rate Loan making up such Floating Rate Advance) shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Term Benchmark Advance pursuant to Section 2.03(f) to but excluding the date it is paid or is converted into a Term Benchmark Advance pursuant to Section 2.03(f), at a rate per annum equal, in the case of Dollar-denominated Floating Rate Advances, to the Alternate Base Rate for such day, in the case of Sterling-denominated Floating Rate Advances, to Daily Simple SONIA for such day and, in the case of Canadian Dollar-denominated Floating Rate Advances, to the Canadian Prime Rate for such day and (ii) each Term Benchmark Advance (and each Term Benchmark Loan making up such Term Benchmark Advance) shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at a rate per annum equal, in the case of Dollar-denominated Term Benchmark Advances, to the Term SOFR Rate for each day during such Interest Period, in the case of euro-denominated Term Benchmark Advances, to the EURIBOR Rate for each day during such Interest Period and, in the case of Canadian Dollar-denominated Term Benchmark Advances, to the Term CORRA Rate for each day during such Interest Period. Changes in the rate of interest on each Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate or Daily Simple SONIA, as applicable. No Interest Period shall end after the latest scheduled Termination Date.

(d) Rate after Certain Defaults.

(i) During the existence of any Default under Section 8.02(i), each Advance (and each Loan making up such Advance) not paid when due, whether by acceleration or otherwise, and any reimbursement obligation arising from any Letter of Credit not paid when due shall, in each case, bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance matures (or the date such reimbursement obligation arises), whether by acceleration or otherwise, to but excluding the date it is paid, at the rate otherwise applicable to such Advance plus 2% per annum or, if no rate is applicable, the Alternate Base Rate plus 2% per annum, payable on demand.

(ii) During the existence of any Default under Section 8.02(ii), to the fullest extent permitted by law and provided that Whirlpool shall have received notice at least one Business Day prior to the imposition thereof, the amount of any interest, fee or other amount payable hereunder that is not paid when due shall bear interest for each day from and including the date such payment is due, to but excluding the date it is paid, at the Alternate Base Rate plus 2% per annum, payable on demand.

(iii) During the existence of any Default, the Required Lenders may, at their option, by notice to the Borrowers, declare that no Advance may be converted into or continued as a Dollar-denominated Term Benchmark Advance.

(e) Interest Payment Dates; Interest Basis. Interest accrued on each Dollar-denominated and Canadian Dollar-denominated Floating Rate Advance shall be payable on each Payment Date, commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid or converted, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Sterling-denominated Floating Rate Advance shall be payable on each date that is on the numerically corresponding date in each calendar month that is one month after the borrowing of such loan. commencing on the first such date to occur after the date hereof, on any date on which such Floating Rate Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Subject to the next sentence, interest accrued on each Term Benchmark Advance shall be payable on the last day of its applicable Interest Period, on any date on which such Term Benchmark Advance is prepaid, whether due to acceleration or otherwise, at maturity and thereafter on demand. Interest accrued on each Term Benchmark Advance having an Interest Period longer than three months shall also be payable on the last day of each three-month interval (in the case of Term Benchmark Advances) during such Interest Period. Interest on all Term Benchmark Advances (other than Term Benchmark Advances denominated in Canadian Dollars), all Dollar-denominated Floating Rate Advances which bear interest based on the NYFRB Rate or the Term SOFR Rate and all fees due hereunder shall be calculated for the actual number of days elapsed on the basis of a 360-day year. Interest on all Dollar-denominated Floating Rate Advances which bear interest based on the Prime Rate, all Sterling-denominated Floating Rate Advances, all Term Benchmark Advances denominated in Canadian Dollars and all Floating Rate Advances denominated in Canadian Dollars shall be calculated for the actual number of days elapsed on the basis of a 365, or when appropriate 366, day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 Noon (local time) at the place of payment. If any payment of principal of, or interest on, an Advance or of fees due hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment such extension of time shall be included in computing interest in connection with such payment. Each Borrower promises to pay interest on its respective Advances as provided in this Section 2.08(e).

For purposes of disclosure pursuant to the Interest Act (Canada), the annual rates of interest or fees to which the rates of interest or fees provided in this Agreement and the other Loan Documents (and stated herein or therein, as applicable, to be computed on the basis of 360 days or any other period of time less than a calendar year) are equivalent are the rates so determined multiplied by the actual number of days in the applicable calendar year and divided by 360 or such other period of time, respectively. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement and the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.

If any provision of this Agreement or Loan Documents would oblige any Canadian Loan Party to make any payment of interest or other amount payable to a Lender in an amount or calculated at a rate which would be prohibited by law or would result in a receipt by such Lender of “interest” at a “criminal rate” (as such terms are construed under the Criminal Code (Canada)), then, notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by applicable law or so result in a receipt by such Lender of “interest” at a “criminal rate”, such adjustment to be effected, to the extent necessary (but only to the extent necessary), as follows: first, by reducing the amount or rate of interest, and, thereafter, by reducing any fees, commissions, costs, expenses, premiums and other amounts required to be paid to such Lender which would constitute interest for purposes of section 347 of the Criminal Code (Canada). Any amount or rate of interest referred to in this Section shall be determined in accordance with generally accepted actuarial practices and principles as an effective annual rate of interest over the term that the applicable Loan remains outstanding on the assumption that any charges, fees or expenses that fall within the meaning of “interest” (as defined in the Criminal Code (Canada)) shall, if they relate to a specific period of time, be pro-rated over that period of time and otherwise be pro-rated over the period from the Effective Date to the relevant maturity date, as applicable, and, in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by the Administrative Agent shall be conclusive for the purposes of such determination.

(f) Method of Payment.

(i) General. Each Advance and each reimbursement obligation with respect to a drawing under a Letter of Credit shall be paid, repaid or prepaid in the currency in which such Advance or the related drawing was made in the amount borrowed or paid and interest payable thereon shall be paid in such currency. All fees payable hereunder shall be paid on the dates due, in Dollars. Subject to the last sentence of Section 2.08(a), (A) all amounts of principal, interest, fees and other Obligations payable by the Borrowers in Dollars under the Loan Documents shall be made in Dollars by 1:00 P.M. (New York City time) on the date when due in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article 14, or at such other Lending Installation of the Administrative Agent as may be specified in writing by the Administrative Agent to the Borrowers and (B) all other amounts of principal, interest and other Obligations payable by the Borrowers in any currency other than Dollars under the Loan Documents shall be made in such currency by 12:00 Noon (local time) on the date when due, in funds immediately available, without condition or deduction for any counterclaim, defense, recoupment or setoff, for the account of the Administrative Agent, as applicable, at its Payment Office for such currency. Prior to the existence of a Default, all amounts due hereunder and all payments of reimbursement obligations arising from drawings under Letters of Credit shall be made ratably among all of the Lenders in the case of all payments (other than reimbursement obligations under Letters of Credit paid to and fronting fees retained by the applicable Issuing Lender for its own account and the administrative fees retained by the Administrative Agent for its own account. Except as provided in Section 9.01(b), during the existence of any Default, all payments of principal due hereunder and all payments of reimbursement obligations arising from drawings under Letters of Credit shall be applied ratably among all outstanding Advances and Participation Interests. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly, but in any event not later than the close of business on the date received by the Administrative Agent if received by the Administrative Agent by 12:00 Noon (local time), by the Administrative Agent to such Lender in the same type and currency of funds which the Administrative Agent received at such Lender’s address specified pursuant to Article 14 or at any Lending Installation specified by such Lender in a written notice received by the Administrative Agent. If the Administrative Agent shall fail to pay any Lender the amount due such Lender pursuant to this Section when due, the Administrative Agent shall be obligated to pay to such Lender interest on the amount that should have been paid hereunder for each day from the date such amount shall have become due until the date such amount is paid at the NYFRB Rate for such day. Notwithstanding the foregoing provisions of this Section 2.08(f), if, after the making of any Advance or issuance of any Letter of Credit in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that different types of such currency (the “New Currency”) are introduced and the type of currency in which the Advance was made or such Letter of Credit was issued (the “Original Currency”) no longer exists or the applicable Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in such Original Currency, then all payments to be made by such Borrower hereunder or under any other Loan Document in such currency shall be made in such amount and such type of the New Currency as shall be equivalent (based upon market value) to the amount of such payment otherwise due hereunder or under such Loan Document in the Original Currency, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. In addition, notwithstanding the foregoing provisions of this Section 2.08(f), if, after the making of any Advance or issuance of any Letter of Credit in any currency other than Dollars, the applicable Borrower is not able to make payment to the Administrative Agent for the account of the applicable Lenders in the type of currency in which such Advance was made or such Letter of Credit was issued (or in any New Currency as set forth above) because of the imposition of any such currency control or exchange regulation, then such Advance or reimbursement obligations shall instead be repaid when due in Dollars in a principal amount equal to the Dollar Amount (as of the date of repayment) of such Advance or such reimbursement obligations. In the event any amount paid to any Lender hereunder is rescinded or must otherwise be returned by the Administrative Agent each Lender shall, upon the request of the Administrative Agent repay to the Administrative Agent the amount so paid to such Lender, with interest for the period commencing on the date such payment is returned by the Administrative Agent until the date the Administrative Agent receives such repayment at a rate per annum equal to, during the period to but excluding the date two Business Days after such request, the NYFRB Rate, and thereafter, the Alternate Base Rate plus two percent (2%) per annum.

(g) Evidence of Debt; Telephonic Notices. Each Lender is hereby authorized to record, in accordance with its usual practice, the date, the currency, the amount and the maturity of each of its Loans made hereunder; provided, however, that any failure to so record shall not affect any Borrower’s obligations under this Credit Agreement. Upon the request of any Lender made through the Administrative Agent such Lender’s Loans shall be evidenced by a Note. Except as otherwise set forth herein, each Borrower hereby authorizes the Lenders and the Administrative Agent to extend or continue Advances and effect selections of Types of Advances based on telephonic notices made by any Person or Persons the Administrative Agent or any Lender reasonably believes to be an Authorized Representative. If requested by the Administrative Agent or any Lender, each Borrower agrees to deliver promptly to the Administrative Agent a written confirmation of each telephonic notice given by it signed by an Authorized Representative. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

(h) Notification of Advances, Interest Rates and Prepayments. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Dollar Continuation/Conversion Notice, Foreign Currency Continuation/Conversion Notice, and repayment notice received by it hereunder. In addition, with respect to each Borrowing Notice, the Administrative Agent shall notify each Lender of its pro rata share of the Advance to be made pursuant to such Borrowing Notice. The Administrative Agent will notify the applicable Borrower and each Lender of the interest rate applicable to each Term Benchmark Advance promptly upon determination of such interest rate and will give each Borrower and each Lender prompt notice of each change in the Alternate Base Rate and, if any Floating Rate Advance denominated in Sterling is then outstanding, Daily Simple SONIA and, if any Floating Rate Advance denominated in Canadian Dollars is outstanding, the Canadian Prime Rate; provided, however, that the Administrative Agent’s failure to give any such notice will not affect any Borrower’s obligation to pay interest to the Lenders at the applicable interest rate.

(i) Non-Receipt of Funds by the Administrative Agent. Unless the applicable Borrower or Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the applicable Lenders, that it does not intend to make such scheduled payment, the Administrative Agent may assume that such scheduled payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such scheduled payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such scheduled payment to the Administrative Agent, the recipient of such scheduled payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of such a repayment due from a Lender, the NYFRB Rate for such day, or (y) in the case of such a repayment due from a Borrower, the interest rate applicable to the relevant Loan.

(j) [Reserved].

(k) Lending Installations. Subject to Section 3.06, each Lender may (i) from time to time book its Loans at any Lending Installation(s) selected by such Lender, and (ii) by written or telecopy notice to the Administrative Agent and the Borrowers, designate (or change any such prior designation) a Lending Installation through which Loans of a particular Type will be made by it and for whose account payments on such Loans are to be made. All terms of this Credit Agreement shall apply to any such Lending Installation and any Notes of a Lender shall be deemed held by such Lender for the benefit of its appropriate Lending Installation. Each Lender will notify the Administrative Agent and Whirlpool on or prior to the date of this Credit Agreement of the Lending Installation which it intends to utilize for each Type and currency of Loan hereunder.

(l) Withholding Tax Exemption and Administrative Agent Form.

(i) Any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code shall deliver to the Borrowers and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Credit Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax on interest paid by a Borrower incorporated in the United States;

(ii) Each Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Code (such Lender a “Foreign Lender”) shall:

(A) deliver to the Borrowers and the Administrative Agent two duly completed copies of: (i) United States Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, (ii) United States Internal Revenue Service Form W-8ECI, or (iii) United States Internal Revenue Service Form W-8IMY, accompanied by United States Internal Revenue Service Form W-8ECI, W-8BEN, or W-8BEN-E, as applicable, or successor applicable form, as the case may be; provided that if the form provided by a Foreign Lender at the time such Foreign Lender first becomes a party to this Credit Agreement together with any applicable accompanying certificates, do not establish a full exemption from United States withholding tax on interest, any such United States withholding tax at such rate shall be considered excluded from the obligation to gross up pursuant to Section 3.01(c);

(1) deliver to the Borrowers and the Administrative Agent two further copies of any such form or certification on or before the date that any such form or certification expires or becomes obsolete and after the occurrence of any event requiring a change in the most recent form previously delivered by it to the Borrowers; and

(2) obtain such extensions of time for filing and complete such forms or certifications as may reasonably be requested by the Borrowers or the Administrative Agent; or

(B) in the case of any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, and that is claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, such Foreign Lender shall also provide the Borrowers and Administrative Agent a certificate (1) representing to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) that it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (2) agreeing to furnish to the Borrowers, on or before the date of any payment by the Borrowers, with a copy to the Administrative Agent, two accurate and complete original signed copies of Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or successor applicable form certifying to such Lender’s legal entitlement at the date of such certificate to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Credit Agreement (and to deliver to the Borrowers and the Administrative Agent two further copies of such form on or before the date it expires or becomes obsolete and after the occurrence of any event requiring a change in the most recently provided form and, if necessary, obtain any extensions of time reasonably requested by the Borrowers or the Administrative Agent for filing and completing such forms), and (3) agreeing, to the extent legally entitled to do so, upon reasonable request by the Borrowers, to provide to the Borrowers (for the benefit of the Borrowers and the Administrative Agent) such other forms as may be reasonably required in order to establish the legal entitlement of such Lender to an exemption from withholding with respect to payments under this Credit Agreement; provided, that any Lender that delivers the forms and representation provided in this clause (B) must also deliver to the Borrowers or the Administrative Agent two accurate, complete and signed copies of either Internal Revenue Service Form W-8BEN, or W-8BEN-E, as applicable, or W-8ECI, or, in each case, an applicable successor form, establishing a complete exemption from withholding of United States federal income tax imposed on the payment of any fees, if applicable, to such Lender.

Notwithstanding the above, if any change in treaty, law or regulation has occurred after the date such Person becomes a Lender hereunder which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form with respect to it and such Lender so advises the Borrowers and the Administrative Agent then such Lender shall be exempt from such requirements. Each Person that shall become a Lender or a participant of a Lender pursuant to Section 13.02 or 13.03 shall, upon the effectiveness of the related transfer, be required to provide all of the forms, certifications and statements required pursuant to this subsection (i); provided that in the case of a participant of a Lender, the obligations of such participant of a Lender pursuant to this subsection (i) shall be determined as if the participant of a Lender were a Lender except that such participant of a Lender shall furnish all such required forms, certifications and statements to the Lender from which the related participation shall have been purchased.

(iii) If any withholding, deduction or other taxes shall be or become applicable after the date of this Credit Agreement to any payments by any of the Borrowers to a Lender hereunder or under any other Loan Document, such Lender shall use reasonable efforts to make, fund or maintain the Loan or Loans or issuance of or participations in Letters of Credit, as the case may be, through another Lending Installation located in another jurisdiction so as to reduce, to the fullest extent possible, the liability of the relevant Borrowers hereunder, if the making, funding or maintenance of such Loan or Loans and the issuance of and participations in Letters of Credit through such other Lending Installation does not, in the reasonable judgment of the Lender, materially affect the Lender of such Loan or Letter of Credit.

(iv) If a payment made to a Lender would be subject to United States federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers, at the time or times prescribed by law and at such time or times reasonably requested in writing by the Borrowers, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested in writing by the Borrowers as may be necessary for the Borrowers to comply with its obligations under FATCA, to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. For purposes of this Section 2.08(l)(iv) “FATCA” shall include any amendments made to FATCA after the date of this Credit Agreement.

(v) On or before the date the Administrative Agent (or any successor thereto) becomes a party to this Credit Agreement, such Administrative Agent shall deliver to each Borrower two properly completed and duly executed copies of the documentation prescribed in clause (i) or (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto certifying that it is exempt from U.S. federal backup withholding tax, or (ii) (A) two duly executed copies of IRS Form W-8ECI (or other applicable IRS Form W-8 if the Administrative Agent has agreed to be treated as a “Qualified Intermediary”) with respect to any amounts payable to the Administrative Agent for its own account, and (B) with respect to any amounts payable to the Administrative Agent on behalf of the Lenders, two properly completed and duly signed copies of IRS Form W-8IMY (or successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “United States person” for U.S. federal withholding Tax purposes (as contemplated by Section 1.1441-1(b)(2)(iv) of the United States Treasury Regulations) and the payments it receives for the account of such Lenders are not effectively connected with the conduct of its trade or business in the United States, in the case of each of clause (a) and (b), with the effect that the Borrowers can make payments to the Administrative Agent without deduction or withholding of any taxes imposed by the United States. The Administrative Agent agrees that if any form or certification it previously delivered pursuant to this Section 2.08(l)(v) expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers of its legal inability to do so.

(m) Allocation of the Aggregate Commitment Among the Borrowers. The Borrowers understand and agree that (i) subject to the terms and conditions of this Credit Agreement, the Lenders will honor Borrowing Notices and requests for the issuance of Letters of Credit in the order received by the Administrative Agent and (ii) as a result, one or more of the Borrowers may be unable to borrow or increase borrowings hereunder if other Borrowers have already borrowed hereunder in amounts which have caused the Dollar Amount of the aggregate outstanding principal amount of the Loans plus the outstanding LOC Obligations to equal the Line Cap.

Section 2.09 Borrowing Subsidiaries; Additional Borrowing Subsidiaries.

Whirlpool may at any time or from time to time designate any of its Domestic Subsidiaries that are Subsidiary Guarantors to become an “Additional Borrowing Subsidiary” (and thereby a “Borrowing Subsidiary” and a “Borrower”) hereunder by satisfying the conditions precedent set forth in Section 5.02.

If Whirlpool shall designate an Additional Borrowing Subsidiary hereunder, any Lender may, with notice to the Agent and Whirlpool, fulfill its Commitment by causing an Affiliate of such Lender to act as the Lender in respect of such Additional Borrowing Subsidiary.

As soon as practicable after receiving notice from Whirlpool or the Administrative Agent of Whirlpool’s intent to designate a Guarantor as an Additional Borrowing Subsidiary, and in any event no later than five Business Days after the delivery of such notice, any Lender that may not legally or as a result of its internal policies lend to, establish credit for the account of and/or do any business whatsoever with such Additional Borrowing Subsidiary directly or through an Affiliate of such Lender as provided in the immediately preceding paragraph (a “Protesting Lender”) shall so notify Whirlpool and the Administrative Agent in writing. If each Protesting Lender is unable to assign its Commitment in full in accordance with Section 3.06 and/or 13.03 to a Person that is not a Protesting Lender prior to such the date that such Additional Borrowing Subsidiary shall have the right to borrow hereunder, Whirlpool shall, effective on or before such date, cancel its request to designate such Subsidiary as an “Additional Borrowing Subsidiary” hereunder.

Upon satisfaction of such conditions precedent such Domestic Subsidiary shall for all purposes be a party hereto as a Borrower as fully as if it had executed and delivered this Credit Agreement.

So long as the principal of and interest on any Advances made to any Borrowing Subsidiary under this Credit Agreement and any LOC Obligations of such Borrowing Subsidiary shall have been repaid or paid in full and all other obligations of such Borrowing Subsidiary under this Credit Agreement shall have been fully performed (and all Letters of Credit issued for the account of such Borrowing Subsidiary have been fully cash-collateralized to the satisfaction of the Administrative Agent and the applicable Issuing Lender), Whirlpool may, by not less than five Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Borrowing Subsidiary’s status as a Borrower hereunder whereupon such Subsidiary shall cease to be a Borrower or a Borrowing Subsidiary.

Section 2.10 Reserved.

Section 2.11 Cash Collateral.

At any time that there shall exist a Defaulting Lender, within one Business Day following the written request of the Administrative Agent or any Issuing Lender (with a copy to the Administrative Agent) Whirlpool shall Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender (determined after giving effect to Section 2.12(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount not less than the Minimum Collateral Amount.

(a) Grant of Security Interest. Whirlpool, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grants to the Administrative Agent, for the benefit of the Issuing Lenders, and agrees to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lenders’ obligation to fund participations in respect of LOC Obligations, to be applied pursuant to clause (b) below. If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent and the Issuing Lenders as herein provided, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount, Whirlpool will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Credit Agreement, Cash Collateral provided under this Section 2.11 or Section 2.12 in respect of Letters of Credit shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of LOC Obligations (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce any Issuing Lender’s Fronting Exposure shall no longer be required to be held as Cash Collateral and shall be returned to the Person that provided such Cash Collateral pursuant to this Section 2.11 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent and each Issuing Lender that there exists excess Cash Collateral (in which case any Cash Collateral provided by any Borrower shall be returned prior to the return of any Cash Collateral to any Defaulting Lender); provided that, subject to Section 2.12 the Person providing Cash Collateral and each Issuing Lender may agree that Cash Collateral shall be held to support future anticipated Fronting Exposure or other obligations.

Section 2.12 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Credit Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Credit Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 8 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.01 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuing Lender hereunder; third, to Cash Collateralize the Issuing Lenders’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.11; fourth, as the Borrowers may request (so long as no Default or Unmatured Default exists), to the funding of any Advance in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Credit Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Advances under this Credit Agreement and (y) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Credit Agreement, in accordance with Section 2.11; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender or the Issuing Lenders against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; seventh, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by any Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Credit Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Advances or Participation Interests in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Advances were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.03 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Participation Interests owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Participation Interests owed to, such Defaulting Lender until such time as all Advances and funded and unfunded participations in LOC Obligations are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.12(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.12(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto. Notwithstanding the foregoing, amounts received from any Loan Party shall not be applied to any Excluded Swap Obligation of such Loan Party.

(iii) Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Unused Commitment Fee for any period during which that Lender is a Defaulting Lender (and Whirlpool shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(A) Each Defaulting Lender shall be entitled to receive fees payable under Section 2.07(c)(i) for any period during which that Lender is a Defaulting Lender only to the extent allocable to its Ratable Share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.11.

(B) With respect to any Unused Commitment Fee or fees payable under Section 2.07(c)(i) not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in LOC Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure or Protective Advance Exposure. All or any part of the Participation Interests of such Defaulting Lender in the LOC Obligations or Protective Advance Exposure of such Defaulting Lender, as applicable, shall be reallocated among the non-Defaulting Lenders in accordance with their respective Ratable Shares but only to the extent (x) the sum of all non-Defaulting Lenders’ outstanding Advances and Participation Interests in the LOC Obligations plus such Defaulting Lender’s Participation Interest in the LOC Obligations plus such Defaulting Lender’s Protective Advance Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 5.03 are satisfied at such time (and, unless Whirlpool shall have otherwise notified the Administrative Agent at such time, Whirlpool shall be deemed to have represented and warranted that such conditions are satisfied at such time). Subject to Section 10.14, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within one Business Day following notice by the Administrative Agent, (x) first, prepay such Protective Advance Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.11.

(b) Defaulting Lender Cure. If Whirlpool, the Administrative Agent and each Issuing Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans, Protective Advances and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders in accordance with the Commitments (without giving effect to Section 2.12(a)(iv), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(c) New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Lenders shall not be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the Non-Defaulting Lenders and/or Cash Collateral will be provided by the Borrowers in accordance with Section 2.11, and Participation Interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.12(a)(iv) (and Defaulting Lenders shall not participate therein).

Section 2.13 [Reserved].

Section 2.14 Incremental Credit Extensions.

(a) Incremental Commitments. Any Borrower may at any time or from time to time after the Effective Date incur one or more increases in the amount of the Commitments (a “Commitment Increase” and the revolving commitments thereunder, the “Incremental Commitments”).

(b) Incremental Loans. On any Incremental Facility Closing Date, subject to the satisfaction or waiver of the terms and conditions in this Section 2.14, (i) each Incremental Lender shall make its Commitment available to the Borrowers (when borrowed, an “Incremental Loan”) in an amount equal to its Incremental Commitment so established on such date and (ii) each Incremental Lender shall become a Lender hereunder with respect to the Incremental Commitment of such Lender that becomes effective on such date.

(c) Incremental Lenders. Incremental Commitments may be provided, by any existing Lender (but no existing Lender will have an obligation to make any Incremental Commitment, nor will the Borrowers have any obligation to approach any existing Lender to provide any Incremental Commitment) or by any Additional Lender (each such existing Lender or Additional Lender providing such Incremental Commitment or Incremental Loan, an “Incremental Lender”, and, collectively, the “Incremental Lenders”); provided that the Administrative Agent and each Issuing Lender shall have consented (not to be unreasonably withheld, conditioned or delayed) to such Additional Lender’s providing such Incremental Commitments solely to the extent such consent, if any, would be required under Section 13.03 for an assignment of Loans or Commitments, as applicable, to such Additional Lender.

(d) Effectiveness of Incremental Amendment. The effectiveness of any Incremental Amendment, and the Incremental Commitments thereunder, shall be subject to the satisfaction on the date thereof (the “Incremental Facility Closing Date”) of each of the following conditions:

(i) after giving effect to such Incremental Commitments, the conditions of Section 5.03 shall be satisfied (it being understood that (x) the condition in Section 5.01(i) may be satisfied notwithstanding the existence of any Unmatured Default so long as no Default exists and (y) all references to “the applicable Borrowing Date” or similar language in such Section 5.03 shall be deemed to refer to the Incremental Facility Closing Date); provided that the Incremental Lenders party to such Incremental Amendment shall be permitted to, in connection with any Incremental Commitment the primary purpose of which is to finance a Limited Condition Transaction, (A) reduce any delivery deadline with respect to any Borrowing Notice and (B) waive in full or in part any of the conditions set forth in Section 5.03(ii) (other than, in connection with a Limited Condition Transaction, the accuracy, to the extent required by the applicable Incremental Lenders, of any “specified representations”) and Section 5.03(i) (other than with respect to any Default under Section 8.02, 8.05 or 8.06);

(ii) each Incremental Commitment shall be in an aggregate principal amount that is not less than $10,000,000 and shall be in an increment of $5,000,000 (provided that such amount may be less than $10,000,000 and not in an increment of $5,000,000 if such amount represents all remaining availability under the limit set forth in Section 2.14(d)(iii)), in each case, unless otherwise agreed by the Borrowers and the Administrative Agent; and

(iii) the aggregate principal amount of all Incremental Commitments shall not exceed the Fixed Amount.

(e) Required Terms.

(i) The terms and provisions of Incremental Commitments shall be subject to the same terms and conditions as any Commitments then existing on the Incremental Facility Closing Date (and be deemed added to, and made a part of, such Commitments) (it being understood that, if required to consummate any Incremental Commitments, the Borrowers may increase the pricing, interest rate margins, rate floors and undrawn fees on the applicable Commitments being increased for all lenders under such Commitments, but additional upfront or similar fees may be payable to the lenders participating in such Incremental Commitments without any requirement to pay such amounts to any existing Lenders).

(f) Incremental Amendment. Commitments in respect of Incremental Commitments shall become additional Commitments pursuant to an amendment (an “Incremental Amendment”) to this Credit Agreement and, as appropriate, the other Loan Documents, executed by the Loan Parties, each Incremental Lender providing such Commitments, the Administrative Agent and each Issuing Lender. The Incremental Amendment may, without the consent of any other Loan Party, the Administrative Agent or any Lender, effect such amendments to this Credit Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrowers, (i) to effect the implementation of the applicable Incremental Commitments and Incremental Loans pursuant to the provisions of this Section 2.14 and (ii) to modify the terms or conditions applicable to Loans outstanding prior to the effectiveness of such Incremental Amendment to the extent reasonably determined by the Administrative Agent and Whirlpool to be beneficial to all of the existing Lenders relative to such terms or conditions as in effect prior to the effectiveness of such Incremental Amendment. The Borrowers will use the proceeds of the Incremental Commitments for any purpose not prohibited by this Credit Agreement.

(g) Reallocation of Revolving Credit Exposure. Upon any Incremental Facility Closing Date on which Incremental Commitments are effected pursuant to this Section 2.14, (a) each of the existing Lenders shall assign to each of the Incremental Lenders, and each of the Incremental Lenders shall purchase from each of the existing Lenders, at the principal amount thereof, such interests in the Incremental Loans outstanding on such Incremental Facility Closing Date as shall be necessary in order that, after giving effect to all such assignments and purchases, such Loans will be held by existing Lenders and Incremental Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the existing Commitments, (b) each Incremental Commitment shall be deemed for all purposes a Commitment and each Loan made thereunder shall be deemed, for all purposes, a Loan and (c) each Incremental Lender shall become a Lender with respect to the Incremental Commitments and all matters relating thereto. The Administrative Agent and the Lenders hereby agree that the minimum borrowing and prepayment requirements in Section 2.03 and 2.08(b)(i) of this Credit Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(h) This Section 2.14 shall supersede any provisions in Section 9.03 or Section 12.02 to the contrary.

Section 2.15 Protective Advances.

(a) Subject to the limitations set forth below, the Administrative Agent is authorized by Whirlpool and the Lenders, from time to time in the Administrative Agent’s Permitted Discretion (but shall have absolutely no obligation to), to make Loans to a Borrower, on behalf of all Lenders, which the Administrative Agent, in its Permitted Discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Loans and other Obligations, or (iii) to pay any other amount chargeable to or required to be paid by such Borrower pursuant to the terms of this Credit Agreement, including payments of reimbursable expenses (including costs, fees, and expenses as described in Section 10.06) and other sums payable under the Loan Documents (any of such Loans are herein referred to as “Protective Advances”); provided that, as of the date of the making of any Protective Advance, the aggregate amount of outstanding Protective Advances shall not exceed 10% of the Commitments outstanding as of such date; provided further that the Total Revolving Extensions of Credit outstanding any time shall not exceed the Aggregate Commitments. Protective Advances may be made even if the conditions precedent set forth in Section 5.03 have not been satisfied. The Protective Advances shall be secured by the Liens in favor of the Administrative Agent in and to the Collateral and shall constitute Obligations hereunder. All Protective Advances shall be Dollar-denominated or Canadian Dollar-denominated Floating Rate Loans. The Administrative Agent’s authorization to make Protective Advances may be revoked at any time by the Required Lenders. Any such revocation must be in writing and shall become effective prospectively upon the Administrative Agent’s receipt thereof. At any time (a) the amount equal to (i) the Line Cap minus (ii) the Total Revolving Extensions of Credit then outstanding (calculated, with respect to any Defaulting Lender, as if such Defaulting Lender had funded its Ratable Share of all outstanding Loans) exceeds the amount of any Protective Advance and (b) the conditions precedent set forth in Section 5.03 have been satisfied, the Administrative Agent may request the Lenders to make a Loan to repay a Protective Advance. At any other time the Administrative Agent may require the Lenders to fund their risk participations described in Section 2.15(b).

(b) Upon the making of a Protective Advance by the Administrative Agent (whether before or after the occurrence of an Unmatured Default), each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from the Administrative Agent, without recourse or warranty, an undivided interest and participation in such Protective Advance in proportion to its Ratable Share. From and after the date, if any, on which any Lender is required to fund its participation in any Protective Advance purchased hereunder, the Administrative Agent shall promptly distribute to such Lender such Lender’s Ratable Share of all payments of principal and interest and all proceeds of Collateral received by the Administrative Agent in respect of such Protective Advance (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded and, in the case of principal and interest payments, to reflect such Lender’s pro rata portion of such payment if such payment is not sufficient to pay the principal of and interest on all Protective Advances then due).

ARTICLE 3.

CHANGE IN CIRCUMSTANCES

Section 3.01 Taxes.

(a) Payments to be Free and Clear. Except as otherwise provided in Section 3.01(b) and Section 3.01(c), all sums payable by each Loan Party under the Loan Documents, whether in respect of principal, interest, fees or otherwise, shall be paid without deduction for any present and future taxes, levies, imposts, deductions, charges or withholdings imposed by any government or any political subdivision or taxing authority thereof (but excluding franchise taxes and any tax imposed on or measured by the net income, receipts, profits or gains) and all interest, penalties or similar liabilities with respect thereto (collectively, “Taxes”), which amounts shall be paid by the applicable Loan Party as provided in Section 3.01(b) below.

(b) Grossing-up of Payments. Except as otherwise provided in Section 3.01(c), if any Loan Party or any other Person is required by law to make any deduction or withholding on account of any Taxes from any sum paid or expressed to be payable by such Loan Party to any Lender under this Credit Agreement:

(A) the applicable party shall notify the Administrative Agent and, if such party is not the applicable Loan Party, the Administrative Agent will notify the applicable Loan Party of any such requirement or any change in any such requirement as soon as such party becomes aware of it;

(B) the applicable Loan Party shall be entitled to make such deduction or withholding and shall pay all Taxes before the date on which penalties attached thereto become due and payable, such payment to be made (if the liability to pay is imposed on such Loan Party) for its own account or (if that liability is imposed on any other party to this Credit Agreement) on behalf of and in the name of that party;

(C) the sum payable by the applicable Loan Party in respect of which the relevant deduction, withholding or payment is required shall (except, in the case of any such payment, to the extent that the amount thereof is not ascertainable when that sum is paid) be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, that party receives on the due date and retains (free from any liability in respect of any such deduction, withholding or payment of Taxes) a sum equal to that which it would have received and so retained had no such deduction, withholding or payment of Taxes been required or made; and

(D) within thirty days after payment of any sum from which the applicable Loan Party is required by law to make any deduction or withholding of Taxes, and within thirty days after the due date of payment of any Tax or other amount which it is required to pay pursuant to the foregoing subsection (B) of this Section 3.01(b), the applicable Loan Party shall, to the extent it is legally entitled to do so, deliver to the Administrative Agent all such certified documents and other evidence as to the making of such deduction, withholding or payment (x) as are reasonably satisfactory to the affected parties as proof of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority, and (y) to the extent commercially reasonable, as are required by any such party to enable it to claim a tax credit with respect to such deduction, withholding or payment.

(c) Conditions to Gross-up. Notwithstanding any provision of this Section 3.01 to the contrary, no Loan Party shall have any obligation to pay any Taxes pursuant to this Section 3.01, or to pay any additional amounts to the Administrative Agent, any Lender or any Issuing Lender pursuant to Section 3.01(b), to the extent that they are, or result from, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax, (ii) United States withholding taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Loan Parties under Section 3.06) or (B) such Lender changes its lending office (other than pursuant to Section 3.06), except in each case to the extent that, pursuant to Section 3.01(b), amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to the failure of any Lender, any Issuing Lender or the Administrative Agent (a “Recipient”) to comply with its obligations pursuant to Section 2.08(l) or Section 13.05, (iv) any Taxes imposed under FATCA and (v) any Canadian withholding Taxes that are required to be deducted or withheld on or in respect of any payment (or deemed payment under the Canadian Tax Act), to or for the benefit of any Recipient, as a result of (i) such Recipient not dealing at arm’s length (for purposes of the Canadian Tax Act) with a Loan Party, (ii) such Recipient being a “specified non-resident shareholder” (as defined in subsection 18(5) of the Canadian Tax Act) of a Loan Party or not dealing at arm’s length (for purposes of the Canadian Tax Act) with a “specified shareholder” (as defined in subsection 18(5) of the Canadian Tax Act) of a Loan Party, or (iii) a Loan Party being a “specified entity” (as defined in subsection 18.4(1) of the Canadian Tax Act) in respect of such Recipient, other than, in the case of (v)(i) through (v)(iii), where (x) the non-arm’s length relationship, (y) the Recipient being a “specified non-resident shareholder” of a Loan Party or not dealing at arm’s length with a “specified shareholder” of a Loan Party, or (z) a Loan Party being a “specified entity” in respect of such Recipient, as applicable, arises as a result of such Recipient executing, delivering, being a party to, engaging in any transactions pursuant to, performing its obligations under, receiving payments under, receiving or perfecting a security interest under, or enforcing, this Agreement or any other Loan Document.

(d) Refunds. If any Lender determines, in its sole discretion exercised in good faith, that it had received a refund in respect of Taxes paid by any Loan Party, it shall promptly pay such refund, together with any other amounts paid by such Loan Party pursuant to Section 3.01 in connection with such refunded Taxes, to such Loan Party, provided that such Loan Party agrees to promptly return such refund to the applicable Lender after it receives notice from the applicable Lender that the applicable Lender is required by law to repay refund to the relevant Tax authority. Nothing in this Section shall be deemed to require any Lender to disclose confidential tax information. Notwithstanding anything to the contrary in this paragraph (d), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (d) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.

(e) Indemnification by Loan Parties. Each Loan Party shall, severally with respect to such Loan Party’s Loans, indemnify each Lender and the Administrative Agent, as applicable, for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 3.01), but excluding any Taxes described in Section 3.01(c), imposed on or paid by such Lender or the Administrative Agent in respect of sums payable under this Credit Agreement (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto provided that if such Lender or the Administrative Agent, as the case may be, fails to file notice to such Loan Party of the imposition of such Taxes within 120 days following the receipt of actual written notice of the imposition of such Taxes, there will be no obligation for such Loan Party to pay interest or penalties attributable to the period beginning after such 120th day and ending 7 days after such Loan Party receives notice from such Lender or the Administrative Agent, as the case may be. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

(f) FATCA Treatment of Amendment and Restatement. For purposes of determining withholding Taxes imposed under FATCA, from and after the effective date of this Credit Agreement, the Loan Parties and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) this Credit Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).

Section 3.02 Increased Costs.

If, at any time after the date of this Credit Agreement, the adoption of any applicable law or the application of any applicable governmental or quasi-governmental rule, regulation policy, guideline or directive (whether or not having the force of law), or any Change (as defined in Section 3.03 below) therein, or any change in the interpretation or administration thereof, or the compliance of any Lender therewith,

(i) imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation,

(ii) imposes any other condition (excluding Taxes), or

(iii) subjects a Lender to any Taxes (other than (I) Taxes for which a Borrower is required to pay additional amounts or indemnify the Lender under Section 3.01(b) or 3.01(e) or (II) Taxes described in Section 3.01(c)) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result of which is to increase the cost to any Lender or any applicable Lending Installation of making, funding or maintaining Term Benchmark Loans or Sterling-denominated Floating Rate Loans or Letters of Credit or reduces any amount receivable by any Lender or any applicable Lending Installation in connection with Term Benchmark Loans or Sterling-denominated Floating Rate Loans or Letters of Credit, or requires any Lender or any applicable Lending Installation to make any payment calculated by reference to the amount of Term Benchmark Loans or Sterling-denominated Floating Rate Loans held or interest received by it, by an amount deemed material by such Lender, then, within 30 days of demand by such Lender, the applicable Borrower or Whirlpool shall pay such Lender that portion of such increased expense incurred or reduction in an amount received which such Lender determines is attributable to making, funding and maintaining its Term Benchmark Loans or Sterling-denominated Floating Rate Loans or Letters of Credit and its Commitment to make Term Benchmark Loans or Sterling-denominated Floating Rate Loans or issue or participate in Letters of Credit, which determination shall be made in good faith and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.02 after consideration of such factors as such Person then reasonably determines to be relevant; provided, however, that any amount payable pursuant to this Section 3.02 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand, provided that if such change in or in the interpretation of any law or regulation giving rise to such increased cost is retroactive, then the 150-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof; and provided, further, that any amount payable pursuant to this Section 3.02 shall be paid by the applicable Borrower to the extent that such amount is reasonably allocable to such Borrower and the Advances made to it and shall otherwise be payable by Whirlpool.

Section 3.03 Changes in Capital Adequacy Regulations.

If a Lender determines that the amount of capital or liquidity required or expected to be maintained by such Lender, any Lending Installation of such Lender or any corporation controlling such Lender in connection with this Credit Agreement, its Loans, its Letters of Credit or its obligation to make Loans or to issue or participate in Letters of Credit hereunder, is increased as a result of a Change (as hereafter defined), then, within 30 days of demand by such Lender (with a copy of such demand to the Administrative Agent), the applicable Borrower or Whirlpool shall pay such Lender the amount which such Lender reasonably determines is necessary to compensate it for any shortfall in the rate of return on the portion of such increased capital which such Lender determines is attributable to this Credit Agreement, its Loans, its Letters of Credit or its obligation to make Loans or issue Letters of Credit hereunder (after taking into account such Lender’s policies as to capital adequacy or liquidity), which determination shall be made in good faith and substantially consistent with similarly situated customers of such Person under agreements having provisions similar to this Section 3.03 after consideration of such factors as such Person then reasonably determines to be relevant; provided, however, that any amount payable pursuant to this Section 3.03 shall be limited to the amount incurred from and after the date one hundred fifty days prior to the date that such Lender makes such demand; provided further, that if such change in or in the interpretation of any law or regulation giving rise to such increased capital or liquidity is retroactive, then the 150-day period referred to in the preceding proviso shall be extended to include the period of retroactive effect thereof; and provided, further, that any amount payable pursuant to this Section 3.02 shall be paid by the applicable Borrower to the extent that such amount is reasonably allocable to such Borrower and the Advances made to it and shall otherwise be payable by Whirlpool. “Change” means (i) any change after the date of this Credit Agreement in the Risk-Based Capital Guidelines (as hereafter defined), or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Credit Agreement which affects the amount of capital or liquidity required or expected to be maintained by any Lender or any Lending Installation or any corporation controlling any Lender, provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change”, regardless of the date enacted, adopted or issued. “Risk-Based Capital Guidelines” means (x) the risk-based capital guidelines in effect in the United States on the date of this Credit Agreement, including transition rules, and (y) the corresponding capital regulations promulgated by regulatory authorities outside the United States in effect on the date of this Credit Agreement, including transition rules.

Section 3.04 Availability of Types and Currencies.

(a) Subject to clauses (b), (c), (d), (e), (f) and (g) of this Section 3.04, if:

(i) the Administrative Agent determines (which determination shall be conclusive absent manifest error) (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, that adequate and reasonable means do not exist for ascertaining the Term SOFR Rate, the EURIBOR Rate or the Term CORRA Rate (including because the Applicable Screen Rate is not available or published on a current basis), for the applicable Agreed Currency and such Interest Period or (B) at any time, that adequate and reasonable means do not exist for ascertaining SONIA; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) prior to the commencement of any Interest Period for a Term Benchmark Advance, the Term SOFR Rate, the EURIBOR Rate or the Term CORRA Rate for the applicable Agreed Currency and such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Advance for the applicable Agreed Currency and such Interest Period or (B) at any time, SONIA will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) denominated in Sterling;

then the Administrative Agent shall give notice thereof to the Borrowers and the Lenders by telephone, telecopy or electronic mail as promptly as practicable thereafter and, until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) a Borrower delivers a new Continuation/Conversion Notice or Foreign Currency Continuation/Conversion Notice (each, an “Interest Election Request”) in accordance with the terms of Section 2.03(f) or (g) or a new Borrowing Notice in accordance with the terms of Section 2.03(e), (A) for Loans denominated in Dollars, any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance shall instead be deemed to be an Interest Election Request or a Borrowing Notice, as applicable, for a Floating Rate Advance denominated in Dollars, (B) for Loans denominated in euro or Sterling, any Interest Election Request that requests the continuation of any Advance as, a Term Benchmark Advance and any Borrowing Notice that requests a Term Benchmark Advance or SONIA Advance, in each case, for the relevant Benchmark, shall be ineffective and (C) for Loans denominated in Canadian Dollars, any Interest Election Request that requests the conversion of any Advance to, or continuation of any Advance as, a Term Benchmark Advance and any Borrowing notice that requests a Term Benchmark Advance shall instead be deemed to be an Interest Election Request or a Borrowing Notice, as applicable, for Floating Rate Advance denominated in Canadian Dollars; provided that if the circumstances giving rise to such notice affect only one Type of Advances, then all other Types of Advances shall be permitted.

Furthermore, if any Term Benchmark Loan or Floating Rate Loan denominated in Sterling is outstanding on the date of the Borrowers’ receipt of the notice from the Administrative Agent referred to in this Section 3.04(a) with respect to a Relevant Rate applicable to such Loan, then until (x) the Administrative Agent notifies the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist with respect to the relevant Benchmark and (y) the applicable Borrower delivers a new Interest Election Request in accordance with the terms of Section 2.03(f) or (g) or a new Borrowing Notice in accordance with the terms of Section 2.03(e), (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan denominated in Dollars, (B) for Loans denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute, a Floating Rate Loan denominated in Canadian Dollars and (C) for Loans denominated in euro or Sterling, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for euro plus the Term Benchmark Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for euro cannot be determined, any outstanding affected Term Benchmark Loans denominated in euro shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Floating Rate Loan denominated in Sterling shall bear interest at the Central Bank Rate for Sterling plus the Daily Simple SONIA Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected Floating Rate Loans denominated in Sterling at the applicable Borrower’s election, shall either (A) be converted into Floating Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of Sterling) immediately or (B) be prepaid in full immediately.

(b) Notwithstanding anything to the contrary herein, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to the Reference Time in respect of any setting of the then-current Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (1) of the definition of “Benchmark Replacement” with respect to Dollars for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Credit Agreement and (y) if a Benchmark Replacement is determined in accordance with clause (2) of the definition of “Benchmark Replacement” with respect to any Agreed Currency for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark (including any related adjustments) for all purposes hereunder in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Credit Agreement so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(c) Notwithstanding anything to the contrary herein, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Credit Agreement.

(d) The Administrative Agent will promptly notify the Borrowers and the Lenders of (i) any occurrence of a Benchmark Transition Event, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes, (iv) the removal or reinstatement of any tenor of a Benchmark pursuant to clause (f) below and (v) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.04, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Credit Agreement, except, in each case, as expressly required pursuant to this Section 3.04.

(e) Notwithstanding anything to the contrary herein, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Rate, the EURIBOR Rate or the Term CORRA Rate ) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is or will be no longer representative, then the Administrative Agent may modify the definition of “Interest Period” for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is or will no longer be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Upon the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrowers may revoke any request for a Term Benchmark Advance or Floating Rate Advance of, conversion to or continuation of Term Benchmark Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, either (x) the applicable Borrower will be deemed to have converted any request for (A) a Term Benchmark Advance denominated in Dollars into a request for an Advance of or conversion to a Floating Rate Advance denominated in Dollars or (B) a Term Benchmark Advance denominated in Canadian Dollars into a request for an Advance of or conversion to a Floating Rate Advance denominated in Canadian Dollars or (y) any Borrowing Notice for a Term Benchmark Advance denominated in euro or any SONIA Advance, and any Foreign Currency Continuation/Conversion Notice (other than with respect to Loans denominated in Canadian Dollars), shall be ineffective. During any Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of Alternate Base Rate or the Canadian Prime Rate, as applicable based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of Alternate Base Rate and Canadian Prime Rate, as applicable. Furthermore, if any Term Benchmark Loan or Floating Rate Loan denominated in Sterling is outstanding on the date of the Borrowers’ receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a Relevant Rate applicable to such Loan, then until such time as a Benchmark Replacement for the applicable Agreed Currency is implemented pursuant to this Section 3.04, (A) for Loans denominated in Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Floating Rate Loan denominated in Dollars on such day, (B) for Loans denominated in Canadian Dollars, any Term Benchmark Loan shall on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day), be converted by the Administrative Agent to, and shall constitute a Floating Rate Loan denominated in Canadian Dollars on such day or (C) for Loans denominated in euro or Sterling, (1) any Term Benchmark Loan shall, on the last day of the Interest Period applicable to such Loan (or the next succeeding Business Day if such day is not a Business Day) bear interest at the Central Bank Rate for euro plus the Term Benchmark Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for euro cannot be determined, any outstanding affected Term Benchmark Loans denominated in euro shall, at the applicable Borrower’s election prior to such day: (A) be prepaid by such Borrower on such day or (B) solely for the purpose of calculating the interest rate applicable to such Term Benchmark Loan, such Term Benchmark Loan denominated in euro shall be deemed to be a Term Benchmark Loan denominated in Dollars and shall accrue interest at the same interest rate applicable to Term Benchmark Loans denominated in Dollars at such time and (2) any Floating Rate Loan denominated in Sterling shall bear interest at the Central Bank Rate for Sterling plus the Daily Simple SONIA Margin; provided that, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that the Central Bank Rate for Sterling cannot be determined, any outstanding affected Floating Rate Loans denominated in Sterling at the applicable Borrower’s election, shall either (A) be converted into Floating Rate Loans denominated in Dollars (in an amount equal to the Dollar Amount of such Loan) immediately or (B) be prepaid in full immediately.

(g) Illegality. If any Lender determines that maintenance at a suitable Lending Installation of any Type of its Term Benchmark Loans, Floating Rate Loans denominated in Sterling or any Letter of Credit denominated in any Agreed Currency would violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrowers and the Administrative Agent of such determination, then, subject to Section 3.06, the affected currency shall cease to be an Agreed Currency and the Administrative Agent shall suspend the availability of the affected Type and currency of Advance and Letters of Credit and, if such Lender determines that it is necessary, require that any such Loan of the affected Type and currency be repaid or any Letters of Credit denominated in the affected currency be cash collateralized; provided, that if each Lender that shall have delivered the foregoing notice (x) determines that the circumstances causing such illegality have ceased to exist and that maintenance at a suitable Lending Installation of its Term Benchmark Loans denominated in euro or its Floating Rate Loans denominated in Sterling would no longer violate any applicable law, rule, regulation or directive, whether or not having the force of law, and notifies the Borrowers and the Administrative Agent of such determination, or (y) shall be replaced pursuant to Section 3.06 or shall otherwise cease to be a Lender with a Commitment hereunder, then such currency shall again be an Agreed Currency and the affected Type and currency of Advance shall again be available.

Section 3.05 Funding Indemnification.

In the event of (a) the payment of any principal of any Term Benchmark Loan other than on the last day of an Interest Period applicable thereto (including as a result of a Default), (b) the conversion of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Term Benchmark Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)(i) and is revoked in accordance therewith), (d) the assignment of any Term Benchmark Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Whirlpool pursuant to Section 3.06 or (e) the failure to borrow or prepay any Sterling-denominated Floating Rate Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.08(b)(i) and is revoked in accordance therewith), then, in any such event, the applicable Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the applicable Borrower and shall be conclusive absent manifest error. The applicable Borrower shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 3.06 Mitigation of Additional Costs or Adverse Circumstances; Replacement of Lenders.

If, in respect of any Lender, circumstances arise which would or would upon the giving of notice result in:

(i) an increase in the liability of a Borrower to such Lender under Section 3.01, 3.02 or 3.03;

(ii) the unavailability of a Type or currency of Advance under Section 3.04(a); or

(iii) a Lender being unable to deliver the forms required by Section 2.08(l);

then, without in any way limiting, reducing or otherwise qualifying the applicable Borrower’s obligations under any of the Sections referred to above in this Section 3.06, such Lender shall promptly upon becoming aware of the same notify the Administrative Agent thereof and shall, in consultation with the Administrative Agent and Whirlpool and to the extent that it can do so without disadvantaging itself, take such reasonable steps as may be reasonably open to it to mitigate the effects of such circumstances (including, without limitation, the designation of an alternate Lending Installation or the transfer of its Loans to another Lending Installation). If and so long as a Lender has been unable to take, or has not taken, steps acceptable to Whirlpool to mitigate the effect of the circumstances in question, or if any Lender is a Defaulting Lender, a Non-Consenting Lender or a Protesting Lender or shall have objected to the designation of any Additional Borrowing Subsidiary, such Lender shall be obliged, at the request and expense of Whirlpool, to assign all its rights and obligations hereunder to another Lender (or an Affiliate of another Lender) or any other Person nominated by Whirlpool with the approval of the Administrative Agent and each Issuing Lender (each of which shall not be unreasonably withheld, conditioned or delayed) and willing to participate in the facility in place of such Lender; provided that (i) all obligations owed to such assigning Lender (including, if such Lender is an Issuing Lender, the cancellation or replacement of or other accommodation with respect to outstanding Letters of Credit in a manner satisfactory to it) shall be paid in full and (ii) such Person satisfies all of the requirements of this Credit Agreement including, but not limited to, providing the forms required by Sections 2.08(l) and 13.03(b). Notwithstanding any such assignment, the obligations of the Borrowers under Sections 3.01, 3.02, 3.03 and 10.06 shall survive any such assignment and be enforceable by such Lender.

Section 3.07 Lender Statements; Survival of Indemnity.

Each Lender shall deliver to the applicable Borrower and Whirlpool a written statement of such Lender as to the amount due, if any, under Section 3.01, 3.02, 3.03 or 3.05. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the applicable Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement shall be payable within 30 days after receipt by the applicable Borrower and Whirlpool of the written statement. The obligations of any Borrower under Sections 3.01, 3.02, 3.03 or 3.05 shall survive payment of any other of such Borrower’s Obligations and the termination of this Credit Agreement.

ARTICLE 4.

GUARANTY

Section 4.01 Guaranty.

For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make Loans and issue or participate in Letters of Credit, and to induce each counterparty to a Secured Cash Management Agreement, Secured Hedge Agreement, Secured Pari Lease Agreement, Supply Chain Financing, Import/Export Financing or Bilateral Letter of Credit to enter into or issue, as applicable, such a Secured Cash Management Agreement, Secured Hedge Agreement, Secured Pari Lease Agreement, Supply Chain Financing, Import/Export Financing and Bilateral Letter of Credit, respectively, each Guarantor hereby irrevocably, absolutely and unconditionally guarantees, to the Administrative Agent, for the benefit of the Secured Parties, prompt payment and performance when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of the Secured Obligations, and such Guarantor further agrees to pay any and all reasonable expenses (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by the Administrative Agent in enforcing, or obtaining advice of counsel in respect of, any of their rights under the guaranty contained in this Article 4 in accordance with Section 10.06; provided that references therein to Whirlpool shall be deemed references to each of the Guarantors for purposes hereof). Each Guarantor also agrees that all payments under this guaranty shall be made in the same currency and manner as provided herein for the Secured Obligations. Notwithstanding the foregoing, the Administrative Agent, the other Secured Parties and the Guarantors hereby agree that the Obligations of each Guarantor under this Article 4 at any time shall be limited to the maximum amount as will result in such obligations of such Guarantor under this Article 4 not constituting a fraudulent transfer or conveyance for purposes of the Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, including any Canadian Insolvency Law.

Each Guarantor agrees that whenever, at any time, or from time to time, it shall make any payment to any Secured Party on account of its liability under this Article 4, it will notify the Administrative Agent and such other Secured Party, as applicable, in writing that such payment is made under the guaranty contained in this Article 4 for such purpose. No payment or payments made by any Borrower or any other Person or received or collected by any Secured Party from such Borrower or any other Person by virtue of any action or proceeding or any setoff or appropriation or application, at any time or from time to time, in reduction of or in payment of the Secured Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of such Guarantor under this Article 4 which, notwithstanding any such payment or payments, shall remain liable for the unpaid and outstanding Secured Obligations until, subject to Section 4.07, the Termination and Release Date.

Section 4.02 Waivers.

Each Guarantor waives notice of the acceptance of this guaranty and of the extension or continuation of the Secured Obligations or any part thereof. Each Guarantor further waives presentment, protest, notice of notices delivered or demand made on such Guarantor or any Borrower or action or delinquency in respect of the Secured Obligations or any part thereof, including any right to require the Administrative Agent and the Secured Parties to sue such Guarantor or any Borrower, any other Guarantor or any other Person obligated with respect to the Secured Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Secured Obligations or any part thereof.

Section 4.03 Guaranty Absolute.

This guaranty is a guaranty of payment and not of collection, it is a primary obligation of each Guarantor and not one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by, any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Secured Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Secured Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy or of any default with respect to the Secured Obligations or any part thereof or any agreement relating thereto, or any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Secured Obligations or any part thereof, or any other obligation of any Person with respect to the Secured Obligations or any part thereof; (e) the enforceability or validity of the Secured Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Secured Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent and the Secured Parties might lawfully have elected to apply such payments to any part or all of the Secured Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of any Borrower or the insolvency, bankruptcy or any other change in the legal status of any Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or payment when due of the Secured Obligations; (i) the failure of any Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Secured Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Secured Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which any Guarantor may have at any time against any Borrower, or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstances, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor; all whether or not any Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (j) of this Section 4.03. It is agreed that each Guarantor’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Secured Obligations or any part thereof and that such Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by any Borrower of the Secured Obligations in the manner agreed upon between such Borrower and the Administrative Agent and the Secured Parties.

Section 4.04 Continuing Guaranty.

The Lenders may make or continue Loans to and issue Letters of Credit for the account of any of the Borrowers from time to time and the Cash Management Banks, the Hedge Banks, the Lease Banks, the Supply Chain Finance Banks, the Import/Export Finance Banks and the Bilateral Letter of Credit Banks may continue to enter or issue, as applicable, into Cash Management Agreements, Swap Agreements, Synthetic Lease Agreements, Supply Chain Financings, Import/Export Financings and Bilateral Letters of Credit, respectively, without notice to or authorization from any Guarantor regardless of the financial or other condition of any Borrower at the time any Loan is made or continued, any Letter of Credit is issued or entered into, as applicable, or any Cash Management Agreement, Swap Agreement, Synthetic Lease Agreement, Supply Chain Financings, Import/Export Financings or Bilateral Letters of Credit entered into, and no Lender or Secured Party shall have any obligation to disclose or discuss with any Guarantor its assessment of the financial condition of any of the Borrowers. This guaranty shall continue in effect, notwithstanding any extensions, modifications, renewals or indulgences with respect to, or substitution for, the Secured Obligations or any part thereof, until the Termination and Release Date.

Each Guarantor shall remain obligated under this Article 4 notwithstanding that, without any reservation of rights against such Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of or reduction in the principal amount of any of the Secured Obligations made by any Secured Party may be rescinded by such Secured Party, as applicable, and any of the Secured Obligations continued, and the Secured Obligations, or the liability of any other party upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by such Secured Party, and this Credit Agreement and any other documents executed and delivered in connection herewith may be amended, modified, supplemented or terminated, in whole or in part, as the Lenders (or the Required Lenders, as the case may be) may deem advisable from time to time, and any collateral security, guarantee or right of offset at any time held by any Secured Party for the payment of the Secured Obligations may be sold, exchanged, waived, surrendered or released. No Secured Party shall have any obligation to protect, secure, perfect or insure any lien at any time held by it as security for the Secured Obligations or for the guaranty contained in this Article 4 or any property subject thereto.

Section 4.05 Delay of Subrogation.

Notwithstanding any payment made by any Guarantor pursuant to this Article 4 or any set-off or application of funds of such Guarantor by any Secured Party in connection with the guaranty contained in this Article 4, no Guarantor shall be entitled to be subrogated to any of the rights of any Secured Party against any Borrower or any collateral security or guarantee or right of offset held by any Secured Party for the payment of the Secured Obligations, nor shall any Guarantor seek or be entitled to seek any contribution or reimbursement from any Borrower in respect of payments made by such Guarantor under this Article 4, until the Termination and Release Date. If any amount shall be paid to any Guarantor on account of such subrogation rights at any time prior to the Termination and Release Date, such amount shall be held by such Guarantor in trust for the Secured Parties, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Secured Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 4.06 Acceleration.

Each Guarantor agrees that, as between such Guarantor on the one hand, and the Secured Parties and the Administrative Agent, on the other hand, the obligations of any Borrower guaranteed under this Article 4 may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 9.01 for purposes of this Article 4, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting such Borrower or otherwise) preventing such declaration as against such Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by such Borrowing Subsidiary) shall forthwith become due and payable by such Guarantor for purposes of this Article 4.

Section 4.07 Reinstatement.

The obligations of each Guarantor under this Article 4 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Secured Obligations is rescinded or must be otherwise restored by any holder of any of the Secured Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, and each Guarantor agrees that it will indemnify the Administrative Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees and expenses of counsel) incurred by the Administrative Agent or such Lender in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law.

Section 4.08 Keepwell.

The Borrowers hereby absolutely, unconditionally and irrevocably undertake to provide such funds or other support as may be needed from time to time by each Subsidiary Guarantor to honor all of its obligations under Article 4 in respect of Specified Swap Obligations (provided, however, that each Borrower shall only be liable under this Section 4.08 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 4.08 voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrowers intend that this Section 4.08 constitute, and this Section 4.08 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE 5.

CONDITIONS PRECEDENT

Section 5.01 Effectiveness.

This Credit Agreement shall not be effective and no Lender shall be required to fund its portion of the initial Advance nor will any Issuing Lender be required to issue Letters of Credit hereunder to any Borrower which is an original signatory hereto (each, an “Original Borrower” and collectively, the “Original Borrowers”) until a date (the “Effective Date”) upon which following conditions have been satisfied (or waived in accordance with Section 9.03):

(a) The Original Borrowers have furnished or caused to be furnished to the Administrative Agent the following:

(i) a copy of the articles, certificate or charter of incorporation or similar document or documents of each Loan Party, certified by the Secretary or Assistant Secretary or other Authorized Representative of such Loan Party or by the appropriate governmental officer in the jurisdiction of incorporation or organization or other formation of such Loan Party within thirty days of the Effective Date;

(ii) a certificate of good standing, to the extent applicable, for each Loan Party from its jurisdiction of incorporation or organization dated within thirty days of the Effective Date;

(iii) a copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Loan Party of its by-laws or similar governing document, to the extent applicable;

(iv) a copy, certified as of the Effective Date by the Secretary or Assistant Secretary or other Authorized Representative of each Loan Party, of the resolutions of its board of directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of this Credit Agreement and the other Loan Documents to be executed by it;

(v) an incumbency certificate, executed as of the Effective Date by the Secretary or an Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signature of all Authorized Officers which shall be authorized to execute Loan Documents on behalf of such Loan Party, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party;

(vi) a certificate, signed by an Authorized Officer of Whirlpool stating that on the Effective Date the conditions specified in Sections 5.01(g) and (h) have been satisfied;

(vii) customary written opinions of (w) Mayer Brown LLP, United States counsel to Whirlpool and certain of the Loan Parties, (x) Borden Ladner Gervais LLP, Canadian counsel to Whirlpool and certain of the Loan Parties, (y) Stewart McKelvey, Nova Scotia counsel to Whirlpool and certain of the Loan Parties and (z) Scott Dorfman, Senior Counsel and Assistant Corporate Secretary of Whirlpool and internal counsel to the Loan Parties, dated the Effective Date and addressed to the Administrative Agent and each of the Lenders;

(viii) a certificate, signed by an Authorized Officer stating that since December 31, 2025, except as disclosed in filings with the Securities Exchange Commission prior to the Effective Date, there has been no development or event relating to or affecting Whirlpool or any of its Subsidiaries that has had or could be reasonably expected to have a Material Adverse Effect;

(ix) The results of recent lien searches, including intellectual property lien searches, in each of the jurisdictions in which UCC or PPSA financing statements will be made or intellectual property security agreements will be filed, as applicable, to evidence or perfect security interests required to be evidenced or perfected;

(x) a Solvency Certificate;

(xi) a Perfection Certificate, together with all attachments contemplated thereby;

(xii) a Note executed by the applicable Borrower in favor of each Lender requesting a Note at least two (2) Business Days prior to the Effective Date;

(xiii) duly executed copies of the U.S. Collateral Agreement, the Canadian Collateral Agreement and the Belgian Collateral Document, together with (in each case, except as contemplated by Section 7.23):

(A) one or more intellectual property security agreements, duly executed and delivered by each Loan Party required to be party thereto pursuant to the U.S. Collateral Agreement and/or the Canadian Collateral Agreement; and

(B) UCC-1 or PPSA financing statements with respect to each Loan Party, in proper form for filing with the applicable Governmental Authority or evidence of such filing having been made;

(xiv) a copy of the Junior Lien Intercreditor Agreement, duly executed by the Administrative Agent, the Senior Secured Notes Agent and the Loan Parties;

(xv) certified copies of the Senior Secured Notes Documents, which shall be in form and substance reasonably satisfactory to the Administrative Agent, together with evidence that the transaction contemplated thereunder have been consummated in accordance with their terms; and

(xvi) copies of the amendments to each of the Existing Synthetic Lease Agreements (which amendments permit the incurrence of Indebtedness under this Agreement and under the Senior Secured Notes), in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) The Administrative Agent (or its counsel) shall have received duly executed counterparts of this Credit Agreement from each party hereto;

(c) The Lenders, the Arrangers, the Administrative Agent and their respective Affiliates shall have received all fees required to be paid, and all expenses relating to the negotiation, execution and delivery of this Credit Agreement and which are required to be paid to such parties pursuant to the terms hereof for which invoices have been presented by not later than the Business Day prior to the proposed Effective Date.

(d) All governmental and third party approvals necessary in connection with the financing contemplated hereby shall have been obtained and be in full force and effect.

(e) (i) The Lenders shall have received such documents and other information as may be required for “know your customer” or similar requirements to the extent requested at least ten days prior to the proposed Effective Date and (ii) to the extent any Loan Party qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the Effective Date, any Lender that has requested, in a written notice to such Loan Party at least 10 days prior to the Effective Date, a Beneficial Ownership Certification in relation to such Loan Party shall have received such Beneficial Ownership Certification.

(f) All amounts under the Existing Long-Term Credit Agreement shall have been paid in full and any commitments thereunder terminated in full, including with the proceeds of Advances made hereunder on the Effective Date.

(g) No Unmatured Default or Default has occurred or is continuing as of the Effective Date, or will result from the proposed Advance on the Effective Date or from the application of proceeds thereof; and

(h) The representations and warranties contained in Article 6 shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of the Effective Date (except to the extent such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date).

(i) The Administrative Agent shall have received (i) a field examination conducted by the Administrative Agent or its designee of the Accounts and related working capital matters of Whirlpool and its Subsidiaries and of the related data processing and other systems of Whirlpool and its Subsidiaries, the results of which shall be satisfactory to the Administrative Agent in its Permitted Discretion and (ii) appraisals of the Inventory and Intellectual Property of Whirlpool and its Subsidiaries from a firm (or firms) satisfactory to the Administrative Agent, which appraisals shall be satisfactory to the Administrative Agent in its Permitted Discretion.

(j) The Administrative Agent shall have received a completed Borrowing Base Certificate, prepared as of April 30, 2026.

(k) After giving effect to all extensions of credit to be made on the Effective Date, Availability on a pro forma basis shall be greater than or equal to 30% of the Line Cap.

Without limiting the generality of the provisions of Section 9.03, for purposes of determining compliance with the conditions specified in this Section 5.01, each Lender and Issuing Lender that has signed this Credit Agreement (and each such Lender’s or Issuing Lender’s Affiliates, successors and/or assigns) shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender and Issuing Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

Section 5.02 Initial Advance to Each Additional Borrowing Subsidiary.

No Lender shall be required to fund its portion of an Advance nor shall any Issuing Lender be required to issue Letters of Credit hereunder to an Additional Borrowing Subsidiary unless such Additional Borrowing Subsidiary has furnished or caused to be furnished:

(a) to the Administrative Agent the following:

(i) An Assumption Agreement executed and delivered by such Additional Borrowing Subsidiary and containing the written consent of Whirlpool at the foot thereof, as contemplated by Section 2.09;

(ii) A copy of the articles, certificate or charter of incorporation or other similar document of such Additional Borrowing Subsidiary, to the extent applicable in its jurisdiction of organization, certified (to the extent customary in the jurisdiction of such Additional Borrowing Subsidiary) by the appropriate governmental officer in the jurisdiction of incorporation of such Additional Borrowing Subsidiary within thirty days of the date of delivery;

(iii) A certificate of good standing, to the extent applicable, for such Additional Borrowing Subsidiary from its jurisdiction of incorporation dated within thirty days of the date of delivery;

(iv) A copy, certified as of the date of delivery by the Secretary or, the Assistant Secretary or an Authorized Representative of such Additional Borrowing Subsidiary, of its by-laws or similar document, as applicable and to the extent applicable in its jurisdiction of organization;

(v) A copy, certified as of the date of delivery by the Secretary, the Assistant Secretary or an Authorized Representative of such Additional Borrowing Subsidiary, of the resolutions of its board of directors (and resolutions of other bodies, if any are reasonably deemed necessary by counsel for any Lender) authorizing the execution of its Assumption Agreement and the other Loan Documents to be executed by it;

(vi) An incumbency certificate, executed as of the date of delivery by the Secretary, the Assistant Secretary or an Authorized Representative of such Additional Borrowing Subsidiary, which shall identify by name and title and bear the signature of the officers of such Additional Borrowing Subsidiary authorized to sign its Assumption Agreement and the other Loan Documents to be executed by such Additional Borrowing Subsidiary and to receive extensions of credit hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Additional Borrowing Subsidiary;

(vii) Written opinions of counsel to such Additional Borrowing Subsidiary given upon the express instructions of each Additional Borrowing Subsidiary, each dated the date of delivery and addressed to the Administrative Agent and each of the Lenders, in form and substance reasonably satisfactory to the Administrative Agent;

(viii) Documentation and other evidence as is reasonably requested by the Administrative Agent or any Lender at least five Business Days in advance of the initial Advance to or issuance of a Letter of Credit on behalf of such Additional Borrowing Subsidiary in order for the Administrative Agent or such Lender to carry out and be satisfied it has complied with the results of all necessary “know your customer” or other similar checks under all applicable laws and regulations; and

(b) to the extent such Additional Borrowing Subsidiary qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, at least five days prior to the expected initial Advance to or issuance of a Letter of Credit for the account of such Additional Borrowing Subsidiary, any Lender that has requested, in a written notice to such Additional Borrowing Subsidiary at least 10 days prior to such date, a Beneficial Ownership Certification in relation to such Additional Borrowing Subsidiary shall have received such Beneficial Ownership Certification.

Section 5.03 Each Extension of Credit.

No Lender shall be required to fund its portion of any Advance (including, without limitation, the initial Advance hereunder, but excluding any Protective Advance) nor shall any Issuing Lender be required to issue any Letter of Credit, unless on the applicable Borrowing Date:

(i) Prior to and after giving effect to such Advance or issuance of such Letter of Credit there exists no Default or Unmatured Default;

(ii) The representations and warranties contained in Article 6 are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) on and as of such Borrowing Date or date of issuance of any Letter of Credit (except to the extent such representations and warranties expressly relate to an earlier date, in which case they are true and correct in all material respects (without duplication of any materiality qualifiers set forth therein) as of such earlier date); and

(iii) The applicable Borrower shall have delivered the applicable notices described in Section 2.03(e) or 2.04(b).

Each request for extension of credit hereunder (other than with respect to a Protective Advance) shall constitute a representation and warranty by the applicable Borrower that the conditions contained in Sections 5.03(i) and (ii) have been satisfied.

ARTICLE 6.

REPRESENTATIONS AND WARRANTIES

Each of the Borrowers represents and warrants to the Lenders that:

Section 6.01 Existence and Standing.

It and each of its Subsidiaries is duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing under the laws of its jurisdiction of incorporation or organization or other formation and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except in the case of its good standing (other than with respect to Whirlpool or any other Borrower) as would not reasonably be expected to result in a Material Adverse Effect.

Section 6.02 Authorization and Validity.

Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. Each Loan Party’s execution and delivery of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate or other proceedings, and the Loan Documents to which it is a party constitute its legal, valid and binding obligations enforceable against it in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and the availability of equitable remedies for the enforcement of certain obligations (other than the payment of money) contained herein or therein may be limited by equitable principles generally and by principles of good faith and fair dealing.

Section 6.03 No Conflict; Government Consent.

The execution and delivery by each Loan Party of the Loan Documents to which it is a party, and the consummation of the transactions therein contemplated, and such Loan Party’s compliance with the provisions thereof will, in each case, not violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Loan Party or any of its Subsidiaries or the articles, certificate or charter of incorporation or by-laws or other organizational or constitutional documents of such Loan Party or any of its Subsidiaries or the provisions of any indenture, instrument or agreement to which such Loan Party or any of its Subsidiaries is a party or is subject, or by which such Loan Party or its Property is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien in, of or on the Property of it or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement, in any such case which violation, conflict, default, creation or imposition has not had or could not reasonably be expected to have a Material Adverse Effect, other than Liens granted to the Administrative Agent for the benefit of the Secured Parties on the Effective Date or otherwise permitted pursuant to Section 7.10. The grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents or the perfection or maintenance of the Liens created under the Collateral Documents (including the priority thereof) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except in each case for filings and actions completed on or prior to the Effective Date and as contemplated hereby and by the Collateral Documents necessary to perfect or maintain the Liens on the Collateral granted by the Loan Parties in favor of the Administrative Agent for the benefit of the Secured Parties (including, without limitation, UCC and PPSA financing statements (including precautionary fixture filings, as necessary), filings in the United States Patent and Trademark Office, the United States Copyright Office and the Canadian Intellectual Property Office); provided that fixture filings shall only be required with respect to Machinery and Equipment included in the Borrowing Base (other than any Specified M&E Assets). No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, its execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents to which any Loan Party is a party other than those the absence of which has not had or could not reasonably be expected to have a Material Adverse Effect.

Section 6.04 Financial Statements.

The December 31, 2025 financial statements of Whirlpool and its Consolidated Subsidiaries were prepared in accordance with GAAP in effect on the date such statements were prepared and fairly present the financial condition of Whirlpool and its Consolidated Subsidiaries at such date and the results of their operations for the period then ended.

Section 6.05 Material Adverse Change.

Except as disclosed in Whirlpool’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 or Form 8-K filings with the Securities and Exchange Commission made after February 11, 2026 but prior to the Effective Date, there has been no material adverse change since December 31, 2025 in the business, Property, financial condition or results of operations of Whirlpool and its Consolidated Subsidiaries.

Section 6.06 Taxes.

Whirlpool and its Subsidiaries have filed all United States federal income tax returns and all other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Whirlpool or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves are being maintained and except to the extent that any such failure to make such filings or payments would not reasonably be expected to result in a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes other than any such liens or claims that would not reasonably be expected to result in a Material Adverse Effect.

Section 6.07 Litigation.

Except as disclosed in Whirlpool’s Annual Report on Form 10-K for its fiscal year ended December 31, 2025 or Form 8-K filings with the Securities and Exchange Commission made after February 11, 2026 but prior to the Effective Date, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries which has had or would reasonably be expected to have a Material Adverse Effect.

Section 6.08 ERISA; Canadian Pensions.

(a) As of the Effective Date, Schedule 6.08 hereto (and as of the date of any supplement thereto, as to Schedule 6.08 as so supplemented) identifies each Plan. Each Plan complies with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, no Loan Party or any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except, in each case, to the extent that any of the events described in this sentence, together with all other such events, which shall have occurred, taken in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) In the five year period prior to the date on which this representation is made or deemed made, no Canadian Pension Event has occurred and is continuing or is reasonably expected to occur that, when taken together with all other such Canadian Pension Events for which liability is reasonably expected to occur, would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, the Canadian Pension Plans administered by a Canadian Loan Party, if any, are duly registered under the Canadian Tax Act (if required to be so registered) and applicable pension standards legislation which require registration, have been administered in compliance in form and operation with their terms and with the Canadian Tax Act and applicable pension standards legislation and no event has occurred which could reasonably be expected to cause the loss of such registered status. Except as would not reasonably be expected to have a Material Adverse Effect, there are no outstanding disputes concerning the assets of the Canadian Pension Plans. No Canadian Loan Party is required to contribute to any Canadian Defined Benefit Plan or Canadian Defined Benefit Multi-Employer Plan other than those existing as of the date hereof. Except as would not reasonably be expected to have a Material Adverse Effect, a Canadian Loan Party required to make any employer contributions to a Canadian Pension Plan or a Canadian Multi-Employer Plan has made such contributions in a timely manner in accordance with the terms of such plans and all applicable laws. No Lien other than a Permitted Encumbrance, has arisen in respect of any Canadian Loan Party in connection with any Canadian Pension Plan or Canadian Multi-Employer Plan.

Section 6.09 Accuracy of Information.

(a) No information or report furnished by it or any of its Subsidiaries to the Administrative Agent or the Lenders in connection with the negotiation of, or compliance with, the Loan Documents contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading.

(b) With respect to each Original Borrower, as of the Effective Date, to the best knowledge of such Original Borrower, the information included in the Beneficial Ownership Certification, if any, provided by it on or prior to the Effective Date to any Lender in connection with this Credit Agreement is true and correct in all respects. With respect to each Additional Borrowing Subsidiary, as of the effective date of the applicable Assumption Agreement, to the best knowledge of such Additional Borrowing Subsidiary, the information included in the Beneficial Ownership Certification, if any, provided by it on or prior to the effective date of the applicable Assumption Agreement to any Lender in connection with this Credit Agreement is true and correct in all respects.

Section 6.10 Subsidiaries.

As of the Effective Date, Schedule 6.10 hereto (and as of the date of any supplement thereto, as to Schedule 6.10 as so supplemented) identifies each Subsidiary, noting whether such Subsidiary is a Material Domestic Subsidiary and whether such Subsidiary is an Excluded Subsidiary, the jurisdiction of its incorporation or organization, as the case may be, the percentage of issued and outstanding shares of each class of its Equity Interests owned by Whirlpool and the other Subsidiaries and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding.

Section 6.11 Compliance with Laws.

It and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except where non-compliance with any such statute, rule, regulation, order or restriction cannot reasonably be expected to have a Material Adverse Effect.

Section 6.12 AML Laws, Anti-Corruption Laws and Sanctions.

Whirlpool has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by Whirlpool, its Subsidiaries, and by their respective directors, officers, employees and agents in connection with such respective individuals’ actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions, and Whirlpool, each other Borrower and, to Whirlpool’s knowledge, its other Subsidiaries and their respective officers, employees, directors and agents, are in compliance with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions. None of (a) Whirlpool, any Subsidiary or any of their respective directors, officers or employees, or (b) to the knowledge of Whirlpool, any agent of Whirlpool or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. The borrowing by any Borrower of any Advance, the request by any Borrower for the issuance of any Letter of Credit and the use of proceeds thereof by any Borrower will not cause a violation of any applicable Anti-Corruption Law, applicable AML Law or Sanctions applicable to any party hereto.

Section 6.13 Investment Company Act.

Neither Whirlpool nor any other Loan Party is an “investment company” or is required to be registered as an “investment company”, in each case, as such term is defined in the Investment Company Act of 1940, as amended.

Section 6.14 Environmental Matters.

In the ordinary course of its business, Whirlpool conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of Whirlpool and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean-up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off-site disposal of wastes or hazardous substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses). On the basis of this review, Whirlpool has concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, would not reasonably be expected to have a Material Adverse Effect.

Section 6.15 Ownership of Property; Liens.

(a) Each of Whirlpool and its Subsidiaries has good title to, or valid leasehold interests in, all its Property material to its business, which is not subject to any Lien except for (i) Liens permitted by Section 7.10 and (ii) minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such Property for its intended purposes.

(b) Each of Whirlpool and its Subsidiaries owns, or is licensed or otherwise has the right to use, all Intellectual Property material to its business as currently conducted, and such use thereof by Whirlpool and its Subsidiaries does not infringe upon the rights of any other Person, except for such infringements that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 6.16 No Default.

No Unmatured Default or Default has occurred and is continuing.

Section 6.17 Affected Financial Institution.

No Loan Party is an Affected Financial Institution (as defined in Section 10.14).

Section 6.18 Security Interests in Collateral.

Subject to Section 7.23 (including with respect to any Lien that cannot be created, pledged or perfected on the Effective Date after the use by Whirlpool of commercially reasonable efforts to create, pledge or perfect any such Lien in the Collateral on the Effective Date), the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties legal, valid and enforceable Liens on and security interests in, the Collateral described therein and to the extent intended to be created thereby, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law), and (i) when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable laws, (which filings or recordings shall be made to the extent required by any Collateral Documents) (ii) upon the taking of possession or control by the Administrative Agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the Administrative Agent to the extent required by any Collateral Document) and (iii) in the case of Collateral Consisting of Deposit Accounts or Securities Accounts (each, as defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement), when such Deposit Accounts or Securities Accounts, as applicable, are subject to an Account Control Agreement (as defined in the U.S. Collateral Agreement and the Canadian Collateral Agreement) (other than any Deposit Account in Canada in respect of which a security interest may only be perfected by filing under the applicable PPSA), the Liens created by such Collateral Documents will constitute so far as possible under relevant law fully perfected Liens on, and security interests in, all right, title and interest of the Loan Parties in such Collateral, in each case subject to no Liens other than Liens permitted under Section 7.10, but only to the extent that such Liens are required to be perfected by the terms of the Loan Documents.

Section 6.19 Solvency.

Whirlpool and its Subsidiaries taken as a whole are Solvent.

Section 6.20 Eligible Accounts.

As of the date of any Borrowing Base Certificate, the Accounts included in the calculation of Eligible Accounts and Eligible Credit Card Receivables on such Borrowing Base Certificate satisfy in all material respects the requirements of an “Eligible Account” or “Eligible Credit Card Receivable”, as applicable, hereunder.

Section 6.21 Eligible Inventory.

As of the date of any Borrowing Base Certificate, the Inventory included in the calculation of Eligible Inventory on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Inventory” hereunder.

Section 6.22 Eligible Intellectual Property.

As of the date of any Borrowing Base Certificate, the Intellectual Property included in the calculation of Eligible Intellectual Property on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Intellectual Property” hereunder.

Section 6.23 Eligible Machinery and Equipment.

As of the date of any Borrowing Base Certificate, the Machinery and Equipment included in the calculation of Eligible Machinery and Equipment on such Borrowing Base Certificate satisfy in all material respects the requirements of “Eligible Machinery and Equipment” hereunder.

ARTICLE 7.

COVENANTS

During the term of this Credit Agreement, unless the Required Lenders shall otherwise consent in writing:

Section 7.01 Financial Reporting; Borrowing Base.

The Borrowers will maintain, for Whirlpool and each of its Subsidiaries, a system of accounting established and administered in accordance with GAAP, and furnish to the Administrative Agent, for distribution to the Lenders:

(a) Within 90 days after the close of each of Whirlpool’s fiscal years, an audit report certified by independent certified public accountants of recognized national standing selected by Whirlpool, prepared in accordance with GAAP principles on a consolidated basis for Whirlpool and its Consolidated Subsidiaries, including a consolidated balance sheet as of the end of such period and related consolidated statements of earnings and cash flows, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit (other than a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, if such qualification or exception is related solely to an upcoming maturity date hereunder or under the maturity of any Term Indebtedness Obligations or any Senior Notes or any actual or potential inability to satisfy any financial covenants contained herein or in the documentation therefor on a future date or in a future period); provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(b) Within 60 days after the close of each of the first three quarterly periods of each of Whirlpool’s fiscal years, for Whirlpool and the Consolidated Subsidiaries, an unaudited consolidated balance sheet as at the close of such period and a consolidated statement of earnings and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified, subject to year-end audit adjustments, by an Authorized Officer; provided that Whirlpool shall not be required to furnish separately any such financial statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(c) Together with the financial statements required pursuant to clauses (a) and (b) above, a compliance certificate in substantially the form of Exhibit D (a “Compliance Certificate”) hereto signed by an Authorized Officer showing, in reasonable detail, the calculation of the Consolidated Fixed Charge Coverage Ratio for the most recently ended four quarter period and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof;

(d) Promptly upon the furnishing thereof to the shareholders of Whirlpool, copies of all financial statements, reports and proxy statements so furnished, provided that Whirlpool shall not be required to furnish separately any such financial statements, reports and proxy statements that are filed electronically with the Securities and Exchange Commission by Whirlpool at the times specified herein;

(e) Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which Whirlpool or any of its Subsidiaries files with the Securities and Exchange Commission; provided that documents that are required to be delivered pursuant to this clause (e) shall be deemed to be delivered on the date on which Whirlpool or any of its Subsidiaries files such documents with the Securities and Exchange Commission and provides written notification of such filing to the Administrative Agent;

(f) [Reserved];

(g) Within a reasonable time after receipt of a request therefor, which time shall in any event be not less than two days nor more than thirty days, such other information (including non-financial information and information and documentation reasonably requested by the Administrative Agent or any Lender for purposes of compliance with applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation) as the Administrative Agent or any Lender may from time to time reasonably request;

(h) Promptly after a Borrower has notified the Administrative Agent of any intention by such Borrower to treat the Advances as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4), a duly completed copy of IRS Form 8886 or any successor form;

(i) as soon as available, and in any event no later than 90 days after the end of each fiscal year of Whirlpool, a detailed consolidated budget for the following fiscal year (including a projected consolidated balance sheet of Whirlpool and its Subsidiaries as of the end of the following fiscal year, the related consolidated statements of projected earnings and projected cash flows and a description of the underlying assumptions applicable thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by a certificate of an Authorized Officer stating that such Budget is based on reasonable estimates, information and assumptions and that such Authorized Officer has no reason to believe that such Budget is incorrect or misleading in any material respect;

(j) as soon as available but in any event within 20 calendar days of the end of each calendar month (or within three Business Days of the end of each week (i) during a Full Cash Dominion Period or (ii) during any period (x) commencing on the date that is the third consecutive Business Day on which Availability is less than the greater of (A) $225,000,000 and (B) 15% of the Line Cap and (y) ending on the first date thereafter on which Availability has not been less than the greater of (A) $225,000,000 and (B) 15% of the Line Cap at any time for 20 consecutive calendar days), as of the last day of the period then ended, a Borrowing Base Certificate and the information supporting the Aggregate Borrowing Base calculation required by the Borrowing Base Certificate (including the information set forth on the schedule of reporting requirements attached thereto (in each case as modified from time to time by the Administrative Agent in its Permitted Discretion)) or, in addition, at Whirlpool’s discretion, a Borrowing Base Certificate and the information supporting the Aggregate Borrowing Base calculation required by the Borrowing Base Certificate (including the information set forth on the schedule of reporting requirements attached thereto (in each case as modified from time to time by the Administrative Agent in its Permitted Discretion)) may be delivered as of a date subsequent to the last date of the period covered by the most recently delivered Borrowing Base Certificate but prior to end of any subsequent month (during monthly Borrowing Base reporting) or week (during any period of weekly borrowing base reporting), and if Whirlpool so elects, then Whirlpool must deliver a Borrowing Base Certificate within 5 Business Days of the end of each week until the next Scheduled Borrowing Base Delivery Date. Whirlpool shall be required to update the aggregate amount and schedule, in each case, related to ineligible Accounts and ineligible Inventory concurrently with the delivery of each Borrowing Base Certificate; and

(k) an annex with each Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(j) if, subsequent to the Effective Date, a Loan Party shall acquire or obtain any Inventory that is included as Eligible Inventory in the Borrowing Base that contains or bears intellectual property rights licensed to any Loan Party that may not be sold or otherwise disposed of without (i) infringing the rights of such licensor, (ii) violating any contract with such licensor, or (iii) incurring any liability with respect to payment of royalties other than royalties incurred pursuant to the sale of such Inventory under the current licensing agreement, which annex shall specify all reasonable details the Inventory so acquired or obtained; and

(l) together with each Borrowing Base Certificate, (A) a detailed aging, by total, of each Loan Party’s Accounts, together with a reconciliation and supporting documentation for any reconciling items noted, (B) a detailed calculation of those Accounts that are not eligible for any Borrowing Base, (C) notice of all claims, offsets, or disputes asserted by Account Debtors with respect to each Loan Party’s Accounts, (D) Inventory system/perpetual reports specifying the cost and the wholesale market value of each Loan Party’s Inventory, by category, with additional detail showing additions to and deletions therefrom, together with a reconciliation to such Loan Party’s general ledger, (E) a detailed calculation of Inventory that is not eligible for any Borrowing Base, (F) a report regarding each Loan Party’s accrued, but unpaid, tariffs, in a form reasonably satisfactory to the Administrative Agent, (G) a summary aging, by vendor, of each Loan Party’s accounts payable and any book overdraft and an aging, by vendor, of any held checks, (H) a calculation of the Maximum Specified Principal Property Secured Amount and (I) and any additional reports or information with respect to any Borrowing Base as the Administrative Agent may reasonably request.

Documents required to be delivered pursuant to Section 7.01(a), (b) or (l) (to the extent any such documents are included in materials otherwise filed with the SEC) shall be deemed to have been delivered on the date (i) on which Whirlpool posts such documents, or provides a link thereto on its website on the Internet at the website address listed on its signature page hereto, or (ii) on which such documents are posted on Whirlpool’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent).

Section 7.02 Use of Proceeds.

Each of the Borrowers will use the proceeds of the Advances and the issuance of Letters of Credit only for general corporate purposes (including the financing of Permitted Acquisitions) and to repay outstanding Advances or replace existing Letters of Credit issued for the account of any Borrower. No Borrower will, and no Borrower will permit any of its Subsidiaries to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or in contravention of Regulation X. No Borrower will request any Advance or Letter of Credit, and no Borrower shall use, or permit its Subsidiaries and its or their respective directors, officers, employees and agents to use, the proceeds of any Advance or Letter of Credit (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any applicable Anti-Corruption Laws or applicable AML Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, except to the extent such activities, business or transaction would be permissible under existing Sanctions laws or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 7.03 Notice of Material Events.

Whirlpool will give notice in writing to the Administrative Agent for distribution to the Lenders promptly after any Authorized Officer referenced in clauses (i), (ii) or (iii) of the definition of Authorized Officer or any assistant treasurer becomes aware of any of the following:

(a) the occurrence of any Default or Unmatured Default;

(b) the filing or commencement of any action, suit, proceeding or investigation by or before any arbitrator or Governmental Authority against Whirlpool or any Subsidiary thereof, including pursuant to any applicable Environmental Laws, that would reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any Reportable Event or Canadian Pension Event that, alone or together with any other Reportable Events and/or Canadian Pension Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(d) notice of any action arising under any Environmental Law against Whirlpool or any Subsidiary or of any noncompliance by Whirlpool or any Subsidiary with any Environmental Law or any permit, approval, license or other authorization required thereunder that would reasonably be expected to result in a Material Adverse Effect;

(e) any material change in accounting or financial reporting practices by Whirlpool or any Subsidiary;

(f) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect;

(g) any change in the information provided in the Beneficial Ownership Certification delivered to such Lender that would result in a change to the list of beneficial owners identified in such certification;

(h) entry into by any Loan Party in any new Permitted Receivables Facility (not including any Permitted Refinancing of any existing Permitted Receivables Facility) after the Effective Date or the accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets of any Account Debtor of a Loan Party becoming subject to a Permitted Receivables Facility if such Account Debtor was not already subject to such Permitted Receivables Facility; provided that, notwithstanding the foregoing, in no event shall Whirlpool be required to provide notice pursuant to this clause (h) of a sale or transfer pursuant to a Permitted Receivables Facility or of extensions or Permitted Refinancings of any Permitted Receivables Facility; provided further that Whirlpool may, at its option, provide updates regarding Account Debtors or the accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets of which are subject to a Permitted Receivables Facility; and

(i) any Term Indebtedness Documents entered into by Whirlpool or any Subsidiary and any amendments thereto.

Section 7.04 Existence.

Each of the Borrowers will, and will cause each of its Subsidiaries to, do all things necessary to remain duly incorporated or otherwise organized, validly existing and (to the extent applicable) in good standing in its jurisdiction of incorporation or organization and maintain all requisite authority to conduct its business in each jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business is such that failure to maintain such authority has resulted or could result in a Material Adverse Effect; provided, however, that the existence of any Subsidiary which is not a Borrower may be terminated and any right, franchise or license of any Subsidiary which is not a Borrower may be terminated or abandoned (x) to the extent otherwise permitted under this Credit Agreement and (y) if in the good faith judgment of the appropriate officer or officers of Whirlpool, such termination or abandonment is in its best interest and is not materially disadvantageous to the Lenders.

Section 7.05 Taxes.

Each of the Borrowers will, and will cause each of its Subsidiaries to, pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings diligently conducted (or, in the case of any such tax, those the payment of which can be delayed without penalty) and with respect to which adequate reserves have been set aside or those the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

Section 7.06 Insurance; Maintenance of Property.

Each of the Borrowers will, and will cause each of its Subsidiaries to (either in the name of Whirlpool or any Subsidiary of Whirlpool which is a parent company of such Subsidiary or in such Subsidiary’s own name), (a) keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain with financially sound and reputable insurance companies, or by way of such self-insurance as Whirlpool considers appropriate, insurance on its Property in such amounts and covering such risks of loss of a character usually insured by corporations of comparable size and financial strength and with comparable risks. Each such policy of liability or casualty insurance maintained by or on behalf of the Loan Parties shall, subject to Section 7.23, (a) in the case of each liability insurance policy (other than workers’ compensation, director and officer liability or other policies in which such endorsements are not customary), name the Administrative Agent, on behalf of the Secured Parties, as an additional insured thereunder, (b) in the case of each casualty insurance policy, contain a lender’s loss payable clause or endorsement that names the Administrative Agent, on behalf of the Secured Parties, as the lender’s loss payee thereunder and (c) to the extent available from the applicable insurer, provide for at least thirty (30) days’ (or such shorter number of days as may be agreed to by the Administrative Agent or is otherwise customary) prior written notice to the Administrative Agent of any cancellation of such policy.

Section 7.07 Compliance with Laws.

Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject (including, without limitation, all laws, rules or regulations under ERISA with respect to members of the Controlled Group and all environmental laws and regulations) which, if violated, would reasonably be expected to have a Material Adverse Effect. Whirlpool will maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by Whirlpool and its Subsidiaries and by their respective directors, officers, employees and agents in connection with such individuals’ actions on behalf of Whirlpool or the applicable Subsidiary, with applicable Anti-Corruption Laws, applicable AML Laws and applicable Sanctions.

Section 7.08 Inspection of Property; Books and Records; Discussions; Appraisals; Field Examinations.

(a) Each of the Borrowers will, and will cause each of its Subsidiaries to, permit the Lenders, by their respective representatives and agents, to inspect at all reasonable times, and at the risk and expense of the inspecting party, any of the Properties, corporate books and financial records of such Borrower and each of its Subsidiaries, to examine and make copies (subject to any confidentiality agreement reasonably acceptable to the applicable Borrower and the inspecting party, copyright laws and similar reasonable requirements) of the books of accounts and other financial records of such Borrower and each of its Subsidiaries, and to discuss the affairs, finances and accounts of such Borrower and each of its Subsidiaries with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate; provided, however, that unless a Default exists the Administrative Agent and the Lenders (or any of their respective representatives or independent contractors), taken as a whole, may only exercise its inspection rights hereunder twice per fiscal year; provided further, that representatives of Whirlpool may be present during such inspections and discussions at all times unless a Default shall have occurred and be continuing. No Borrower or other Subsidiary will be required pursuant to this Section 7.08 to disclose or permit the inspection, examination, copying or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective designees) is prohibited by law or any contractual obligation or (iii) that is subject to attorney client or similar privilege or constitutes attorney work product.

(b) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide Inventory appraisals or updates thereof (the “Annual Inventory Appraisal”), prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (ii) in addition to the Annual

Inventory Appraisal, if Availability is less than the greater of (x) 15% of the Line Cap and (y) $225,000,000 for a period of five consecutive Business Days, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) on one additional occasion during such twelve month period. For purposes of this Section 7.08(b), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to Whirlpool and performed during normal business hours of Whirlpool, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

(c) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide Intellectual Property appraisals or updates thereof (the “Annual IP Appraisal”), prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (ii) in addition to the Annual IP Appraisal, if Availability is less than the greater of (x) 15% of the Line Cap and (y) $225,000,000 for a period of five consecutive Business Days, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) on one additional occasion during such twelve month period. For purposes of this Section 7.08(c), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to Whirlpool and performed during normal business hours of Whirlpool, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

(d) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will cooperate with an appraiser selected and engaged by the Administrative Agent to provide Machinery and Equipment appraisals or updates thereof (the “Annual M&E Appraisal”), prepared on a basis reasonably satisfactory to the Administrative Agent, such appraisals and updates to include information required by applicable law and regulations; provided that (i) if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of such appraisals and (ii) in addition to the Annual M&E Appraisal, if Availability is less than the greater of (x) 15% of the Line Cap and (y) $225,000,000 for a period of five consecutive Business Days, the Loan Parties will cooperate with the Administrative Agent to provide such appraisals (at the request of the Administrative Agent) on one additional occasion during such twelve month period. For purposes of this Section 7.08(d), it is understood and agreed that a single appraisal may consist of appraisals conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets. All such appraisals shall be commenced upon reasonable notice to Whirlpool and performed during normal business hours of Whirlpool, and all reasonable out-of-pocket costs of such appraisals shall be at the sole expense of the Loan Parties.

(e) No more than once in each twelve month period, at the request of the Administrative Agent, the Loan Parties will permit, upon reasonable notice, the Administrative Agent or its designee to conduct a field examination (the “Annual Field Examination”) to ensure the adequacy of Collateral included in any Borrowing Base and related reporting and control systems and determine any variance between the Loan Parties’ general ledger and perpetual inventory report; provided that (i) if a Default has occurred and is continuing, there shall be no limitation on the number or frequency of such field examinations and (ii) in addition to the Annual Field Examination, if Availability is less than the greater of (x) 15% of the Line Cap and (y) $225,000,000 for a period of five consecutive Business Days, the Loan Parties will permit the Administrative Agent to conduct such examinations (at the request of the Administrative Agent) on one additional occasion during such twelve month period. For purposes of this Section 7.08(e), it is understood and agreed that (i) a single field examination may be conducted at multiple relevant sites and involve one or more relevant Loan Parties and their assets and (ii) the Administrative Agent shall use commercially reasonable efforts to coordinate any such field exams. All such field examinations shall be commenced upon reasonable notice to Whirlpool and performed during normal business hours of Whirlpool, and all reasonable out-of-pocket costs of such field examinations shall be at the sole expense of the Loan Parties.

(f) Concurrently with the Annual Field Examination Whirlpool will provide an updated customer list for each Loan Party, which list shall state the customer’s name, mailing address and phone number, delivered electronically in a text formatted file acceptable to the Administrative Agent and certified as true and correct by an Authorized Officer of Whirlpool.

Section 7.09 Consolidations, Mergers, Dissolution and Sale of Assets.

(a) Dispositions. Whirlpool will not, nor will it permit any Subsidiary to, make any Disposition, except:

(i) as long as no Default exists or would result therefrom, Dispositions of (i) obsolete or worn out Property in the ordinary course of business, (ii) Property in the ordinary course of business that Whirlpool reasonably determines is no longer useful in its or its Subsidiaries’ business and (iii) tax credits to the extent that Whirlpool determines in good faith that the monetization thereof exceeds the benefit of retaining such tax credits;

(ii) Dispositions of inventory and Permitted Investments in the ordinary course of business;

(iii) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;

(iv) Dispositions of Property by any Subsidiary to any Borrower or another Subsidiary (provided that any such Disposition by a Loan Party must be to another Loan Party); provided that, if as a result of such Disposition, the Subsidiary acquiring such Property ceases to be an Excluded Subsidiary, such Borrower shall take, and shall cause such Material Domestic Subsidiary to take, the actions specified in Section 7.21 within the time limits set forth therein;

(v) Dispositions permitted by Section 7.09(b);

(vi) leases, licenses, subleases or sublicenses (including the provision of open source software under an open source license) granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries;

(vii) Dispositions of Intellectual Property rights that (i) are no longer used or useful in the business of Whirlpool and its Subsidiaries or (ii) Whirlpool determines in its reasonable business judgment are no longer economically viable to maintain or pursue;

(viii) as long as no Default exists or would result therefrom, the discount, write-off or Disposition of accounts receivable deemed doubtful or uncollectible, in each case in the ordinary course of business;

(ix) Restricted Payments permitted by Section 7.18 and Investments permitted by Section 7.15;

(x) Dispositions of property (other than a Disposition of all or substantially all of the assets of Whirlpool and its Subsidiaries on a consolidated basis); provided that (i) at the time of such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default has occurred and is continuing), no Default shall have occurred and be continuing or would result from such Disposition, (ii) the consideration received for such property shall be in an amount at least equal to the fair market value (provided that with respect to any Disposition of Eligible Inventory fair market value shall be in no event less than the value ascribed to such assets in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 7.01(j)) thereof (as determined by Whirlpool in good faith) and (iii) with respect to any Disposition (other than any Disposition identified to Administrative Agent by Whirlpool as Project CH prior to the date of this Agreement) pursuant to this clause (x) for a purchase price in excess of the greater of (x) $50,000,000 and (y) 5% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Subsidiaries, as determined at the time a legally binding commitment to make such Disposition is entered into, or if there is no such legally binding commitment, at the time of such Disposition, Whirlpool or any of its Subsidiaries shall receive not less than (x) with respect to any consideration received when a Full Cash Dominion Period is not in effect, 75% of such consideration in the form of cash or Permitted Investments or (y) with respect to any consideration received when a Full Cash Dominion Period is in effect, 100% of such consideration in the form of cash or Permitted Investments; provided, however, that for the purposes of this clause (x)(iii), the following shall be deemed to be cash: (A) any liabilities (as shown on Whirlpool’s most recent balance sheet provided hereunder or in the footnotes thereto) of Whirlpool or such Subsidiary, other than liabilities that are by their terms subordinated to the payment in cash of the Obligations, that (i) are assumed by the transferee with respect to the applicable Disposition or (ii) are otherwise cancelled or terminated in connection with the transaction with such transferee (other than intercompany debt owed to Whirlpool or its Subsidiaries) and, in each case, for which Whirlpool and all of its Subsidiaries shall have been validly released by all applicable creditors in writing, (B) any securities, notes or other obligations or assets received by Whirlpool or the applicable Subsidiary from such transferee that are converted by Whirlpool or such Subsidiary into Permitted Investments (to the extent of the Permitted Investments received) within 180 days following the closing of the applicable Disposition, (C) any assets received by Whirlpool or such Subsidiary to the extent used or useful in the business of Whirlpool and its Subsidiaries, (D) so long as a Full Cash Dominion Period is not in effect at the time of receipt of such consideration, aggregate non-cash consideration received by the Whirlpool or any Subsidiary having an aggregate fair market value (determined as of the closing of the applicable Disposition for which such non-cash consideration is received) not to exceed the greater of (x) $100,000,000 and (y) 10% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Subsidiaries (net of any non-cash consideration converted into Permitted Investments), (E) [reserved] and (F) the requirements of Section 2.08(b)(ii)(C), to the extent applicable, are complied with in connection therewith;

(xi) Whirlpool or any Subsidiary may transfer, sell and/or pledge Permitted Receivables Facility Assets (including Permitted Receivables Related Assets) under Permitted Receivables Facilities;

(xii) Dispositions of non-core or obsolete assets (other than Borrowing Base Assets) acquired in connection with Permitted Acquisitions;

(xiii) Dispositions to dissenting shareholders (x) pursuant to applicable law or (y) in connection with the settlement or other satisfaction of legal claims made pursuant to or in connection with a merger, amalgamation, consolidation or transfer of assets that is not prohibited by this Credit Agreement;

(xiv) Dispositions in connection with the unwinding or settlement of Swap Agreements permitted by Section 7.16;

(xv) Dispositions of Property resulting from any casualty, condemnation or other similar event with respect to such Property (including any transfer of damaged or destroyed Property to insurers and any Disposition of Property to governmental authorities or any agency thereof in connection with any condemnation or eminent domain proceeding); and

(xvi) Dispositions of Investments in any joint ventures or non-wholly owned Subsidiaries, to the extent required by, or made pursuant to, customary buy/sell arrangements between the parties to such joint venture or shareholders of such non-wholly owned Subsidiary set forth in the shareholders agreements, joint venture agreements, organizational documents or similar binding agreements relating to such joint venture or non-wholly owned Subsidiary; provided that no Dispositions may be made pursuant to this Section 7.09(a)(xii) to the extent such joint venture or non-wholly owned Subsidiary was, prior to a previous Disposition of Equity Interests in such joint venture or non-wholly owned Subsidiary made pursuant to another provision of this Section 7.09(a), a wholly-owned Subsidiary.

Notwithstanding anything herein to the contrary, (i) none of Whirlpool or any of its Subsidiaries will Dispose of Material Intellectual Property to any Person that is not Whirlpool or a Subsidiary Guarantor (other than non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries) and (ii) in no event shall any Disposition of Borrowing Base Assets (other than a Disposition of cash and cash equivalents) and contributing more than 2.5% of the Aggregate Borrowing Base (other than Dispositions permitted pursuant to Section 7.09(a)(ii)) be permitted unless the Administrative Agent receives a completed Borrowing Base Certificate concurrently with such Disposition.

(b) Consolidations, Mergers and Dissolution.

(i) Whirlpool will not, nor will it permit any Subsidiary to, merge into or amalgamate or consolidate with any other Person, or permit any other Person to merge into, amalgamate or consolidate with it, or Dispose of all or substantially all/any substantial part of its assets, or all or substantially all of the Equity Interests of any of its Subsidiaries (including, in each case, pursuant to a Delaware LLC Division and, in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing:

(A) any Person may merge into Whirlpool in a transaction in which Whirlpool is the surviving corporation;

(B) any Person (including a Subsidiary) may merge into or amalgamate with a Borrower or another Subsidiary; provided that any such merger or amalgamation involving (A) Whirlpool must result in Whirlpool as the surviving entity, (B) a Borrowing Subsidiary must result a Borrowing Subsidiary as the surviving or resulting entity (unless such Subsidiary is terminated as a Borrowing Subsidiary prior to or contemporaneously with such transaction) or (C) a Subsidiary Guarantor must result in a Subsidiary Guarantor as the surviving or resulting entity; provided, further that, if as a result of a merger or amalgamation between Subsidiaries that are not Loan Parties, the surviving or resulting Subsidiary ceases to be an Excluded Subsidiary, Whirlpool shall take, and shall cause such Subsidiary to take, the actions specified in Section 6.18 within the time limits set forth therein;

(C) any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets to a Loan Party; provided, that, the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(D) (1) any Subsidiary that is not a Loan Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to Whirlpool or any other Loan Party or other Subsidiary or (2) any Loan Party (other than Whirlpool) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Loan Party;

(E) (1) Whirlpool may engage in a Disposition of Equity Interests in any Subsidiary and (2) any Subsidiary may engage in any Disposition, in each case, the purpose of which is to effect a Disposition permitted by Section 7.09(a); and

(F) any Subsidiary that is an Excluded Subsidiary may liquidate or dissolve if Whirlpool determines in good faith that such liquidation or dissolution is in the best interests of Whirlpool and is not materially disadvantageous to the Lenders.

(ii) Whirlpool will not, and will not permit any of its Subsidiaries to, engage to any material extent in any business other than businesses of the type conducted by Whirlpool and its Subsidiaries on the date of execution of this Credit Agreement and businesses reasonably related thereto.

(iii) Whirlpool will not, nor will it permit any of its Subsidiaries to, change its fiscal year from the basis in effect on the Effective Date without the prior written consent of the Administrative Agent, such consent not to be unreasonably withheld or delayed.

Section 7.10 Liens.

No Borrower will, nor will any Borrower permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien in or on any of its Property, except:

(a) any Lien on any property or asset of Whirlpool or any Subsidiary existing on the date hereof and (to the extent securing obligations in excess of $25,000,000) set forth in Schedule 7.10; provided that (i) such Lien shall not apply to any other property or asset of Whirlpool or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement);

(b) Liens for taxes not delinquent and Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted and in respect to which such Borrower or such Subsidiary, as the case may be, shall have set aside on its books an adequate reserve;

(c) Liens on fixed or capital assets (and proceeds thereof) acquired, constructed or improved by Whirlpool or any Subsidiary; provided that (i) such security interests secure Indebtedness permitted by Section 7.11(e), (ii) such security interests and the Indebtedness secured thereby are initially incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets (including related transaction fees, costs and expenses) and (iv) such security interests shall not apply to any other property or assets of Whirlpool or any Subsidiary (other than accessions and proceeds of such fixed or capital assets and in the case of Liens securing any Secured Pari Lease Obligations); provided that, in the case of any Secured Pari Lease Obligations, such Secured Pari Lease Obligations may be secured by Liens on the Collateral on a pari passu basis with the Liens securing the Secured Obligations pursuant to the definition of Secured Pari Lease Obligations);

(d) (A) any deposit or pledge as security for the performance of any contract or understanding not directly or indirectly in connection with the borrowing of money or the security of Indebtedness, if made and continuing in the ordinary course of business, (B) any deposit or pledge with any governmental agency required or permitted to qualify any Borrower or any Subsidiary of a Borrower to conduct business, to maintain self-insurance or to obtain the benefits of any law pertaining to workmen’s compensation, unemployment insurance, old age pensions, social security or similar matters, or to obtain any stay or discharge in any legal or administrative proceedings, (C) deposits or pledges made in the ordinary course of business to obtain the release of mechanics’, workmen’s, repairmen’s or warehousemen’s Liens or the release of property in the possession of a common carrier, (D) easements, licenses, franchises, rights-of-way, zoning restrictions, restrictions on the use of real property, defects, encroachments, protrusions, reservations or encumbrances on or over any real property which do not materially detract from the value of such real property or its use in the business of the applicable Borrower or Subsidiary, and title defects or irregularities that are of a minor nature and do not materially interfere with the ordinary conduct of the business of Whirlpool and its Subsidiaries, or (E) other deposits or pledges similar to those referred to in clauses (B) and (C) of this Section 7.10(d), if made and continuing in the ordinary course of business;

(e) Liens of carriers, warehousemen, mechanics, laborers and materialmen for sums that are not overdue by more than 30 days or being contested in good faith and by appropriate proceedings diligently conducted, if such reserve or other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(f) Liens (i) in favor of a Borrower or a Subsidiary on assets of a Subsidiary that is not a Loan Party securing permitted intercompany Indebtedness and (ii) in favor of a Borrower or any Subsidiary Guarantor;

(g) mortgages, pledges, Liens or charges existing on Property acquired by any Borrower or any Subsidiary of a Borrower through the exercise of rights arising out of defaults on receivables of any Borrower or any Subsidiary of a Borrower;

(h) any banker’s Lien or right of offset on moneys of any Borrower or any Subsidiary of a Borrower in favor of any lender or holder of its commercial paper deposited with such lender or holder in the ordinary course of business;

(i) any Liens securing obligations of Whirlpool or the applicable Subsidiary under the Existing Synthetic Lease Agreements as in effect on the Effective Date or any Permitted Refinancing in respect thereof;

(j) interests of lessees in Property owned by any Borrower or any Subsidiary of a Borrower where such interests are created in the ordinary course of their respective leasing activities and are not created directly or indirectly in connection with the borrowing of money or the securing of Indebtedness by any Borrower or any Subsidiary of a Borrower;

(k) Liens incidental to the conduct of the business of any Borrower or any Subsidiary of a Borrower or the ownership of their respective Properties which were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and which do not in the aggregate materially detract from the value of their Properties or materially impair the use thereof in the operation of their businesses;

(l) Judgment liens which are not a Default under Section 8.07;

(m) Liens in favor of customs and revenue authorities arising as a matter of law or regulation to secure the payment of customs duties in connection with the importation of goods and deposits made to secure statutory obligations in the form of excise taxes;

(n) Statutory liens of depository or collecting banks on items in collection and any accompanying documents or the proceeds thereof;

(o) Liens arising from precautionary UCC or PPSA financing statement filings regarding operating leases;

(p) Liens on assets located outside of the United States of America and Canada arising by operation of law;

(q) Liens created pursuant to any Loan Document (it being understood that Liens under the Loan Documents securing any Secured Pari Lease Obligations in respect of any Secured Pari Lease Agreements entered into after the Effective Date shall be required to be permitted pursuant to clause (c) above and not this clause (q));

(r) Liens on Collateral securing obligations in respect of Indebtedness permitted under Section 7.11(l); provided that (x) if such Indebtedness is in the form of Term Indebtedness Obligations, any such Liens are subject to a Term Indebtedness Intercreditor Agreement and (y) if such Indebtedness is not in the form of Term Indebtedness Obligations and ranks junior in right of security with the Secured Obligations, any such Liens are subject to a Junior Lien Intercreditor Agreement;

(s) Liens securing Indebtedness of Whirlpool or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $200,000,000 and 20% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries; provided that any such Indebtedness for borrowed money secured pursuant to this clause (s) shall rank junior in right of security with the Secured Obligations;

(t) Liens on property of a Person existing at the time such Person is acquired by, merged into or amalgamated or consolidated with Whirlpool or any Subsidiary of Whirlpool or becomes a Subsidiary of Whirlpool securing Indebtedness permitted by Section 7.11(f); provided that such Liens (x) were not created by or at the direction of Whirlpool or any of its Subsidiaries (other than any such Subsidiary that was not a Subsidiary at the time of such creation or direction) in contemplation of such merger, amalgamation, consolidation or acquisition, (y) do not extend to any assets other than those of the Person so merged into or consolidated with Whirlpool or such Subsidiary or acquired by Whirlpool or such Subsidiary and (z) secure only those obligations and commitments which they secure on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (except by the amount of any accrued interest and premiums with respect to such Indebtedness and transaction fees, costs and expenses in connection with such extension, renewal or replacement);

(u) in the case of any non-wholly owned Subsidiary, any put and call arrangements related to its Equity Interests set forth in its organizational documents or any related joint venture or similar agreement;

(v) Liens on Permitted Receivables Facility Assets arising under Permitted Receivables Facilities;

(w) Liens on insurance policies and the proceeds thereof securing the financing of the premiums with respect thereto;

(x) Liens on specific items of inventory or other goods and proceeds thereof of any Borrower or Subsidiary securing obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(y) Liens consisting of leases or subleases and licenses or sublicenses granted to others that do not interfere with the ordinary course of business of Whirlpool and its Subsidiaries taken as a whole or materially impair the value or use of the property subject thereto;

(z) Liens on the assets of Foreign Subsidiaries securing obligations under Swap Agreements entered into by such Foreign Subsidiaries that are permitted by Section 7.16 and that do not constitute Secured Obligations;

(aa) Liens on the assets of Non-Loan Parties securing Indebtedness of Non-Loan Parties permitted under Section 7.11;

(bb) Liens on cash or other deposits or government securities held by a trustee or escrow agent under any indenture or other debt agreement governing Indebtedness permitted hereunder pending the release thereof, to the extent that such Lien is limited to such deposited amounts, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;

(cc) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(dd) Liens arising under any cash pooling arrangement or netting or set-off arrangement entered into in the ordinary course of business;

(ee) statutory Liens or other deemed trusts in respect of contributions to a Canadian Pension Plan or a Canadian Multi-Employer Plan by any Canadian Loan Party in respect of ongoing (non-termination or non-wind up) funding obligations that are (i) not yet due; or (ii) immaterial and inadvertently delinquent as a result of reasonable error, provided that any contribution arrears described in this (ii) are rectified within a reasonable period of time after the applicable Canadian Loan Party becoming aware thereof;

(ff) reservations, limitations, provisos and conditions expressed in any original grants from the Crown or other grants of real or immovable property, or interests in real or immovable property, that do not materially affect the use of the affected land for the purpose for which it is used by that Person;

(gg) security given to a public utility or any Governmental Authority when required by the utility or authority in connection with the operation of the business of that Person;

(hh) the right reserved to or vested in any municipality or Governmental Authority by the terms of any lease, license, franchise, grant or permit acquired by that person or by any statutory provision to terminate the lease, license, franchise, grant or permit, or to require annual or other payments as a condition to its continuance;

(ii) Liens on Collateral securing obligations in respect of Indebtedness permitted under Section 7.11(v); provided that (x) if such Indebtedness is in the form of Term Indebtedness Obligations, any such Liens are subject to a Term Indebtedness Intercreditor Agreement and (y) if such Indebtedness is not in the form of Term Indebtedness Obligations and ranks junior in right of security with the Secured Obligations, any such Liens are subject to a Junior Lien Intercreditor Agreement; and

(jj) Liens securing Indebtedness permitted under Section 7.11(m)(ii) or (m)(iii), in each case, so long as such Liens are subject to the terms and conditions of the Junior Lien Intercreditor Agreement.

For so long as the Existing Senior Notes or the Applicable Refinanced Existing Senior Notes are outstanding and include “limitations on liens” covenants limiting the incurrence of liens over Specified Existing Senior Notes Assets, at any time during which the Collateral includes any Specified Existing Senior Notes Principal Property, notwithstanding anything to the contrary herein, (i) none of Whirlpool or any of its Subsidiaries will create, incur, assume or suffer to exist any Lien upon any Specified Existing Senior Notes Assets securing Indebtedness for borrowed money in an amount exceeding (x) 9.9% of “Consolidated Net Tangible Assets” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) less (y) the amount of “Attributable Debt” (as defined in the Existing Senior Notes Indentures) (or the agreements governing any Applicable Refinanced Existing Senior Notes) of Whirlpool and its subsidiaries outstanding at such time less (z) the aggregate outstanding amount of Secured Obligations secured by a first priority lien on Specified Existing Senior Notes Principal Property and (ii) none of Whirlpool or any of its Subsidiaries will create, incur, assume or suffer to exist any Lien (other than a Permitted Encumbrance or other Permitted Lien described in clauses (a), (d), (i), (aa), (ff), (gg) or (hh) above) upon any real property (other than real property that is Specified Existing Senior Notes Principal Property) located in the United States or Canada and owned by a Loan Party where any Machinery and Equipment contributing more than $20,000,000 to the Aggregate Borrowing Base is located.

Notwithstanding anything to the contrary herein, none of Whirlpool or any of its Subsidiaries will create, incur, assume or suffer to exist any Lien upon Material Intellectual Property to or in favor of any Person that is not Whirlpool or a Subsidiary Guarantor (other than non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries) other than Liens granted pursuant to the Collateral Documents and the documentation governing any Indebtedness outstanding pursuant to Section 7.11(l) or (v).

For the avoidance of doubt, and notwithstanding anything to the contrary herein, (x) no intention to subordinate any Lien granted in favor of the Administrative Agent and the Secured Parties is to be hereby implied or expressed by the permitted existence of Liens permitted under this Section 7.10 except in connection with any Crossing-Lien Indebtedness and (y) in no event shall any Lien on the Collateral granted in favor of any Person (other than the Administrative Agent for the benefit of the Secured Parties) rank pari passu with any Lien securing the Secured Obligations granted in favor of the Administrative Agent for the benefit of the Secured Parties under any Loan Document (including, for the avoidance of doubt, any Lien granted to any creditor that is a Secured Party securing any Indebtedness or other obligations other than Liens securing the Secured Obligations granted in favor of the Administrative Agent for the benefit of the Secured Parties under any Loan Document).

Section 7.11 Indebtedness.

Whirlpool will not, nor will it permit its Subsidiaries to, contract, create, incur, assume or permit to exist Indebtedness except:

(a) the Obligations;

(b) Indebtedness existing on the date hereof and (to the extent in an aggregate outstanding principal amount of at least $25,000,000) set forth in Schedule 7.11 and any Permitted Refinancing thereof (and including with respect to any Permitted Receivables Facilities included on such Schedule, expansions of such Permitted Receivables Facilities and increases to the aggregate dollar amount available pursuant to such Permitted Receivables Facilities in each case so long as such expansion or increase does not include the addition of any additional account debtors (other than Affiliates of existing account debtors));

(c) Indebtedness of Whirlpool to any Subsidiary and of any Subsidiary to Whirlpool or any other Subsidiary; provided that, from and after the date 60 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion), all such Indebtedness of any Loan Party owed to any Non-Loan Party shall be unsecured and subordinated to the Secured Obligations pursuant to the Intercompany Note or subordinated in another manner reasonably acceptable to the Administrative Agent; provided, further, that intercompany Indebtedness incurred in the ordinary course of business for cash management purposes shall not be required to be subordinated;

(d) Guarantees by Whirlpool of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of Whirlpool or any other Subsidiary; provided that (A) no Guaranty by any Subsidiary of the Senior Notes, any Subordinated Indebtedness, any Ratio Debt, any Indebtedness incurred pursuant to Section 7.11(q) and any Indebtedness incurred pursuant to Section 7.11(v), in each case incurred by a Loan Party, or a Permitted Refinancing of any of the foregoing shall be permitted unless such guaranteeing party shall have also provided a Guaranty of the Secured Obligations on the terms set forth herein, and (B) if the Indebtedness being Guaranteed is subordinated to the Secured Obligations, such Guaranty shall be subordinated to the Guaranty of the Secured Obligations on terms at least as favorable, taken as a whole (as reasonably determined by Whirlpool), to the Lenders as those contained in the subordination of such Indebtedness;

(e) Indebtedness of Whirlpool or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Finance Leases and Synthetic Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and, in each case, any Permitted Refinancing thereof; provided that (i) such Indebtedness (other than any Permitted Refinancing thereof) to acquire such assets is incurred prior to or within 180 days after such acquisition or the completion of such construction or improvement and (ii) the aggregate principal amount of Indebtedness permitted by this clause (e) at any time outstanding shall not exceed the greater of (x) $500,000,000 and 50% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries;

(f) (A) Indebtedness of any Person that becomes a Subsidiary after the date hereof; provided that (i) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary (ii) at the time of and immediately after giving effect to the assumption of such Indebtedness, no Default shall have occurred and be continuing and (iii) either (x) such Indebtedness is in an amount not to exceed the Fixed Amount or (y) at the time of and immediately after giving effect to the assumption of such Indebtedness, the Consolidated Total Net Leverage Ratio calculated on a pro forma basis does not exceed 6.50 to 1.00, and (B) any Permitted Refinancing thereof;

(g) Indebtedness of Whirlpool or any Subsidiary as an account party in respect of trade letters of credit;

(h) Indebtedness of Whirlpool or any Subsidiary in an aggregate principal amount at any time outstanding not to exceed the greater of (x) $200,000,000 and 20% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries;

(i) Indebtedness under any Swap Agreement, provided that such Swap Agreement complies with Section 7.16;

(j) (A) Subordinated Indebtedness; provided that (i) after giving effect to the incurrence of such Indebtedness, the Consolidated Total Net Leverage Ratio calculated on a pro forma basis does not exceed 5.50 to 1.00, (ii) the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.11(j) in respect of which the primary obligor or a guarantor thereof is a Non-Loan Party shall not exceed in the aggregate (x) the greater of (A) $250,000,000 and (B) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries minus (y) the aggregate amount of Indebtedness incurred by Non-Loan Parties under Sections 7.11(l), 7.11(n) and 7.11(v) (in each case determined at the time of incurrence) and (iii) such Indebtedness shall be subject to the Maturity Limitations, and (B) any Permitted Refinancing thereof;

(k) Indebtedness of Whirlpool or any Subsidiary incurred pursuant to Permitted Receivables Facilities; provided that the Attributable Receivables Indebtedness thereunder with respect to any Permitted Receivables Facilities entered into by any Loan Party and permitted pursuant to this clause (k) shall not exceed the Maximum Permitted Receivables Facility Amount at any time outstanding;

(l) (A) Indebtedness (including in the form of Term Indebtedness Obligations) of Whirlpool or any Subsidiary; provided that at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness (when aggregated with the amount of any Permitted Refinancing thereof then outstanding) and assuming all commitments thereunder are fully drawn (i) no Default shall have occurred and be continuing, (ii) (x) if such Indebtedness is in the form of Term Indebtedness Obligations, the Consolidated First Lien Net Leverage Ratio calculated on a pro forma basis does not exceed 2.50 to 1.00, (y) if such Indebtedness is not in the form of Term Indebtedness Obligations and is secured by Liens on the Collateral that rank junior in priority to the Liens securing the Secured Obligations, the Consolidated Secured Net Leverage Ratio calculated on a pro forma basis does not exceed 4.00 to 1.00 and (z) if such Indebtedness is unsecured, the Consolidated Total Net Leverage Ratio calculated on a pro forma basis does not exceed 6.50 to 1.00, (iii) the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.11(l) in respect of which the primary obligor or a guarantor thereof is a Non-Loan Party shall not exceed in the aggregate (x) the greater of (A) $250,000,000 and (B) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries minus (y) the aggregate amount of Indebtedness incurred by Non-Loan Parties under Sections 7.11(j), 7.11(n) and 7.11(v) (in each case determined at the time of incurrence) and (iv) such Indebtedness shall be subject to the Maturity Limitations (Indebtedness incurred pursuant to this clause (l), “Ratio Debt”), and (B) any Permitted Refinancing thereof;

(m) (i) Indebtedness of Whirlpool and its Subsidiaries in respect of the Existing Senior Notes outstanding on the Effective Date, and (other than with respect to the Existing Senior Lux Finance Notes) any Permitted Refinancing thereof (including any Senior Notes Refinancing Indebtedness), (ii) 2031 Senior Notes Indebtedness, in an aggregate principal amount not exceeding $1,000,000,000 and so long as such Indebtedness is subject to the terms and conditions of the Junior Lien Intercreditor Agreement, and any Permitted Refinancing thereof (including any Senior Notes Refinancing Indebtedness) and (iii) 2034 Senior Notes Indebtedness, in an aggregate principal amount not exceeding $1,000,000,000 and so long as such Indebtedness is subject to the terms and conditions of the Junior Lien Intercreditor Agreement and any Permitted Refinancing thereof (including any Senior Notes Refinancing Indebtedness);

(n) Indebtedness of Non-Loan Parties in an aggregate principal amount at any time outstanding not to exceed (i) the greater of (x) $250,000,000 and (y) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries minus (ii) the aggregate amount of Indebtedness incurred by Non-Loan Parties under Sections 7.11(j), 7.11(l) and 7.11(v);

(o) Indebtedness consisting of cash management services, including treasury, depository, overdraft, credit or debit card, purchasing cards, electronic funds transfer and other cash management arrangements of Whirlpool or any Subsidiary;

(p) Indebtedness of Whirlpool and its Subsidiaries in respect of the Existing Synthetic Lease Agreements and any Permitted Refinancing thereof;

(q) (A) Indebtedness incurred to finance a Permitted Acquisition (or similar Investment not prohibited hereunder); provided that at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness (when aggregated with the amount of any Permitted Refinancing thereof then outstanding) and the use of proceeds thereof and assuming all commitments thereunder are fully drawn (i) no Default shall have occurred and be continuing and (ii) the Consolidated Total Net Leverage Ratio calculated on a pro forma basis does not exceed 6.50 to 1.00, and any Permitted Refinancing thereof; provided, further, that such Indebtedness shall be (i) subject to the Maturity Limitations and (ii) unsecured or, if secured, shall be secured only to the extent otherwise permitted by Section 7.10; and (B) any Permitted Refinancing in respect thereof;

(r) Indebtedness arising from agreements of Whirlpool or any Subsidiary providing for indemnification, adjustment of purchase price, earnouts or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or Subsidiary permitted hereunder;

(s) Indebtedness representing deferred compensation, severance, pension and health and welfare retirement benefits or the equivalent to current and former employees of Whirlpool and its Subsidiaries incurred in the ordinary course of business;

(t) Indebtedness in respect of (i) letters of credit, bank guarantees and similar instruments issued for the account of Whirlpool or any Subsidiary in the ordinary course of business supporting obligations under workers’ compensation, health, disability or other employee benefits, casualty or liability insurance, unemployment insurance and other social security laws and (ii) obligations in connection with self-insurance arrangements in the ordinary course of business;

(u) Guarantees of Indebtedness, indemnities and obligations in respect of surety bonds, workers’ compensation claims, performance bonds, bid bonds, customs or government contracts and similar obligations, in each case, made in the ordinary course of business;

(v) (A) Indebtedness in an amount not to exceed the Fixed Amount; provided that at the time of and immediately after giving pro forma effect to the incurrence of such Indebtedness (when aggregated with the amount of any Permitted Refinancing thereof then outstanding) and assuming all commitments thereunder are fully drawn (i) no Default shall have occurred and be continuing; provided that, in connection with any such Indebtedness, the primary purpose of which is to finance a Limited Condition Transaction, the lenders providing such Indebtedness may waive in full or in part the condition set forth in this clause (i) (other than with respect to any Default under Section 8.02, 8.05 or 8.06) and (iii) the aggregate principal amount of Indebtedness outstanding in reliance on this Section 7.11(v) in respect of which the primary obligor or a guarantor thereof is a Non-Loan Party shall not exceed in the aggregate (x) the greater of (A) $250,000,000 and (B) 25% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries minus (y) the aggregate amount of Indebtedness incurred by Non-Loan Parties under Sections 7.11(j), 7.11(l) and 7.11(n) (in each case determined at the time of incurrence); provided, further, that such Indebtedness shall be subject to the Maturity Limitations; and (B) any Permitted Refinancing thereof;

(w) Indebtedness in respect of Supply Chain Financings (to the extent constituting Indebtedness) and/or Bilateral Letters of Credit; and

(x) Indebtedness in respect of Import/Export Financings in an aggregate amount not to exceed $50,000,000 at any time.

Notwithstanding anything to the contrary set forth herein, Indebtedness may be incurred substantially concurrently under Sections 7.11(l) and 7.11 (v) (in each case, to the extent compliant therewith) and proceeds from any such incurrence may be utilized in a single transaction or series of related transactions by, unless Whirlpool elects otherwise, first, calculating the incurrence under Section 7.11(l) (without inclusion of any amounts incurred substantially concurrently under Section 7.11(v)) and then calculating the incurrence under Section 7.11(v).

Section 7.12 Existing Senior Lux Finance Notes.

Within twenty (20) Business Days following the Effective Date, Whirlpool and/or a Subsidiary shall repay all amounts outstanding under, or otherwise satisfy and discharge by irrevocably depositing with the trustee under the Existing Notes Indentures governing such Existing Senior Lux Finance Notes funds sufficient to pay such amounts outstanding under, the Existing Senior Lux Finance Notes.

Section 7.13 Consolidated Fixed Charge Coverage Ratio.

During any period commencing on a date (each a “Commencement Date”) occurring on or after Effective Date on which Availability is less than the greater of (x) 10% of the Line Cap and (y) $135,000,000, and continuing until the date on which Availability shall have exceeded the threshold set forth above for twenty (20) consecutive days after the Commencement Date, permit the Consolidated Fixed Charge Coverage Ratio for the most recently ended four quarter period (including, for the avoidance of doubt, the most recently ended four quarter period on the applicable Commencement Date) to be less than 1.00 to 1.00.

Section 7.14 Ownership of Borrowing Subsidiaries.

Each Borrowing Subsidiary shall at all times be a wholly-owned Subsidiary of Whirlpool.

Section 7.15 Investments, Loans, Advances, Guarantees and Acquisitions.

Whirlpool will not, and will not permit any of its Subsidiaries to, purchase, hold or acquire (including pursuant to any merger, amalgamation or consolidation with any Person that was not a wholly owned Subsidiary prior to such merger, amalgamation or consolidation) any Equity Interests, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guaranty any obligations of, or make or permit to exist any investment or any other interest in, any other Person (other than Equity Interests exercisable or convertible into, or exchangeable for, Equity Interests of Whirlpool and its Subsidiaries), or purchase or otherwise acquire (in one transaction or a series of transactions) any Person or any assets of any other Person constituting a business unit (each of the foregoing, an “Investment”), except:

(a) Permitted Investments;

(b) Permitted Acquisitions; provided that the Payment Conditions are met;

(c) Investments by Whirlpool and its Subsidiaries existing on the date hereof in the Equity Interests of its Subsidiaries and joint ventures;

(d) Investments, loans or advances made by Whirlpool in or to any Subsidiary and made by any Subsidiary in or to Whirlpool or any other Subsidiary, in each case, in the ordinary course of business (including to provide funds as necessary to enable an applicable Foreign Subsidiary to comply with changes in statutory or contractual capital requirements (other than any contractual requirement that constitutes a Guarantee)); provided that no such Investments, loans or advances shall include any Borrowing Base Assets (other than cash and cash equivalents);

(e) Guarantees constituting Indebtedness permitted by Section 7.11 and Guarantees of obligations of Subsidiaries;

(f) Swap Agreements permitted by Section 7.16;

(g) other Investments as along as the Payment Conditions are met;

(h) (i) contributions of Permitted Receivables Facility Assets and cash deemed received from proceeds of Permitted Receivables Facility Assets to any Receivables Entity to the extent required or made pursuant to Permitted Receivables Facility Documents or to the extent necessary to keep such Receivables Entity properly capitalized to avoid insolvency or consolidation with a Loan Party or any of the Subsidiaries and (ii) loans or advances made by Whirlpool or any Receivables Seller to the Receivables Entity for the purchase price of the Receivables and the Permitted Receivables Facility Assets;

(i) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (j) that are at the time outstanding, not to exceed the greater of (x) $150,000,000 and (y) 15% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Subsidiaries;

(j) Investments in connection with the transaction identified to Administrative Agent by Whirlpool as Project AB prior to the date hereof (x) in an aggregate amount in any calendar year not to exceed $80,000,000 (with unused amounts, if not used in any calendar year, carried forward to subsequent years and deemed first applied in such calendar years, as applicable) and (y) so long as the amount of such Investments, in the aggregate, do not exceed $240,000,000 at any time outstanding;

(k) Investments by Whirlpool or any of its Subsidiaries in joint ventures having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (l) that are at the time outstanding, not to exceed the greater of (x) $50,000,000 and (y) 5% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Subsidiaries;

(l) Investments consisting of (i) extensions of trade credit, (ii) deposits made in connection with the purchase of goods or services or the performance of leases, licenses or contracts, in each case, in the ordinary course of business, (iii) notes receivable of, or prepaid royalties and other extensions of credit to, customers and suppliers that are not Affiliates of Whirlpool and that are made in the ordinary course of business and (iv) guarantees made in the ordinary course of business in support of obligations of Whirlpool or any Subsidiary not constituting Indebtedness, including operating leases and obligations owing to suppliers, customers and licensees;

(m) Investments acquired in connection with the settlement of delinquent accounts receivable in the ordinary course of business or in connection with the bankruptcy or reorganization of suppliers or customers; and

(n) Investments held by a Subsidiary acquired after the Effective Date or of a Person merged or consolidated with or into Whirlpool or a Subsidiary after the Effective Date, in each case as permitted hereunder, to the extent that such Investments existed at the time of such acquisition, merger, amalgamation or consolidation and were not made in contemplation of or in connection with such acquisition, merger, amalgamation or consolidation.

Notwithstanding anything herein to the contrary, none of Whirlpool or any of its Subsidiaries will make an Investment of Material Intellectual Property in any Person that is not Whirlpool or a Subsidiary Guarantor (other than non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries).

Section 7.16 Swap Agreements.

Whirlpool will not, and will not permit any of its Subsidiaries to, enter into any Swap Agreement, except (a) Swap Agreements entered into in the ordinary course of business to hedge or mitigate risks to which Whirlpool or any Subsidiary has actual exposure or in connection with the repurchase of any Equity Interests of Whirlpool to the extent permitted by Section 7.18, and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or Investment of Whirlpool or any Subsidiary.

Section 7.17 Transactions with Affiliates.

Whirlpool will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) on terms and conditions not less favorable to Whirlpool or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among Whirlpool and its wholly owned Subsidiaries not involving any other Affiliate, (c) any Restricted Payment permitted by Section 7.18, any Investments permitted by Section 7.15 and any Restricted Debt Payment permitted by Section 7.20, (d) any transaction entered into by a Person prior to the time such Person becomes a Subsidiary or is merged or consolidated into Whirlpool or a Subsidiary (provided that such transaction is not entered into in contemplation of such event), (e) reasonable director, officer and employee compensation (including bonuses) and other benefits (including pursuant to any employment agreement or any retirement, health, stock option or other benefit plan) and indemnification and insurance arrangements, in each case, as determined in good faith by Whirlpool’s board of directors or senior management, (f) any transaction involving aggregate payments or consideration of less than $10,000,000, (g) transactions contemplated by any Permitted Receivables Facility Documents, (h) transactions pursuant to agreements or arrangements in existence on the Effective Date and listed on Schedule 7.17 or any amendment, modification, supplement, extension, renewal or replacement thereof (so long as any such amendment, modification, supplement, extension, renewal or replacement is not less favorable to the Lenders than the original agreement or arrangement as in effect on the Effective Date). Notwithstanding anything herein to the contrary, none of Whirlpool or any of its Subsidiaries will Dispose of Material Intellectual Property to any Affiliate that is not Whirlpool or a Subsidiary Guarantor (other than non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries).

Section 7.18 Restricted Payments.

Whirlpool will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Whirlpool may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its common stock;

(b) Subsidiaries may declare and pay dividends or other distributions ratably with respect to their Equity Interests or, in the case of any non-wholly owned Subsidiary, dividends and other distributions made to holders of Equity Interests on a pro rata basis;

(c) Whirlpool may make Restricted Payments pursuant to and in accordance with stock compensation plans or other benefit plans for management or employees of Whirlpool and its Subsidiaries;

(d) Whirlpool and each Subsidiary may purchase, redeem or otherwise acquire its Equity Interests with the proceeds received from the substantially concurrent issuance of Qualified Equity Interests of such Person;

(e) other Restricted Payments as long as the Payment Conditions are met;

(f) Whirlpool may pay any dividend if, at the time of declaration thereof, such dividend was permitted by another clause of this Section 7.18 and such dividend is paid within sixty (60) days after the date of declaration thereof;

(g) [reserved];

(h) [reserved];

(i) Whirlpool shall be permitted to make any payments and/or deliveries required pursuant to the terms of, and otherwise perform its obligations with respect to any, Convertible Preferred Stock; provided that at the time of and immediately after giving effect to any such payments and/or deliveries made in reliance on this clause (i), (x) a Full Cash Dominion Period is not in effect and would not result therefrom and (y) no Specified Default shall have occurred and be continuing;

(j) Whirlpool shall be permitted to make cash dividends paid in respect of its common stock in an aggregate amount in any calendar year not to exceed $275,000,000 (with unused amounts, if not used in any calendar year, carried forward one year to the immediately succeeding calendar year and deemed first applied in such calendar year);

(k) Whirlpool may make cash payments in lieu of the issuance of fractional shares in connection with the exercise, settlement or cancellation of warrants, options or other securities convertible into or exchangeable for Equity Interests in Whirlpool;

(l) Restricted Payments made or expected to be made by Whirlpool or any Subsidiary in respect of any repurchases (including in respect of withholding or similar Taxes payable in connection therewith) of Equity Interests held by any future, present or former employee, director, manager or consultant (or their respective estates, Affiliates or Immediate Family Members) including deemed repurchases in connection with the exercise of stock options or the vesting or issuance of other equity incentive awards in an aggregate amount in any calendar year not to exceed the greater of (i) $25,000,000 and (ii) 2.5% of Consolidated EBITDA for the most recent period of four fiscal quarters of Whirlpool and its Consolidated Subsidiaries; and

(m) Any Subsidiary (i) that is a pass-through entity for U.S. federal income tax purposes with respect to any taxable period may make Restricted Payments that are reasonably necessary to enable each direct or indirect holder of the Equity Interests in such Subsidiary to pay taxes on its allocated share of the taxable income of such Subsidiary for such period at the highest applicable combined marginal U.S., federal and local income tax rate applicable to such holder, (ii) that is a member of a consolidated, combined, unitary or similar Tax group of which Whirlpool is the common parent may declare and pay dividends or make distributions (including pursuant to a tax sharing agreement or similar arrangement) to the extent necessary to permit Whirlpool or any other Loan Party to pay any federal, state, local or foreign Taxes of such Tax Group to the extent such dividends or distributions do not exceed the amount Whirlpool and its Subsidiaries would have paid as a stand-alone group; provided that the amounts permitted to be paid pursuant to either clause (i) or clause (ii) of this paragraph (m) shall be without duplication of the amounts permitted to be paid pursuant to the other clause.

Notwithstanding anything herein to the contrary, none of Whirlpool or any of its Subsidiaries will Dispose of or declare or make a Restricted Payment of Material Intellectual Property to a Person that is not Whirlpool or a Subsidiary Guarantor (other than non-exclusive licenses, non-exclusive sublicenses or non-exclusive cross-licenses, in each case, granted in the ordinary course of business and on ordinary commercial terms that do not interfere in any material respect with the business of Whirlpool and its Subsidiaries).

Section 7.19 Restrictive Agreements.

Whirlpool will not, and will not permit any of its Subsidiaries to, enter into or permit to exist any agreement or other arrangement with any Person that directly or indirectly prohibits, restricts or imposes any condition upon (a) the ability of Whirlpool or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to holders of its Equity Interests or to make or repay loans or advances to Whirlpool or any other Subsidiary or to Guaranty any Indebtedness of Whirlpool or any other Subsidiary; provided that the foregoing shall not apply to (i) restrictions and conditions imposed by law, (ii) any agreement relating to any Indebtedness not prohibited by this Credit Agreement, (iii) customary non-assignment provisions of any contract not prohibited by this Credit Agreement, (iv) customary restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business, (v) contracts for the sale of Property permitted under Section 7.09, including customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale of all or substantially all of the Equity Interests or assets of such Subsidiary permitted thereunder, (vi) purchase money obligations for Property acquired in the ordinary course of business, and not otherwise prohibited hereunder, that impose restrictions on the Property so acquired; (vii) any agreement of a Person acquired by Whirlpool or any of its Subsidiaries (or of a Subsidiary of such Person which becomes a Subsidiary) in existence at the time of such acquisition (but not created in contemplation thereof), which restriction is not applicable to Whirlpool or any of its Subsidiaries, or properties of any such Person, other than the Person, or properties or Subsidiaries of the Person, so acquired; (viii) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures; (ix) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Credit Agreement, to the extent such restrictions or conditions apply only to the property or assets securing such Indebtedness; (x) customary provisions restricting assignment of any agreement entered into in the ordinary course of business; (xi) restrictions and conditions arising under any agreement relating to any Permitted Receivables Facility; (xii) customary provisions in licenses, sublicenses, leases and subleases entered into in the ordinary course of business; and (xiii) restrictions on cash or other deposits or net worth imposed by suppliers, customers or landlords under contracts entered into in the ordinary course of business.

Section 7.20 Restricted Indebtedness and Amendments to Restricted Indebtedness Documents.

(a) Whirlpool will not, and will not permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire prior to its stated maturity date, any Restricted Indebtedness or any Indebtedness from time to time outstanding under the Restricted Indebtedness Documents (collectively, “Restricted Debt Payments”) (it being understood that (x) payments of regularly scheduled interest and amortization of principal and (y) mandatory prepayments, in each case, in respect of any Restricted Indebtedness and required pursuant to the Restricted Indebtedness Documents governing such Restricted Indebtedness shall, in each case, not constitute a voluntary prepayment), except for:

(i) Restricted Debt Payments as long as the Payment Conditions are met;

(ii) Restricted Debt Payments made with the proceeds of any issuance of Qualified Equity Interests by Whirlpool;

(iii) Restricted Debt Payments made with the proceeds of any Permitted Refinancing or other issuance or incurrence of Indebtedness permitted under Section 7.11(l) or Section 7.11(v); and

(iv) solely for purposes of complying with Section 7.12, Restricted Debt Payments made with respect to the Existing Senior Lux Finance Notes.

(b) Whirlpool will not, and will not permit any Subsidiary to, amend the Restricted Indebtedness Documents or any document, agreement or instrument evidencing any Indebtedness incurred pursuant to the Restricted Indebtedness Documents (or any Permitted Refinancing thereof) or pursuant to which such Indebtedness is issued where such amendment, modification or supplement provides for the following or which has any of the following effects:

(i) shortens or accelerates the date upon which any installment of principal or interest becomes due or adds any additional mandatory redemption provisions;

(ii) shortens the final maturity date of such Indebtedness or otherwise accelerates the amortization schedule with respect to such Indebtedness;

(iii) increases the rate of interest accruing on such Indebtedness;

(iv) provides for the payment of additional fees or increases existing fees; or

(v) amends or modifies any financial or negative covenant (or covenant which prohibits or restricts Whirlpool or any Subsidiary from taking certain actions) in a manner which is more onerous or more restrictive in any material respect to Whirlpool or such Subsidiary or which is otherwise materially adverse to Whirlpool, any Subsidiary and/or the Lenders or, in the case of any such covenant, which places material additional restrictions on Whirlpool or such Subsidiary or which requires Whirlpool or such Subsidiary to comply with more restrictive financial ratios or which requires Whirlpool to better its financial performance, in each case

(taken as a whole) from that set forth in the existing applicable covenants in the Restricted Indebtedness Documents or the applicable covenants in this Credit Agreement unless such provisions shall (x) be reasonably satisfactory to the Administrative Agent, (y) only apply to periods after the Termination Date or (z) be added for the benefit of the outstanding Loans; it being understood and agreed that in each such case, no consent of the Administrative Agent and/or any Lender shall be required in connection with adding such covenant, and it may be added by Whirlpool in consultation with the Administrative Agent.

Section 7.21 Covenant to Guaranty Obligations and Give Security.

(a) Upon the formation or acquisition by any Loan Party of any new direct or indirect Subsidiary (other than any Excluded Subsidiary), upon a Subsidiary ceasing to be an Excluded Subsidiary, or upon a Subsidiary providing a Guaranty with respect to the Senior Notes and/or any Term Indebtedness Obligations, Whirlpool shall, at Whirlpool’s expense:

(i) (x) Within sixty (60) days (as such time may be extended by the Administrative Agent in its sole discretion) following the creation or acquisition of such Subsidiary or following such Subsidiary ceasing to be an Excluded Subsidiary (it being understood that quarterly determinations of whether any Immaterial Subsidiary has become a Material Domestic Subsidiary will be made within thirty (30) days after the financial statements are required to be delivered hereunder pursuant to Section 7.01(a) and 7.01(b), as applicable, and such sixty (60) day period contemplated by this Section 7.21(a)(i) shall begin upon such thirtieth day) or (y) concurrently with the provision of a Guaranty in respect of the Senior Notes and/or any Term Indebtedness Obligations, as the case may be, by such Subsidiary, cause such Subsidiary to (a) become a Subsidiary Guarantor and provide the Administrative Agent, for the benefit of the Secured Parties, a Lien on its assets (other than Excluded Assets) to secure the Secured Obligations by executing and delivering to the Administrative Agent a joinder to the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable, a Counterpart Agreement, a counterpart of the Intercompany Note (if applicable) and/or such other documents as the Administrative Agent shall deem appropriate for such purpose in its reasonable discretion, (b) deliver to the Administrative Agent such resolutions, member or partner consents, certificates, legal opinions and such other related documents as the Administrative Agent may reasonably request with respect to each such Subsidiary, all in form and substance reasonably satisfactory to the Administrative Agent, (c) to the extent requested by the Administrative Agent or any Lender, provide all documentation and other information about such Subsidiary as shall be required by applicable regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act and the Beneficial Ownership Regulation (and such Subsidiary shall become a Subsidiary Guarantor and a Loan Party hereunder upon delivery of the items described in clauses (a), (b) and (c)) and (d) deliver an updated Schedule 6.10;

(ii) (x) within sixty (60) days (as such time may be extended by the Administrative Agent in its sole discretion) after such formation or acquisition or after such Subsidiary ceases to be an Excluded Subsidiary (it being understood that quarterly determinations of whether any Immaterial Subsidiary has become a Material Domestic Subsidiary will be made within thirty (30) days after the financial statements are required to be delivered hereunder pursuant to Section 7.01(a) and 7.01(b), as applicable, and such sixty (60) day period contemplated by this Section 7.21(a)(ii) shall begin upon such thirtieth day) or (y) concurrently with the provision of a Guaranty in respect of the Senior Notes and/or any Term Indebtedness Obligations, as the case may be, by such Subsidiary, cause each direct and indirect parent (to the extent such parent is a Loan Party) of such Subsidiary to pledge its interests in such Subsidiary to the Administrative Agent, for the benefit of the Secured Parties, to secure such parent’s Secured Obligations (if it has not already done so) and to deliver to the Administrative Agent all certificated Equity Interests of such Subsidiary (if any) together with transfer powers in respect thereof endorsed in blank, and cause such Subsidiary:

(A) to duly execute and deliver to the Administrative Agent, for the benefit of the Secured Parties, any additional collateral and security agreements or supplements thereto (including intellectual property security agreements), as reasonably specified by and in form and substance reasonably satisfactory to the Administrative Agent, to secure payment of all the Secured Obligations of such Subsidiary, and constituting Liens on the personal property (other than Excluded Assets) of such Subsidiary; and

(B) to take whatever action (including the filing of UCC and PPSA financing statements (including precautionary fixture filings, as necessary) and intellectual property security agreements, the giving of notices and the entry into Account Control Agreements) may be necessary or advisable in the reasonable opinion of the Administrative Agent to provide the Administrative Agent valid and subsisting first priority perfected Liens on properties purported to be subject to the Collateral Documents, subject to any Liens permitted under Section 7.10; provided that fixture filings shall only be required with respect to Machinery and Equipment included in the Borrowing Base (other than any Specified M&E Assets).

Notwithstanding any of the foregoing to the contrary, the Collateral shall be subject to the limitations and exclusions set forth in the applicable Collateral Documents and it is understood and agreed that:

(i) no action shall be required to perfect any Lien with respect to (A) any vehicle or other asset subject to a certificate of title or (B) letter of credit rights, in each case, except to the extent that a security interest therein is perfected by filing a UCC or PPSA financing statement (or equivalent) (which shall be the only required perfection action);

(ii) no Loan Party shall be required to perfect a security interest in any asset to the extent perfection of a security interest in such asset would be prohibited under any applicable law;

(iii) the Administrative Agent shall not require the taking of a Lien on, or require the perfection of any Lien granted in, those assets as to which the cost of obtaining or perfecting such Lien (including any Tax or expenses relating to such Lien) is excessive in relation to the benefit to the Lenders of the security afforded thereby as reasonably determined by Whirlpool and the Administrative Agent; and

(iv) the Loan Parties shall not have any obligation to perfect any security interest or Lien, or record any notice thereof, in any Intellectual Property included in the Collateral in any jurisdiction other than (x) the United States of America, (y) Canada and (z) the jurisdiction of incorporation, association, organization, formation or registration of an applicable Loan Party.

Section 7.22 Further Assurances; Additional Security.

Promptly upon the reasonable request by the Administrative Agent, Whirlpool will (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents or Section 7.21, (iii) perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) subject to the limitations set forth in Section 7.21, assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any Subsidiary is or is to be a party, and cause each Subsidiary to do so.

Section 7.23 Certain Post-Closing Obligations.

As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 7.23 (which may be extended by the Administrative Agent in its sole discretion), Whirlpool and each other Loan Party shall deliver the documents or take the actions specified on Schedule 7.23.

Section 7.24 Account Control Agreements.

(a) With respect to any new Deposit Account that is not an Excluded Account opened by a Loan Party after the Effective Date or any Excluded Account that ceases to be an Excluded Account, deliver to the Administrative Agent within the time period specified in the U.S. Collateral Agreement or Canadian Collateral Agreement (as applicable) any Deposit Account Control Agreement and/or Securities Account Control Agreement, as applicable and required to be delivered pursuant to the U.S. Collateral Agreement and/or the Canadian Collateral Agreement, in each case, in form and substance reasonably satisfactory to the Administrative Agent.

(b) Whirlpool shall not remove any portion of a Material Indebtedness Contingency Cash Amount from the Material Indebtedness Contingency Account unless (i) the amount of such Material Indebtedness Contingency Cash Amount so removed is used to pay the outstanding principal amount of the Material Indebtedness in respect of which such Material Indebtedness Contingency Cash Amount was designated, (ii) prior to such removal, the Material Indebtedness in respect of which such Material Indebtedness Contingency Cash Amount was designated has been paid in full or (iii) it has provided the Administrative Agent with five (5) Business Days’ prior written notice of such removal and the Administrative Agent has established a Material Indebtedness Maturity Reserve for the Material Indebtedness in respect of which such Material Indebtedness Contingency Cash Amount was designated; provided that, notwithstanding the foregoing, if reasonably necessary to repay or redeem all or a portion of any Material Indebtedness, Whirlpool may transfer all or any portion of the Material Indebtedness Contingency Cash Amount to a deposit account maintained by a Loan Party or subsidiary thereof outside the United States which is not a fully blocked deposit account or subject to a control agreement, in each case, for a period not to exceed ten (10) Business Days and such transfer shall not be deemed to violate this Section 7.24(b).

Section 7.25 Credit Card Notifications.

Except as otherwise agreed by the Administrative Agent, each Loan Party shall deliver to the Administrative Agent, no later than the day that is 60 days after the Effective Date (or such later date as the Administrative Agent may decide in its sole discretion) Credit Card Notifications executed on behalf of each such Loan Party and delivered to each Credit Card Issuer and Credit Card Processor, in form reasonably satisfactory to the Administrative Agent.

Section 7.26 Canadian Defined Benefit Plan and Canadian Defined Benefit Multi-Employer Plan.

Except for any pension plans and other Canadian supplemental pension plans (including the Canadian Pension Plans) existing as of the date hereof, no Loan Party shall contribute to or assume or have any liability in respect of any (i) Canadian Defined Benefit Plan, or (ii) any Canadian Defined Benefit Multi-Employer Plan, in each case without the prior written consent of the Administrative Agent which shall not be unreasonably withheld.

ARTICLE 8.

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

Section 8.01 Representations and Warranties.

Any representation or warranty made or deemed made by or on behalf of any Borrower or any Subsidiary to the Lenders, the Issuing Lenders or the Administrative Agent under or in connection with this Credit Agreement or in any certificate or other information delivered in connection with this Credit Agreement or any other Loan Document shall have been incorrect in any material respect (or, in the case of any representation or warranty already qualified by materiality, in any respect) when made or deemed made.

Section 8.02 Payment.

(i) Nonpayment of principal under the Loan Documents or reimbursement obligations arising from drawings under Letters of Credit when due, or

(ii) nonpayment of interest or of any unused commitment fee, letter of credit fee, fronting fee or any other obligations under any of the Loan Documents within five Business Days after the same becomes due.

Section 8.03 Covenants.

(a) The breach by any Borrower of any of the terms or provisions of Section 7.02, 7.03(a) 7.04 (as to existence of the Borrowers (other than any Borrowing Subsidiary that has been terminated as a Borrowing Subsidiary prior to or contemporaneously with ceasing to exist)), 7.09, 7.10, 7.11, 7.12, 7.13, 7.14, 7.15, 7.16, 7.17, 7.18, 7.19, 7.20, 7.23 or 7.24.

(b) The breach by Whirlpool of any of the terms of provisions of Section 7.01(j) and such breach shall continue unremedied for a period of five (5) or more Business Days (in the case of a monthly Borrowing Base Certificate) or three (3) or more Business Days (in the case of a weekly Borrowing Base Certificate) after the earlier of (i) receipt of written notice from the Administrative Agent or any Lender as to such breach or (ii) the date on which an Authorized Representative of a Borrower became aware of such breach;

(c) The breach by any Borrower (other than a breach which constitutes a Default under Section 8.01, 8.02, 8.03(a) or 8.03(b)) of any of the terms or provisions of this Credit Agreement or any other Loan Document and such breach shall continue unremedied for a period of thirty or more days after the earlier of (i) receipt of written notice from the Administrative Agent or any Lender as to such breach or (ii) the date on which an Authorized Representative of a Borrower became aware of such breach.

Section 8.04 Other Indebtedness.

Failure of any Borrower or Subsidiary of a Borrower to make any payment when due in respect of Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar Amount of Indebtedness denominated in a currency other than Dollars); or the default by any Borrower or any Subsidiary of a Borrower in the performance of any term, provision or condition contained in any agreement under which any Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar Amount of Indebtedness denominated in a currency other than Dollars) was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Indebtedness to cause such Indebtedness to become due prior to its stated maturity; or Indebtedness (other than the Obligations) in an aggregate amount greater than $150,000,000 (or the Dollar Amount of Indebtedness denominated in a currency other than Dollars) shall be declared to be due and payable or required to be prepaid (other than (x) by a regularly scheduled payment or (y) mandatory prepayments of the Term Indebtedness Obligations required by any Term Indebtedness Agreement, but subject to the terms of the applicable Term Indebtedness Intercreditor Agreement) prior to the stated maturity thereof.

Section 8.05 Bankruptcy.

Any Loan Party, any Material Domestic Subsidiary of a Loan Party or any Foreign Significant Subsidiary of a Loan Party shall (i) have an order for relief entered with respect to it under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law (including Canadian Insolvency Laws) as now or hereafter in effect, (ii) make a general assignment for the benefit of creditors, (iii) fail to pay, or admit in writing its inability to pay, its debts generally as they become due, (iv) apply for, seek, consent to, or acquiesce in the appointment of a receiver, interim receiver, receiver-manager, custodian, trustee, examiner, liquidator or similar official for it or any substantial portion of its Property, (v) institute any proceeding seeking an order for relief under the Bankruptcy Code or any other bankruptcy, insolvency or other similar law (including Canadian Insolvency Laws) as now or hereafter in effect or seeking to adjudicate it as bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under the Bankruptcy Code or any other law relating to bankruptcy, insolvency or reorganization or relief of debtors (including Canadian Insolvency Laws) or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it or (vi) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 8.05.

Section 8.06 Receivership, Etc.

Without the application, approval or consent of any Loan Party, any Material Domestic Subsidiary of a Loan Party or any Foreign Significant Subsidiary of a Loan Party, a receiver, interim receiver, receiver-manager, trustee, examiner, liquidator or similar official shall be appointed for any Loan Party, any Material Domestic Subsidiary of a Loan Party or any Foreign Significant Subsidiary of a Loan Party or any substantial portion of the Property of any such Person, or a proceeding described in Section 8.05(v) shall be instituted against any Loan Party, any Material Domestic Subsidiary of a Loan Party or any Foreign Significant Subsidiary of a Loan Party and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 90 consecutive days.

Section 8.07 Judgments.

Any Borrower or any Subsidiary of a Borrower shall fail within sixty days to pay, bond or otherwise discharge or settle one or more judgments or orders for the payment of money in excess of $150,000,000 in the aggregate which is not stayed on appeal or otherwise being appropriately contested in good faith.

Section 8.08 ERISA.

A contribution failure occurs with respect to any Plan sufficient to give rise to a lien under Section 303(k) of ERISA, a Loan Party or any other member of the Controlled Group commits to withdraw from any Plan, or any notice of intent to terminate a Plan shall be filed by a member of the Controlled Group and/or any Plan administrator, or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan, or a condition shall exist which would entitle the PBGC to obtain a decree adjudicating that any such Plan must be terminated, or a Canadian Pension Event occurs, in each case which would reasonably be expected to result in a Material Adverse Effect.

Section 8.09 Guaranty.

The Guaranty of the Secured Obligations pursuant to Article 4 shall cease to be in full force and effect as a legal, valid, binding and enforceable obligation of Whirlpool or any other Subsidiary Guarantor or Whirlpool and any Subsidiary Guarantor shall disaffirm or seek to disaffirm any of its obligations under or with respect to its guaranty of the Secured Obligations pursuant to Article 4, in each case, other than as expressly permitted thereunder or hereunder.

Section 8.10 Change of Control.

(a) Any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said Act) of 40% or more of the outstanding shares of common stock of Whirlpool; or, during any period of 12 consecutive calendar months, individuals who were directors of Whirlpool on the first day of such period (together with any new directors whose election or nomination to the board of directors of Whirlpool was approved by a vote of at least a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) shall cease for any reason other than retirement, death, or disability to constitute a majority of the board of directors of Whirlpool.

(b) A “Change of Control” (or functional equivalent thereof) has occurred under the Senior Secured Notes Indenture.

Section 8.11 Invalidity of Liens.

Any Collateral Document after delivery thereof pursuant to Section 5.01 or Section 7.21 shall for any reason (other than pursuant to its terms or the terms of this Credit Agreement) cease to create a valid and perfected first priority Lien on the Collateral purported to be covered thereby, subject to Liens permitted under Section 7.10, (ii) any Lien created or purported to be created by the Collateral Documents shall cease to have the lien priority established or purported to be established by any applicable intercreditor agreement (including the Junior Lien Intercreditor Agreement) (other than in accordance with its terms or the terms of this Credit Agreement) or (iii) any Loan Party or any of its Subsidiaries shall contest in writing the validity or perfection of any Lien in a material portion of Collateral purported to be covered by the Collateral Documents for any reason.

Section 8.12 Invalidity of Loan Documents.

Any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or Whirlpool or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

ARTICLE 9.

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

Section 9.01 Acceleration; Allocation of Payments after Acceleration.

(a) If any Default described in Section 8.05 or 8.06 occurs, the obligations of the Lenders to make Loans and issue Letters of Credit hereunder shall automatically terminate and the Obligations of the Borrowers (which shall include, without limitation, the delivery to the Administrative Agent of additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 103% of the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding) shall immediately become due and payable without presentment, demand, protest or notice of any kind (all of which each Borrower hereby expressly waives) or any other election or action on the part of the Administrative Agent or any Lender. If any other Default occurs, the Administrative Agent may, and at the request of the Required Lenders shall (i) terminate or suspend the obligations of the Lenders to make Loans and issue Letters of Credit hereunder, (ii) declare the Obligations of the Borrowers to be due and payable, or both, (iii) direct the Borrowers to pay to the Administrative Agent additional cash, to be held by the Administrative Agent, for the benefit of the Lenders, in a cash collateral account as additional security for the LOC Obligations in respect of subsequent drawings under all then outstanding Letters of Credit in an amount equal to 103% of the maximum aggregate amount which may be drawn under all Letters of Credit then outstanding or (iv) exercise on behalf of itself, the Lenders and the Issuing Lenders all rights and remedies available to it, the Lenders and the Issuing Lenders under the Loan Documents and applicable law, in each case upon written notice to the Borrowers, whereupon such obligations shall terminate or be suspended, as the case may be, and/or the Obligations shall become immediately due and payable, without presentment, demand, protest or further notice of any kind, all of which each Borrower hereby expressly waives.

(b) Notwithstanding any other provisions of this Credit Agreement or any other Loan Document, after acceleration of the Obligations, all amounts collected or received by the Administrative Agent or any Lender on account of amounts outstanding under any of the Loan Documents shall be paid over or delivered as follows:

FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent or any of the Lenders in connection with enforcing the rights of the Lenders under the Loan Documents;

SECOND, to payment of any fees owed to the Administrative Agent, any Issuing Lender or any Lender;

THIRD, to payment of interest due in respect of the Protective Advances payable to the Lenders hereunder;

FOURTH, to payment of the outstanding principal amount of the Protective Advances, pro rata, as set forth below;

FIFTH, to the payment of all accrued interest (other than interest in respect of Protective Advances) payable to the Lenders hereunder;

SIXTH, ratably (i) to the payment (on a ratable basis) of the outstanding principal amount of the Advances (other than Protective Advances) and to the payment or cash collateralization of the outstanding LOC Obligations and (ii) to any other amounts owing with respect to Designated Cash Management Agreements, up to the amount of Designated Cash Management Reserves then in effect with respect thereto, Designated Hedging Agreements, up to the amount of Designated Hedging Reserves then in effect with respect thereto, and Secured Pari Lease Obligations, up to the amount of Designated Synthetic Lease Reserves then in effect with respect thereto, in each case, pro rata, as set forth below;

SEVENTH, to any other amounts owing with respect to Bilateral Letter of Credit Obligations and Supply Chain Finance Obligations (in the case of Supply Chain Finance Obligations in an aggregate principal amount not to exceed $400,000,000), in each case, pro rata, as set forth below;

EIGHTH, to any other amounts owing with respect to Secured Cash Management Obligations (other than pursuant to any Designated Cash Management Agreement, but including any amounts not paid pursuant to clause “SIXTH” above), Secured Hedging Obligations (other than pursuant to any Designated Hedging Agreement, but including any amounts not paid pursuant to clause “SIXTH” above), any remaining Secured Pari Lease Obligations (other than any amounts paid pursuant to clause “SIXTH” above) and any remaining Supply Chain Finance Obligations (other than any amounts paid pursuant to clause “SEVENTH” above) in each case, pro rata, as set forth below;

NINTH, to any amounts owing with respect to Import/Export Finance Obligations, pro rata, as set forth below;

TENTH, to all other Obligations which shall have become due and payable under the Loan Documents and not repaid pursuant to clauses “FIRST” through “NINTH” above; and

ELEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.

In carrying out the foregoing, (a) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (b) each of the applicable Secured Parties shall receive an amount equal to its pro rata share (based on the proportion that the then outstanding Loans, LOC Obligations, Secured Cash Management Obligations, Secured Hedging Obligations, Secured Pari Lease Obligations, Bi-Lateral Letter of Credit Obligations, Supply Chain Finance Obligations and Import/Export Finance Obligations held by such Secured Party bears to the aggregate then outstanding Advances, LOC Obligations, Secured Cash Management Obligations, Secured Hedging Obligations, Secured Pari Lease Obligations, Bi-Lateral Letter of Credit Obligations, Supply Chain Finance Obligations and Import/Export Finance Obligations, respectively) of amounts available to be applied pursuant to clauses “FIRST”, “THIRD,” “FOURTH”, “FIFTH”, “SIXTH”, “SEVENTH”, “EIGHTH”, “NINTH” and “TENTH” above; and (c) to the extent that any amounts available for distribution pursuant to clause “SIXTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent in a cash collateral account and applied (x) first, to reimburse the Issuing Lenders from time to time for any drawings under such Letters of Credit and (y) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses “SIXTH”, “SEVENTH”, “EIGHTH”, “NINTH” and “TENTH” above in the manner provided in this Section 9.01.

Section 9.02 Judgment Currency.

(i) The Borrowers’ obligations under the Loan Documents to make payments in an applicable Agreed Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender under the Loan Documents. If, for the purpose of obtaining or enforcing judgment against any Borrower in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Dollar Amount, determined as of the Business Day immediately preceding the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(ii) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, such amount payable by the applicable Borrower shall be reduced or increased, as applicable, such that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date. Each Borrower agrees to pay any additional amounts payable by it under this subsection (ii) as a separate obligation notwithstanding any such judgment or judicial award.

Section 9.03 Amendments.

(a) Subject to the provisions of this Article 9, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or waiving any Default or Unmatured Default hereunder; provided, however, that no such supplemental agreement shall without the consent of each Lender directly affected thereby (or, with respect to clause (iv) below, (x) each Affiliate of a Lender that is a Cash Management Bank, Hedge Bank, Lease Bank, Supply Chain Finance Bank, Import/Export Finance Bank or Bilateral Letter of Credit Bank, in each case, directly affected thereby or (y) each holder of Secured Pari Lease Obligations directly affected thereby):

(i) Extend the maturity of any Loan or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon or extend the time of payment of any reimbursement obligation under a Letter of Credit;

(ii) Reduce the rate or extend any fixed date of payment of any fees due hereunder;

(iii) Change any provision of this Credit Agreement (including Section 2.03(c)(i) and 12.02) in a manner that would alter the pro rata sharing of payments or pro rata reduction of Commitments required hereby;

(iv) Change the payment waterfall provisions of Section 2.12(a)(ii) or 9.01(b);

(v) Change the percentages specified in the definition of “Required Lenders” or “Supermajority Lenders” or change any other provision of this Agreement or any other Loan Document specifying the number or percentage of Lenders required to waive, amend or otherwise modify any rights hereunder or thereunder or make any determination or grant any consent hereunder or thereunder to reduce the number or percentage of Lenders specified therein;

(vi) Extend the Termination Date or increase the amount of the Commitment of any Lender hereunder, or permit any Borrower to assign its rights or obligations under this Credit Agreement;

(vii) Amend or modify, or waive any requirement under, this Section 9.03; or

(viii) subordinate (x) the Administrative Agent’s Liens on all or substantially all of the Collateral to the Liens on such Collateral securing any other Indebtedness for borrowed money or (y) the Obligations (including any guaranty thereof) under the Loan Documents in right of payment to the obligations under any Indebtedness for borrowed money; provided that no such Lender’s consent shall be required if such Lender is offered a reasonable, bona fide opportunity to participate on a pro rata basis in any such Indebtedness permitted to be issued as a result of such waiver, amendment or modification; provided, further, that this clause (viii) shall not apply to (x) customary Lien subordination provisions in connection with any purchase money debt, equipment leases and similar obligations otherwise permitted hereunder and (y) the subordination of Liens on assets that are not Borrowing Base Assets (including upon effecting the IP Release, Intellectual Property and upon effecting the M&E Release, Machinery and Equipment) securing Term Indebtedness Obligations or obligations in respect of bond or other financings, in each case, to the extent permitted hereunder;

provided, further, however, that no such supplemental agreement shall without the consent of each Lender (x) release Whirlpool from its obligations under 7.21 or under the Collateral Documents or (y) release all or substantially all of the value of the guaranty contained in Article 4 or all or substantially all of the value of the Collateral (in each case, subject to Section 10.15).

(b) No amendment of any provision of this Credit Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent. No amendment to Section 2.04 or any other provision hereof relating to any Issuing Lender shall be effective without the written consent of such Issuing Lender. The Administrative Agent may waive payment of the fee required under Section 13.03(b) without obtaining the consent of any of the Lenders.

(c) Notwithstanding the foregoing, this Credit Agreement and any other Loan Document may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and Whirlpool (x) to add one or more credit facilities to this Credit Agreement and to permit extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Credit Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (y) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and Lenders.

(d) If the Administrative Agent and Whirlpool acting together identify any ambiguity, omission, mistake, typographical error or other defect in any provision of this Credit Agreement or any other Loan Document, then the Administrative Agent and Whirlpool shall be permitted to amend, modify or supplement such provision to cure such ambiguity, omission, mistake, typographical error or other defect, and such amendment shall become effective without any further action or consent of any other party to this Credit Agreement.

(e) Notwithstanding the foregoing, no Lender consent is required to effect any amendment, modification or supplement to any Term Indebtedness Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Credit Agreement that is expressly contemplated by any Term Indebtedness Intercreditor Agreement, any Junior Lien Intercreditor Agreement or other intercreditor agreement or arrangement permitted under this Credit Agreement; provided, further, that no such agreement shall amend, modify or otherwise adversely affect the rights or duties of the Administrative Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent.

(f) Notwithstanding anything herein to the contrary, guarantees, collateral security documents and related documents entered into in connection with this Credit Agreement and the other Loan Documents may be in a form reasonably determined by the Administrative Agent and may be, together with this Credit Agreement, amended, supplemented and waived with the consent of the Administrative Agent at the request of Whirlpool without the need to obtain the consent of any other Lender if such amendment, supplement or waiver is delivered in order (i) to comply with applicable law or advice of counsel, (ii) to cause such guarantee, collateral security document or other document to be consistent with this Credit Agreement and the other Loan Documents, or (iii) to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties.

(g) Notwithstanding anything to the contrary set forth herein, no amendment waver, amendment, supplement or modification of this Credit Agreement shall (i) increase the advance rates set forth in the definition of “U.S. Borrowing Base” or “Canadian Borrowing Base” or add new categories of eligible assets, without the written consent of the Supermajority Lenders or (ii) modify eligibility criteria, as such eligibility criteria are in effect on the Effective Date (including adding new categories of eligible assets or eliminating any category of the Reserves in effect on the Effective Date; provided, however, that, for the avoidance of doubt, notwithstanding anything in this Section 9.03 to the contrary, (i) the Administrative Agent may, in its Permitted Discretion and without the consent of any other Lenders, eliminate any category of Reserve that was added after the Effective Date by the Administrative Agent) in any manner that has the effect of increasing the amounts available to be borrowed hereunder without the written consent of the Supermajority Lenders and (ii) no Supermajority Lender consent is required to effectuate the IP Release or the M&E Release.

Section 9.04 Preservation of Rights.

No delay or omission of the Lenders or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or Unmatured Default or an acquiescence therein, and the making of a Loan notwithstanding the existence of a Default or Unmatured Default or the inability of any Borrower to satisfy the conditions precedent to such Loan or Letter of Credit shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders or the Required Lenders, as applicable, pursuant to Section 9.03, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent and the Lenders until the Obligations have been paid in full.

ARTICLE 10.

GENERAL PROVISIONS

Section 10.01 Survival of Representations.

All representations and warranties of the Borrowers contained in this Credit Agreement shall survive the making of the Loans and issuance of the Letters of Credit herein contemplated.

Section 10.02 Governmental Regulation.

Anything contained in this Credit Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to any Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

Section 10.03 Headings.

Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

Section 10.04 Entire Agreement.

The Loan Documents embody the entire agreement and understanding among the Borrowers, the Administrative Agent and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Administrative Agent and the Lenders relating to the subject matter thereof except as contemplated in Section 2.07(b).

Section 10.05 Several Obligations.

The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. No Lender shall have any liability for the failure of any other Lender to perform its obligations hereunder. This Credit Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Credit Agreement, each Indemnified Person and their respective successors and assigns.

Section 10.06 Expenses; Indemnification.

(a) Whirlpool shall reimburse the Administrative Agent for any reasonable and documented costs, internal charges and out-of-pocket expenses (including reasonable and documented attorneys’ fees, but only for a single outside counsel and any necessary local counsel) paid or incurred by the Administrative Agent in connection with the preparation, negotiation review, execution, delivery, amendment, modification and administration of the Loan Documents (it being understood that expenses reimbursed by Whirlpool under this Section 10.06(a) shall include reasonable and documented out-of-pocket costs and expenses incurred in connection with (A) appraisals, environmental reviews and insurance reviews, (B) field examinations and the preparation of Reports based on the fees charged by a third party retained by the Administrative Agent or the internally allocated fees for each Person employed by the Administrative Agent with respect to each field examination, (C) forwarding loan proceeds, collecting checks and other items of payment and establishing and maintaining the accounts and lock boxes, and reasonable and documented out-of-pocket costs and expenses of preserving and protecting the Collateral and (D) any financial advisor retained by, or on behalf of, the Administrative Agent in its Permitted Discretion). Whirlpool also agrees to reimburse the Administrative Agent and the Lenders for any reasonable and documented costs, internal charges and out-of-pocket expenses (including reasonable and documented attorneys’ fees but only for a single outside counsel (and, in the case that there is a conflict between the Administrative Agent and any Lender, or between any of the Lenders, of one counsel for each conflicting Lender) and any necessary local counsel) paid or incurred by the Administrative Agent or any Lender in connection with the collection and enforcement of the Loan Documents. Whirlpool further agrees to indemnify the Administrative Agent, each Arranger, each Issuing Lender and each Lender and each of their respective Related Parties (each an “Indemnified Person”), excluding Taxes which shall be governed by Section 3.01 of this Credit Agreement, against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, an Issuing Lender, a Lender or any other Indemnified Person is a party thereto) which any of them may pay or incur arising out of or relating to the Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Loan or Letter of Credit (including any refusal by an Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) hereunder; provided, however, that Whirlpool shall not be liable to any Indemnified Person for any such loss, claim, damage, penalty, judgment, liability or expense (i) resulting from such Indemnified Person’s (or any of its Related Parties’) gross negligence, bad faith or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment, (ii) resulting from a successful claim brought by any of the Borrowers against an Indemnified Person or any of its Related Parties for breach in bad faith of such Indemnified Person’s (or such Related Party’s) obligations hereunder or under any other Loan Document as determined by a court of competent jurisdiction by final and nonappealable judgment or (iii) resulting from a dispute among Indemnified Persons not involving any action on the part of a Borrower (other than a claim against the Administrative Agent or any Arranger in its capacity as such). This Section 10.06 shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim. The obligations of Whirlpool under this Section 10.06 shall survive the termination of this Credit Agreement.

(b) To the extent permitted by applicable law each Borrower and any Loan Party shall not assert, and each Borrower and each Loan Party hereby waives, any claim against the Administrative Agent, any Arranger, any Documentation Agent, any Issuing Lender and any Lender, and any Related Party of any of the foregoing Persons (each such Person being called a “Lender-Related Person”) for any losses, claims (including intraparty claims), demands, damages or liabilities of any kind (“Liabilities”) arising from the use by others of information or other materials (including, without limitation, any personal data) obtained through telecommunications, electronic or other information transmission systems (including the Internet, any Platform and any Approved Borrower Portal).

Section 10.07 Severability of Provisions.

Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

Section 10.08 Nonliability of Lenders.

The Administrative Agent, each Lender and their Affiliates may have economic interests that conflict with those of the Borrowers. The relationship between the Borrowers and the Lenders and the Administrative Agent shall be solely that of borrower and lender. Neither the Administrative Agent nor any Lender shall have any fiduciary responsibilities to any Borrower. Neither the Administrative Agent nor any Lender undertakes any responsibility to the Borrowers to review or inform any of the Borrowers of any matter in connection with any phase of the business or operations of any of the Borrowers.

Section 10.09 CHOICE OF LAW.

This Credit Agreement and the other Loan Documents and any claims, controversy, dispute or cause of action (whether in contract or tort or otherwise) based upon, arising out of or relating to this Credit Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the law of the State of New York.

Section 10.10 CONSENT TO JURISDICTION; SERVICE OF PROCESS.

(a) Each party hereto irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any other party hereto, or any Related Party of the foregoing in any way relating to this Credit Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the United States District Court for the Southern District of New York sitting in New York County (or in the event such courts lack subject matter jurisdiction, the courts of the State of New York sitting in New York County), and in each case any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Each party hereto irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Credit Agreement or any other Loan Document in any court referred to above. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(b) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN ARTICLE 14. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

Each Foreign Subsidiary hereby agrees to irrevocably and unconditionally appoint Whirlpool or an agent for service of process located in the City of New York (the “New York Process Agent”), reasonably satisfactory to the Administrative Agent, as its agent to receive on behalf of such Foreign Subsidiary and its property service of copies of the summons and complaint and any other process which may be served in any action or proceeding in any such New York State or Federal court described in paragraph (a) of this Section and agrees promptly to appoint a successor New York Process Agent in the City of New York (which successor New York Process Agent shall accept such appointment in a writing reasonably satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial New York Process Agent. Such service may be made by mailing (by registered or certified mail, postage prepaid) or delivering a copy of such process to such Person in care of the Process Agent at the Process Agent’s address, and each such Foreign Subsidiary hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

Section 10.11 WAIVER OF JURY TRIAL; WAIVER OF CONSEQUENTIAL DAMAGES.

AS AN INDUCEMENT TO ENTER INTO THIS CREDIT AGREEMENT, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER. Each party hereto agrees not to assert any claim against any other party hereto, any of their Affiliates, or any of their respective directors, officers, employees, attorneys or agents, or any theory of liability for special, indirect, consequential or punitive damages arising out of or otherwise relating to any transactions contemplated therein; provided that, nothing in this Section 10.11 shall relieve any Borrower and each Loan Party of any obligation it may have to indemnify an Indemnified Person, as provided in Section 10.06(a), against any special, indirect, consequential or punitive damages asserted against such Indemnified Person by a third party.

Section 10.12 Binding Effect; Termination.

(i) This Credit Agreement shall become effective at such time when all of the conditions set forth in Section 5.01 have been satisfied or shall have been waived in accordance with Section 9.03 and it shall have been executed by the Original Borrowers and the Administrative Agent, and the Administrative Agent shall have received copies hereof (telefaxed or otherwise) which, when taken together, bear the signatures of each Lender, and thereafter this Credit Agreement shall be binding upon and inure to the benefit of the Borrowers, the Administrative Agent and each Lender and their respective successors and assigns.

(ii) This Credit Agreement shall be a continuing agreement and shall remain in full force and effect until the Termination and Release Date. Upon termination, the Borrowers shall have no further obligations (other than the indemnification provisions that survive) under the Loan Documents; provided that should any payment, in whole or in part, of the Obligations be rescinded or otherwise required to be restored or returned by the Administrative Agent or any Lender, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, then the Loan Documents shall automatically be reinstated and all amounts required to be restored or returned and all costs and expenses incurred by the Administrative Agent or a Lender in connection therewith shall be deemed included as part of the Obligations.

Section 10.13 Confidentiality.

Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority or self-regulatory body; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Credit Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Credit Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 10.13, to (i) any Purchaser of or Participant in, or any prospective Purchaser of or Participant in, any of its rights or obligations under this Credit Agreement (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to the Obligations or (iii) to any credit insurance provider relating to any Borrower and the Obligations; (g) with the consent of Whirlpool; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 10.13 or (ii) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than Whirlpool and its Subsidiaries; (i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about a Lender’s or its Affiliates’ investment portfolio in connection with ratings issued with respect to such Lender or its Affiliates; or (j) in connection with customary advertisements in financial and other newspapers and periodicals or on a home page or similar place for dissemination of customary information on the worldwide web and similar promotional materials, in the form of a “tombstone” or otherwise describing the names of the Borrowers, and the type, size and Effective Date of the credit facilities; provided that, without the prior written consent of Whirlpool, such advertisements may not disclose any information other than the existence of this Agreement, the size and type of the credit facilities, the parties to the Loan Documents and the Effective Date. For the purposes of this Section, “Information” means all information received from the Borrowers relating to Whirlpool and its Subsidiaries or their business, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Whirlpool and its Subsidiaries and other than information pertaining to this Credit Agreement routinely provided by the Arrangers to data service providers, including league table providers, that serve the lending industry. Any Person required to maintain the confidentiality of Information as provided in this Section 10.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

For the avoidance of doubt, nothing in this Section 10.13 shall prohibit any Person from voluntarily disclosing or providing any Information within the scope of this confidentiality provision to any governmental, regulatory or self-regulatory organization (any such entity, a “Regulatory Authority”) to the extent that any such prohibition on disclosure set forth in this Section 10.13 shall be prohibited by the laws or regulations applicable to such Regulatory Authority.

Section 10.14 Acknowledgement and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in this Credit Agreement, any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Credit Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

As used in this Credit Agreement:

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

Section 10.15 Release of Subsidiary Guarantors and Collateral.

(a) A Subsidiary Guarantor (other than a Borrowing Subsidiary (unless such Subsidiary is terminated as a Borrowing Subsidiary prior to or contemporaneously with such transaction)) shall automatically be released from its obligations under Article 4 and the Collateral Documents upon the consummation of any transaction permitted by this Credit Agreement as a result of which such Subsidiary

Guarantor ceases to be a Subsidiary (provided that, if any Subsidiary Guarantor ceases to be a Subsidiary as a result of a Disposition of less than all of its outstanding Equity Interests, unless such Disposition is a good faith Disposition to a bona fide unaffiliated third party (as determined by Whirlpool in good faith) for fair market value and for a bona fide business purpose (as determined by Whirlpool in good faith), such Subsidiary Guarantor shall not be released from its obligations under Article 4 and the Collateral Documents); provided that, if so required by this Credit Agreement, the Required Lenders shall have consented to such transaction and the terms of such consent shall not have provided otherwise. In connection with any termination or release pursuant to this Section 10.15, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release; provided that, if requested by the Administrative Agent, Whirlpool has delivered a certificate, executed by a Authorized Officer of Whirlpool on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Loan Documents (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 10.15). Any execution and delivery of documents pursuant to this Section 10.15 shall be without recourse to or warranty by the Administrative Agent.

(b) Further, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to), upon the request of Whirlpool, release any Subsidiary Guarantor (other than a Borrowing Subsidiary) from its obligations under Article 4 and the Collateral Documents if (i) such Subsidiary Guarantor becomes an Excluded Subsidiary or is otherwise not required pursuant to the terms of this Credit Agreement to be a Subsidiary Guarantor (provided that, if any Subsidiary Guarantor becomes an Excluded Subsidiary by virtue of clause (2) of the definition thereof, such Subsidiary Guarantor shall not be released from its obligations under Article 4 and the Collateral Documents solely by virtue of becoming an Excluded Subsidiary of the type described in clause (2) of the definition thereof as a result of a disposition of less than all of its outstanding Equity Interests, unless such Disposition is a good faith Disposition to a bona fide unaffiliated third party (as determined by Whirlpool in good faith) for fair market value and for a bona fide business purpose (as determined by Whirlpool in good faith) (it being understood that this proviso shall not limit the release of any Subsidiary Guarantor that otherwise qualifies as an Excluded Subsidiary for reasons other than by virtue of clause (2) of the definition thereof)) or (ii) such release is approved, authorized or ratified by the requisite Lenders pursuant to Section 9.03.

(c) At such time as the principal and interest on the Loans, the fees, expenses and other amounts payable under the Loan Documents and the other Secured Obligations (other than Secured Hedging Obligations not yet due and payable (except that Designated Hedging Agreements shall be either terminated and paid-in-full for any obligations resulting from such termination or the Hedge Bank and the applicable Loan Party or Subsidiary shall have agreed to alternative arrangements in their reasonable discretion or otherwise accepted reasonably acceptable credit support), Secured Cash Management Obligations not yet due and payable, Secured Pari Lease Obligations not yet due and payable, Supply Chain Finance Obligations not yet due and payable, Import/Export Finance Obligations not yet due and payable, Bilateral Letter of Credit Obligations not yet due and payable, Unliquidated Obligations for which no claim has been made and other Obligations expressly stated to survive such payment and termination) shall have been paid in full in cash, the Commitments shall have been terminated and all Letters of Credit (other than those that have been 103% cash collateralized) have been cancelled or have expired (without any drawing having been made thereunder that has not been rejected or honored) and all amounts drawn or paid thereunder have been reimbursed in full (the “Termination and Release Date”), the Collateral Documents, the Guaranty under Article 4 and all obligations (other than those expressly stated to survive such termination) of each Subsidiary Guarantor thereunder shall automatically terminate, all without delivery of any instrument or performance of any act by any Person.

(d) The Liens granted to the Administrative Agent by the Loan Parties on any Collateral shall automatically terminate and be released and the Administrative Agent is hereby authorized to, and shall, deliver any documentation reasonably requested in order to document such release (i) upon the Termination and Release Date, (ii) on Collateral constituting property being sold or disposed of to any Person (other than to a Loan Party) in compliance with the terms of this Credit Agreement, (iii) on Collateral constituting property leased to Whirlpool or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Credit Agreement, (iv) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Section 9.01 or (v) on assets that constitute Excluded Assets. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(e) Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.10(a), (c), (r), (t) or (v). In each case as specified in this Section 10.15(e), the Administrative Agent will (and each Lender irrevocably authorizes the Administrative Agent to), at Whirlpool’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Documents or to subordinate its interest in such item, or to evidence the release of such Guarantor from its obligations under Article 4, in each case in accordance with the terms of the Loan Documents and this Section 10.15; provided that, if requested by the Administrative Agent, Whirlpool has delivered a certificate, executed by a Authorized Officer of Whirlpool on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Loan Documents and such release or subordination is permitted pursuant to this Section 10.15(e) (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 10.15(e)).

Section 10.16 Appointment for Perfection.

Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

Section 10.17 Acknowledgement Regarding Any Supported QFCs.

To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

ARTICLE 11.

THE ADMINISTRATIVE AGENT

Section 11.01 Appointment and Authority.

(a) Each of the Lenders and the Issuing Lenders hereby irrevocably appoints JPMorgan to act on its behalf as the Administrative Agent and collateral agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Further, each of the Lenders and the Issuing Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, hereby irrevocably empower and authorize JPMorgan Chase Bank, N.A. (in its capacity as Administrative Agent) to execute and deliver the Collateral Documents and all related documents or instruments as shall be necessary or appropriate to effect the purposes of the Collateral Documents and the Guaranty. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and no Borrower shall have rights as a third-party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and the guaranty set forth in Article 4, to have agreed to the provisions of this Article.

(b) In respect of the Belgian Collateral Document, the Administrative Agent shall act as vertegenwoordiger/représentant for the purposes of article 5 of the Belgian law of 15 December 2004 on financial collateral (Wet betreffende financiële zekerheden en houdende diverse fiscale bepalingen inzake zakelijke-zekerheidsovereenkomsten en leningen met betrekking tot financiële instrumenten/Loi relative aux sûretés financières et portant des dispositions fiscales diverses en matière de conventions constitutives de sûreté réelle et de prêts portant sur des instruments financiers) (as amended from time to time) and article 3 of Title XVII, Book III (Zakelijke zekerheden op roerende goederen/Des sûretés réelles mobilières) of the Belgian Civil Code as applicable, and otherwise on the terms of this Agreement.

Section 11.02 Rights as a Lender.

The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

Section 11.03 Exculpatory Provisions.

(a) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:

(i) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(ii) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and

(iii) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

(b) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 9.01 and 9.03), or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent in writing by a Borrower, a Lender or an Issuing Lender and stating such notice is “a notice of Default or Unmatured Default”.

(c) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Credit Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Credit Agreement, any other Loan Document or any other agreement, instrument or document, (v) the satisfaction of any condition set forth in Article 5 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent or (vi) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral.

Section 11.04 Reliance by Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) reasonably believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon, provided that the Administrative Agent shall not rely on any oral or telephonic communication of any Borrowing Notice (which shall be in writing and otherwise in compliance with Section 2.03(e)) or any other communication directing the transfer of funds to the account of any Borrower. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for Whirlpool), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 11.05 Delegation of Duties.

The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

Section 11.06 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and Whirlpool. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject, so long as no Default is continuing, to the consent (not to be unreasonably withheld, conditioned or delayed) of Whirlpool, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, and which in any event shall not be a Defaulting Lender. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to), on behalf of the Lenders and the Issuing Lenders, appoint a successor meeting the qualifications set forth above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.

(b) If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (d) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to Whirlpool and such Person remove such Person as Administrative Agent and, in consultation with Whirlpool, appoint a successor meeting the qualifications set forth in clause (a) above (including that such successor be consented to by Whirlpool so long as no Default is continuing and that such successor shall not be a Defaulting Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents; provided that, solely for purposes of maintaining any security interest granted to the Administrative Agent under any Collateral Document for the benefit of the Secured Parties, the retiring Administrative Agent shall continue to be vested with such security interest as collateral agent for the benefit of the Secured Parties, and continue to be entitled to the rights set forth in such Collateral Document and Loan Document, and, in the case of any Collateral in the possession of the Administrative Agent, shall continue to hold such Collateral, in each case until such time as a successor Administrative Agent is appointed and accepts such appointment in accordance with this Section (it being understood and agreed that the retiring Administrative Agent shall have no duty or obligation to take any further action under any Collateral Document, including any action required to maintain the perfection of any such security interest) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and Issuing Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents. The fees payable by the Borrowers to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Whirlpool and such successor. After the resignation or removal of the Administrative Agent hereunder and under the other Loan Documents, the provisions of this Article and Section 10.06 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent and in respect of matters referred to in the proviso under clause (1) above. Notwithstanding anything herein to the contrary, any retiring Administrative Agent shall continue to be subject to Section 10.13.

Section 11.07 Acknowledgements of Lenders and Issuing Lenders.

(a) Each Lender represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility, (ii) it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender in the ordinary course of business, and not for the purpose of purchasing, acquiring or holding any other type of financial instrument (and each Lender agrees not to assert a claim in contravention of the foregoing), (iii) it has, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their Related Parties, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement as a Lender, and to make, acquire or hold Loans hereunder and (iv) it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to provide other facilities set forth herein, as may be applicable to such Lender, and either it, or the Person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, any Arranger or any other Lender, or any of their Related Parties, and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning Whirlpool and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Credit Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

(b) Each Lender, by delivering its signature page to this Credit Agreement on the Effective Date, or delivering its signature page to an Assignment and Assumption or any other Loan Document pursuant to which it shall become a Lender hereunder, shall be deemed to have acknowledged receipt of, and consented to and approved, each Loan Document and each other document required to be delivered to, or be approved by or satisfactory to, the Administrative Agent or the Lenders on the Effective Date.

(c) (i) Each Lender hereby agrees that (x) if the Administrative Agent notifies such Lender that the Administrative Agent has determined in its sole discretion that any funds received by such Lender from the Administrative Agent or any of its Affiliates (whether as a payment, prepayment or repayment of principal, interest, fees or otherwise; individually and collectively, a “Payment”) were erroneously transmitted to such Lender (whether or not known to such Lender), and demands the return of such Payment (or a portion thereof), such Lender shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (y) to the extent permitted by applicable law, such Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to any Lender under this Section 11.07(c) shall be conclusive, absent manifest error.

(ii) Each Lender hereby further agrees that if it receives a Payment from the Administrative Agent or any of its Affiliates (x) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such Payment (a “Payment Notice”) or (y) that was not preceded or accompanied by a Payment Notice, it shall be on notice, in each such case, that an error has been made with respect to such Payment. Each Lender agrees that, in each such case, or if it otherwise becomes aware a Payment (or portion thereof) may have been sent in error, such Lender shall promptly notify the Administrative Agent of such occurrence and, upon demand from the Administrative Agent, it shall promptly, but in no event later than one Business Day thereafter (or such later date as the Administrative Agent, may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Payment (or portion thereof) as to which such a demand was made in same day funds, together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Payment (or portion thereof) was received by such Lender to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect.

(iii) Each Borrower and each other Loan Party hereby agrees that (x) in the event an erroneous Payment (or portion thereof) are not recovered from any Lender that has received such Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights of such Lender with respect to such amount and (y) an erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by any Borrower or any other Loan Party.

(iv) Each party’s obligations under this Section 11.07(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Loan Document.

(d) The Lenders acknowledge that there may be a constant flow of information (including information which may be subject to confidentiality obligations in favor of the Loan Parties) between the Loan Parties and their Affiliates, on the one hand, and JPMorgan Chase Bank, N.A. and its Affiliates, on the other hand. Without limiting the foregoing, the Loan Parties or their Affiliates may provide information, including updates to previously provided information to JPMorgan Chase Bank, N.A. and/or its Affiliates acting in different capacities, including as Lender, lead bank, arranger or potential securities investor, independent of such entity’s role as administrative agent hereunder. The Lenders acknowledge that neither JPMorgan Chase Bank, N.A. nor its Affiliates shall be under any obligation to provide any of the foregoing information to them. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein, the Administrative Agent shall not have any duty or responsibility to provide, and shall not be liable for the failure to provide, any Lender with any credit or other information concerning the Loans, the Lenders, the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their respective Affiliates that is communicated to, obtained by, or in the possession of, the Administrative Agent or any of its Affiliates in any capacity, including any information obtained by the Administrative Agent in the course of communications among the Administrative Agent and any Loan Party, any Affiliate thereof or any other Person. Notwithstanding the foregoing, any such information may (but shall not be required to) be shared by the Administrative Agent with one or more Lenders, or any formal or informal committee or ad hoc group of such Lenders, including at the direction of a Loan Party.

Section 11.08 Reimbursement and Indemnification.

The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments for (i) any amounts not reimbursed by the Borrowers for which the Administrative Agent (acting as such) is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses not reimbursed by the Borrowers incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents, and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever and not reimbursed by the Borrowers which may be imposed on, incurred by or asserted against the Administrative Agent (acting as such) in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby, or the enforcement of any of the terms thereof or of any such other documents, provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the Administrative Agent as determined by a court of competent jurisdiction by final and nonappealable judgment.

Section 11.09 No Other Duties, etc.

Anything herein to the contrary notwithstanding, none of the bookrunners, arrangers, syndication agent or documentation agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Credit Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder. No bookrunner, arranger, syndication agent or documentation agent shall have or be deemed to have any fiduciary relationship with any Lender.

Section 11.10 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Credit Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), that (I) is not ineligible pursuant to Section I(g) of PTE 84-14 and (II) has satisfied the requirements of Section I(k) of PTE 84-14, (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Credit Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement satisfies the requirements of sub-sections (b) through (f) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement, or (iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of any Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Credit Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Credit Agreement, any Loan Document or any documents related hereto or thereto).

As used in this Section 11.10:

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”. For the avoidance of doubt, the definition of “Benefit Plan” shall exclude any benefit plan that is contributed to by a Canadian Loan Party for its Canadian (employed in Canada) employees or former employees or under which a Canadian Loan Party has any liability with respect to its Canadian (employed in Canada) employees or former employees (“Canadian Employee Benefit Plan”) including Canadian Pension Plan, Canadian Multi-Employer Plan.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

Section 11.11 Borrower Communications.

(a) The Administrative Agent, the Lenders and the Issuing Lenders agree that the Borrowers may, but shall not be obligated to, make any Borrower Communications to the Administrative Agent through an electronic platform chosen by the Administrative Agent to be its electronic transmission system (the “Approved Borrower Portal”).

(b) Although the Approved Borrower Portal and its primary web portal are secured with generally-applicable security procedures and policies implemented or modified by the Administrative Agent from time to time (including, as of the Effective Date, a user ID/password authorization system), each of the Lenders, each of the Issuing Lenders and the Borrowers acknowledges and agrees that the distribution of material through an electronic medium is not necessarily secure, that the Administrative Agent is not responsible for approving or vetting the representatives or contacts of the Borrowers that are added to the Approved Borrower Portal, and that there may be confidentiality and other risks associated with such distribution. Each of the Lenders, each of the Issuing Lenders and the Borrowers hereby approve distribution of Borrower Communications through the Approved Borrower Portal and understands and assumes the risks of such distribution.

(c) THE APPROVED BORROWER PORTAL IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE APPLICABLE PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER COMMUNICATION, OR THE ADEQUACY OF THE APPROVED BORROWER PORTAL AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE APPROVED BORROWER PORTAL AND THE BORROWER COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE APPLICABLE PARTIES IN CONNECTION WITH THE BORROWER COMMUNICATIONS OR THE APPROVED BORROWER PORTAL. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, ANY ARRANGER, ANY DOCUMENTATION AGENT OR ANY OF THEIR RESPECTIVE RELATED PARTIES (COLLECTIVELY, “APPLICABLE PARTIES”) HAVE ANY LIABILITY TO ANY LOAN PARTY,

ANY LENDER, ANY ISSUING LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OF THE BORROWER’S TRANSMISSION OF BORROWER COMMUNICATIONS THROUGH THE INTERNET OR THE APPROVED BORROWER PORTAL.

(d) Each of the Lenders, each of the Issuing Lenders and the Borrowers agree that the Administrative Agent may, but (except as may be required by applicable law) shall not be obligated to, store the Borrower Communications on the Approved Borrower Portal in accordance with the Administrative Agent’s generally applicable document retention procedures and policies.

(e) Nothing herein shall prejudice the right of the Borrowers to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

Section 11.12 Collateral Matters.

(a) Except with respect to the exercise of setoff rights in accordance with Section 12.01 or with respect to a Secured Party’s right to file a proof of claim in an insolvency proceeding, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty of the Secured Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Administrative Agent on behalf of the Secured Parties in accordance with the terms thereof. In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any Loan Documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 10.15(d); (ii) as permitted by, but only in accordance with, the terms of the applicable Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer to any Person that is not a Loan Party of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least three (3) Business Days’ (or such shorter period permitted by the Administrative Agent) prior written request by the Borrowers to the Administrative Agent, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided that, (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Loan Parties in respect of) all interests retained by any Loan Party, including the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent; provided, further that, if requested by the Administrative Agent, the Borrowers shall deliver a certificate, executed by a Authorized Officer of such Borrower on or prior to the date any such action is requested to be taken by the Administrative Agent, certifying that the applicable transaction is permitted under the Loan Documents and such release is permitted pursuant to this Section 11.12(a) (and the Lenders hereby authorize the Administrative Agent to rely upon such certificate in performing its obligations under this Section 11.12(a)).

(b) In furtherance of the foregoing and not in limitation thereof, no Secured Cash Management Agreement, Secured Hedge Agreement, Secured Pari Lease Agreement, Supply Chain Financing or Bilateral Letter of Credit will create (or be deemed to create) in favor of any Secured Party that is a party thereto any rights in connection with the management or release of any Collateral or of the obligations of any Loan Party under any Loan Document. By accepting the benefits of the Collateral, each Secured Party that is a party to any such Secured Cash Management Agreement, Secured Hedge Agreement, Secured Pari Lease Agreement, Supply Chain Financing or Bilateral Letter of Credit, as applicable, shall be deemed to have appointed the Administrative Agent to serve as administrative agent and collateral agent under the Loan Documents and agreed to be bound by the Loan Documents as a Secured Party thereunder, subject to the limitations set forth in this paragraph.

(c) The Secured Parties irrevocably authorize and instruct the Administrative Agent to (i) enter into the Collateral Agreement on the Effective Date, (ii) upon the reasonable request of the applicable Loan Party, subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Sections 7.10(a), (c), (r), (t), (v) and (ii), (iii) to automatically release any purported Lien in favor of the Administrative Agent on any property that is an Excluded Asset and upon the request of the applicable Loan Party to evidence such release with such reasonably requested documentation and filings, (iv) to release any Lien granted to or held by Administrative Agent upon any Collateral as otherwise may be expressly provided in the relevant Collateral Document or intercreditor agreement, and (v) execute any intercreditor agreements and/or subordination agreements with any holder of any Indebtedness or Liens permitted by this Credit Agreement to the extent such intercreditor agreement and/or subordination agreement is required. The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders or any other Secured Party for any failure to monitor or maintain any portion of the Collateral.

Section 11.13 Credit Bidding.

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Credit Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that, any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Credit Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Credit Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.03 of this Credit Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

Section 11.14 Secured Cash Management Agreements, Secured Hedge Agreements, Secured Pari Lease Agreements Supply Chain Financings, Import/Export Financings and Bilateral Letters of Credit.

(a) Except as otherwise expressly set forth herein or in any Loan Document, no Cash Management Bank, Hedge Bank, Lease Bank, Supply Chain Finance Bank, Import/Export Finance Bank or Bilateral Letter of Credit Bank that obtains the benefits of Section 9.01(b), any Guaranty or any Collateral by virtue of the provisions hereof or of any Guaranty (including under Article 4) or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (or to notice of or consent to any amendment, waiver or modification of the provisions hereof or any Collateral Document) other than in its capacity as a Lender (if applicable) and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article 11 or Section 9.01(b) to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under Secured Cash Management Agreements, Secured Hedge Agreements, Secured Pari Lease Agreements, Supply Chain Financings, Import/Export Financings and Bilateral Letters of Credit unless the Administrative Agent has received written notice of such Secured Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank, Hedge Bank, Lease Bank, Supply Chain Finance Bank, Import/Export Finance Bank or Bilateral Letter of Credit Bank. The Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Secured Obligations arising under

Secured Cash Management Agreements, Secured Hedge Agreements, Secured Pari Lease Agreements, Supply Chain Financings, Import/Export Financings and Bilateral Letters of Credit in the case of a Termination and Release Date. Each Cash Management Bank, Hedge Bank, Lease Bank, Supply Chain Finance Bank, Import/Export Finance Bank or Bilateral Letter of Credit Bank not a party to this Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of this Article 11 for itself and its Affiliates as if a “Lender” party hereto.

(b) Each Lender may from time to time elect by notice in writing to the Administrative Agent and Whirlpool that (x)(i) a Cash Management Agreement with any Cash Management Bank is to be a “Designated Cash Management Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Section 9.01(b), which election shall be effective upon Whirlpool’s written consent to such designation and (ii) upon the effectiveness of such election, the Administrative Agent shall establish a Designated Cash Management Reserve with respect to any such Designated Cash Management Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of Whirlpool or the applicable Subsidiary under such Designated Cash Management Agreement owing to any Cash Management Bank, so long as, immediately after giving effect thereto, Availability would be not less than zero, or (y)(i) a Secured Hedge Agreement with any Hedge Bank is to be a “Designated Hedging Agreement” having monetary obligations that are subject to the waterfall provisions set forth in Section 9.01(b), which election shall be effective upon Whirlpool’s written consent to such designation and (ii) upon the effectiveness of such election, the Administrative Agent shall establish a Designated Hedging Reserve with respect to any such Designated Hedging Agreement in an amount (which amount shall be specified in such notice) equal to the anticipated monetary obligations of Whirlpool or the applicable Subsidiary under such Designated Hedging Agreement owing to any Hedge Bank, so long as, immediately after giving effect thereto, Availability would be not less than zero; provided that no monetary obligations under any Designated Cash Management Agreement or Designated Hedging Agreement shall receive any benefit of the designation under this Section 11.14(b) after the Termination Date; provided, further, that no Cash Management Arrangement shall be designated as a “Designated Cash Management Agreement” and no Secured Hedge Agreement shall be designated as a “Designated Hedging Agreement” if, at the time of such designation, the establishment of a Designated Cash Management Reserve or Designated Hedging Reserve in connection with such Designated Cash Management Agreement or Designated Hedging Agreement, as applicable, would result in Availability being less than zero. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, any Cash Management Agreement with the Administrative Agent (or an Affiliate thereof) and any Swap Agreement with the Administrative Agent (or an Affiliate thereof) shall receive the benefit of the applicable designation under this Section 11.14(b) regardless of whether any notice contemplated under this Section 11.14(b) is actually delivered or any election is actually made. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no designation of any Cash Management Agreement as a “Designated Cash Management Agreement”, or of any Swap Agreement as a Designated Hedging Agreement shall be effected unless Whirlpool has provided its prior written consent to such designation.

(c) Each Lender (or Whirlpool, with the consent of such Lender) may from time to time elect by notice in writing to the Administrative Agent and Whirlpool that (x)(i) a Designated Cash Management Agreement with any Cash Management Bank is to no longer be a “Designated Cash Management Agreement” and (ii) the Administrative Agent shall reduce in full any Designated Cash Management Reserve with respect thereto, or (y)(i) a Secured Hedge Agreement with any Hedge Bank is to no longer be a “Designated Hedging Agreement” and (ii) the Administrative Agent shall reduce in full any Designated Hedging Reserve with respect thereto.

(d) Each of the Cash Management Banks, Hedge Banks, Lease Banks, Supply Chain Finance Banks, Import/Export Finance Banks and Bilateral Letter of Credit Banks hereby authorizes the Administrative Agent to enter into any intercreditor agreement, subordination agreement or other agreement or arrangement permitted under this Credit Agreement, and any amendment, modification, supplement or joinder with respect thereto, and each of the Cash Management Banks, Hedge Banks, Lease Banks, Supply Chain Finance Banks, Import/Export Finance Banks and Bilateral Letter of Credit Banks acknowledges that any such agreement or arrangement is binding upon such Cash Management Bank, Hedge Bank, Lease Bank, Supply Chain Finance Bank, Import/Export Finance Bank and Bilateral Letter of Credit Bank, as applicable.

ARTICLE 12.

SETOFF; RATABLE PAYMENTS

Section 12.01 Setoff.

In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other indebtedness at any time held or owing by any Lender to or for the credit or account of any Loan Party may be offset and applied toward the payment of the Obligations of such Loan Party (or in the case of any Setoff of amounts owning to or for the credit or account of Whirlpool, toward the payment of the Obligations of any other Loan Party) owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due, matured or unmatured, contingent or non-contingent; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.12 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender may have. Each Lender agrees to notify the applicable Loan Party and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.02 Ratable Payments.

If, after the occurrence of a Default, any Lender, whether by setoff or otherwise, has payment made to it upon its share of any Advance or LOC Obligations (other than payments received pursuant to Article 3) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Loans comprising such Advance held by the other Lenders or to purchase a Participation Interest in such LOC Obligations so that after such purchase each Lender will hold its ratable proportion of Loans comprising such Advance or Participation Interests in such LOC Obligations. The Lenders further agree among themselves that if payment to a Lender obtained by such Lender through the exercise of a right of setoff, banker’s lien, counterclaim or other event as aforesaid shall be rescinded or must otherwise be restored, each Lender which shall have shared the benefit of such payment shall, by payment in cash or a repurchase of a participation theretofore sold, return its share of that benefit (together with its share of any accrued interest payable with respect thereto) to each Lender whose payment shall have been rescinded or otherwise restored. The Borrowers agree that any Lender so purchasing such a participation may, to the fullest extent permitted by law, exercise all rights of payment, including setoff, banker’s lien or counterclaim, with respect to such participation as fully as if such Lender were a holder of such Loan, LOC Obligation or other obligation in the amount of such participation. Except as otherwise expressly provided in this Credit Agreement, if any Lender or the Administrative Agent shall fail to remit to the Administrative Agent or any other Lender an amount payable by such Lender or the Administrative

Agent to the Administrative Agent or such other Lender pursuant to this Credit Agreement on the date when such amount is due, such payments shall be made together with interest thereon if paid within two Business Days of the date when such amount is due at a per annum rate equal to the NYFRB Rate and thereafter at a per annum rate equal to the Alternate Base Rate until the date such amount is paid to the Administrative Agent or such other Lender. If under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section 12.02 applies, such Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Lenders under this Section 12.02 to share in the benefits of any recovery on such secured claim.

ARTICLE 13.

BENEFIT OF AGREEMENT; PARTICIPATIONS; ASSIGNMENTS

Section 13.01 Successors and Assigns.

The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Issuing Lenders and the Administrative Agent and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the consent of all of the Lenders, and (ii) any assignment by any Lender must be made in compliance with Section 13.03. The Administrative Agent may treat the payee of any Note as the owner thereof for all purposes hereof unless and until such payee complies with Section 13.03 in the case of an assignment thereof or, in the case of any other transfer, a written notice of the transfer is filed with the Administrative Agent. Any assignee or transferee of a Lender’s rights or obligations hereunder agrees by acceptance thereof to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the holder of any Note, shall be conclusive and binding on any subsequent holder, transferee or assignee of such Note or of any Note or Notes issued in exchange therefor.

Section 13.02 Participations.

(a) Permitted Participations; Effect. Any Lender may, in accordance with applicable law, at any time sell to one or more banks or other entities (but not to Whirlpool or any of Whirlpool’s Affiliates or to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or to any Disqualified Institution as set forth in Section 13.03(e)) (“Participants”) participating interests in all or a portion of its rights, obligations or rights and obligations under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, all amounts payable by the Borrowers under this Credit Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

(b) Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Loan or Commitment in which such Participant has an interest which forgives principal, interest or fees or reduces the interest rate or fees payable with respect to any such Loan, Letter of Credit or Commitment, postpones any date fixed for any regularly-scheduled payment of principal of, or interest or fees on, any such Loan, Letter of Credit or Commitment, releases any guarantor of any such Loan or releases any substantial portion of collateral, if any, securing any such Loan.

(c) Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.01 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.01 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.01, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.02 as if each Participant were a Lender.

(d) Effect of Participation. The Borrowers agree that each Participant shall be entitled to the benefits of Sections 3.01, 3.02 and 3.05 (subject to the requirements and limitations therein, including the requirements under Section 2.08(l) (it being understood that the documentation required under Section 2.08(l) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.03; provided that such Participant (A) agrees to be subject to the provisions of Section 3.06 as if it were an assignee under Section 13.03; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change that occurs after the Participant acquired the applicable participation. Each Lender that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 12.01 as though it were a Lender; provided that such Participant agrees to be subject to Section 12.02 as though it were a Lender.

(e) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Credit Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

Section 13.03 Assignments.

(a) Permitted Assignments. Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (but not to Whirlpool or any of Whirlpool’s Affiliates or to a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or to any Disqualified Institution as set forth in clause (e) below) (“Purchasers”) any part of its rights and obligations under the Loan Documents; provided that, (i) unless otherwise provided herein, no assignment may be made without the prior written consent of Whirlpool and the Administrative Agent (such consents not to be unreasonably withheld, conditioned or delayed) unless the proposed Purchaser is a Lender or an Affiliate thereof and (ii) unless Whirlpool and the Administrative Agent shall otherwise consent (each in their sole discretion), (x) such assigning Lender shall retain after giving effect to such assignment a Commitment which is not less than $15,000,000 (unless such Lender is assigning all of its Commitment), (y) such assignment shall be in an amount which is not less than $25,000,000 (or, if less, the remaining amount of the assigning Lender’s Commitment) and in integral multiples of $1,000,000 in excess thereof and (z) such assigning Lender has provided Whirlpool with notice of such assignment at least three Business Days prior to the effective date thereof (which effective date, for the avoidance of doubt, shall be subject to the consents referred to in clause (i) above), including such information regarding the Purchaser as Whirlpool may reasonably request; provided, however, that if a Default under Section 8.02 or (solely with respect to Whirlpool or any other Borrower) 8.05 or 8.06 has occurred and is continuing, the consent of Whirlpool shall not be required. Each such assignment shall be substantially in the form of Exhibit C hereto or in such other form as may be agreed to by the parties thereto. The consent of each Issuing Lender (such consent not to be unreasonably withheld, conditioned or delayed) shall be required prior to any assignment becoming effective.

(b) Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement substantially in the form attached as Exhibit C hereto or any other form (including electronic records generated by the use of an electronic platform) approved by the Administrative Agent (an “Assignment”), together with any consent required by Section 13.03(a), (ii) payment of a $3,500 processing fee to the Administrative Agent for processing such assignment and (iii) recordation of such assignment in the Register as required by Section 13.03(c), such assignment shall become effective on the effective date specified in such Assignment. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Credit Agreement and any other Loan Document executed by the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrowers, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment, Loans and Participation Interests assigned to such Purchaser.

(c) Register. The Borrowers hereby designate the Administrative Agent to serve as the Borrowers’ non-fiduciary agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Administrative Agent will record each Lender’s Commitment, the Loans made by each Lender, and each repayment in respect of the principal amount of the Loans of each Lender and annexed to which the Administrative Agent shall retain a copy of each Assignment delivered to the Administrative Agent pursuant to Section 13.03(b). The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrowers, the Administrative Agent and the Lenders shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Credit Agreement, notwithstanding notice or any provisions herein to the contrary. A Lender’s Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register. Any assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Administrative Agent of an Assignment duly executed by the assignor thereof. No assignment or transfer of a Lender’s Commitment or the Loans made pursuant thereto shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section. The Register shall be available for inspection by the Borrowers and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) No Assignment to Certain Persons. No assignment shall be made to (i) Whirlpool or any of Whirlpool’s Affiliates, (ii) to any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a Subsidiary thereof or (iii) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person).

(e) Disqualified Institutions.

(i) No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Lender entered into a binding agreement to sell and assign or grant a participation in all or a portion of its rights and obligations under this Credit Agreement to such Person (unless Whirlpool has consented to such assignment or participation in writing in its sole discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). Notwithstanding anything herein to the contrary, with respect to any assignee or Participant that becomes a Disqualified Institution after the applicable Trade Date (including as a result of the delivery of a written supplement to the list of “Disqualified Institutions” referred to in, the definition of “Disqualified Institution”), (x) such assignee or Participant shall not retroactively be disqualified from becoming a Lender or Participant and (y) the execution by the applicable Borrower of an Assignment and Assumption with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Institution. Any assignment or participation in violation of this clause (e)(i) shall not be void, but the other provisions of this clause (e) shall apply.

(ii) If any assignment or participation is made to any Disqualified Institution without Whirlpool’s prior written consent in violation of clause (i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, Whirlpool may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the Administrative Agent, require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 13.03), all of its interest, rights and obligations under this Credit Agreement to one or more Persons (other than an a natural person, a Defaulting Lender, Whirlpool, any of Whirlpool’s Subsidiaries or any of Whirlpool’s Affiliates) at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.

(iii) Notwithstanding anything to the contrary contained in this Credit Agreement, Disqualified Institutions to whom an assignment or participation is made in violation of clause (i) above (A) will not have the right to (x) receive information, reports or other materials provided to Lenders by Whirlpool, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Credit Agreement or any other Loan Document, each Disqualified Institution will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Institutions consented to such matter and (y) for purposes of voting on any plan of reorganization, each Disqualified Institution party hereto hereby agrees (1) not to vote on such plan of reorganization, (2) if such Disqualified Institution does vote on such plan of reorganization notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other applicable laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such plan of reorganization in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other applicable laws) and (3) not to contest any request by any party for a determination by the bankruptcy court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).

(iv) The Administrative Agent shall have the right, and Whirlpool hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Institutions provided by Whirlpool and any updates thereto from time to time (collectively, the “DQ List”) on a Platform, including that portion of such Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender or potential Lender requesting the same.

(v) The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any other Lender or Participant or prospective Lender or Participant is a Disqualified Institution or (y) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, by any other Person to any Disqualified Institution.

Section 13.04 Dissemination of Information.

Each Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrowers and their Subsidiaries.

Section 13.05 Tax Treatment.

If any interest in any Loan Document is transferred to any Transferee, the transferor Lender shall cause such Transferee, as a condition to such transfer, to comply with the provisions of Section 2.08(l).

Section 13.06 SPCs.

Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”) the option to fund all or any part of any Advance that such Granting Lender would otherwise be obligated to fund pursuant to this Credit Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to fund any Advance, (ii) if an SPC elects not to exercise such option or otherwise fails to fund all or any part of such Advance, the Granting Lender shall be obligated to fund such Advance pursuant to the terms hereof, (iii) no SPC shall have any voting rights pursuant to Section 9.03 (all such voting rights shall be retained by the Granting Lenders), (iv) with respect to notices, payments and other matters hereunder, the Borrowers, the Administrative Agent and the Lenders shall not be obligated to deal with an SPC, but may limit their communications and other dealings relevant to such SPC to the applicable Granting Lender and (v) the Granting Lender has provided Whirlpool with three Business Days prior notice of such assignment, including such information regarding the SPC as Whirlpool may reasonably request. The funding of an Advance by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent that, and as if, such Advance were funded by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or payment under this Credit Agreement for which a Lender would otherwise be liable for so long as, and to the extent, the Granting Lender provides such indemnity or makes such payment. In furtherance of the foregoing, each party hereto hereby agrees (which agreements shall survive termination of this Credit Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other Person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. Notwithstanding anything to the contrary contained in this Credit Agreement, any SPC may disclose on a confidential basis any non-public information relating to its funding of Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancements to such SPC. This Section may not be amended without the prior written consent of each Granting Lender, all or any part of whose Advance is being funded by an SPC at the time of such amendment.

Section 13.07 Pledges.

Notwithstanding any other provision set forth in this Credit Agreement, any Lender may at any time create a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including, without limitation, any pledge or assignment to secure obligations to a Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender party hereto.

Section 13.08 Interest Rate Limitation.

Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the applicable Overnight Rate to the date of repayment, shall have been received by such Lender.

ARTICLE 14.

NOTICES

Section 14.01 Giving Notice.

(a) Except as otherwise permitted by Section 2.08(g) or as provided in subsections (b) and (c) below, all notices and other communications provided to any party hereto under this Credit Agreement or any other Loan Document shall be in writing or by telecopy (and promptly confirmed) and addressed or delivered to, in the case of any Borrower or the Administrative Agent, at its address set forth on Schedule IV hereto and in the case of any Lender, to its address provided in its Administrative Questionnaire, or at such other address as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid, or sent overnight delivery via a reputable carrier, shall be deemed given when received; any notice, if transmitted by telecopy, shall be deemed given when transmitted. Notices delivered through Platforms or Approved Borrower Portals, to the extent provided in subsections (b) or (c) below, shall be effective as provided in said subsections.

(b) Notices and other communications to any Borrower, any Loan Party, the Lenders, the Administrative Agent and the Issuing Lenders hereunder may be delivered or furnished by using Approved Borrower Portals pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) So long as JPMorgan or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Section 7.01(a), (b), (c), (d) and (e) shall be delivered to the Administrative Agent in an electronic or other acceptable medium in a format acceptable to the Administrative Agent and the Lenders by e-mail at the e-mail address separately provided to Whirlpool or if by another medium to the address of the Administrative Agent. In the event such materials are transmitted to such e-mail address such transmission shall satisfy the Borrowers’ obligation to deliver such materials. The Borrowers agree that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other material relating to the Borrowers, any of their Subsidiaries or any other materials or matters relating to this Credit Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on Intralinks or a substantially similar electronic system (the “Platform”). The Borrowers acknowledge that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

(d) Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Credit Agreement; provided that if requested by any Lender the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier. Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Credit Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

Section 14.02 Change of Address.

Subject to Section 10.10, each Borrower, the Administrative Agent and each Lender may change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15.

COUNTERPARTS

This Credit Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Credit Agreement by signing any such counterpart. This Credit Agreement shall be effective when it has been executed by the Borrowers, the Administrative Agent and the Lenders and the Administrative Agent has either received such executed counterparts or has been notified, by telecopy, that such party has executed its counterparts.

Delivery of an executed counterpart of a signature page of (x) this Credit Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Credit Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Credit Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Credit Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be; provided that nothing herein shall require the Administrative Agent to accept Electronic Signatures in any form or format without its prior written consent and pursuant to procedures approved by it; provided, further, without limiting the foregoing, (i) to the extent the Administrative Agent has agreed to accept any Electronic Signature, the Administrative Agent and each of the Lenders shall be entitled to rely on such Electronic Signature purportedly given by or on behalf of any Borrower or any other Loan Party without further verification thereof and without any obligation to review the appearance or form of any such Electronic Signature and (ii) upon the request of the Administrative Agent or any Lender, any Electronic Signature shall be promptly followed by a manually executed counterpart. Without limiting the generality of the foregoing, each Borrower hereby (A) agrees that, for all purposes, including without limitation, in connection with any workout, restructuring, enforcement of remedies, bankruptcy proceedings or litigation among the Administrative Agent, the Lenders, the Borrowers and the other Loan Parties, Electronic Signatures transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page and/or any electronic images of this Credit Agreement, any other Loan Document and/or any Ancillary Document shall have the same legal effect, validity and enforceability as any paper original, (B) the Administrative Agent and each of the Lenders may, at its option, create one or more copies of this Credit Agreement, any other Loan Document and/or any Ancillary Document in the form of an imaged electronic record in any format, which shall be deemed created in the ordinary course of such Person’s business, and destroy the original paper document (and all such electronic records shall be considered an original for all purposes and shall have the same legal effect, validity and enforceability as a paper record), (C) waives any argument, defense or right to contest the legal effect, validity or enforceability of this Credit Agreement, any other Loan Document and/or any Ancillary Document based solely on the lack of paper original copies of this Credit Agreement, such other Loan Document and/or such Ancillary Document, respectively, including with respect to any signature pages thereto and (D) waives any claim against any Lender-Related Person for any Liabilities arising solely from the Administrative Agent’s and/or any Lender’s reliance on or use of Electronic Signatures and/or transmissions by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page, including any Liabilities arising as a result of the failure of any Borrower and/or any Loan Party to use any available security measures in connection with the execution, delivery or transmission of any Electronic Signature.

ARTICLE 16.

PATRIOT ACT NOTICE

(a) Each Lender hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Act. Each Borrower shall, reasonably promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender reasonably requests in order comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(b) Each Loan Party acknowledges that, pursuant to the Canadian AML Legislation, each Lender may be required to obtain, verify and record information regarding each Loan Party, its directors, authorized signing officers, direct or indirect shareholders or other Persons in control of each Loan Party, and the transactions contemplated hereby. Each Loan Party shall promptly provide all such information, including supporting documentation and other evidence, as may be reasonably requested by such Lender, in order to comply with any applicable Canadian AML Legislation, whether now or hereafter in existence.

IN WITNESS WHEREOF, the Borrowers, the Administrative Agent and the Lenders have caused this Credit Agreement to be duly executed by their duly authorized officers, all as of the day and year first above written.

WHIRLPOOL CORPORATION

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

INSINKERATOR LLC

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

KITCHENAID GLOBAL LLC

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL PROPERTIES, INC.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

MAYTAG PROPERTIES, LLC

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

MAYTAG SALES, INC.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

KITCHENAID EUROPA, INC.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL GH GROUP LLC

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL AMERICA LLC

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

INSENKERATOR CANADA CO.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL CANADA LP, by its General Partner WCGP NOVA SCOTIA CO.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

WHIRLPOOL CANADA CO.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WCGP NOVA SCOTIA CO.

By:	/s/ Scott Cartwright
Name: Scott Cartwright
Title: Treasurer

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

JPMORGAN CHASE BANK, N.A., as Administrative Agent,
Issuing Lender and a Lender

By:	/s/ Jackie Castillo
Name: Jackie Castillo
Title: Authorized Officer

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

BNP PARIBAS, as Issuing Lender and a Lender

By:	/s/ Guelay Mese
Name: Guelay Mese
Title: Managing Director

By:	/s/ Zachary Kaiser
Name: Zachary Kaiser
Title: Director

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

CITIBANK, N.A., as Issuing Lender and a Lender

By:	/s/ Nicole Quintana
Name: Nicole Quintana
Title: Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

MIZUHO BANK, LTD., as Issuing Lender and a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Managing Director

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Issuing Lender and a Lender

By:	/s/ Michael Matranga
Name: Michael Matranga
Title: Authorized Signatory

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

BANK OF MONTREAL, as a Lender

By:	/s/ Steve Teufel
Name: Steve Teufel
Title: Director

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

GOLDMAN SACHS BANK USA, as a Lender

By:	/s/ Ananda DeRoche
Name: Ananda DeRoche
Title: Authorized Signatory

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Mark C. Matson
Name: Mark C. Matson
Title: Senior Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

TD BANK, N.A., as a Lender

By:	/s/ Virginia Pulverenti
Name: Virginia Pulverenti
Title: Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

FIFTH THIRD BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Psellas
Name: John Psellas
Title: Managing Director/Authorized Signer

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ John M. Sorber
Name: John M. Sorber
Title: Senior Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Dhirendra Udharamaney
Name: Dhirendra Udharamaney
Title: Managing Director

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

STANDARD CHARTERED BANK, as a Lender

By:	/s/ Ben Wynne-Davies
Name: Ben Wynne-Davies
Title: Managing Director

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Will Hicks
Name: Will Hicks
Title: Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

OLD NATIONAL BANK, as a Lender

By:	/s/ Michael E. May
Name: Michael E. May
Title: Senior Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Philip Debush
Name: Philip Debush
Title: Senior Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

MORGAN STANLEY SENIOR FUNDING, INC., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

MUFG BANK, LTD., as a Lender

By:	/s/ Jeehae Kim
Name: Jeehae Kim
Title: Vice President

WHIRLPOOL CORPORATION – CREDIT AND GUARANTY AGREEMENT

EXHIBIT A

(to Credit Agreement)

NOTE

Whirlpool Corporation, a Delaware corporation, InSinkErator LLC, a Delaware limited liability company, KitchenAid Global LLC, a Delaware limited liability company, Whirlpool Properties, Inc., a Michigan corporation, and Maytag Properties, LLC, a Michigan limited liability company (collectively, the “Borrowers”), promise to pay to the order of _________________ (the “Lender”) the unpaid principal amount of each Loan made by the Lender to the Borrowers pursuant to the ABL Credit and Guaranty Agreement dated as of June 16, 2026 among Whirlpool Corporation, InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC, the other borrowers from time to time party thereto, the subsidiary guarantors from time to time party thereto, the lenders (including, without limitation, the Lender) from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), on the dates, in the currency and funds, and at the place determined pursuant to the terms of the Credit Agreement, together with interest, in like currency and funds, on the unpaid principal amount hereof at the rates and on the dates determined pursuant to the Credit Agreement.

The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date, amount, currency and maturity of each Loan and the date and amount of each principal payment hereunder, provided, however, that any failure to so record shall not affect the Borrowers’ obligations under any Loan Document.

This Note is one of the Notes issued pursuant to, and is entitled to the benefits of, the Credit Agreement, to which reference is hereby made for a settlement of the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Credit Agreement. This Note shall be governed by the laws of the State of New York.

WHIRLPOOL CORPORATION

By:
Name:
Title:

INSINKERATOR LLC

By:
Name:
Title:

KITCHENAID GLOBAL LLC

By:
Name:
Title:

WHIRLPOOL PROPERTIES, INC.

By:
Name:
Title:

MAYTAG PROPERTIES, LLC

By:
Name:
Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL

Date	Principal Amount and Currency of Loan	Maturity of Loan	Principal Amount Paid	Unpaid Balance

EXHIBIT B

(to Credit Agreement)

ASSUMPTION AGREEMENT

____________, 20__

To the Lenders party to the

Credit Agreement referred

to below

Ladies and Gentlemen:

Reference is made to the ABL Credit and Guaranty Agreement dated as of June 16, 2026 among Whirlpool Corporation, InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC, the other borrowers from time to time party thereto, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Terms defined in the Credit Agreement and used herein are used herein as defined therein.

The undersigned, _________, a _________ [corporation] [limited liability company], wishes to become a “Borrower” under the Credit Agreement and, accordingly, hereby agrees that (i) from the date hereof it shall be a “Borrower” under the Credit Agreement, and (ii) from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other Obligations thereunder, and until termination thereunder of its status as a “Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which is stated to apply to any “Borrower” to the same extent as if it had originally signed the Credit Agreement as a “Borrower” party thereto. Without limiting the generality of the foregoing, the undersigned hereby (i) confirms, represents and warrants that it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof, and (ii) confirms, reaffirms and restates, as of the date hereof, the representations and warranties set forth in Article 6 of the Credit Agreement provided that such representations and warranties shall be and hereby are deemed amended so that each reference therein to “this Credit Agreement”, including, without limitation, each such reference included in the term “Loan Documents”, shall be deemed to be a collective reference to this Assumption Agreement, the Credit Agreement and the Credit Agreement as supplemented by this Assumption Agreement.

So long as the principal of and interest on all Advances made to the undersigned under the Credit Agreement shall have been paid in full and all other obligations of the undersigned under the Credit Agreement shall have been fully performed, Whirlpool may by not less than five Business Days’ prior notice to the Administrative Agent terminate the undersigned’s status as a “Borrower” under the Credit Agreement.

THIS ASSUMPTION AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Assumption Agreement as of the date and year first above written.

[Name of Additional Borrowing Subsidiary]

By:

Title:

Address for Notices under the Credit Agreement:

By its signature, Whirlpool hereby consents to _________ becoming an Additional Borrowing Subsidiary and acknowledges that _________ shall also be a Borrowing Subsidiary whose obligations shall be guaranteed by each Guarantor pursuant to Article 4 of the Credit Agreement:

WHIRLPOOL CORPORATION

By:

Title:

CUSIP Number:_______________

EXHIBIT C

(to Credit Agreement)

ASSIGNMENT AGREEMENT

This Assignment Agreement (this “Assignment”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the][each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities), and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”). Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.

[1]

For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language. If the assignment is from multiple Assignors, choose the second bracketed language.

[2]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[3]	Select as appropriate.
[4]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

1.	Assignor[s]:

2.	Assignee[s]:

[Assignee is an [Affiliate][Approved Fund] of [identify Lender]

3.	Borrowers:	Whirlpool Corporation (“Whirlpool”), InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc. and Maytag Properties, LLC

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The ABL Credit and Guaranty Agreement dated as of June 16, 2026 among Whirlpool Corporation, InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC, each other Borrower party thereto, each other Subsidiary Guarantor party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

6.	Assigned Interest[s]:

Assignor[s][5]	Assignee[s][6]	Facility Assigned[7]	Aggregate Amount of Commitment/Loans for all Lenders[8]	Amount of Commitment/Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
			$	$	%
			$	$	%
			$	$	%

[5]	List each Assignor, as appropriate.
[6]	List each Assignee, as appropriate.
[7]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g., “Commitment”, etc.)
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

[7. Trade Date:       ____________________ ]10

[Page break]

[10]	To be completed if the Assignor(s) and the Assignee(s) intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date: __________ __, 20___ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR[S][11]
[NAME OF ASSIGNOR]

By:
Title:

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE[S][12]
[NAME OF ASSIGNEE]

By:
Name:
Title:

[NAME OF ASSIGNEE]

By:
Title:

[11]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).
[12]	Add additional signature blocks as needed. Include both Fund/Pension Plan and manager making the trade (if applicable).

[Consented to and]13 Accepted:

JPMORGAN CHASE BANK, N.A., as
Administrative Agent and as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[ISSUING LENDER], as Issuing Lender

By:
Name:
Title:

[13]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

[Consented to:][14]

[NAME OF RELEVANT PARTY]

By:
Title:

[14]	To be added only if the consent of Whirlpool and/or other parties is required by the terms of the Credit Agreement.

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT

1. Representations and Warranties.

1.1 Assignor[s]. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Whirlpool and its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document, or (iv) the performance or observance by Whirlpool and its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 13.03 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and to purchase [the][such] Assigned Interest, and (vii) if it is a Lender that is not incorporated under the laws of the United States of America or a state thereof attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignee whether such amounts have accrued prior to, on or after the Effective Date. The Assignor[s] and the Assignee[s] shall make all appropriate adjustments in payments by the Administrative Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves. Notwithstanding the foregoing, the Administrative Agent shall make all payments of interest, fees or other amounts paid or payable in kind from and after the Effective Date to [the][the relevant] Assignee.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. This Assignment shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT D

(to Credit Agreement)

COMPLIANCE CERTIFICATE

To:	The Lenders party to the

ABL Credit and Guaranty Agreement described below

This Compliance Certificate is furnished pursuant to that certain ABL Credit and Guaranty Agreement dated as of June 16, 2026 among Whirlpool Corporation (“Whirlpool”), InSinkErator LLC, KitchenAid Global LLC, Whirlpool Properties, Inc., Maytag Properties, LLC, the other borrowers from time to time party thereto, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent for such lenders (as amended, supplemented or otherwise modified from time to time through the date hereof, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Credit Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1. I am the duly elected __________________________of Whirlpool;

2. I have reviewed the terms of the Credit Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Whirlpool and its Consolidated Subsidiaries during the accounting period covered by the attached financial statements;

3. The examinations described in paragraph 2 above did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate[, except as set forth below];

4. Attached hereto as Schedule I are the reasonably detailed calculations of the Consolidated Fixed Charge Coverage Ratio for the four fiscal quarters ended [____________], and if applicable, demonstrating compliance with Section 7.13 of the Credit Agreement.

5. [Described below are the exceptions, if any, to paragraph 3 above:]

[list, in detail, the nature of each condition or event, the period during which it has existed and the action which the Borrowers have taken, are taking, or propose to take with respect to each such condition or event]

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of _________, 20__.

Whirlpool has caused this Certificate to be executed and delivered by its Authorized Officer thereunto duly authorized on the date first above written.

WHIRLPOOL CORPORATION

By:
Name:
Title:

SCHEDULE I TO COMPLIANCE CERTIFICATE

Consolidated Fixed Charge Coverage Ratio

1. Consolidated EBITDA for the most recent period of four fiscal quarters ending on the date of calculation (see Exhibit A attached)	$	__________

2.  Aggregate amount actually paid by Whirlpool and its Subsidiaries during such period on account of Capital Expenditures which are not financed from the proceeds of any Indebtedness (other than the Loans)

	$	__________
3. Consolidated Fixed Charges for the most recent period of four fiscal quarters ending on the date of calculation[15]	$	__________
4. Consolidated Fixed Charge Coverage Ratio (Line 1 – Line 2) ÷ Line 3		:1.00

[15]	Shall exclude any interest expense paid in cash during such period in respect of any Synthetic Lease Agreement (other than a Secured Pari Lease Agreement).

EXHIBIT A TO

SCHEDULE I TO COMPLIANCE CERTIFICATE

Calculation of Consolidated EBITDA*

1. Consolidated Net Income	$	__________

2. To the extent such amounts were deducted in the determination of consolidated net income for the applicable period,	$	__________

(A) Consolidated Interest Expense

(1) Per financial statements:	$	__________

(2) Pro forma from Material Acquisitions (positive) and/or Material Dispositions (negative):	$	__________:

(B) Taxes in respect of, or measured by, income or excess profits of Whirlpool and its Consolidated Subsidiaries	$	__________

(C) Identifiable and verifiable non-recurring restructuring charges taken by Whirlpool	$	__________

(D) Depreciation and amortization expense	$	__________

(E) Non-cash charges, losses and expenses and fees	$	__________

(F) Non-recurring, extraordinary or unusual charges, losses and expenses	$	__________

(G)  Any expenses, charges, or fees (whether or not successful) related to the transactions contemplated by this Credit Agreement or any equity offering, Permitted Acquisition, Investment, acquisition, Disposition, recapitalization, merger, amalgamation or consolidation or the incurrence, modification, refinancing, redemption, repurchase, amendment or waiver of any Indebtedness (including the Obligations), Swap Agreements and amendments or modifications to any Loan Document

	$	__________

(H)  Any losses for such period attributable to early extinguishment of Indebtedness, obligations under any Swap Agreement or other derivative instruments, including any deferred financing costs written off and premiums paid or other expenses incurred directly in connection therewith

	$	__________

(I)   Any losses (or gains) attributable to realized foreign exchange losses (or gains) resulting from the impact of foreign currency changes on the valuation of assets or liabilities or on Indebtedness or other obligations denominated in a currency other than the functional currency, in each case, not in the ordinary course of business

	$	__________

(J)   Costs or expenses pursuant to any management equity plan, employee stock ownership plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of Whirlpool or net cash proceeds of an issuance of Equity Interests of Whirlpool (other than Disqualified Equity Interests)

	$	__________

(K) Minority interest expense consisting of Subsidiary income attributable to minority equity interests of third parties in any non-wholly owned Subsidiary	$	__________

(L) Any loss on sale of securitization assets and related assets	$	__________

(M)  Any charge, loss, expense, write-off or accrual to the extent indemnified or insured by a third party (including pursuant to any acquisition agreement, indemnification agreement or insurance policy) to the extent actually reimbursed, or so long as such amount is in fact indemnified or insured and reasonable evidence exists that such amount will be reimbursed by the indemnitor or insurer (in each case, with a deduction for any amount so added back to the extent not so reimbursed within 365 days following such determination)

	$	__________

(N) Any non-cash charges, losses or expenses arising from adjustments to contingent liabilities, deferred purchase price obligations, deferred compensation, earn-out obligations or similar obligations	$	__________

(O)  Costs and expenses incurred in connection with being a public company (including compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the Securities and Exchange Commission)

	$	__________

(P)  Cash receipts (or any netting arrangements resulting in reduced cash expenditures) not representing Consolidated EBITDA or Consolidated Net Income in any period to the extent non-cash gains relating to such income were previously deducted in calculating Consolidated EBITDA

	$	__________

(Q)  Non-recurring costs, charges and expenses incurred in connection with (I) the opening, pre-opening or start-up of new facilities, stores, offices, manufacturing plants, distribution centers or other business units, (II) transitioning, integrating, relocating or consolidating facilities, functions, personnel or operations, (III) entry into new lines of business or markets, (IV) launching, transitioning or integrating new product lines, services, software, systems or operational initiatives and (V) other start-up, transition, relocation, expansion or business optimization activities**

	$	__________

(R)  Any charges, losses and expenses (including settlement costs, judgments, fines, penalties, legal fees and other related costs) in connection with any litigation, investigation, arbitration, claim, proceeding or other dispute

	$	__________

(S) Pro forma Material Acquisition (positive) or Disposition (negative) EBITDA	$	__________

3. Sum of Lines 2(A) through 2(S)	$	__________

4.  “run rate” cost savings, operating expense reductions and synergies (other than revenue synergies) related to mergers and other business combinations, acquisitions, divestitures, restructurings, cost savings initiatives and other similar initiatives consummated after the Effective Date that are reasonably identifiable and factually supportable and projected by Whirlpool, in good faith to result from actions that have been taken or with respect to which steps have been taken or are expected to be taken (in the reasonable and good faith determination of Whirlpool), within eighteen (18) months after a merger or other business combination, acquisition, divestiture, restructuring, cost savings initiative or other initiative is consummated, net of the amount of actual benefits realized during such period from such actions, in each case calculated on a pro forma basis as though such cost savings, operating expense reductions and synergies (other than revenue synergies) had been realized on the first day of such period for which Consolidated EBITDA is being determined and as if such cost savings, operating expense reductions and synergies (other than revenue synergies) were realized during the entirety of such period***

	$	__________

5. To the extent such amounts were included in the determination of Consolidated Net Income for the applicable period,

(A) losses (or income) from discontinued operations****	$	__________

(B) losses (or gains) from the effects of accounting changes****	$	__________

6. Sum of Lines 5(A) and 5(B)	$	__________

7. Consolidated EBITDA (Line 1 + Line 3 + Line 4 + Line 6)	$	__________

*

For the purpose of calculating Consolidated EBITDA for any period, if during such period Whirlpool or one of its Consolidated Subsidiaries shall have made a Material Acquisition or Material Disposition, Consolidated EBITDA for such period shall, to the extent reasonably practicable, be calculated after giving pro forma effect to such Material Acquisition or Material Disposition as if such Material Acquisition or Material Disposition occurred on the first day of such period, and shall include any pro forma adjustments to be made pursuant to Line 3.

**	The aggregate amount added pursuant to Line 2(Q) shall not exceed 15.0% of Consolidated EBITDA for such period (calculated after giving effect to the addition of all such amounts)
***	The aggregate amount added pursuant to Line 4 shall not exceed 15.0% of Consolidated EBITDA for such period (calculated after giving effect to the addition of all such amounts).
****	Income or gains described in Lines 5(A) and 5(B) shall be recorded as negative numbers.

EXHIBIT E

(to Credit Agreement)

FORM OF SOLVENCY CERTIFICATE

[__________] [__], 20[__]

This Solvency Certificate (this “Certificate”) is delivered pursuant to Section 5.01(a)(x) of that certain ABL Credit and Guaranty Agreement, dated as of June 16, 2026 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Whirlpool Corporation, a Delaware corporation (“Whirlpool”), the other borrowers from time to time party thereto, the subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as the Administrative Agent. Capitalized terms used in this Certificate but not otherwise defined in this Certificate shall have the meanings given to them in the Credit Agreement:

I, [__________], the [Executive Vice President and Chief Financial Officer][Vice President and Treasurer] of Whirlpool, in such capacity and not in an individual capacity, do hereby certify, on behalf of Whirlpool, that as of the date hereof and giving pro forma effect to the incurrence, as applicable, of indebtedness under the Credit Agreement on the date hereof, with respect to Whirlpool individually and its Subsidiaries, taken as a whole:

(a) the fair value of their property is greater than the total amount of their liabilities, including contingent liabilities;

(b) their present fair saleable value is not less than the amount that will be required to pay their probable liability on their debts, including contingent debts, as they become absolute and matured;

(c) they are able to pay their debts and liabilities as they mature; and

(d) they are not engaged in a business or a transaction, and are not about to engage in a business or transaction, for which their property would constitute an unreasonably small capital.

I, [__________], the [Executive Vice President and Chief Financial Officer][Vice President and Treasurer] of Whirlpool, in such capacity and not in an individual capacity, do hereby further certify that no Loan Party intends to, nor will permit any Subsidiary to, and no Loan Party believes that it or any Subsidiary will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

For purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

The undersigned is generally familiar with the business and financial position of Whirlpool and its Subsidiaries, on a consolidated basis.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, Whirlpool has caused this certificate to be executed on its behalf by its [Executive Vice President and Chief Financial Officer][Vice President and Treasurer] as of the date first written above.

WHIRLPOOL CORPORATION

By:
Name:
Title: [Executive Vice President and Chief Financial Officer][Vice President and Treasurer]

EXHIBIT F

(to Credit Agreement)

FORM OF PERFECTION CERTIFICATE

[ ], 2026

Reference is hereby made to (i) that certain ABL Credit and Guaranty Agreement, dated as of June 16, 2026 (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among Whirlpool Corporation, a Delaware corporation (the “Company”), the other Borrowers and Subsidiary Guarantors from time to time party thereto, the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as Administrative Agent, (ii) that certain ABL Security Agreement, dated as of June 16, 2026 (the “U.S. Collateral Agreement”), among the Loan Parties party thereto and the Administrative Agent and (iii) that certain ABL Canadian Security Agreement, dated as of June 16, 2026 (the “Canadian Collateral Agreement”, together with the U.S. Collateral Agreement, the “Collateral Agreements”), among the Loan Parties party thereto and the Administrative Agent.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement, the U.S. Collateral Agreement or the Canadian Collateral Agreement, as applicable.

As of the date hereof, the undersigned, an Authorized Officer of the following Loan Parties, hereby certifies, in such capacity and not in any individual capacity, to the Administrative Agent and each other Secured Party, in respect of such Loan Parties as follows:

I. Names. The exact legal name of each Loan Party, including any French form of name, as such name appears in its respective organizational document filed with the relevant office of such Loan Party’s jurisdiction of organization or formation, as applicable, is set forth on Schedule 1(a). Each Loan Party is (i) the type of entity disclosed next to its name on Schedule 1(a) and (ii) a registered organization except to the extent disclosed on Schedule 1(a). Also set forth on Schedule 1(a) is the jurisdiction of organization or formation for each Loan Party.

A. Set forth on Schedule 1(b) hereto is a list of any other legal names (other than any registered assumed names, trade names, fictitious names or other similar names) of each Loan Party (or any other business or organization to which each Loan Party became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise) has had in the past five years, together with the date of the relevant change.

B. Set forth on Schedule 1(c) is a list of all other names used by each Loan Party on any filings with the Internal Revenue Service or jurisdictional equivalent at any time within the past five years. Except as set forth on Schedule 1(c), no Loan Party has changed its jurisdiction of organization at any time during the past four months.

II. Current Locations. The chief executive office of each Loan Party (and location of books and records, if different than the chief executive office), principal place of business, registered office or domicile (as defined under the Civil Code of Quebec) of each Canadian Loan Party is located at the address set forth on Schedule 2 hereto.

III. Extraordinary Transactions. Except for those purchases, acquisitions and other transactions described on Schedule 3 hereto, all of the Collateral has been originated by each Loan Party in the ordinary course of business or consists of goods which have been acquired by such Loan Party in the ordinary course of business from a person in the business of selling goods of that kind.

IV. Stock Ownership and Other Equity Interests. Attached hereto as Schedule 4(a) is a true and correct list of each of all of the authorized, and the issued and outstanding, stock, partnership interests, limited liability company membership interests or other equity interest of each Loan Party (other than the Company) and its Subsidiaries and the record and beneficial owners of such stock, partnership interests, membership interests or other equity interests setting forth the percentage of such equity interests pledged under the applicable Collateral Agreement.

A. Set forth on Schedule 4(b) is each equity investment held by each Loan Party that represents 50% or less of the equity of the entity in which such investment was made setting forth the percentage of such equity interests required to be pledged under the applicable Collateral Agreement.

V. Instruments and Tangible Chattel Paper. Attached hereto as Schedule 5 is a true and correct list of all promissory notes, instruments (other than checks to be deposited in the ordinary course of business), tangible chattel paper, electronic chattel paper and other evidence of indebtedness held by each Loan Party as of the date hereof with a principal amount in excess of $5,000,000 individually and $10,000,000 in the aggregate, including all intercompany notes between or among any two or more Loan Parties or any of their Subsidiaries, stating if such instruments, chattel paper or other evidence of indebtedness is pledged under the Collateral Documents.

VI. Intellectual Property.

A. Attached hereto as Schedule 6(a) is a schedule setting forth all of each Loan Party’s Patents, Trademarks or Industrial Designs (each as defined in the applicable Collateral Agreement), that are applied for or registered with the United States Patent and Trademark Office or any similar office or agency in any State of the United States or the Canadian Intellectual Property Office or any similar office or agency within Canada, as applicable, including the name of the registered owner or applicant and the registration, application, or publication number, as applicable, of each Patent, Trademark or Industrial Design owned by each Loan Party.

B. Attached hereto as Schedule 6(b) is a schedule setting forth all of each Loan Party’s Copyrights (as defined in the applicable Collateral Agreement) that are applied for or registered with the United States Copyright Office or any similar office or agency in any State of the United States or the Canadian Intellectual Property Office or any similar office or agency within Canada, as applicable, including the name of the registered owner and the registration number of each Copyright owned by each Loan Party.

C. Attached hereto as Schedule 6(c) is a schedule setting forth all material Copyright Licenses (as defined in the applicable Collateral Agreement) to which a Loan Party is a party for Copyrights, that are applied for or registered with the United States Copyright Office or any similar office or agency in any State of the United States or the Canadian Intellectual Property Office or any similar office or agency within Canada, as applicable, whether or not recorded with the United States Copyright Office, or any similar office or agency in any State of the United States or the Canadian Intellectual Property Office or any similar office or agency within Canada, as applicable, in each case including, but not limited to, the relevant signatory parties to each license along with the date of execution thereof and, if applicable, a recordation number or other such evidence of recordation.

VII. Commercial Tort Claims. Attached hereto as Schedule 7 is a true and correct list of all Commercial Tort Claims (as defined in the UCC) held by each Loan Party to its knowledge, valued at over $5,000,000 individually or $10,000,000 in the aggregate, including a brief description thereof.

VIII. Letter-of-Credit Rights. Attached hereto as Schedule 8 is a true and correct list of all Letters of Credit as of March 31, 2026, with a fair market value in excess $5,000,000 individually or $10,000,000 in the aggregate issued in favor of each Loan Party.

IX. Inventory Locations. Set forth on Schedule 9(a) opposite the name of each Loan Party is a true and correct list of all the locations owned by such Loan Party where Collateral consisting of Inventory with an aggregate value in excess of $5,000,000 is located (or is in transit to).

A.

Set forth on Schedule 9(b) opposite the name of each Loan Party is a true and correct list of all the locations leased by such Loan Party where Collateral consisting of Inventory with an aggregate value in excess of $5,000,000 is located (or is in transit to).

B.

Set forth on Schedule 9(c) opposite the name of each Loan Party is a true and correct list of all the locations where Collateral consisting of Inventory with an aggregate value in excess of $5,000,000 is located (or is in transit to) and which locations are public warehouses or other locations where such Inventory is held by a bailee or on consignment.

X. Deposit Accounts. Set forth on Schedule 10 is a true and correct list each of each Loan Party’s Deposit Accounts, along with the name and address of the depository institution or securities intermediary, as applicable, at which such account is maintained, the account number for such account, a description of the type of Deposit Account (e.g., payroll, general operating, or other) and (in the case of each Deposit Account) whether such accounts constitutes an Excluded Account. No Loan Party has or maintains any Deposit Account other than those listed on Schedule 10.

[The Remainder of this Page has been intentionally left blank]

IN WITNESS WHEREOF, the undersigned has executed this Perfection Certificate as of the date first written above.

WHIRLPOOL CORPORATION

By:
Name:
Title:

INSINKERATOR LLC

By:
Name:
Title:

KITCHENAID GLOBAL LLC

By:
Name:
Title:

WHIRLPOOL PROPERTIES, INC.

By:
Name:
Title:

MAYTAG PROPERTIES, LLC

By:
Name:
Title:

MAYTAG SALES, INC.

By:
Name:
Title:

KITCHENAID EUROPA, INC.

By:
Name:
Title:

WHIRLPOOL GH GROUP LLC

By:
Name:
Title:

WHIRLPOOL AMERICA LLC

By:
Name:
Title:

INSINKERATOR CANADA CO.

By:
Name:
Title:

WHIRLPOOL CANADA LP, by its General
Partner WCGP NOVA SCOTIA CO.

By:
Name:
Title:

WHIRLPOOL CANADA CO.

By:
Name:
Title:

WCGP NOVA SCOTIA CO.

By:
Name:
Title:

Schedule 1(a)

Legal Names, etc.

Legal Name	Type of Entity	Registered Organization (Yes/No)	State or Country of Formation

Schedule 1(b)

Prior Organizational Names

Entity	Prior Legal Name	Date Changed

Schedule 1(c)

Changes in Corporate Identity; Other Names

[ ]

Schedule 2

Chief Executive Offices

Loan Party	Address

Loan Party	Chief Executive Office or Domicile	Registered Office	Location of Books and Records

Schedule 3

Transactions Other Than in the Ordinary Course of Business

1. [ ]

Schedule 4(a)

Equity Interests of Loan Parties (other than the Company) and Subsidiaries

[ ]

Schedule 4(b)

Other Equity Interests

[ ]

Schedule 5

Instruments and Tangible Chattel Paper

[ ]

Schedule 6(a)

PATENTS:

United States Patents:

	Title	Application Number	Patent Number	Record Owner
1.

2.

3.

United States Patent Applications:

Title	Application Number	Record Owner

Canadian Patents:

	Title	Patent Number	Record Owner
1.

2.

3.

Canadian Patent Applications:

Title	Application Number	Record Owner

TRADEMARKS:

United States Trademark Registrations:

	Trademark	Registration Number	Serial Number	Registered Owner
1.

2.

3.

United States Trademark Applications:

	Trademark	Registration Number	Serial Number	Registered Owner
1.

2.

3.

State Trademark Registrations and Applications:

None.

Canadian Trademark Registrations:

No.	Trademark	Application Number	Registration Number	Registered Owner
1.

2.

3.

INDUSTRIAL DESIGNS:

Canadian Industrial Design Registrations:

	OWNER	TITLE	REG. NO.
1.

2.

3.

Schedule 6(b)

COPYRIGHTS:

United States Copyright Registrations and Applications:

	Copyright	Registration Number	Registered Owner
1.

2.

3.

Schedule 6(c)

COPYRIGHT LICENSES

[ ]

Schedule 7

Commercial Tort Claims

1. [ ]

Schedule 8

Letter of Credit Rights

[ ]

Schedule 9

Inventory Locations

(a)

Loan Party	Address

(b)

Loan Party	Lessor	Address

(c)

Loan Party	Third- Party	Address

Schedule 10

Deposit Accounts

Loan Party	Depository Institution	Address	Account Number	Description	Excluded Deposit Account (Y/N)

EXHIBIT G

(to Credit Agreement)

FORM OF COUNTERPART AGREEMENT

[ ], 20[ ]

This COUNTERPART AGREEMENT (this “Counterpart Agreement”) is delivered pursuant to that certain ABL Credit and Guaranty Agreement dated as of June 16, 2026 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among WHIRLPOOL CORPORATION, a Delaware corporation (“Whirlpool”), the other Borrowers from time to time party thereto, the Subsidiary Guarantors from time to time party thereto, each lender from time to time party thereto (collectively, the “Lenders” and individually, a “Lender”) and JPMORGAN CHASE BANK, N.A., as Administrative Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement.

Section 1. Pursuant to Section 7.21 of the Credit Agreement, the undersigned hereby:

(a) agrees that this Counterpart Agreement may be attached to the Credit Agreement and that by the execution and delivery hereof, the undersigned becomes a Subsidiary Guarantor under the Credit Agreement and agrees to be bound by all of the terms thereof;

(b) represents and warrants that each of the representations and warranties set forth in the Credit Agreement and each other Loan Document that is applicable to the undersigned that is qualified by materiality is true and correct in all respects (except for any such representation and warranty that is not conditioned by materiality, in which case such representation and warranty is true and correct in all material respects) as of the date hereof both before and after giving effect to this Counterpart Agreement, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties are true and correct in all material respects (or all respects if qualified by materiality) as of such earlier date;

(c) in accordance with Article 4 of the Credit Agreement, irrevocably and unconditionally guarantees, as primary obligor and not merely as surety, the prompt and complete payment and performance by each Borrower when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations (including, without limitation, all reasonable fees, charges and disbursements of counsel) which may be paid or incurred by any Secured Party in enforcing or obtaining advice of counsel in respect of, any of their rights under the guarantee contained in Article 4 thereof; and

(d) the undersigned hereby (i) agrees that this Counterpart Agreement may be attached to the U.S. Collateral Agreement or the Canadian Collateral Agreement (collectively, the “Collateral Agreements” and each individually, a “Collateral Agreement”), as applicable, (ii) agrees that the undersigned will comply with all the terms and conditions of the applicable Collateral Agreement as if it were an original signatory thereto, (iii) grants to the Administrative Agent for the benefit of the Secured Parties a security interest in all of the undersigned’s right, title and interest in and to all “Collateral”

(as such term is defined in the applicable Collateral Agreement) of the undersigned, in each case whether now or hereafter existing or in which the undersigned now has or hereafter acquires an interest and wherever the same may be located and (iv) delivers to the Administrative Agent supplements to all schedules attached to the applicable Collateral Agreement. All such Collateral shall be deemed to be part of the “Collateral” and hereafter be subject to each of the terms and conditions of the applicable Collateral Agreement.

Section 2. The undersigned agrees from time to time, upon request of Administrative Agent, to take such additional actions and to execute and deliver such additional documents and instruments as Administrative Agent may request in accordance with the terms of Sections 7.21 and 7.22 of the Credit Agreement to effect the transactions contemplated by, and to carry out the intent of, this Counterpart Agreement. Neither this Counterpart Agreement nor any term hereof may be changed, waived, discharged or terminated, except by an instrument in writing signed by the party (including, if applicable, any party required to evidence its consent to or acceptance of this Counterpart Agreement) against whom enforcement of such change, waiver, discharge or termination is sought. Any notice or other communication herein required or permitted to be given shall be given pursuant to Article 14 of the Credit Agreement, and for all purposes thereof, the notice address of the undersigned shall be the address as set forth on the signature page hereof. In case any provision in or obligation under this Counterpart Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

Section 3. THIS COUNTERPART AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS COUNTERPART AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

Section 4. THE UNDERSIGNED HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS TO THE JURISDICTION PROVISIONS SET FORTH IN SECTION 10.10 OF THE CREDIT AGREEMENT AND IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY THE LAW, ANY RIGHT IT MAY HAVE TO A JURY TRIAL, IN ACCORDANCE WITH SECTION 10.11 OF THE CREDIT AGREEMENT.

[Remainder of this page intentionally left blank]

IN WITNESS WHEREOF, the undersigned has caused this Counterpart Agreement to be duly executed and delivered by its duly authorized officer as of the date above first written.

[NAME OF SUBSIDIARY]

By:
Name:
Title:

Address for Notices:

Attention:
Telecopier:

with a copy to:

Attention:
Telecopier:

ACKNOWLEDGED AND ACCEPTED, as of the date above first written:

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

EXHIBIT H

(to Credit Agreement)

FORM OF BORROWING BASE CERTIFICATE

Whirlpool Corporation Summary BBC Availability as of: 01/00/00 (Actual in USD)				Certificate #: Certificate Date: Period Start Date: Period End Date:

COLLATERAL AVAILABILITY	USA		Canada		Total
Gross Accounts Receivable Availability		$—		$—		$—
Net Accounts Receivable Availability		$—		$—		$—
Effective advance rate		n/a		n/a		n/a
Gross Credit Card A/R Availability		$—		$—		$—
Net Credit Card A/R Availability		$—		$—		$—
Effective advance rate		n/a		n/a		n/a
Gross Inventory Availability		$—		$—		$—
Net Inventory Availability		$—		$—		$—
Effective advance rate		n/a		n/a		n/a
Gross In-Transit Inventory Availability		$—		$—		$—
Net In-Transit Inventory Availability		$—		$—
Effective advance rate		n/a		n/a		n/a
Cash Collateral		$—		$—		$—

Total Availability before Reserves - AR, INV, CASH, CC AR		$—		$—
Less: Reserves	$		$		$

Total Availability after Reserves - AR, INV, CASH		$—		$—		$—
Tradename (IP) Collateral
M&E Collateral $ -						$—
Consolidated Availability - AR, INV, CASH, IP, M&E
Total net consolidated availability (Line Cap $2,000,000,000)
Suppressed Availability
Less: Current Revolving Loans					$
Less: Outstanding Letters of Credit					$
Less: Other Exposure					$

Aggregate Exposure					$

Availability Not Borrowed

,

Signed By Name:

EXHIBIT I

(to Credit Agreement)

FORM OF JUNIOR LIEN INTERCREDITOR AGREEMENT

JUNIOR LIEN INTERCREDITOR AGREEMENT

among

WHIRLPOOL CORPORATION,

as the Company

JPMORGAN CHASE BANK, N.A.,

as Senior Representative for the Initial Credit Agreement Secured Parties,

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION,

as the Second Priority Representative, and

each additional Representative from time to time party hereto dated as of [ ], 2026

JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of [ ], 2026 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time pursuant to the terms hereof, this “Agreement”), among WHIRLPOOL CORPORATION, a Delaware corporation (the “Company”), JPMORGAN CHASE BANK, N.A., as Representative for the Initial Credit Agreement Secured Parties (in such capacity, the “Administrative Agent”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Representative for the Initial Second Priority Debt Parties (in such capacity, the “Initial Second Priority Representative”), and each additional Second Priority Representative and Senior Representative that from time to time becomes a party hereto pursuant to Section 8.09.

In consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Administrative Agent (for itself and on behalf of the Initial Credit Agreement Secured Parties), the Initial Second Priority Representative (for itself and on behalf of the Initial Second Priority Debt Parties), each additional Senior Representative (for itself and on behalf of the Additional Senior Debt Parties under the applicable Additional Senior Debt Facility), the Grantors, and each additional Second Priority Representative (for itself and on behalf of the Second Priority Debt Parties under the applicable Second Priority Debt Facility) agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Certain Defined Terms. Capitalized terms used but not otherwise defined herein have the meanings set forth in the Initial Credit Agreement or, if defined in the New York UCC, the meanings specified therein. As used in this Agreement, the following terms have the meanings specified below:

“Additional Senior Debt” means any Indebtedness that is issued, incurred or guaranteed by the Company and/or any Guarantor (other than Indebtedness constituting Initial Credit Agreement Obligations) which Indebtedness and guarantees are secured by the Senior Collateral (or a portion thereof) on a basis that is senior to the Second Priority Debt Obligations; provided, however, that (i) such Indebtedness is permitted to be issued, incurred, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have (A) executed and delivered this Agreement as of the date hereof or become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof and (B) become a party to a Term Indebtedness Intercreditor Agreement to the extent required under the Initial Credit Agreement; provided, further, that, if such Indebtedness will be the initial Additional Senior Debt incurred by the Company and/or any Grantors, the Administrative Agent and the Representative for such Indebtedness shall have executed and delivered a Term Indebtedness Intercreditor Agreement. Additional Senior Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors.

“Additional Senior Debt Documents” means, with respect to any series, issue or class of Additional Senior Debt, the promissory notes, indentures, credit agreements, the Senior Collateral Documents or other operative agreements evidencing or governing such Indebtedness.

“Additional Senior Debt Facility” means each indenture, credit agreement or other governing agreement with respect to any Additional Senior Debt.

“Additional Senior Debt Obligations” means, with respect to any series, issue or class of Additional Senior Debt, (a) all principal of, and interest, fees and expenses (including, without limitation, any interest, fees or expenses which accrues after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Additional Senior Debt, (b) all other amounts payable by any Grantor to the related Additional Senior Debt Parties under the related Additional Senior Debt Documents, (c) any Secured Hedge Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (d) any Secured Cash Management Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (e) any Secured Pari Lease Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (f) any Supply Chain Finance Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (g) any Bilateral Letter of Credit Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations, (h) any Import/Export Finance Obligations secured under the Senior Collateral Documents securing the related series, issue or class of Additional Senior Debt Obligations and (i) any renewals, replacements, Refinancings or extensions of the foregoing. Additional Senior Debt Obligations shall include any Term Indebtedness Obligations or other permitted Indebtedness that, in each case, constitutes Additional Senior Debt and guarantees thereof by the Grantors issued in exchange therefor.

“Additional Senior Debt Parties” means, with respect to any series, issue or class of Additional Senior Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Additional Senior Debt Documents and the beneficiaries of each indemnification or reimbursement obligation undertaken by the Company or any Guarantor under any related Additional Senior Debt Documents.

“Administrative Agent” has the meaning assigned to such term in the introductory paragraph of this Agreement and shall include any successor administrative agent and collateral agent as provided in Section 11.06 of the Initial Credit Agreement; provided, however, that if the Initial Credit Agreement is Refinanced, then all references herein to the Administrative Agent shall refer to the administrative agent (or trustee) under the Refinancing.

“Agreement” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Bankruptcy Code” means Title 11 of the United States Code, as amended.

“Bankruptcy Law” means the Bankruptcy Code and any similar federal, state, provincial, territorial or foreign law for the relief of debtors, including any Debtor Relief Laws.

“Bilateral Letter of Credit Obligations” shall have the meaning provided in any applicable Senior Debt Documents.

“Class Debt” has the meaning assigned to such term in Section 8.09.

“Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Class Debt Representatives” has the meaning assigned to such term in Section 8.09.

“Collateral” means the Senior Collateral and the Second Priority Collateral.

“Collateral Documents” means the Senior Collateral Documents and the Second Priority Collateral Documents.

“Company” has the meaning assigned to such term in the introductory paragraph of this Agreement.

“Debt Facility” means any Senior Facility and any Second Priority Debt Facility.

“Designated Second Priority Representative” means (i) the Initial Second Priority Representative, until such time as the Second Priority Debt Facility under the Initial Second Priority Debt Documents ceases to be the only Second Priority Debt Facility under this Agreement and (ii) thereafter, the Second Priority Representative designated from time to time by the Second Priority Majority Representatives, in a written notice to the Designated Senior Representative and the Company hereunder, as the “Designated Second Priority Representative” for purposes hereof. The Designated Senior Representative may treat the Initial Second Priority Representative as Designated Second Priority Representative until such time as it receives a written notice from the Company or the Initial Second Priority Representative that the Initial Second Priority Representative was replaced as Designated Second Priority Representative.

“Designated Senior Representative” means (i) if at any time there is only one Senior Representative for a Senior Facility with respect to which the Discharge of Senior Obligations has not occurred, such Senior Representative and (ii) at any time when clause (i) does not apply, the Applicable Authorized Representative (or similar term) (as defined in any Term Indebtedness Intercreditor Agreement) at such time. The Designated Second Priority Representative may treat the Administrative Agent as Designated Senior Representative until such time as it receives a written notice from the Company or the Administrative Agent that the Administrative Agent was replaced as Designated Senior Representative.

“DIP Financing” has the meaning assigned to such term in Section 6.01.

“Discharge” means, except as otherwise provided in Section 5.06 and Section 6.04, with respect to any Debt Facility, the date on which all of the following shall have occurred (i) such Debt Facility and the Senior Obligations or Second Priority Debt Obligations thereunder, as the case may be, are no longer secured by, and no longer required to be secured by, the Shared Collateral pursuant to the terms of the documentation governing such Debt Facility, (ii) any letters of credit issued under the relevant Debt Facility have terminated or been cash collateralized or backstopped or “grandfathered” under a future credit facility (in the amount and form required under the applicable Debt Facility) and (iii) the termination of all commitments to lend or otherwise extend credit under such Debt Facility and the relevant Senior Debt Documents or Second Priority Debt Documents.

“Discharge of Initial Credit Agreement Obligations” means the Discharge of the Initial Credit Agreement Obligations; provided that the Discharge of Initial Credit Agreement Obligations shall not be deemed to have occurred in connection with a Refinancing of such Initial Credit Agreement Obligations with an Additional Senior Debt Facility secured by such Shared Collateral under one or more Additional Senior Debt Documents which has been designated in writing by the Senior Representative (under the Initial Credit Agreement so Refinanced) to the Designated Second Priority Representative as the “Initial Credit Agreement” for purposes of this Agreement.

“Discharge of Senior Obligations” means the date on which the Discharge of Initial Credit Agreement Obligations and the Discharge of the Senior Obligations in respect of each Additional Senior Debt Facility has occurred.

“Grantors” means the “Grantors” as defined in the Security Agreement (or similar term).

“Guarantors” means the “Guarantors” as defined in the Initial Credit Agreement (or similar term).

“Import/Export Finance Obligations” shall have the meaning provided in any applicable Senior Debt Documents.

“Initial Credit Agreement” means that certain ABL Credit and Guaranty Agreement, dated as of June 16, 2026, among the Company, each other Borrower party thereto, each Subsidiary Guarantor party thereto, the lenders from time to time party thereto, and the Administrative Agent (as such agreement may be amended, restated, amended and restated, supplemented, waived or otherwise modified, Refinanced, extended, restructured or replaced from time to time (whether in whole or in part, whether with the original Administrative Agent and Lenders or other agents and lenders or otherwise, and whether provided under the original Initial Credit Agreement or one or more other credit agreements, indentures, note purchase agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, in each case as and to the extent permitted by the Initial Credit Agreement, unless such agreement, instrument or document expressly provides that it is not intended to be and is not the Initial Credit Agreement)).

“Initial Credit Agreement Loan Documents” means the Initial Credit Agreement and the other “Loan Documents” as defined in the Initial Credit Agreement (or similar term).

“Initial Credit Agreement Obligations” means the “Secured Obligations” as defined in the Initial Credit Agreement (or similar term in any Refinancing thereof).

“Initial Credit Agreement Secured Parties” means the “Secured Parties” as defined in the Initial Credit Agreement (or similar term in any Refinancing thereof).

“Initial Second Priority Collateral Documents” means that certain “U.S. Collateral Agreement” and the other “Collateral Documents”, each as defined in the Initial Second Priority Debt Documents and each of the collateral agreements, security agreements, pledge agreements, debentures and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for the Initial Second Priority Debt Obligations.

“Initial Second Priority Debt” means the Second Priority Debt incurred pursuant to the Initial Second Priority Debt Documents.

“Initial Second Priority Debt Agreement” mean that certain Indenture, dated as of June 16, 2026, among the Company, as issuer, the guarantors party thereto and the Initial Second Priority Representative, as trustee and notes collateral agent (as the same may be amended, restated, amended and restated, supplemented, waived or otherwise modified from time to time or refunded, Refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original trustee and noteholders or other agents or trustees and lenders or noteholders or otherwise, and whether provided under the original Initial Second Priority Debt Agreement or one or more other credit agreements, indentures, note purchase agreements or otherwise, including any agreement extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof, unless such agreement, instrument or document expressly provides that it is not intended to be and is not a “Second Lien Debt Agreement”)).

“Initial Second Priority Debt Documents” means the Initial Second Priority Debt Agreement and any notes, security documents, pledge agreements, debentures and other operative agreements evidencing or governing such Indebtedness, including any Initial Second Priority Collateral Documents and the other “Note Documents” as defined in the Initial Second Priority Debt Agreement.

“Initial Second Priority Debt Obligations” means the “Obligations” as defined in the Initial Second Priority Debt Documents (or similar term in any Refinancing thereof).

“Initial Second Priority Debt Parties” means the Initial Second Priority Representative and the holders of the Initial Second Priority Debt Obligations issued pursuant to the Initial Second Priority Debt Documents, the Representative with respect thereto, any trustee or agent therefor under any related Initial Second Priority Debt Documents and the beneficiaries of each indemnification or reimbursement obligation undertaken by the Company or any other Grantor under any related Initial Second Priority Debt Documents.

“Initial Second Priority Representative” has the meaning assigned to such term in the introductory paragraph to this Agreement.

“Insolvency or Liquidation Proceeding” means:

(1) any case or proceeding commenced by or against the Company or any other Grantor or the filing of any petition by or against the Company or any other Grantor under any Bankruptcy Law, any other case or proceeding for the reorganization, recapitalization or adjustment or marshalling of the assets or liabilities of the Company or any other Grantor, any receivership or assignment for the benefit of creditors relating to the Company or any other Grantor or any similar case or proceeding relative to the Company or any other Grantor or its creditors, as such, in each case whether or not voluntary;

(2) any liquidation, dissolution, marshalling of assets or liabilities or other winding up of or relating to the Company or any other Grantor, in each case whether or not voluntary and whether or not involving bankruptcy or insolvency; or

(3) any other case or proceeding of any type or nature in which substantially all claims of creditors of the Company or any other Grantor are determined and any payment or distribution is or may be made on account of such claims.

“Intellectual Property” shall have the meaning provided in the Initial Credit Agreement.

“Joinder Agreement” means a supplement to this Agreement substantially in the form of Annex II or Annex III hereof required to be delivered by a Representative to the Designated Senior Representative and the Designated Second Priority Representative, as applicable, pursuant to Section 8.09 hereof in order to include an additional Debt Facility hereunder and to become the Representative hereunder for the Senior Secured Parties or Second Priority Debt Parties, as the case may be, under such Debt Facility.

“Lien” shall have the meaning provided in the Initial Credit Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Person” shall have the meaning provided in the Initial Credit Agreement.

“Pledged or Controlled Collateral” has the meaning assigned to such term in Section 5.05(a).

“Proceeds” means the proceeds of any sale, collection or other liquidation of Shared Collateral and any payment or distribution made in respect of Shared Collateral in an Insolvency or Liquidation Proceeding and any amounts received by any Senior Representative or any Senior Secured Party from a Second Priority Debt Party in respect of Shared Collateral pursuant to this Agreement.

“Purchase Event” has the meaning assigned to such term in Section 5.07.

“Recovery” has the meaning assigned to such term in Section 6.04.

“Refinance” means, in respect of any indebtedness, to refinance, extend, renew, defease, amend, increase, modify, supplement, restructure, refund, replace or repay such indebtedness, or to issue other indebtedness or enter into alternative financing arrangements, in exchange or replacement for such indebtedness (in whole or in part), including by adding or replacing lenders, creditors, agents, borrowers and/or guarantors, and including in each case, but not limited to, after the original instrument giving rise to such indebtedness has been terminated and including, in each case, through any credit agreement, indenture, note purchase agreement, or other agreement. “Refinanced” and “Refinancing” have correlative meanings.

“Registered Equivalent Notes” means, with respect to any notes originally issued in a Rule 144A or other private placement transaction under the Securities Act of 1933, substantially identical notes (having the same guarantees) issued in a dollar-for-dollar exchange therefor pursuant to an exchange offer registered with the SEC.

“Release” has the meaning assigned to such term in Section 5.01(a).

“Replacement Senior Obligations” has the meaning assigned to such term in Section 8.08.

“Representatives” means the Senior Representatives and the Second Priority Representatives.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Priority Class Debt” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Second Priority Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Second Priority Collateral” means any “Collateral” (or any equivalent term) as defined in any Second Priority Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Second Priority Collateral Document as security for any Second Priority Debt Obligation.

“Second Priority Collateral Documents” means the Initial Second Priority Collateral Documents and each of the other collateral agreements, security agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Second Priority Debt Obligation.

“Second Priority Debt” means (a) the Initial Second Priority Debt and (b) any other Indebtedness that is incurred, issued or guaranteed by the Company and/or any Guarantor, which Indebtedness and guarantees are secured by the Second Priority Collateral on a subordinate basis without regard to control of remedies to the Senior Obligations (and which is not secured by Liens on any assets of the Company or any other Grantor other than the Second Priority Collateral or which are not included in the Senior Collateral unless otherwise declined by the Senior Class Debt Parties pursuant to Section 2.04(a)); provided, however, that (i) such Indebtedness is permitted to be incurred, issued, secured and guaranteed on such basis by each then extant Senior Debt Document and Second Priority Debt Document and (ii) the Representative for the holders of such Indebtedness shall have become party to this Agreement pursuant to, and by satisfying the conditions set forth in, Section 8.09 hereof. Second Priority Debt shall include any Registered Equivalent Notes and guarantees thereof by the Guarantors issued in exchange therefor.

“Second Priority Debt Documents” means the Initial Second Priority Debt Documents and, with respect to any other series, issue or class of Second Priority Debt, the promissory notes, note purchase agreements, indentures, credit agreements, the Second Priority Collateral Documents or other operative agreements evidencing or governing such Indebtedness, including the Second Priority Collateral Documents.

“Second Priority Debt Facility” means each indenture, credit agreement, note purchase agreement or other governing agreement with respect to any Second Priority Debt.

“Second Priority Debt Obligations” means the Initial Second Priority Debt Obligations and, with respect to any other series, issue or class of Second Priority Debt, (a) all principal of, and interest, fees and expenses (including, without limitation, any interest, fees or expenses and other amounts (if any) which accrue after the commencement of any Insolvency or Liquidation Proceeding, whether or not allowed or allowable as a claim in any such proceeding) payable with respect to, such Second Priority Debt and (b) all other amounts payable to the related Second Priority Debt Parties under the related Second Priority Debt Documents.

“Second Priority Debt Parties” means the Initial Second Priority Debt Parties and, with respect to any other series, issue or class of Second Priority Debt, the holders of such Indebtedness, the Representative with respect thereto, any trustee or agent therefor under any related Second Priority Debt Documents and the beneficiaries of each indemnification or reimbursement obligation undertaken by the Company or any other Grantor under any related Second Priority Debt Documents.

“Second Priority Enforcement Date” means, with respect to any Second Priority Representative, the date which is 180 consecutive days after the occurrence of both (i) an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) and (ii) the Designated Senior Representative’s and each other Representative’s receipt of written notice from such Second Priority Representative that (x) such Second Priority Representative is the Designated Second Priority Representative and that an Event of Default (under and as defined in the Second Priority Debt Document for which such Second Priority Representative has been named as Representative) has occurred and is continuing and (y) the Second Priority Debt Obligations of the series with respect to which such Second Priority Representative is the Second Priority Representative are currently due and payable in full (whether as a result of acceleration thereof or otherwise) in accordance with the terms of the applicable Second Priority Debt Document; provided that the Second Priority Enforcement Date shall be stayed and shall not occur and shall be deemed not to have occurred (1)

at any time the Designated Senior Representative (including any Person acting on its behalf) has commenced and is diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) at any time the Grantor which has granted a security interest in the Shared Collateral is then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding. If the Designated Second Priority Representative or any other Second Priority Debt Party exercises any rights or remedies with respect to the Shared Collateral in accordance with the immediately preceding sentence of this definition and thereafter the Designated Senior Representative or any other Senior Secured Party commences (or attempts to commence) the exercise of any of its rights or remedies with respect to the Shared Collateral (including seeking relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding), the Second Priority Enforcement Date shall be deemed not to have occurred and the Designated Second Priority Representative and each other Second Priority Debt Party shall stop exercising any such rights or remedies with respect to the Shared Collateral and shall otherwise cooperate with the Designated Senior Representative in the exercise of remedies pursuant to the terms hereof.

“Second Priority Lien” means the Liens on the Second Priority Collateral in favor of Second Priority Debt Parties under the Second Priority Collateral Documents.

“Second Priority Majority Representatives” means Second Priority Representatives representing at least a majority of the then aggregate amount of Second Priority Debt Obligations.

“Second Priority Representative” means (i) in the case of the Initial Second Priority Debt Agreement, the Initial Second Priority Representative and (ii) in the case of any other Second Priority Debt Facility and the Second Priority Debt Parties thereunder, the trustee, administrative agent, collateral agent, security agent or similar agent under such Second Priority Debt Facility that is named as the Representative in respect of such Second Priority Debt Facility in the applicable Joinder Agreement.

“Secured Cash Management Obligations” shall mean any “Secured Cash Management Obligations” or similar terms in any applicable Senior Debt Documents.

“Secured Hedge Obligations” shall have the meaning provided in any applicable Senior Debt Documents.

“Secured Obligations” means the Senior Obligations and the Second Priority Debt Obligations.

“Secured Pari Lease Obligations” shall have the meaning provided inany applicable Senior Debt Documents.

“Secured Parties” means the Senior Secured Parties and the Second Priority Debt Parties.

“Security Agreement” means, collectively, the “U.S. Collateral Agreement” and the “Canadian Collateral Agreement” as defined in the Initial Credit Agreement.

“Senior Class Debt” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Parties” has the meaning assigned to such term in Section 8.09.

“Senior Class Debt Representative” has the meaning assigned to such term in Section 8.09.

“Senior Collateral” means any “Collateral” (or any equivalent term) as defined in any Initial Credit Agreement Loan Document or any other Senior Debt Document or any other assets of the Company or any other Grantor with respect to which a Lien is granted or purported to be granted pursuant to a Senior Collateral Document as security for any Senior Obligations.

“Senior Collateral Documents” means the Security Agreement and the other “Collateral Documents” (or similar term) as defined in the Initial Credit Agreement and any accessions, supplements or joinders thereto, any Term Indebtedness Intercreditor Agreement (upon and after the initial execution and delivery thereof by the initial parties thereto) and each of the collateral agreements, security agreements, pledge agreements and other instruments and documents executed and delivered by the Company or any other Grantor for purposes of providing collateral security for any Senior Obligation.

“Senior Debt Documents” means the Initial Credit Agreement Loan Documents and any Additional Senior Debt Documents.

“Senior Facilities” means the Initial Credit Agreement and any Additional Senior Debt Facilities.

“Senior Lien” means the Liens on the Senior Collateral in favor of the Senior Secured Parties under the Senior Collateral Documents.

“Senior Obligations” means the Initial Credit Agreement Obligations and any Additional Senior Debt Obligations.

“Senior Representative” means (i) in the case of any Initial Credit Agreement Obligations or the Initial Credit Agreement Secured Parties, the Administrative Agent, and (ii) in the case of any Additional Senior Debt Facility and the Additional Senior Debt Parties thereunder (including with respect to any Additional Senior Debt Facility initially covered hereby on the date of this Agreement), the trustee, administrative agent, collateral agent, security agent or similar agent under such Additional Senior Debt Facility that is named as the Representative in respect of such Additional Senior Debt Facility hereunder or in the applicable Joinder Agreement.

“Senior Secured Parties” means the Initial Credit Agreement Secured Parties and any Additional Senior Debt Parties.

“Shared Collateral” means, at any time, Collateral in which the holders of Senior Obligations under at least one Senior Facility and the holders of Second Priority Debt Obligations under at least one Second Priority Debt Facility (or their Representatives) hold or purport to hold a security interest at such time (or, in the case of the Senior Facilities, are deemed pursuant to Article II to hold a security interest). If, at any time, any portion of the Senior Collateral under one or more Senior Facilities does not constitute Second Priority Collateral under one or more Second Priority Debt Facilities, then such portion of such Senior Collateral shall constitute Shared Collateral only with respect to the Second Priority Debt Facilities for which it constitutes Second Priority Collateral and shall not constitute Shared Collateral for any Second Priority Debt Facility which does not have a security interest in such Collateral at such time.

“Subsidiary” shall have the meaning provided in the Initial Credit Agreement or, if the Initial Credit Agreement shall no longer be in effect, in the Senior Facility (if any) with the largest outstanding principal amount of any then outstanding Senior Facility.

“Supply Chain Finance Obligations” shall have the meaning provided in any applicable Senior Debt Documents.

“Term Indebtedness Intercreditor Agreement” has the meaning assigned to such term in the Initial Credit Agreement.

“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9; provided, further, that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code or other applicable personal property security laws (including the PPSA) as in effect in a jurisdiction other than New York, “UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code or other applicable personal property security laws (including the PPSA) as in effect in such other jurisdiction from time to time for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

SECTION 2.01 Interpretive Provision. The interpretive provisions contained in Article I of the Initial Credit Agreement are incorporated herein, mutatis mutandis, as if a part hereof.

ARTICLE II

Priorities and Agreements with Respect to Shared Collateral

SECTION 2.01 Subordination. Notwithstanding the date, time, manner or order of filing or recordation of any document or instrument or grant, attachment or perfection of any Liens granted to any Second Priority Representative or any Second Priority Debt Parties on the Shared Collateral or of any Liens granted to any Senior Representative or any other Senior Secured Party on the Shared Collateral (or any actual or alleged defect in any of the foregoing) and notwithstanding any provision of the UCC, any applicable law, any Second Priority Debt Document or any Senior Debt Document or any other circumstance whatsoever, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that (a) any Lien on the Shared Collateral securing or purporting to secure any Senior Obligations now or hereafter held by or on behalf of any Senior Representative or any other Senior Secured Party or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall have priority over and be senior in all respects and prior to any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations and (b) any Lien on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations now or hereafter held by or on behalf of any Second Priority Representative or any other Second Priority Debt Parties or other agent or trustee therefor, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, shall be junior and subordinate in all respects to all Liens on the Shared Collateral securing or purporting to secure any Senior Obligations. All Liens on the Shared Collateral securing or purporting to secure any Senior Obligations shall be and remain senior in all respects and prior to all Liens on the Shared Collateral securing or purporting to secure any Second Priority Debt Obligations for all purposes, whether or not such Liens securing or purporting to secure any Senior Obligations are subordinated to any Lien securing any other obligation of the Company, any Grantor or any other Person or otherwise subordinated, voided, avoided, invalidated or lapsed.SECTION 2.02 Nature of Senior Lender Claims. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that (a) a portion of the Senior Obligations may be revolving in nature and that the amount thereof that may be outstanding at any time or from time to time may be increased or reduced and subsequently reborrowed, (b) the terms of the Senior Debt Documents and the Senior Obligations may be amended, restated, amended and restated, supplemented or otherwise modified, and the Senior Obligations, or a portion thereof, may be Refinanced from time to time and (c) the aggregate amount of the Senior Obligations may be increased, in each case, without notice to or consent by the Second Priority Representatives or the Second Priority Debt Parties and without affecting the provisions hereof. The Lien priorities provided for in Section 2.01 shall not be altered or otherwise affected by any amendment, restatement, amendment and restatement, supplement or other modification, or any Refinancing, of either the Senior Obligations or the Second Priority Debt Obligations, or any portion thereof. As between the Company and the other Grantors and the Second Priority Debt Parties, the foregoing provisions will not limit or otherwise affect the obligations of the Company and the Grantors contained in any Second Priority Debt Document with respect to the incurrence of additional Senior Obligations.

SECTION 2.03 Prohibition on Contesting Liens. Each of the Second Priority Representatives, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Senior Obligations held (or purported to be held) by or on behalf of any Senior Representative or any of the other Senior Secured Parties or other agent or trustee therefor in any Senior Collateral, and each Senior Representative, for itself and on behalf of each Senior Secured Party under its Senior Facility, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency or Liquidation Proceeding), the validity, extent, perfection, priority or enforceability of any Lien securing, or the allowability of any claims asserted with respect to, any Second Priority Debt Obligations held (or purported to be held) by or on behalf of any Second Priority Representative or any of the Second Priority Debt Parties in the Second Priority Collateral. Notwithstanding the foregoing, no provision in this Agreement shall be construed to prevent or impair the rights of any Senior Representative to enforce this Agreement (including the priority of the Liens securing the Senior Obligations as provided in Section 2.01) or any of the Senior Debt Documents.

SECTION 2.04 No New Liens.

(a) Except as otherwise set forth herein, the parties hereto agree that it is their intention that the Senior Collateral and the Second Priority Collateral be identical. Accordingly, the parties hereto agree, subject to the other provisions of this Agreement, to cooperate in good faith (and to direct their counsel to cooperate in good faith) in the case of any ambiguity or uncertainty, to determine the specific items included in the Senior Collateral and the Second Priority Collateral, the steps taken to perfect the Liens thereon, and the identity of the Persons having Senior Obligations or Second Priority Obligations.

(b) Subject to the terms hereof including Section 2.06 herein, the parties hereto agree that:

(i) so long as the Discharge of Senior Obligations has not occurred, (i) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Second Priority Debt Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Senior Obligations (unless each Senior Representative has declined such grant in writing on behalf of the applicable Senior Secured Parties); and (ii) if any Second Priority Representative or any Second Priority Debt Party shall hold any Lien on any assets or property of any Grantor securing any Second Priority Debt Obligations that are not also subject to the first-priority Liens securing all Senior Obligations under the Senior Collateral Documents, such Second Priority Representative or Second Priority Debt Party (x) shall notify the Designated Senior Representative promptly upon becoming aware thereof and, unless (I) such Grantor shall promptly grant a similar Lien on such assets or property to each Senior Representative as security for the Senior Obligations or (II) each Senior Representative has declined such grant in writing on behalf of the applicable Senior Secured Parties, shall assign such Lien to the Designated Senior Representative as security for all Senior Obligations for the benefit of the Senior Secured Parties (but may retain a junior lien on such assets or property subject to the terms hereof) and (y) until such assignment or such grant of a similar Lien to each Senior Representative, shall be deemed to also hold and have held such Lien for the benefit of each Senior Representative and the other Senior Secured Parties as security for the Senior Obligations, subject to the Lien priorities set forth in this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Senior Representative or any other Senior Secured Party, each Second Priority Representative agrees, for itself and on behalf of the other Second Priority Debt Parties, that any amounts received by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02; and

(ii) so long as the Discharge of Second Priority Obligations has not occurred, (i) none of the Grantors shall grant or permit any additional Liens on any asset or property of any Grantor to secure any Senior Lien Obligation unless it has granted, or substantially concurrently therewith grants, a Lien on such asset or property of such Grantor to secure the Second Priority Obligations (unless each Second Priority Representative has declined such grant in writing on behalf of the applicable Second Priority Secured Parties); and (ii) if any Senior Representative or any Senior Secured Party shall hold any Lien on any assets or property of any Grantor securing any Senior Obligations that are not also subject to the second-

priority Liens securing all Second Priority Obligations under the Second Priority Collateral Documents, such Senior Representative or Senior Secured Party (x) shall notify the Designated Second Priority Representative promptly upon becoming aware thereof and, unless (I) such Grantor shall promptly grant a similar Lien on such assets or property to each Second Priority Representative as security for the Second Priority Obligations or (II) each Second Priority Representative has declined such grant in writing on behalf of the applicable Second Priority Debt Parties, shall also hold and be deemed to have held such Lien for the benefit of each Second Priority Representative and the other Second Priority Debt Parties as security for the Second Priority Obligations, subject to the Lien priorities set forth in this Agreement. To the extent that the provisions of the immediately preceding sentence are not complied with for any reason, without limiting any other right or remedy available to any Second Priority Debt Representative or any other Second Priority Debt Party, each Senior Representative agrees, for itself and on behalf of the other Senior Secured Parties, that any amounts received by or distributed to any Senior Secured Party pursuant to or as a result of any Lien granted in contravention of this Section 2.04 shall be subject to Section 4.01 and Section 4.02.

(c) The existence of a maximum claim with respect to any real property subject to a mortgage which applies to all Secured Obligations shall not be deemed to be a difference in Collateral among any series, issue or class of Senior Obligations or Second Priority Debt Obligations.

SECTION 2.05 Perfection of Liens. Except for the limited agreements of the Senior Representatives pursuant to Section 5.05 hereof, (i) none of the Senior Representatives or the Senior Secured Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Second Priority Representatives or the Second Priority Debt Parties, and (ii) none of the Second Priority Representatives or the Second Priority Debt Parties shall be responsible for perfecting and maintaining the perfection of Liens with respect to the Shared Collateral for the benefit of the Senior Representatives or the Senior Secured Parties. The provisions of this Agreement are intended solely to govern the respective Lien priorities as between the Senior Secured Parties and the Second Priority Debt Parties and shall not impose on the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties or any agent or trustee therefor any obligations in respect of the disposition of Proceeds of any Shared Collateral which would conflict with prior perfected claims therein in favor of any other Person or any order or decree of any court or governmental authority or any applicable law.

SECTION 2.06 Certain Cash Collateral. Notwithstanding anything in this Agreement or any other Senior Debt Documents or Second Priority Debt Documents to the contrary, Collateral consisting of cash and cash equivalents pledged to secure Senior Obligations consisting of reimbursement obligations in respect of Letters of Credit pursuant to Sections 2.04, 2.08(b), 2.11, 2.12 or 9.01 of the Initial Credit Agreement (or any equivalent successor provision) shall be applied as specified in such provision of the Initial Credit Agreement and will not constitute Shared Collateral and will not be subject to the requirements of Sections 2.04 and 2.05 of this Agreement.

ARTICLE III

Enforcement

SECTION 3.01 Exercise of Remedies.

(a) So long as the Discharge of Senior Obligations has not occurred, whether or not any Insolvency or Liquidation Proceeding has been commenced by or against the Company or any other Grantor, (i) neither any Second Priority Representative nor any Second Priority Debt Party will (w) exercise or seek to exercise any rights or remedies (including setoff or recoupment) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations or otherwise commence, or join with any

Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any action or proceeding with respect to such rights or remedies (including any enforcement, collection, execution, levy or foreclosure action or proceeding, with respect to any Lien held by it on the Shared Collateral under any of the Second Priority Debt Documents or otherwise in respect of the Second Priority Debt Obligations), (x) contest, protest or object to any foreclosure or enforcement proceeding or action brought with respect to the Shared Collateral or any other Senior Collateral by any Senior Representative or any Senior Secured Party in respect of the Senior Obligations, the exercise of any right by any Senior Representative or any Senior Secured Party (or any agent or sub-agent on their behalf) in respect of the Senior Obligations under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which any Senior Representative or any Senior Secured Party either is a party or may have rights as a third party beneficiary, or any other exercise by any such party of any rights and remedies relating to the Shared Collateral under the Senior Debt Documents or otherwise in respect of the Senior Collateral or the Senior Obligations, or (y) object to the forbearance by the Senior Secured Parties from bringing or pursuing any foreclosure or enforcement proceeding or action or any other exercise of any rights or remedies relating to the Shared Collateral in respect of Senior Obligations and (ii) except as otherwise provided herein, the Senior Representatives and the Senior Secured Parties shall have the exclusive right to enforce rights, exercise remedies (including setoff or recoupment and the right to credit bid their debt) and make determinations regarding the release, disposition or restrictions with respect to the Shared Collateral without any consultation with or the consent of any Second Priority Representative or any Second Priority Debt Party or (z) institute (or direct or support any other Person in instituting) any Insolvency or Liquidation Proceeding against any Grantor; provided, however, that (A) in any Insolvency or Liquidation Proceeding commenced by or against the Company or any other Grantor, any Second Priority Representative may file a claim, proof of claim or statement of interest with respect to the Second Priority Debt Obligations under its Second Priority Debt Facility in a manner that is not inconsistent with the terms of this Agreement, (B) any Second Priority Representative may take any action (not adverse to the prior Liens on the Shared Collateral securing the Senior Obligations or the rights of the Senior Representatives or the Senior Secured Parties to exercise remedies in respect thereof) in order to create, prove, perfect, preserve or protect (but not enforce) its rights in, and perfection and priority of its Lien on, the Shared Collateral, (C) any Second Priority Representative and the Second Priority Debt Parties may exercise their rights and remedies as unsecured creditors, solely to the extent not inconsistent with this Agreement, (D) any Second Priority Representative may exercise the rights and remedies provided for in Section 6.03 and the Second Priority Debt Parties may file any responsive or defensive pleadings in opposition to any motion, claim, adversary proceeding or other pleading made by any person objecting to or otherwise seeking the disallowance of the claims or Liens of the Second Priority Debt Parties or the avoidance of any Second Priority Lien to the extent not inconsistent with the terms of this Agreement, (E) any Second Priority Debt Party may vote on any proposal, plan of reorganization, plan of liquidation, agreement for composition, or other type of plan of compromise or arrangement proposed in or in connection with any Insolvency or Liquidation Proceeding in a manner that conforms to the terms and conditions of this Agreement (including Section 6.10(b)), (F) from and after the Second Priority Enforcement Date, the Designated Second Priority Representative (or a person authorized by it) may exercise or seek to exercise any rights or remedies (including setoff) with respect to any Shared Collateral in respect of any Second Priority Debt Obligations, or institute any action or proceeding with respect to such rights or remedies (including any action of foreclosure), but only so long as (1) the Designated Senior Representative has not commenced and is not diligently pursuing any enforcement action with respect to all or a material portion of the Shared Collateral or (2) the Grantor which has granted a security interest in such Shared Collateral is not then a debtor under or with respect to (or otherwise subject to) any Insolvency or Liquidation Proceeding, (G) any Second Priority Representative and the Second Priority Debt Parties may bid to acquire any Shared Collateral in any foreclosure or enforcement action, but solely to the extent such bid provides for the payment in full in cash of all Senior Obligations, (H) any Second Priority Representative and the Second Priority Debt Parties may accelerate the Second Priority Obligations in accordance with the terms of the Second Priority Debt Documents, provided that no Second Priority Debt Party may take any other or further actions to collect upon any Second Priority Obligations following such acceleration in a manner that violates the terms of this Agreement and (I) any Second Priority Representative and the Second Priority Debt Parties may enforce the terms of subordination agreements with third-parties (other than any third-parties that are party to a subordination or intercreditor agreement with any of the Senior Secured Parties) in a manner that does not violate the terms of this Agreement. In exercising rights and remedies with respect to the Senior Collateral, the Senior Representatives and the Senior Secured Parties may enforce the provisions of the Senior Debt Documents and exercise remedies thereunder, all in such order and in such manner as they may determine in the exercise of their sole discretion. Such exercise and enforcement shall include the rights of an agent appointed by them to sell or otherwise dispose of Shared Collateral upon foreclosure or otherwise, to incur expenses in connection with such sale or disposition and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under Bankruptcy Laws of any applicable jurisdiction.

(b) So long as the Discharge of Senior Obligations has not occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not take or receive any Shared Collateral or any Proceeds of Shared Collateral in connection with the exercise of any right or remedy (including setoff or recoupment) with respect to any Shared Collateral in respect of Second Priority Debt Obligations. Without limiting the generality of the foregoing, unless and until the Discharge of Senior Obligations has occurred, except as expressly provided in the proviso in clause (ii) of Section 3.01(a) and in Article VI, the sole right of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Shared Collateral is to (x) hold a Lien on the Shared Collateral in respect of Second Priority Debt Obligations pursuant to the Second Priority Debt Documents for the period and to the extent granted therein (y) receive a share of the Proceeds thereof, if any, after the Discharge of Senior Obligations has occurred and (z) enforce the terms of this Agreement.

(c) Subject to the proviso in clause (ii) of Section 3.01(a), (i) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that neither such Second Priority Representative nor any such Second Priority Debt Party will take any action that would hinder or otherwise interfere with or delay any exercise of remedies undertaken by any Senior Representative or any Senior Secured Party with respect to the Shared Collateral under the Senior Debt Documents, including any sale, lease, exchange, transfer or other disposition of the Shared Collateral, whether by foreclosure or otherwise, and (ii) each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives any and all rights it or any such Second Priority Debt Party may have as a junior lien creditor or otherwise to object to the manner in which the Senior Representatives or the Senior Secured Parties seek to enforce or collect the Senior Obligations or the Liens granted on any of the Senior Collateral, regardless of whether any action or failure to act by or on behalf of any Senior Representative or any other Senior Secured Party is adverse to the interests of the Second Priority Debt Parties.

(d) Each Second Priority Representative hereby acknowledges and agrees that no covenant, agreement or restriction contained in any Second Priority Debt Document shall be deemed to restrict in any way the rights and remedies of the Senior Representatives or the Senior Secured Parties with respect to the Senior Collateral as set forth in this Agreement and the Senior Debt Documents.

(e) Until the Discharge of Senior Obligations, except as expressly provided in the proviso in clause (ii) of Section 3.01(a), the Designated Senior Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Shared Collateral and shall have the exclusive right to determine and direct the time, method and place for exercising such right or remedy or conducting any proceeding with respect thereto. Following the Discharge of Senior

Obligations, the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to exercise any right or remedy with respect to the Collateral, and the Designated Second Priority Representative (or any Person authorized by it) shall have the exclusive right to direct the time, method and place of exercising or conducting any proceeding for the exercise of any right or remedy available to the Second Priority Debt Parties with respect to the Collateral, or of exercising or directing the exercise of any trust or power conferred on the Second Priority Representatives, or for the taking of any other action authorized by the Second Priority Collateral Documents; provided, however, that nothing in this Section 3.01 shall impair the right of any Second Priority Representative or other agent or trustee acting on behalf of the Second Priority Debt Parties to take such actions with respect to the Collateral after the Discharge of Senior Obligations as may be otherwise required or authorized pursuant to any intercreditor agreement governing the Second Priority Debt Parties or the Second Priority Debt Obligations.

SECTION 3.02 Cooperation. Subject to the proviso in clause (ii) of Section 3.01(a), each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, unless and until the Discharge of Senior Obligations has occurred, it will not commence, or join with any Person (other than the Senior Secured Parties and the Senior Representatives upon the request of the Designated Senior Representative) in commencing, any enforcement, collection, execution, levy or foreclosure action or proceeding with respect to any Lien held by it in the Shared Collateral under any of the Second Priority Debt Documents.

SECTION 3.03 Actions upon Breach. Should any Second Priority Representative or any Second Priority Debt Party, contrary to this Agreement, in any way take, attempt to take or threaten to take any action with respect to the Shared Collateral (including any attempt to realize upon or enforce any remedy with respect to this Agreement) or fail to take any action required by this Agreement, any Senior Representative or other Senior Secured Party (in its or their own name or in the name of the Company or any other Grantor) or the Company may obtain relief against such Second Priority Representative or such Second Priority Debt Party by injunction, specific performance or other appropriate equitable relief. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby (i) agrees that the Senior Secured Parties’ damages from the actions of the Second Priority Representatives or any Second Priority Debt Party may at that time be difficult to ascertain and may be irreparable and waives any defense that the Company, any other Grantor or the Senior Secured Parties cannot demonstrate damage or be made whole by the awarding of damages and (ii) irrevocably waives any defense based on the adequacy of a remedy at law and any other defense that might be asserted to bar the remedy of specific performance in any action that may be brought by any Senior Representative or any other Senior Secured Party.

ARTICLE IV

Payments

SECTION 4.01 Application of Proceeds. After an Event of Default (as defined therein) under any Senior Debt Document has occurred and until such Event of Default is cured or waived, so long as the Discharge of Senior Obligations has not occurred, the Shared Collateral or Proceeds thereof received in connection with the sale or other disposition of, or collection on, such Shared Collateral upon the exercise of remedies or, except as otherwise expressly set forth in Article VI, in any Insolvency or Liquidation Proceeding shall be applied by the Designated Senior Representative to the Senior Obligations in such order as specified in the relevant Senior Debt Documents until the Discharge of Senior Obligations has occurred. Upon the Discharge of Senior Obligations, each applicable Senior Representative shall deliver promptly to the Designated Second Priority Representative any Shared Collateral or Proceeds thereof held by it in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct, to be applied by the Designated Second Priority Representative to the Second Priority Debt Obligations in such order as specified in the relevant Second Priority Debt Documents.

SECTION 4.02 Payments Over. Unless and until the Discharge of Senior Obligations has occurred, and regardless of whether an Insolvency or Liquidation Proceeding has been commenced, any Shared Collateral or Proceeds thereof received by any Second Priority Representative or any Second Priority Debt Party in connection with the exercise of any right or remedy (including setoff or recoupment) relating to the Shared Collateral, whether or not in contravention of this Agreement, or otherwise (except as otherwise expressly set forth in Article VI) shall be segregated and held in trust for the benefit of and forthwith paid over to the Designated Senior Representative for the benefit of the Senior Secured Parties in the same form as received, with any necessary endorsements, or as a court of competent jurisdiction may otherwise direct. The Designated Senior Representative is hereby authorized to make any such endorsements as agent for each of the Second Priority Representatives or any such Second Priority Debt Party. This authorization is coupled with an interest and is irrevocable.

ARTICLE V

Other Agreements

SECTION 5.01 Releases.

(a) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that, if in connection with (i) the enforcement or exercise of any rights or remedies with respect to the Shared Collateral, including any sale, transfer or other disposition of Collateral by any Senior Secured Party upon an Event of Default (as defined in Senior Debt Documents), including in an Insolvency or Liquidation Proceeding, or (ii) any sale, transfer or other disposition of any Shared Collateral (other than in connection with any enforcement or exercise of rights or remedies with respect to the Shared Collateral which shall be governed by clause (i)) permitted under the terms of the Senior Debt Documents and the terms of the Second Priority Debt Documents, the Designated Senior Representative, for itself and on behalf of the other Senior Secured Parties releases any of the Senior Liens on the Shared Collateral (a “Release”), then the Liens on such Shared Collateral securing any Second Priority Debt Obligations shall be released automatically and without any further action, concurrently with the Release of all Senior Liens granted upon such Shared Collateral to secure Senior Obligations; provided that such Liens shall attach to the Proceeds of such sale, transfer, or other disposition of such Shared Collateral that are not otherwise applied to the Senior Obligations in accordance with this Agreement, in the priority set forth in this Agreement, without any further action, and each Second Priority Representative shall, for itself and on behalf of the other applicable Second Priority Class Debt Parties, promptly execute and deliver to the Designated Senior Representative and the applicable Grantors such termination statements, releases and other documents as the Designated Senior Representative or any applicable Grantor may reasonably request to effectively confirm such Release. Similarly, if the equity interests of any Person are foreclosed upon or otherwise disposed of pursuant to clause (i) or (ii) above and in connection therewith the Designated Senior Representative releases the Senior Liens on the property or assets of such Person or releases such Person from its guarantee of Senior Obligations, then the Second Priority Lien on such property or assets of such Person or such Person’s guarantee of Second Priority Debt Obligations shall be automatically released to the same extent. Nothing in this Section 5.01(a) will be deemed to affect any agreement of a Second Priority Representative, for itself and on behalf of the Second Priority Debt Parties under its Second Priority Debt Facility, to release the Liens on the Second Priority Collateral as set forth in the relevant Second Priority Debt Documents.

(b) Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby irrevocably constitutes and appoints the Designated Senior Representative and any officer or agent of the Designated Senior Representative, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Second Priority Representative or such Second Priority Debt Party or in the Designated Senior Representative’s own name, from time to time in the Designated Senior Representative’s discretion, for the purpose of carrying out the terms of Section 5.01(a), to take any and all appropriate action and to execute any and all documents and instruments that may be necessary or desirable to accomplish the purposes of Section 5.01(a), including any termination statements, endorsements or other instruments of transfer or release. The Designated Senior Representative hereby agrees to take action reasonably requested by the Grantors to carry out the terms of this Section 5.01(b) or to accomplish the purposes of Section 5.01(a).

(c) Unless and until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby consents to the application, whether prior to or after an Event of Default (as defined in any Senior Debt Document) of Proceeds of Shared Collateral to the repayment of Senior Obligations pursuant to the Senior Debt Documents; provided that nothing in this Section 5.01(c) shall be construed to prevent or impair the rights of the Second Priority Representatives or the Second Priority Debt Parties to receive Proceeds in connection with the Second Priority Debt Obligations not otherwise in contravention of this Agreement, including regularly scheduled payments of principal, premium, interest, fees and other amounts as set forth in Section 5.04.

(d) Notwithstanding anything to the contrary in any Second Priority Collateral Document, in the event the terms of a Senior Collateral Document and a Second Priority Collateral Document each require any Grantor to (i) make payment in respect of any item of Shared Collateral, (ii) deliver or afford control over any item of Shared Collateral to, or deposit any item of Shared Collateral with, (iii) register ownership of any item of Shared Collateral in the name of or make an assignment of ownership of any Shared Collateral or the rights thereunder to, (iv) cause any securities intermediary, commodity intermediary, bank or other Person acting in a similar capacity to agree to comply, in respect of any item of Shared Collateral, with instructions or orders from, or to treat, in respect of any item of Shared Collateral, as the entitlement holder, (v) hold any item of Shared Collateral in trust for (to the extent such item of Shared Collateral cannot be held in trust for multiple parties under applicable law), (vi) obtain the agreement of a bailee or other third party to hold any item of Shared Collateral for the benefit of or subject to the control of or, in respect of any item of Shared Collateral, to follow the instructions of, (vii) deliver any endorsements related to insurance covering items of Shared Collateral or (viii) obtain the agreement of a landlord with respect to access to leased premises where any item of Shared Collateral is located or waivers or subordination of rights with respect to any item of Shared Collateral in favor of, in any case, both the Designated Senior Representative and any Second Priority Representative or Second Priority Debt Party, such Grantor may, until the applicable Discharge of Senior Obligations has occurred, comply with such requirement under the Second Priority Collateral Document as it relates to such Shared Collateral by taking any of the actions set forth above only with respect to, or in favor of, the Designated Senior Representative; provided that notwithstanding anything to the contrary, any action or compliance with respect to the foregoing by any Grantor shall not cause a default or event of default to exist under any Senior Debt Document or any Second Priority Debt Document.

SECTION 5.02 Insurance and Condemnation Awards. Unless and until the Discharge of Senior Obligations has occurred, the Designated Senior Representative and the Senior Secured Parties shall have the sole and exclusive right, subject to the rights of the Grantors under the Senior Debt Documents, (a) to adjust settlement for any insurance policy covering the Shared Collateral in the event of any loss thereunder and (b) to approve any award granted in any condemnation or similar proceeding affecting the Shared Collateral, in each case in accordance with the Senior Debt Documents. Unless and until the Discharge of Senior Obligations has occurred, all Proceeds of any such policy and any such award, if in respect of the Shared Collateral, shall be paid (unless otherwise permitted to be paid to the Company or a Grantor pursuant to the terms of the Senior Debt Documents and the Second Priority Debt Documents, in which case such proceeds shall be paid to the Company or such Grantor) (i) first, prior to the occurrence of the Discharge of Senior Obligations, to the Designated Senior Representative for the benefit of Senior Secured Parties pursuant to the terms of the Senior Debt Documents, (ii) second, after the occurrence of the Discharge of Senior Obligations, to the Designated Second Priority Representative for the benefit of the Second Priority Debt Parties pursuant to the terms of the applicable Second Priority Debt Documents, and (iii) third, if no Second Priority Debt Obligations or Senior Obligations are outstanding (other than unasserted contingent obligations and expense reimbursement obligations), to the owner of the subject property, such other Person as may be entitled thereto or as a court of competent jurisdiction may otherwise direct. If any Second Priority Representative or any Second Priority Debt Party shall, at any time, receive any Proceeds of any such insurance policy or any such award in contravention of this Agreement, it shall pay such Proceeds over to the Designated Senior Representative in accordance with the terms of Section 4.02.

SECTION 5.03 Amendments to Debt Documents.

(a) The Senior Debt Documents may be amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with their terms, and the Senior Obligations may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Second Priority Representative or any Second Priority Debt Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Second Priority Majority Representatives no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement.

(b) The Second Priority Debt Documents may be amended, restated, amended and restated, extended, supplemented or otherwise modified in accordance with their terms, and the Second Priority Debt Obligations may be Refinanced or replaced, in whole or in part, in each case, without the consent of any Senior Representative or any Senior Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided, however, that, without the consent of the Senior Representatives, no such amendment, restatement, supplement, modification or Refinancing (or successive amendments, restatements, supplements, modifications or Refinancings) shall contravene any provision of this Agreement. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that each material Second Priority Collateral Document under its Second Priority Debt Facility shall include the following language (or language to similar effect reasonably approved by the Designated Senior Representative):

“Notwithstanding anything herein to the contrary, (i) the liens and security interests granted to the Second Priority Representative pursuant to this Agreement are expressly subject and subordinate to the liens and security interests granted in favor of the Senior Secured Parties (as defined in the Intercreditor Agreement referred to below), including liens and security interests granted to JPMorgan Chase Bank, N.A., as administrative agent, pursuant to or in connection with the Initial Credit Agreement, dated as of June 16, 2026 (as the same may be amended, restated, amended and restated, extended, supplemented, replaced, refinanced or otherwise modified from time to time), by and among Whirlpool Corporation (the “Company”), the other borrowers and subsidiary guarantors from time to time party thereto, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and the other parties party thereto and (ii) the exercise of any right or remedy by the Second Priority Representative hereunder is subject to the limitations and provisions of the Junior Lien Intercreditor Agreement, dated as of June 16, 2026 (as amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among the Company, JPMorgan Chase Bank, N.A., as Representative for the Initial Credit Agreement Secured Parties, U.S. Bank Trust Company, National Association, as Initial Second Priority Representative, and each additional Second Priority Representative and Senior Representative from time to time party thereto. In the event of any conflict between the terms of the Intercreditor Agreement and the terms of this Agreement, the terms of the Intercreditor Agreement shall govern.”

(c) In the event that each applicable Senior Representative and/or the Senior Secured Parties enter into any amendment, waiver or consent in respect of any of the Senior Collateral Documents for the purpose of adding to or deleting from, or waiving or consenting to any departures from any provisions of, any Senior Collateral Document or changing in any manner the rights of the Senior Representatives, the Senior Secured Parties, the Company or any other Grantor thereunder (including the release of any Liens in Senior Collateral and/or the release of any Guarantor of its guaranty of the Initial Credit Agreement Obligations) in a manner that is applicable to all Senior Facilities, then such amendment, waiver or consent shall apply automatically to any comparable provision of each comparable Second Priority Collateral Document without the consent of any Second Priority Representative or any Second Priority Debt Party and without any action by any Second Priority Representative, the Company or any other Grantor; provided, however, that (i) no such amendment, waiver or consent shall (A) remove assets subject to the Second Priority Liens or release any such Liens, except to the extent that such release is permitted or required by Section 5.01(a) and provided that there is a substantially concurrent release of the corresponding Senior Liens or (B) impose duties that are adverse on any Second Priority Representative without its prior written consent and (ii) written notice of such amendment, waiver or consent shall have been given to each Second Priority Representative within thirty (30) Business Days after the effectiveness of such amendment, waiver or consent; provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(d) The Company agrees, to the extent not already in their possession, to deliver to each of the Designated Senior Representative and the Designated Second Priority Representative copies of (i) any material amendments, supplements or other modifications to the material Senior Debt Documents or the material Second Priority Debt Documents and (ii) any new material Senior Debt Documents or material Second Priority Debt Documents in each case promptly after effectiveness thereof.

SECTION 5.04 Rights as Unsecured Creditors. The Second Priority Representatives and the Second Priority Debt Parties may exercise rights and remedies as unsecured creditors against the Company and any other Grantor in accordance with the terms of the Second Priority Debt Documents and applicable law so long as such rights and remedies do not violate, or are not otherwise inconsistent with, any provision of this Agreement. Nothing in this Agreement shall prohibit the receipt by any Second Priority Representative or any Second Priority Debt Party of the required payments of principal, premium, interest, fees and other amounts due under the Second Priority Debt Documents so long as such receipt is not the direct or indirect result of the exercise by a Second Priority Representative or any Second Priority Debt Party of rights or remedies as a secured creditor in respect of Shared Collateral. In the event any Second Priority Representative or any Second Priority Debt Party becomes a judgment lien creditor in respect of Shared Collateral as a result of its enforcement of its rights as an unsecured creditor in respect of Second Priority Debt Obligations, such judgment lien shall be subordinated to the Liens securing Senior Obligations on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement. Nothing in this Agreement shall impair or otherwise adversely affect any rights or remedies the Senior Representatives or the Senior Secured Parties may have with respect to the Senior Collateral.

SECTION 5.05 Gratuitous Bailee for Perfection.

(a) Each Senior Representative acknowledges and agrees that if it shall at any time hold a Lien securing any Senior Obligations on any Shared Collateral that can be perfected by the possession, control, or notation, of such Shared Collateral or of any account in which such Shared Collateral is held, and if such Shared Collateral or any such account is in fact in the possession or under the control of, or notation, in the name of, such Senior Representative, or of agents or bailees of such Person (such Shared Collateral being referred to herein as the “Pledged or Controlled Collateral”), the applicable Senior Representative shall also hold such Pledged or Controlled Collateral as sub-agent or gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-104, 9-106 and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives, in each case solely for the purpose of perfecting the Liens granted under the relevant Second Priority Collateral Documents and subject to the terms and conditions of this Section 5.05.

(b) In the event that any Senior Representative (or its agents or bailees) has Lien filings against Intellectual Property that is part of the Shared Collateral that are necessary for the perfection of Liens in such Shared Collateral, such Senior Representative agrees to hold such Liens as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2) and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representatives and any assignee thereof, solely for the purpose of perfecting the security interest granted in such Liens pursuant to the relevant Second Priority Collateral Documents, subject to the terms and conditions of this Section 5.05.

(c) Except as otherwise specifically provided herein, until the Discharge of Senior Obligations has occurred, the Senior Representatives and the Senior Secured Parties shall be entitled to deal with the Pledged or Controlled Collateral in accordance with the terms of the Senior Debt Documents as if the Liens under the Second Priority Collateral Documents did not exist. The rights of the Second Priority Representatives and the Second Priority Debt Parties with respect to the Pledged or Controlled Collateral shall at all times be subject to the terms of this Agreement.

(d) The Senior Representatives and the Senior Secured Parties shall have no obligation whatsoever to the Second Priority Representatives or any Second Priority Debt Party to assure that any of the Pledged or Controlled Collateral is genuine or owned by the Grantors or to protect or preserve rights or benefits of any Person or any rights pertaining to the Shared Collateral, except as expressly set forth in this Section 5.05. The duties or responsibilities of the Senior Representatives under this Section 5.05 shall be limited solely to holding, controlling, or being notated on, the Shared Collateral and the related Liens referred to in paragraphs (a) and (b) of this Section 5.05 as sub-agent and gratuitous bailee (such bailment being intended, among other things, to satisfy the requirements of Sections 8-301(a)(2), 9-104, 9-106 and 9-313(c) of the Uniform Commercial Code, to the extent applicable) for the relevant Second Priority Representative for purposes of perfecting the Lien held by such Second Priority Representative.

(e) The Senior Representatives shall not have by reason of the Second Priority Collateral Documents or this Agreement, or any other document, a fiduciary relationship in respect of any Second Priority Representative or any Second Priority Debt Party, and each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby waives and releases the Senior Representatives from all claims and liabilities arising pursuant to the Senior Representatives’ roles under this Section 5.05 as sub-agents and gratuitous bailees with respect to the Shared Collateral.

(f) Upon the Discharge of Senior Obligations, each applicable Senior Representative shall, at the Grantors’ sole cost and expense, (i) (A) deliver to the Designated Second Priority Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Senior Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries or (B) direct and deliver such Shared Collateral as a court of competent jurisdiction may otherwise direct, (ii) notify any applicable insurance carrier that it is no longer entitled to be a loss payee or additional insured under the insurance policies of any Grantor issued by such insurance carrier, and (iii) notify any governmental authority involved in any condemnation or similar proceeding involving any Grantor that the Designated Second Priority Representative is entitled to approve any awards granted in such proceeding. The Company and the other Grantors shall take such further action as is required to effectuate the transfer contemplated hereby and shall indemnify each Senior Representative for loss or damage suffered by such Senior Representative as a result of such transfer, except for loss or damage suffered by any such Person as a result of its own (or its related parties’) gross negligence, material breach, bad faith or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction. The Senior Representatives have no obligations to follow instructions from any Second Priority Representative or any other Second Priority Debt Party in contravention of this Agreement.

(g) None of the Senior Representatives nor any of the other Senior Secured Parties shall be required to marshal any present or future collateral security for any obligations of the Company or any Guarantor to any Senior Representative or any Senior Secured Party under the Senior Debt Documents or any assurance of payment in respect thereof or to any Second Priority Debt Party, or to resort to such collateral security or other assurances of payment in any particular order, and all of their rights in respect of such collateral security or any assurance of payment in respect thereof shall be cumulative and in addition to all other rights, however existing or arising.

SECTION 5.06 When Discharge of Senior Obligations Deemed To Not Have Occurred. If, at any time substantially concurrently with or after the Discharge of Senior Obligations has occurred, the Company or any Guarantor consummates any Refinancing or incurs any Senior Obligations (other than in respect of the payment of indemnities surviving the Discharge of Senior Obligations), then such Discharge of Senior Obligations shall automatically be deemed not to have occurred for all purposes of this Agreement (other than with respect to any actions taken prior to the date of such consummation or incurrence as a result of the occurrence of such first Discharge of Senior Obligations) and the applicable agreement governing such Senior Obligations shall automatically be treated as a Senior Debt Document for all purposes of this Agreement, including for purposes of the Lien priorities and rights in respect of Shared Collateral set forth herein and the agent, representative or trustee for the holders of such Senior Obligations shall be the Senior Representative for all purposes of this Agreement. Upon receipt of notice of such incurrence (including the identity of the new Senior Representative), each Second Priority Representative (including the Designated Second Priority Representative) shall promptly (a) enter into such documents and agreements (at the expense of the Company), including amendments or supplements to this Agreement, as the Company or such new Senior Representative shall reasonably request in writing in order to provide the new Senior Representative the rights of a Senior Representative contemplated hereby, (b) deliver to such Senior Representative, to the extent that it is legally permitted to do so, all Shared Collateral, including all Proceeds thereof, held or controlled by such Second Priority Representative or any of its agents or bailees, including the transfer of possession and control, as applicable, of the Pledged or Controlled Collateral, together with any necessary endorsements and notices to depositary banks, securities intermediaries and commodities intermediaries, and assign its rights under any landlord waiver or bailee’s letter or any similar agreement or arrangement granting it rights or access to Shared Collateral or in connection with notations on certificates of title and (c) notify any governmental authority involved in any condemnation or similar proceeding involving a Grantor that the new Senior Representative is entitled to approve any awards granted in such proceeding.

SECTION 5.07 Purchase Right. Without prejudice to the enforcement of the Senior Secured Parties’ remedies, the Senior Secured Parties agree that following (a) the acceleration of the Senior Obligations in accordance with the terms of the Senior Debt Documents or (b) the commencement of an Insolvency or Liquidation Proceeding (each, a “Purchase Event”), within thirty (30) days of the Purchase Event, one or more of the Second Priority Debt Parties may elect to purchase (which purchase shall include the cash collateralization of Letters of Credit, Secured Hedge Obligations, Secured Cash Management Obligations, Secured Pari Lease Obligations, Bilateral Letter of Credit Obligations, Supply Chain Finance Obligations, and Import/Export Finance Obligations) all, but not less than all, of the aggregate amount of outstanding Senior Obligations outstanding at the time of purchase at par, plus any premium that would be applicable upon prepayment of the Senior Obligations and accrued and unpaid interest, fees, and expenses without warranty or representation or recourse (except for representations and warranties required to be made by assigning lenders pursuant to the Assignment and Acceptance). If such right is exercised, the parties shall close promptly thereafter but in any event within ten (10) Business Days of the request. If one or more of the Second Priority Debt Parties exercise such purchase right, it shall be exercised pursuant to documentation mutually acceptable to each of the Senior Representative and the Second Priority Representative, subject to any consent rights of the Company under the Initial Credit Agreement or any applicable Senior Debt Document. If more than one Second Priority Debt Party has exercised such purchase right and the aggregate amount of all purchase rights exercised exceeds the amount of the Senior Obligations, the amount with respect to which each exercising Second Priority Debt Party shall be deemed to have exercised its purchase right shall be reduced on a ratable basis according to the amounts of the original exercises of such purchase right by each such Second Priority Debt Party. If none of the Second Priority Debt Parties timely exercise such right, the Senior Secured Parties shall have no further obligations pursuant to this Section 5.07 for such Purchase Event and may take any further actions in their sole discretion in accordance with the Senior Debt Documents and this Agreement.

ARTICLE VI

Insolvency or Liquidation Proceedings.

SECTION 6.01 Financing Issues. Until the Discharge of Senior Obligations has occurred, if the Company or any other Grantor shall be subject to any Insolvency or Liquidation Proceeding and any Senior Representative or any Senior Secured Party shall desire to consent (or not object) to the sale, use or lease of cash or other collateral or to consent (or not object) to the Company’s or any other Grantor’s obtaining financing under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (“DIP Financing”), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will raise no objection to and will not otherwise contest such sale, use or lease of such cash or other collateral or such DIP Financing (provided that the foregoing shall not prevent the Second Priority Debt Parties from proposing any other DIP Financing to any Grantors or to a court of competent jurisdiction so long as such DIP Financing does not “roll up” any Second Priority Debt Obligation and such DIP Financing shall be secured by Liens which are junior to the Senior Obligations and shall otherwise be subject to this Agreement as Second Priority Obligations) and, except to the extent permitted by the proviso in clause (ii) of Section 3.01(a) and Section 6.03, will not request adequate protection or any other relief in connection therewith and, to the extent the Liens securing any Senior Obligations are subordinated or pari passu with the Liens securing such DIP Financing, will subordinate (and will be deemed hereunder to have subordinated) its Liens in the Shared Collateral to (x) the Liens securing such DIP Financing (and all obligations relating thereto) on the same basis as the Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing the Senior Obligations under this Agreement, (y) any adequate protection Liens granted to the Senior Secured Parties, and (z) any “carve-out” for professional and United States Trustee fees agreed to by the Senior Representatives or any administration charge, director’s and officer’s charge or similar court-ordered charge including any such similar court-ordered charge in a receivership proceeding. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, further agrees that it will raise no (a) objection to (and will not otherwise contest) any motion for relief from any stay (including under Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) or from any injunction against foreclosure or enforcement in respect of Senior Obligations made by any Senior Representative or any other Senior Secured Party, (b) objection to (and will not otherwise contest) any lawful exercise by any Senior Secured Party of the right to credit bid Senior Obligations at any sale or sale in foreclosure of Senior Collateral or under Section 363(k) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, (c) objection to (and will not otherwise contest) any other request for judicial relief made in any court by any Senior Secured Party relating to the lawful enforcement of any Lien on Senior Collateral, or (d) objection to (and will not otherwise contest or oppose) any order relating to a sale or other disposition of assets of any Grantor (including under Section 363 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) for which any Senior Representative has consented or not objected that provides, to the extent such sale or other disposition is to be free and clear of Liens, that the Liens securing the Senior Obligations and the Second Priority Debt Obligations will attach to the Proceeds of the sale on the same basis of priority as the Liens on the Shared Collateral securing the Senior Obligations rank to the Liens on the Shared Collateral securing the Second Priority Debt Obligations pursuant to this Agreement; provided, however, that notwithstanding anything to the contrary herein, any Second Priority Representative or Second Priority Debt Party may raise any objection to the bidding and related procedures proposed to be utilized in connection with such sale or disposition that may be raised by an unsecured creditor of any Grantor (without limiting the foregoing, each Second Priority Representative, for itself and on behalf of each other Second Priority Debt Party under its Second Priority Debt Facility, agrees that it may not raise any objection based on rights afforded by Sections 363(e) and (f) of the Bankruptcy Code (or comparable provisions of any other Bankruptcy Law) to secured creditors with respect to Liens granted to such Person in respect of such assets); provided, further, that the Second Priority Debt Parties are not deemed to have waived any rights to credit bid on the Shared Collateral in any such sale or disposition under Section 363(k) of the Bankruptcy Code (or any similar provision under the Bankruptcy Code or any other applicable law or Bankruptcy Law), so long as any such credit bid provides for the payment in full in cash of the Senior Obligations.

SECTION 6.02 Relief from Stay. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall seek relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including under Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) or take any action in derogation thereof, in each case in respect of any Shared Collateral, without the prior written consent of the Designated Senior Representative, or object to any motion for relief from the automatic stay or any other stay in any Insolvency or Liquidation Proceeding (including under Section 362 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law) with respect to the Shared Collateral made by any Senior Representative or any other Senior Secured Party.

SECTION 6.03 Adequate Protection. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, agrees that none of them shall (A) object, contest or support any other Person objecting to or contesting (a) any request by any Senior Representative or any Senior Secured Parties for adequate protection, (b) any objection by any Senior Representative or any Senior Secured Parties to any motion, relief, action or proceeding based on any Senior Representative’s or Senior Secured Party’s claiming a lack of adequate protection, or (c) the payment of interest, fees, expenses or other amounts of any Senior Representative or any other Senior Secured Party under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or (B) assert or support any claim for costs or expenses of preserving or disposing of any Collateral under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy

Law. Notwithstanding anything contained in this Section 6.03 or in Section 6.01, in any Insolvency or Liquidation Proceeding, (i) if the Senior Secured Parties (or any subset thereof) are granted adequate protection in the form of a Lien on additional or replacement collateral and/or superpriority claims in connection with any DIP Financing or use of cash collateral under Section 363 or 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law (other than in a role of DIP Financing provider), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, may seek or request adequate protection in the form of a Lien on such additional or replacement collateral and/or a superpriority claim (as applicable), which (A) Lien is subordinated to the Liens securing or providing adequate protection for, or claims with respect to, all Senior Obligations and such DIP Financing (and all obligations relating thereto and any “carve-out”) on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to the Liens securing Senior Obligations under this Agreement and/or (B) superpriority claim is subordinated to all superpriority claims of the Senior Secured Parties on the same basis as the liens of the Second Priority Debt Parties are subordinated to the liens of the Senior Secured Parties under this Agreement, and each Second Priority Representative, on behalf of itself and the Second Priority Debt Parties under its Second Priority Debt Facility, shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code (or comparable provisions of any other Bankruptcy Law), in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, and (ii) in the event any Second Priority Representatives, for themselves and on behalf of the Second Priority Debt Parties under their Second Priority Debt Facilities, seek or request adequate protection and such adequate protection is granted in the form of a Lien on additional or replacement collateral and/or a superpriority claim, then such Second Priority Representatives, for themselves and on behalf of each Second Priority Debt Party under their Second Priority Debt Facilities, agree that each Senior Representative shall also be granted a senior Lien on such additional or replacement collateral and/or a superpriority claim (as applicable) as security and adequate protection for the Senior Obligations and any such DIP Financing and that any such Lien on such additional or replacement collateral and/or superpriority claim securing or providing adequate protection for the Second Priority Debt Obligations shall be subordinated to the Liens on such collateral securing, and claims with respect to, the Senior Obligations and any such DIP Financing (and all obligations relating thereto and any “carve-out”) and any other Liens and superpriority claims granted to the Senior Secured Parties as adequate protection on the same basis as the other Liens securing the Second Priority Debt Obligations are so subordinated to such Liens securing Senior Obligations under this Agreement so long as each such Second Priority Representative, on behalf of itself and the Second Priority Debt Parties, shall have irrevocably agreed, pursuant to Section 1129(a)(9) of the Bankruptcy Code, in any stipulation and/or order granting such adequate protection, that such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such claims, provided that to the extent the Senior Secured Parties are not granted such adequate protection in such form, any amounts recovered by or distributed to any Second Priority Debt Party pursuant to or as a result of any Lien on such additional or replacement collateral so granted to the Second Priority Debt Parties shall be subject to Section 4.02. Without limiting the generality of the foregoing, to the extent that the Senior Secured Parties are granted adequate protection in the form of payments in the amount of current post-petition/post-filing fees, expenses, interest and/or other cash payments, then the Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not be prohibited from seeking and retaining adequate protection in the form of payments in the amount of current post-petition/post-filing incurred fees and expenses and interest and/or other cash payments (as applicable), subject to the right of the Senior Secured Parties to object to the reasonableness of the amounts of fees and expenses and interest or other cash payments so sought by the Second Priority Debt Parties, and any such payments on account of such fees and expenses shall not be subject to Section 4.02 herein.

SECTION 6.04 Preference Issues. If any Senior Secured Party is required in any Insolvency or Liquidation Proceeding or otherwise to disgorge, turn over or otherwise pay any amount to the estate of the Company or any other Grantor (or any trustee, receiver or similar Person therefor), because the payment of such amount was declared to be or avoided as fraudulent or preferential or a transfer undervalue in any respect or for any other reason, any amount (a “Recovery”), whether received as Proceeds of security, enforcement of any right of setoff, recoupment, or otherwise, then the Senior Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the Senior Secured Parties shall be entitled to the benefits of this Agreement until a Discharge of Senior Obligations with respect to all such recovered amounts. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees that none of them shall be entitled to benefit from any avoidance action (or such equivalent thereto as may exist under any applicable Bankruptcy Law) affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference, fraudulent transfer or conveyance, transfer undervalue or otherwise, it being understood and agreed that the benefit of such avoidance action (or such equivalent thereto as may exist under any applicable Bankruptcy Law) otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

SECTION 6.05 Separate Grants of Security and Separate Classifications. Each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that (a) the grants of Liens pursuant to the Senior Collateral Documents and the Second Priority Collateral Documents constitute separate and distinct grants of Liens and (b) because of, among other things, their differing rights in the Shared Collateral, the Second Priority Debt Obligations are fundamentally different from the Senior Obligations and do not have a commonality of interest and must be separately classified in any proposal, plan of reorganization, compromise or arrangement, plan of liquidation, agreement for composition, or similar dispositive restructuring plan proposed, confirmed, sanctioned or adopted in an Insolvency or Liquidation Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that any claims of the Senior Secured Parties and the Second Priority Debt Parties in respect of the Shared Collateral constitute a single class of claims (rather than separate classes of senior and junior secured claims), then each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledges and agrees that all distributions from the Shared Collateral shall be made as if there were separate classes of senior and junior secured claims against the Grantors in respect of the Shared Collateral, with the effect being that, to the extent that the aggregate value of the Shared Collateral is sufficient (for this purpose ignoring all claims held by the Second Priority Debt Parties), the Senior Secured Parties shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition/pre-filing interest, fees and expenses and other claims, all amounts owing in respect of post-petition/post-filing interest, fees and expenses (whether or not allowed or allowable in such Insolvency or Liquidation Proceeding) before any distribution from the Shared Collateral is made in respect of the Second Priority Debt Obligations, with each Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, hereby acknowledging and agreeing to turn over to the Designated Senior Representative amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Priority Debt Parties.

SECTION 6.06 No Waivers of Rights of Senior Secured Parties. Nothing contained herein shall, except as expressly provided herein, prohibit or in any way limit any Senior Representative or any other Senior Secured Party from objecting in any Insolvency or Liquidation Proceeding or otherwise to any action taken by any Second Priority Debt Party, including the seeking by any Second Priority Debt Party of adequate protection or the asserting by any Second Priority Debt Party of any of its rights and remedies under the Second Priority Debt Documents or otherwise.

SECTION 6.07 Application. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under Section 510(a) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law, shall be effective before, during and after the commencement of any Insolvency or Liquidation Proceeding. The relative rights as to the Shared Collateral and Proceeds thereof shall continue after the commencement of any Insolvency or Liquidation Proceeding on the same basis as prior to the date of the petition (or other originating process) therefor, subject to any court order approving the financing of, or use of cash collateral by, any Grantor. All references herein to any Grantor shall include such Grantor as a debtor-in-possession and any receiver, interim receiver, liquidator, trustee or similar or analogous official for such Grantor.

SECTION 6.08 Other Matters. To the extent that any Second Priority Representative or any Second Priority Debt Party has or acquires rights under Section 363 or Section 364 of the Bankruptcy Code or any similar provision of any other Bankruptcy Law with respect to any of the Shared Collateral, such Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees not to assert any such rights without the prior written consent of each Senior Representative; provided that if requested by any Senior Representative, such Second Priority Representative shall timely exercise such rights in the manner requested by the Designated Senior Representative, including any rights to payments in respect of such rights.

SECTION 6.09 506(c) Claims. Until the Discharge of Senior Obligations has occurred, each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, agrees that it will not assert or enforce any claim under Section 506(c) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law senior to or on a parity with the Liens securing the Senior Obligations for costs or expenses of preserving or disposing of any Shared Collateral.

SECTION 6.10 Reorganization Securities; Voting.

(a) If, in any Insolvency or Liquidation Proceeding, debt obligations of the reorganized debtor secured by Liens upon any property of the reorganized debtor are distributed, pursuant to a plan of reorganization, plan of liquidation, agreement for composition, or similar dispositive restructuring plan, on account of both the Senior Obligations and the Second Priority Debt Obligations, then, to the extent the debt obligations distributed on account of the Senior Obligations and on account of the Second Priority Debt Obligations are secured by Liens upon the same assets or property, the provisions of this Agreement will survive the distribution of such debt obligations pursuant to such plan and will apply with like effect to the Liens securing such debt obligations.

(b) No Second Priority Debt Party (whether in the capacity of a secured creditor or an unsecured creditor) shall propose, vote in favor of, or otherwise directly or indirectly support any plan of reorganization, plan of liquidation, agreement for composition, or similar dispositive restructuring plan that is inconsistent with, or in violation of, the priorities or other provisions of this Agreement, other than with the prior written consent of the Designated Senior Representative.

SECTION 6.11 Section 1111(b) of the Bankruptcy Code. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, shall not object to, oppose, support any objection to, or take any other action to impede, the right of any Senior Secured Party to make an election under Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law. The Second Priority Representative, for itself and on behalf of each Second Priority Debt Party under its Second Priority Debt Facility, waives any claim it may hereafter have against any senior claimholder arising out of the election by any Senior Secured Party of the application of Section 1111(b)(2) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law.

SECTION 6.12 Post-Petition/Post-Filing Interest.

(a) Neither the Second Priority Representative nor any other Second Priority Debt Party shall oppose or seek to challenge any claim by the Senior Representative or any other Senior Secured Party for allowance in any Insolvency or Liquidation Proceeding of Senior Obligations consisting of claims for post-petition/post-filing interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise (without taking into account the Second Priority Debt Obligations or the Second Priority Lien).

(b) Neither the Senior Representative nor any other Senior Secured Party shall oppose or seek to challenge any claim by the Second Priority Representative or any other Second Priority Debt Party for allowance in any Insolvency or Liquidation Proceeding of Second Priority Debt Obligations consisting of claims for post-petition/post-filing interest, fees, or expenses under Section 506(b) of the Bankruptcy Code or any similar provision of any other Bankruptcy Law or otherwise, to the extent of the value of the Lien of the Second Priority Representative on behalf of the Second Priority Debt Parties on the Shared Collateral (after taking into account the Senior Obligations and the Senior Lien).

ARTICLE VII

Reliance; Etc.

SECTION 7.01 Reliance. The consent by the Senior Secured Parties to the execution and delivery of the Second Priority Debt Documents to which the Senior Secured Parties have consented and all loans and other extensions of credit made or deemed made on and after the date hereof by the Senior Secured Parties to the Company or any Subsidiary shall be deemed to have been given and made in reliance upon this Agreement. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges that it and such Second Priority Debt Parties have, independently and without reliance on any Senior Representative or other Senior Secured Party, and based on documents and information deemed by them appropriate, made their own credit analysis and decision to enter into the Second Priority Debt Documents to which they are party or by which they are bound, this Agreement and the transactions contemplated hereby and thereby, and they will continue to make their own credit decisions in taking or not taking any action under the Second Priority Debt Documents or this Agreement.

SECTION 7.02 No Warranties or Liability. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, acknowledges and agrees that neither any Senior Representative nor any other Senior Secured Party has made any express or implied representation or warranty, including with respect to the execution, validity, legality, completeness, collectibility or enforceability of any of the Senior Debt Documents, the ownership of any Shared Collateral or the perfection or priority of any Liens thereon. The Senior Secured Parties will be entitled to manage and supervise their respective loans and extensions of credit under the Senior Debt Documents in accordance with law and as they may otherwise, in their sole discretion, deem appropriate, and the Senior Secured Parties may manage their loans and extensions of credit without regard to any rights or interests that the Second Priority Representatives and the Second Priority Debt Parties have in the Shared Collateral or otherwise, except as otherwise provided in this Agreement. Neither any Senior Representative nor any other Senior Secured Party shall have any duty to any Second Priority Representative or Second

Priority Debt Party to act or refrain from acting in a manner that allows, or results in, the occurrence or continuance of an event of default or default under any agreement with the Company or any Subsidiary (including the Second Priority Debt Documents), regardless of any knowledge thereof that they may have or be charged with. Except as expressly set forth in this Agreement, the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties have not otherwise made to each other, nor do they hereby make to each other, any warranties, express or implied, nor do they assume any liability to each other with respect to (a) the enforceability, validity, value or collectibility of any of the Senior Obligations, the Second Priority Debt Obligations or any guarantee or security which may have been granted to any of them in connection therewith, (b) any Grantor’s title to or right to transfer any of the Shared Collateral or (c) any other matter except as expressly set forth in this Agreement.

SECTION 7.03 Obligations Unconditional. All rights, interests, agreements and obligations of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties hereunder shall remain in full force and effect irrespective of:

(a) any lack of validity or enforceability of any Senior Debt Document or any Second Priority Debt Document;

(b) any change in the time, manner or place of payment of, or in any other terms of, all or any of the Senior Obligations or Second Priority Debt Obligations, or any amendment or waiver or other modification, including any increase in the amount thereof, whether by course of conduct or otherwise, of the terms of the Initial Credit Agreement or any other Senior Debt Document or of the terms of any Second Priority Debt Document;

(c) any exchange of any security interest in any Shared Collateral or any other collateral or any amendment, waiver or other modification, whether in writing or by course of conduct or otherwise, of all or any of the Senior Obligations or Second Priority Debt Obligations or any guarantee thereof;

(d) the commencement of any Insolvency or Liquidation Proceeding in respect of the Company or any other Grantor; or

(e) any other circumstances that otherwise might constitute a defense available to, or a discharge of, (i) the Company or any other Grantor in respect of the Senior Obligations (other than as set forth in Section 5.06 hereof or other payments or performance) or (ii) any Second Priority Representative or Second Priority Debt Party in respect of this Agreement.

ARTICLE VIII

Miscellaneous

SECTION 8.01 Conflicts. In the event of any conflict between the provisions of this Agreement and the provisions of any Senior Debt Document or any Second Priority Debt Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing, the relative rights and obligations of the Senior Representatives and the Senior Secured Parties (as amongst themselves) with respect to any Senior Collateral shall be governed by the terms of a Term Indebtedness Intercreditor Agreement and in the event of any conflict between such Term Indebtedness Intercreditor Agreement and this Agreement with respect to such rights and obligations, the provisions of such Term Indebtedness Intercreditor Agreement shall control.

SECTION 8.02 Continuing Nature of this Agreement; Severability. Subject to Section 5.06 and Section 6.04, this Agreement shall continue to be effective until the Discharge of Senior Obligations shall have occurred. This is a continuing agreement of Lien subordination, and the Senior Secured Parties may continue, at any time and without notice to the Second Priority Representatives or any Second Priority Debt Party, to extend credit and other financial accommodations and lend monies to or for the benefit of the Company or any Guarantor constituting Senior Obligations in reliance hereon. The terms of this Agreement shall survive and continue in full force and effect in any Insolvency or Liquidation Proceeding. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall not invalidate the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 8.03 Amendments; Waivers.

(a) No failure or delay on the part of any party hereto in exercising any right, remedy, privilege or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, remedy, privilege or power, or any abandonment or discontinuance of steps to enforce such a right, remedy, privilege or power, preclude any other or further exercise thereof or the exercise of any other right, remedy, privilege or power. The rights, powers, privileges and remedies of the parties hereto are cumulative and are not exclusive of any rights, powers, privileges or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 8.03, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any party hereto in any case shall entitle such party to any other or further notice or demand in similar or other circumstances.

(b) This Agreement may be amended in writing signed by each Representative (in each case, acting in accordance with the documents governing the applicable Debt Facility) and the Grantors. Any such amendment, supplement or waiver shall be in writing and shall be binding upon the Senior Secured Parties and the Second Priority Debt Parties and their respective successors and assigns.

(c) Notwithstanding the foregoing, without the consent of any Secured Party, any Representative that is not a Disqualified Institution may become a party hereto by execution and delivery of a Joinder Agreement in accordance with Section 8.09 of this Agreement and upon such execution and delivery, such Representative and the Secured Parties and Senior Obligations or Second Priority Debt Obligations of the Debt Facility for which such Representative is acting shall be subject to the terms hereof.

SECTION 8.04 Information Concerning Financial Condition of the Company and the Subsidiaries. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall each be responsible for keeping themselves informed of (a) the financial condition of the Company and its Subsidiaries and all endorsers or guarantors of the Senior Obligations or the Second Priority Debt Obligations and (b) all other circumstances bearing upon the risk of nonpayment of the Senior Obligations or the Second Priority Debt Obligations. The Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall have no duty to advise any other party hereunder of information known to it or them regarding such condition or any such circumstances or otherwise. In the event that any Senior Representative, any Senior Secured Party, any Second Priority Representative or any Second Priority Debt Party, in its sole discretion, undertakes at any time or from time to time to provide any such information to any other party, it shall be under no obligation to (i) make, and the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties shall not make or be deemed to have made, any express or implied representation or warranty, including with respect to the accuracy, completeness, truthfulness or validity of any such information so provided, (ii) provide any additional information or to provide any such information on any subsequent occasion, (iii) undertake any investigation or (iv) disclose any information that, pursuant to accepted or reasonable commercial finance practices, such party wishes to maintain confidential or is otherwise required to maintain confidential.

SECTION 8.05 Subrogation. Each Second Priority Representative, for and on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, hereby agrees not to assert any rights of subrogation it may acquire as a result of any payment hereunder until the Discharge of Senior Obligations has occurred.

SECTION 8.06 Application of Payments. Except as otherwise provided herein, all payments received by the Senior Secured Parties may be applied, reversed and reapplied, in whole or in part, to such part of the Senior Obligations as the Senior Secured Parties, in their sole discretion, deem appropriate, in accordance with the terms of the Senior Debt Documents. Each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under its Second Priority Debt Facility, assents to any such extension or postponement of the time of payment of the Senior Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security that may at any time secure any part of the Senior Obligations and to the addition or release of any other Person primarily or secondarily liable therefor.

SECTION 8.07 Additional Grantors. The Grantors agree that, if any Subsidiary shall become a Grantor after the date hereof, it will promptly cause such Subsidiary to become party hereto by executing and delivering an instrument substantially in the form of Annex I. Upon such execution and delivery, such Subsidiary will become a Grantor hereunder with the same force and effect as if originally named as a Grantor herein. The execution and delivery of such instrument shall not require the consent of any other party hereunder (except in the case of other Grantors, to the extent already obtained), and will be acknowledged by the Designated Second Priority Representative and the Designated Senior Representative. The rights and obligations of each Grantor hereunder shall remain in full force and effect notwithstanding the addition of any new Grantor as a party to this Agreement.

SECTION 8.08 Refinancings. The Senior Obligations and the Second Priority Debt may be refinanced or replaced, in whole or in part, in each case, without notice to, or the consent (except to the extent a consent is otherwise required to permit the refinancing or replacement under any Senior Debt Document or Second Priority Debt Document) of any Senior Representative, any Second Priority Representative or any other Secured Party, all without affecting the Lien priorities provided for herein or the other provisions hereof; provided that the requirements of Section 8.09 shall be satisfied with respect to any such refinancing or replacement debt that is Senior Class Debt or Second Priority Class Debt (for the avoidance of doubt, other than the Initial Second Priority Debt). The Designated Second Priority Representative hereby agrees that at the request of the Company, in connection with a refinancing or replacement of Senior Obligations in accordance with Section 5.06 (“Replacement Senior Obligations”), it will enter into a customary agreement with the agent for the Replacement Senior Obligations containing terms and conditions substantially similar to the terms and conditions of this Agreement.

SECTION 8.09 Additional Debt Facilities. To the extent, but only to the extent, permitted by the provisions of the then extant Senior Debt Documents and the Second Priority Debt Documents, the Company or any Guarantor may incur or issue and sell one or more series or classes of Second Priority Debt and one or more series or classes of Additional Senior Debt. Any such additional class or series of Second Priority Debt (the “Second Priority Class Debt”) may be secured by a second or lower priority (subject to an intercreditor agreement required pursuant to Second Priority Debt Documents), subordinated Lien on Shared Collateral, in each case under and pursuant to the relevant Second Priority Collateral Documents for such Second Priority Class Debt, if and subject to the condition that the Representative of any such Second Priority Class Debt (each, a “Second Priority Class Debt

Representative”), acting on behalf of the holders of such Second Priority Class Debt (such Representative and holders in respect of any Second Priority Class Debt being referred to as the “Second Priority Class Debt Parties”), becomes a party to this Agreement by satisfying conditions (i) through (iii), as applicable, of this Section 8.09. Any such additional class or series of Senior Facilities (the “Senior Class Debt”; and the Senior Class Debt and Second Priority Class Debt, collectively, the “Class Debt”) may be secured by a senior Lien on Shared Collateral, in each case under and pursuant to the relevant Senior Collateral Documents, if and subject to the condition that the Representative of any such Senior Class Debt (each, a “Senior Class Debt Representative”; and the Senior Class Debt Representatives and Second Priority Class Debt Representatives, collectively, the “Class Debt Representatives”), acting on behalf of the holders of such Senior Class Debt (such Representative and holders in respect of any such Senior Class Debt being referred to as the “Senior Class Debt Parties”; and the Senior Class Debt Parties and Second Priority Class Debt Parties, collectively, the “Class Debt Parties”), becomes a party to this Agreement by satisfying the conditions set forth in clauses (i) through (iii), as applicable, of this Section 8.09. In order for a Class Debt Representative to become a party to this Agreement:

(i) such Class Debt Representative shall have executed and delivered a Joinder Agreement substantially in the form of Annex II (if such Representative is a Second Priority Class Debt Representative) or Annex III (if such Representative is a Senior Class Debt Representative) (with such changes as may be reasonably approved by the Designated Senior Representative and such Class Debt Representative) pursuant to which it becomes a Representative hereunder, and the Class Debt in respect of which such Class Debt Representative is the Representative and the related Class Debt Parties become subject hereto and bound hereby;

(ii) the Company shall have delivered to the Designated Senior Representative and Designated Second Priority Representative an Officer’s Certificate stating that the conditions set forth in this Section 8.09 are satisfied (or waived) with respect to such Class Debt and, if requested, (a) true and complete copies of each of the material Second Priority Debt Documents or material Senior Debt Documents, as applicable, relating to such Class Debt, certified as being true and correct in all material respects by an Authorized Officer of the Company and (b) copies of the Joinder Agreement referred to in clause (i) above; and identifying the obligations to be designated as Additional Senior Debt or Second Priority Debt, as applicable, and certifying that such obligations are permitted to be incurred and secured (I) in the case of Additional Senior Debt, on a senior basis under each of the Senior Debt Documents and Second Priority Debt Documents and (II) in the case of Second Priority Debt, on a junior basis under each of the Senior Debt Documents and Second Priority Debt Documents; and

(iii) the Second Priority Debt Documents or Senior Debt Documents, as applicable, relating to such Class Debt shall provide that each Class Debt Party with respect to such Class Debt will be subject to and bound by the provisions of this Agreement in its capacity as a holder of such Class Debt.

SECTION 8.10 Consent to Jurisdiction; Waivers. Each Representative, on behalf of itself and the Secured Parties of the Debt Facility for which it is acting, irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement to the exclusive jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding shall be brought in such courts and waives (to the extent permitted by applicable law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding shall be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth in Section 8.11;

(d) agrees that nothing herein shall affect the right of any other party hereto (or any Secured Party) to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 8.10 any special, exemplary, punitive or consequential damages.

SECTION 8.11 Notices. All notices, requests, demands and other communications provided for or permitted hereunder shall be in writing and shall be sent:

(i) if to the Company or any other Grantor, to the Company, at its address at:

Whirlpool Corporation

********

********

Attn: ********

Phone: ********

Email: ********

(ii) if to the Second Priority Representative to it at:

U.S. Bank Trust Company, National Association

********

********

Attention: ********

(iii) if to the Administrative Agent, to it at:

JPMorgan Chase Bank, N.A.

********

********

Attention: ********

(iv) if to any other Representative, to it at the address specified by it in the Joinder Agreement delivered by it pursuant to Section 8.09.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, faxed, electronically mailed or sent by courier service or U.S. mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a fax or electronic mail or upon receipt via U.S. mail (registered or certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto shall be as set forth above or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. As agreed to in writing among each Representative from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.

SECTION 8.12 Further Assurances. Each Senior Representative, on behalf of itself and each Senior Secured Party under the Senior Facility for which it is acting, and each Second Priority Representative, on behalf of itself and each Second Priority Debt Party under the Second Priority Debt Facility for which it is acting, agrees that it will take such further action and shall execute and deliver such additional documents and instruments (in recordable form, if requested) as the other parties hereto may reasonably request to effectuate the terms of, and the Lien priorities contemplated by, this Agreement.

SECTION 8.13 GOVERNING LAW; WAIVER OF JURY TRIAL.

THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

AS AN INDUCEMENT TO ENTER INTO THIS AGREEMENT, EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT OR THE RELATIONSHIP ESTABLISHED HEREUNDER.

SECTION 8.14 Binding on Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives, the Second Priority Debt Parties, the Company, the other Grantors party hereto and their respective permitted successors and assigns.

SECTION 8.15 Section Headings. Section headings herein are for convenience of reference only and shall not affect the interpretation hereof.

SECTION 8.16 Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

SECTION 8.17 Authorization. By its signature, each Person (other than an individual) executing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement. The Administrative Agent represents and warrants that this Agreement is binding upon the Initial Credit Agreement Secured Parties under the Initial Credit Agreement Loan Documents. The Initial Second Priority Representative represents and warrants that this Agreement is binding upon the Initial Second Priority Debt Parties under the Second Priority Debt Documents. Delivery of an executed counterpart of a signature page of this Agreement that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

SECTION 8.18 Third Party Beneficiaries; Successors and Assigns. The lien priorities set forth in this Agreement and the rights and benefits hereunder in respect of such lien priorities shall inure solely to the benefit of the Senior Representatives, the Senior Secured Parties, the Second Priority Representatives and the Second Priority Debt Parties, and the Grantors and their respective permitted successors and assigns.

SECTION 8.19 Effectiveness. This Agreement shall become effective when executed and delivered by the parties hereto.

SECTION 8.20 Administrative Agent and Representative. It is understood and agreed that (a) the Administrative Agent is entering into this Agreement in its capacity as administrative agent and collateral agent under the Initial Credit Agreement and the provisions of Article XI of the Initial Credit Agreement applicable to the “Administrative Agent” (as defined therein) thereunder shall also apply to the Administrative Agent hereunder and (b) the Initial Second Priority Representative is entering into this Agreement in its capacity as “trustee” under the Initial Second Priority Debt Agreement and the provisions of Article VII of the Initial Second Priority Debt Agreement applicable to the “Trustee” (as defined therein) thereunder shall also apply to the Initial Second Priority Representative hereunder.

SECTION 8.21 Relative Rights. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement is intended to or will (a) (except to the extent expressly contemplated herein) amend, waive or otherwise modify the provisions of the Initial Credit Agreement, any other Senior Debt Document or any Second Priority Debt Documents, or permit the Company or any other Grantor to take any action, or fail to take any action, to the extent such action or failure would otherwise constitute a breach of, or default under, the Initial Credit Agreement or any other Senior Debt Document or any Second Priority Debt Documents, (b) change the relative priorities of the Senior Obligations or the Liens granted under the Senior Collateral Documents on the Shared Collateral (or any other assets) as among the Senior Secured Parties, (c) otherwise change the relative rights of the Senior Secured Parties in respect of the Shared Collateral as among such Senior Secured Parties, or (d) obligate the Company or any other Grantor to take any action, or fail to take any action, that would otherwise constitute a breach of, or default under, the Initial Credit Agreement or any other Senior Debt Document or any Second Priority Debt Document.

SECTION 8.22 Survival of Agreement. All covenants, agreements, representations and warranties made by any party in this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

JPMORGAN CHASE BANK, N.A., as Administrative Agent

By:
Name:
Title:

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Initial Second Priority Representative

By:
Name:
Title:

WHIRLPOOL CORPORATION, as a Grantor

By:
Name:
Title:

[Other Grantors], each as a Grantor

By:
Name:
Title:

ANNEX I

SUPPLEMENT NO. [•], dated as of [•], to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of June 16, 2026 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among Whirlpool Corporation (the “Company”), the other grantors party thereto (each, a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Initial Credit Agreement, U.S. Bank Trust Company, National Association, as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. The Grantors have entered into the Junior Lien Intercreditor Agreement. Pursuant to the Initial Credit Agreement, certain Additional Senior Debt Documents and certain Second Priority Debt Documents, certain newly acquired or organized Subsidiaries of the Company are required to enter into the Junior Lien Intercreditor Agreement. Section 8.07 of the Junior Lien Intercreditor Agreement provides that such Subsidiaries may become party to the Junior Lien Intercreditor Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Grantor”) is executing this Supplement in accordance with the requirements of the Initial Credit Agreement, the Second Priority Debt Documents and Additional Senior Debt Documents.

Accordingly, the New Grantor agrees as follows:

SECTION 1. In accordance with Section 8.07 of the Junior Lien Intercreditor Agreement, the New Grantor by its signature below becomes a Grantor under the Junior Lien Intercreditor Agreement with the same force and effect as if originally named therein as a Grantor, and the New Grantor hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Grantor thereunder. Each reference to a “Grantor” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Grantor. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Grantor represents and warrants to the Designated Senior Representative and the other Secured Parties on the date hereof that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms (except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles).

SECTION 3. This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Supplement that bears the signature of the New Grantor. Delivery of an executed counterpart of a signature page of this Supplement that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REPRESENTATIVE SUPPLEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Grantor shall be given to it in care of the Company as specified in the Junior Lien Intercreditor Agreement.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

[Remainder of this page intentionally left blank – signature pages follow]

IN WITNESS WHEREOF, the New Grantor has duly executed this Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW GRANTOR]
By:
Name:
Title:

Acknowledged by:
[•], as Designated Senior Representative
By:
Name:
Title:

[•], as Designated Second Priority Representative

By:
Name:
Title:

ANNEX II

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•], dated as of [•] (this “Representative Supplement”), to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of June 16, 2026 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among Whirlpool Corporation (the “Company”), the other grantors party thereto (each, a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Initial Credit Agreement, U.S. Bank Trust Company, National Association, as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Company to incur Second Priority Debt and to secure such Second Priority Class Debt with the Second Priority Lien and to have such Second Priority Class Debt guaranteed by the Grantors on a subordinated lien basis, in each case under and pursuant to the Second Priority Collateral Documents, the Second Priority Class Debt Representative in respect of such Second Priority Class Debt is required to become a Representative under, and such Second Priority Class Debt and the Second Priority Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Second Priority Class Debt Representative may become a Representative under, and such Second Priority Class Debt and such Second Priority Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Second Priority Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Second Priority Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Second Priority Class Debt and Second Priority Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Second Priority Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Second Priority Representative and to the Second Priority Class Debt Parties that it represents as Second Priority Debt Parties. Each reference to a “Representative” or “Second Priority Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Representative Supplement and (iii) the Second Priority Debt Documents relating to such Second Priority Class Debt provide that, upon the New Representative’s entry into this Representative Supplement, the Second Priority Class Debt Parties in respect of such Second Priority Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Second Priority Debt Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed counterpart of a signature page of this Representative Supplement that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REPRESENTATIVE SUPPLEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Acknowledged by:

WHIRLPOOL CORPORATION, as a Grantor

By:
Name:
Title:

[Other Grantors], each as a Grantor

By:
Name:
Title:

ANNEX III

[FORM OF] REPRESENTATIVE SUPPLEMENT NO. [•], dated as of [•] (this “Representative Supplement”), to the JUNIOR LIEN INTERCREDITOR AGREEMENT, dated as of June 16, 2026 (as the same may be amended, restated, amended and restated, extended, supplemented or otherwise modified from time to time, the “Junior Lien Intercreditor Agreement”), by and among Whirlpool Corporation (the “Company”), the other grantors party thereto (each, a “Grantor”), JPMorgan Chase Bank, N.A., as Administrative Agent under the Initial Credit Agreement, U.S. Bank Trust Company, National Association, as Initial Second Priority Representative, and the additional Representatives from time to time a party thereto.

A. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Junior Lien Intercreditor Agreement. Section 1.02 contained in the Junior Lien Intercreditor Agreement is incorporated herein, mutatis mutandis, as if a part hereof.

B. As a condition to the ability of the Company to incur Senior Class Debt after the date of the Junior Lien Intercreditor Agreement and to secure such Senior Class Debt with the Senior Lien and to have such Senior Class Debt guaranteed by the Grantors on a senior lien basis, in each case under and pursuant to the Senior Collateral Documents, the Senior Class Debt Representative in respect of such Senior Class Debt is required to become a Representative under, and such Senior Class Debt and the Senior Class Debt Parties in respect thereof are required to become subject to and bound by, the Junior Lien Intercreditor Agreement. Section 8.09 of the Junior Lien Intercreditor Agreement provides that such Senior Class Debt Representative may become a Representative under, and such Senior Class Debt and such Senior Class Debt Parties may become subject to and bound by, the Junior Lien Intercreditor Agreement, pursuant to the execution and delivery by the Senior Class Debt Representative of an instrument in the form of this Representative Supplement and the satisfaction of the other conditions set forth in Section 8.09 of the Junior Lien Intercreditor Agreement. The undersigned Senior Class Debt Representative (the “New Representative”) is executing this Representative Supplement in accordance with the requirements of the Senior Debt Documents and the Second Priority Debt Documents.

Accordingly, the New Representative agrees as follows:

SECTION 1. In accordance with Section 8.09 of the Junior Lien Intercreditor Agreement, the New Representative by its signature below becomes a Representative under, and the related Senior Class Debt and Senior Class Debt Parties become subject to and bound by, the Junior Lien Intercreditor Agreement with the same force and effect as if the New Representative had originally been named therein as a Representative, and the New Representative, on behalf of itself and such Senior Class Debt Parties, hereby agrees to all the terms and provisions of the Junior Lien Intercreditor Agreement applicable to it as a Senior Representative and to the Senior Class Debt Parties that it represents as Senior Secured Parties. Each reference to a “Representative” or “Senior Representative” in the Junior Lien Intercreditor Agreement shall be deemed to include the New Representative. The Junior Lien Intercreditor Agreement is hereby incorporated herein by reference.

SECTION 2. The New Representative represents and warrants to the Designated Senior Representative and the other Secured Parties that (i) it has full power and authority to enter into this Representative Supplement, in its capacity as [agent] [trustee under [describe new facility]], (ii) this Representative Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms of this Representative Supplement and (iii) the Senior Debt Documents relating to such Senior Class Debt provide that, upon the New Representative’s entry into this Representative Supplement, the Senior Class Debt Parties in respect of such Senior Class Debt will be subject to and bound by the provisions of the Junior Lien Intercreditor Agreement as Secured Parties.

SECTION 3. This Representative Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Representative Supplement shall become effective when the Designated Senior Representative shall have received a counterpart of this Representative Supplement that bears the signature of the New Representative. Delivery of an executed counterpart of a signature page of this Representative Supplement that is an Electronic Signature transmitted by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by telecopy, emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature.

SECTION 4. Except as expressly supplemented hereby, the Junior Lien Intercreditor Agreement shall remain in full force and effect.

SECTION 5. THIS REPRESENTATIVE SUPPLEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS REPRESENTATIVE SUPPLEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SECTION 6. In case any one or more of the provisions contained in this Representative Supplement should be held invalid, illegal or unenforceable in any respect, no party hereto shall be required to comply with such provision for so long as such provision is held to be invalid, illegal or unenforceable, but the validity, legality and enforceability of the remaining provisions contained herein and in the Junior Lien Intercreditor Agreement shall not in any way be affected or impaired.

SECTION 7. All communications and notices hereunder shall be in writing and given as provided in Section 8.11 of the Junior Lien Intercreditor Agreement. All communications and notices hereunder to the New Representative shall be given to it at the address set forth below its signature hereto.

SECTION 8. The Company agrees to reimburse the Designated Senior Representative for its reasonable and documented out-of-pocket expenses in connection with this Representative Supplement, including the reasonable and documented fees, other charges and disbursements of counsel for the Designated Senior Representative to the extent reimbursable under the Senior Debt Documents.

[Signature pages follow]

IN WITNESS WHEREOF, the New Representative and the Designated Senior Representative have duly executed this Representative Supplement to the Junior Lien Intercreditor Agreement as of the day and year first above written.

[NAME OF NEW REPRESENTATIVE],
By:
Name:
Title:

Address for notices:

Attention of:

Telecopy:

Acknowledged by:

WHIRLPOOL CORPORATION, as a Grantor

By:
Name:
Title:

[Other Grantors], each as a Grantor

By:
Name:
Title:

SCHEDULE III

(to Credit Agreement)

PRICING SCHEDULE (PART I)

Each of “Unused Commitment Fee Rate”, “Term Benchmark Margin”, “Daily Simple SONIA Margin”, “Alternate Base Rate Margin” and “Canadian Prime Rate Margin” means, for any day, the rate set forth below, in basis points per annum, in the row opposite such term and in the column corresponding to the Availability or Average Daily Used Percentage, as applicable, that applies for such day:

Level	Availability	Term Benchmark Margin / Daily Simple SONIA Margin	Alternate Base Rate Margin / Canadian Prime Rate Margin
I	≥ 66.6% of the Line Cap	1.50%	0.50%
II	< 66.6% but ≥ 33.3% of the Line Cap.	1.75%	0.75%
III	< 33.3% of the Line Cap	2.00%	1.00%

Level	Average Daily Used Percentage	Unused Commitment Fee Rate
I	≥ 50%	0.25%
II	<50%	0.30%

For purposes of this Pricing Schedule, (a) changes in the Term Benchmark Margin, Daily Simple SONIA Margin, Alternate Base Rate Margin and Canadian Prime Rate Margin resulting from changes in the average daily Availability shall (i) become effective on the third Business Day (the “Adjustment Date”) of each calendar month and shall remain in effect until the next change to be effected pursuant to this paragraph and (ii) be based on the average daily Availability for the immediately preceding calendar month and (b) changes to the Unused Commitment Fee Rate shall become effective on the third Business Day of each fiscal quarter based upon the Average Daily Used Percentage during the most recently ended fiscal quarter and shall remain in effect until the next change to be effected pursuant to this paragraph. If, as of any date that a Borrowing Base Certificate is scheduled to be delivered pursuant to Section 7.01(j), any Borrowing Base Certificate required to be delivered by such date shall not have been delivered, then, until the next Business Day after the date on which each such required Borrowing Base Certificate is delivered, the Administrative Agent, acting at the direction of the Required Lenders, shall declare that the highest rate set forth in each column of the Pricing Schedule shall apply. Notwithstanding the foregoing, (i) Availability shall be deemed to be in Level II from the Effective Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Section 7.01(j) for the first calendar month ended after the Effective Date and (ii) Average Daily Used Percentage shall be deemed to be in Level I from the Effective Date to the date of delivery to the Administrative Agent of the Borrowing Base Certificate required by Section 7.01(j) for the calendar month ended concurrently with the first Fiscal Quarter ended after the Effective Date.

Notwithstanding the foregoing, each of the “Unused Commitment Fee Rate”, “Term Benchmark Margin”, “Daily Simple SONIA Margin”, “Alternate Base Rate Margin” and “Canadian Prime Rate Margin” in respect of any Incremental Commitments or Incremental Loans shall be the applicable percentages per annum set forth in the relevant Incremental Amendment in accordance with Section 2.14.